                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement     [_]  CONFIDENTIAL, FOR USE OF THE
                                          COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Proxy Statement           RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          J. C. Penney Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           [LETTERHEAD OF JCPENNEY]

                                                      James E. Oesterreicher
                                                      Chairman of the Board
                                                      and Chief Executive
                                                      Officer

                                                                         , 1999

Dear Stockholders:

  On behalf of your Board of Directors and your management, I cordially invite you to attend a Special Meeting of Stockholders of your Company. It will be
held on    , 1999 at 10:00 A.M., local time, at the Company's Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698.

  At the Special Meeting, you will be asked to consider and approve a proposal that is being recommended by your Board of Directors to restructure the existing common stock of the Company into two classes intended to track the separate performances of the department store, catalog and direct marketing businesses of the Company (the "Penney Group") and the drugstore business of the Company (the "Eckerd Group"). We refer to this proposal in this proxy statement as the "tracking stock proposal."

  The Board of Directors adopted the tracking stock proposal following its review of various alternatives to support the Company's strategic objectives and increase the overall return to stockholders. The Board of Directors believes that the recent historical price performance of the existing common stock of the Company has been more closely linked to the department store business and has failed to adequately reflect the value of the Company's drugstore business. The tracking stock proposal will, among other things:

  . permit the market to value the Penney Group and the Eckerd Group separately;

  . allow investors to invest in either Penney Group Common Stock or Eckerd Group Common Stock or both, depending on their particular investment objectives;

  . preserve the financial, strategic and operational benefits the Company currently receives, and may in the future receive, from operating as a single enterprise;

  . provide the Company with additional and potentially lower cost means for raising capital and completing acquisitions; and

  . provide flexibility to link employee incentive compensation plans with the different businesses.

  The key elements of the tracking stock proposal include:

  . Reclassification of the existing common stock. Our existing common stock, par value $.50 per share (the "existing common stock") will be reclassified as the ["J. C. Penney Company, Inc.--Penney Group Common Stock,"] tracking the separate performance of the Company's department store, catalog and direct marketing businesses. We refer to this class of stock in this proxy statement as the "Penney Group Common Stock." Each share of existing common stock will be automatically reclassified as one share of Penney Group Common Stock at the time we implement the tracking stock proposal.

  . Creation of the Eckerd Group Common Stock. We will create a new class of the Company's common stock designed to track the separate performance of the Company's drugstore business, which will be designated as the ["J.
     C. Penney Company, Inc.--Eckerd Group Common Stock."] We refer to this class of stock in this proxy statement as the "Eckerd Group Common Stock."

  . Initial public offering of Eckerd Group Common Stock. We currently plan to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The remaining equity value of the Eckerd Group initially will be held by the Penney Group.

  . Planned distribution of Eckerd Group Common Stock. We currently plan to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock. If this distribution occurs, each holder of existing common stock ultimately will hold two separate classes of common stock representing separate interests in the Penney Group and the Eckerd Group.

  You will also be asked to consider and approve related proposals to amend the Company's Restated Certificate of Incorporation, as amended, to increase the total authorized shares of common stock so that the Company may address future capital needs as they arise and to amend the Company's 1997 Equity Compensation Plan to reflect the creation of the separate tracking stocks.

  The vote of each and every stockholder is most important to us. We are gratified that so many of you have in the past exercised your right to vote your shares.

  Whether or not you plan to attend, please sign and return the enclosed proxy in the accompanying envelope, or vote via telephone as set forth in the proxy, as soon as possible so that your shares will be voted at the meeting.

  Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose. We look forward to seeing you at this meeting. If you plan to attend, please so indicate in the appropriate box on your proxy.

  Thank you for your cooperation and continued support and interest in JCPenney.

                                          Regards,


  Any stockholder having a disability requiring special assistance who would like to attend this Special Meeting should call the Secretary of the Company at (972) 431-1201 and reasonable accommodations will be made to meet such needs.

  Please see page 17 for risk factors you should consider relating to the tracking stock proposal.

      J. C. Penney Company, Inc. . P.O. Box 10001 . Dallas, TX 75301-0001 Home Office . 6501 Legacy Drive . Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive
Plano, Texas 75024-3698

       Notice of Special Meeting of Stockholders To Be Held on   , 1999

  A Special Meeting of Stockholders of J. C. Penney Company, Inc. will be held at the Company's Home Office at 6501 Legacy Drive, Plano, Texas 75024-3698 on
  , 1999, at 10:00 A. M., local time.

  The Special Meeting will be held for the following purposes:

  1. To consider and vote on a proposal to authorize certain amendments to the Company's Restated Certificate of Incorporation, as amended, that would:

    a. provide for two classes of common stock of the Company, of which shares initially would be designated as the ["J. C. Penney Company, Inc.--Penney Group Common Stock"] and shares initially would be designated as the ["J. C. Penney Company, Inc.--Eckerd Group Common Stock"]; and

    b. reclassify each outstanding share of the existing common stock of the Company as one share of Penney Group Common Stock.

  We refer to this proposal in this proxy statement as the "tracking stock proposal."

  2. To consider and vote on a related proposal to further amend the Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized for issuance from 1,250,000,000 shares to 1,750,000,000 shares.

    A complete copy of the amendments to the Restated Certificate of Incorporation, as amended, is attached to this document as Annex I.

  3. To consider and vote on a related proposal to amend the J. C. Penney Company, Inc. 1997 Equity Compensation Plan to reflect the creation of the tracking stock. A complete copy of the amendments to the J. C. Penney Company, Inc. 1997 Equity Compensation Plan is attached to this document as Annex II.

  Stockholders of record at the close of business on , 1999, are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company's Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698, for a period of 10 days prior to the meeting. This proxy statement is first being mailed to our stockholders on or
about     , 1999.

Plano, Texas
    , 1999

                                          C. R. Lotter, Secretary

                            YOUR VOTE IS IMPORTANT
       PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE

                     REFERENCES TO ADDITIONAL INFORMATION

  This document incorporates important business and financial information about JCPenney from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from JCPenney at the following address:

    J. C. Penney Company, Inc.
    6501 Legacy Drive
    Plano, Texas 75024
    Attention:

  If you would like to request documents, please do so by      , 1999, in
order to receive them before the special meeting.

  See "Where You Can Find More Information" on page 23.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE TRACKING STOCK PROPOSAL...................   1

PROXY STATEMENT SUMMARY...................................................   3

  Special Meeting.........................................................   3

  The Tracking Stock Proposal.............................................   3

    General...............................................................   3

    Risk Factors..........................................................   4

    Retained Interest of the Penney Group in the Eckerd Group.............   5

    Net Proceeds..........................................................   5

    Reasons for the Tracking Stock Proposal...............................   5

    Dividend Policy.......................................................   6

    No Dissenters' Rights.................................................   6

    U.S. Federal Income Tax Considerations................................   6

    Summary Comparison of Terms of Existing Common Stock with Terms of
     Penney Group Common Stock and Eckerd Group Common Stock..............   7

  Related Proposals.......................................................  12

The Company--Summary Consolidated Financial Data..........................  13

The Penney Group--Summary Financial Data..................................  14

The Eckerd Group--Summary Financial Data..................................  15

The Eckerd Group--Summary Operating Data..................................  16

RISK FACTORS..............................................................  17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................  22

GENERAL...................................................................  23

  Where You Can Find More Information.....................................  23

  Information About the Special Meeting and Voting........................  23

    Date, Time and Place of Meeting.......................................  23

    Record Date...........................................................  23

    Proposals to be Considered at the Meeting.............................  23

    Vote Required to Approve the Proposals................................  24

    Quorum................................................................  24

    Procedures for Voting by Proxy........................................  24

    Confidential Voting...................................................  25

COMMON STOCK PRICE RANGE..................................................  25

PROPOSAL 1--THE TRACKING STOCK PROPOSAL...................................  26

  General.................................................................  26


                                                                            Page
                                                                            ----
  Background and Reasons for the Tracking Stock Proposal...................  27

  Recommendation of the Board of Directors.................................  28

  Dividend Policy..........................................................  28

  Certain Management and Allocation Policies...............................  29

    General................................................................  29

    Fiduciary and Management Responsibilities..............................  29

    Financial Statements...................................................  29

    Financing Activities...................................................  30

    Competition Between Groups.............................................  31

    Transfers of Assets Between Groups.....................................  31

    Review of Corporate Opportunities......................................  31

    Allocation Matters.....................................................  31

  Description of Penney Group Common Stock and Eckerd Group Common Stock...  32

    General................................................................  32

    Conversion and Redemption..............................................  33

      Mandatory Dividend, Redemption or Conversion of Tracking Stock.......  33

      Conversion of Common Stock at Option of the Company..................  34

      Redemption in Exchange for Stock of Subsidiary.......................  35

      General Conversion and Redemption Provisions.........................  36
    Voting Rights..........................................................  37

    Liquidation............................................................  38

  Retained Interest of the Penney Group in the Eckerd Group................  39

  Net Proceeds.............................................................  39

  Effect on Series B ESOP Convertible Preferred Stock......................  39

  Amended and Restated Rights Agreement....................................  40

  Stock Transfer Agent and Registrar.......................................  42

  Stock Exchange Listings..................................................  42

  No Dissenters' Rights....................................................  42

  Certain U.S. Federal Income Tax Considerations...........................  43

    Tax Implications to the Stockholders...................................  43

    No IRS Ruling..........................................................  44

    Clinton Administration Proposal........................................  44

    Non-U.S. Holders.......................................................  44

    Backup Withholding.....................................................  45


                                                                           Page
                                                                           ----
    Tax Implications to the Company.......................................  45

  Anti-takeover Considerations............................................  45

    Delaware Law..........................................................  46

    Restated Certificate of Incorporation, as amended, and Bylaws.........  46

      Authorized Shares...................................................  46

      Classified Board of Directors; Removal of Directors; Action by
       Written Consent....................................................  46

      Business Combinations with Interested Stockholders..................  47

      Stockholder Proposals and Nominations...............................  47

      Restated Rights Agreement...........................................  48

PROPOSAL 2--AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION AS
 AMENDED, RELATING TO INCREASED AUTHORIZATION OF COMMON STOCK.............  49

  General.................................................................  49

  Vote Required...........................................................  49

  Recommendation of the Board of Directors................................  49

PROPOSAL 3--AMENDMENTS TO THE J. C. PENNEY COMPANY, INC. 1997 EQUITY
 COMPENSATION PLAN........................................................  50

  General.................................................................  50

  Amendments to 1997 Equity Compensation Plan.............................  50

  Description of 1997 Equity Compensation Plan as Proposed to be Amended..  50

    Principal Features of the 1997 Equity Compensation Plan...............  50

    Associate Participants................................................  51

    Stock Options.........................................................  51

    Price.................................................................  51

    Stock Awards..........................................................  51

    Terms of Options and Stock Awards.....................................  51

    Transferability.......................................................  52

    Deferral..............................................................  52

    Term of Plan..........................................................  52

    Change of Control.....................................................  52

    U.S. Federal Income Tax and Accounting Consequences...................  52

    Non-Associate Director Participants...................................  53

      General.............................................................  53

      Non-transferability.................................................  53

      U.S. Federal Income Tax and Accounting Consequences.................  53

    Miscellaneous.........................................................  53


                                                                         Page
                                                                       ---------
  Vote Required......................................................         53

  Recommendation of the Board of Directors...........................         53

EXECUTIVE COMPENSATION...............................................         54

  Summary Compensation Table.........................................         54

  Option/Sar Grants in Last Fiscal Year..............................         55

  Aggregated Option/Sar Exercises in Last Fiscal Year and Fiscal
   Year-End Option/Sar Values........................................         56

  Estimated Retirement Income Table..................................         57

  Compensation Committee Interlocks and Insider Participation........         59

  Directors' Compensation............................................         60

BENEFICIAL OWNERSHIP TABLES..........................................         62

Security Ownership of Certain Stockholders...........................         62

Security Ownership of Management.....................................         63

OTHER INFORMATION....................................................         64

  Solicitation of Proxies............................................         64

  Stockholder Proposals..............................................         64

  Independent Auditors...............................................         64

  Legal Opinions.....................................................         64

Amendments to J. C. Penney Company, Inc. Restated Certificate of
 Incorporation,
 as amended..........................................................    Annex I

J. C. Penney Company, Inc. 1997 Equity Compensation Plan (as proposed to
 be amended).........................................................   Annex II

Penney Group Description of Business.................................  Annex III

Eckerd Group Description of Business.................................   Annex IV

Financial Information of J. C. Penney Company, Inc...................    Annex V

Financial Information of the Penney Group............................   Annex VI

Financial Information of the Eckerd Group............................  Annex VII

                             QUESTIONS AND ANSWERS
                       ABOUT THE TRACKING STOCK PROPOSAL

  If you have any questions relating to the matters discussed in this
document, please call our Investor Relations Department at    .

  Q. Why am I receiving this proxy statement?

  A. We are distributing this proxy statement to you in connection with a proposal to amend the Company's Restated Certificate of Incorporation, as amended, to restructure our existing common stock into two classes of common stock of the Company, the Penney Group Common Stock and the Eckerd Group Common Stock. We are also distributing this proxy statement in connection with proposals to increase the number of shares of common stock authorized under the Restated Certificate of Incorporation, as amended, and to adopt amendments to our 1997 Equity Compensation Plan to reflect changes to the existing common stock.

  Q. What will be the new classes of common stock?

  A. The new classes of common stock will be the Penney Group Common Stock and the Eckerd Group Common Stock.

    . The Penney Group Common Stock is intended to reflect the separate performance of the department store, catalog and direct marketing businesses of the Company. We refer to these businesses as the Penney Group.

    . The Eckerd Group Common Stock is intended to reflect the separate performance of our drugstore business. We refer to this business as the Eckerd Group.

    Investors commonly refer to this type of stock as tracking stock or targeted stock, because the stock is intended to track or target the separate performance of a group of assets or a division of a company.

  Q. What will my existing shares represent if the tracking stock proposal is implemented?

  A. Each share of your existing common stock will be reclassified as one share of Penney Group Common Stock. We currently plan to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. In addition, we currently plan to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock six to twelve months after the initial public offering, although there can be no assurance as to whether or when this distribution will occur. If the distribution occurs, each holder of existing common stock ultimately will hold two separate classes of common stock representing separate interests in the Penney Group and the Eckerd Group.

  Q. When will the tracking stock proposal be implemented?

  A. If the tracking stock proposal is approved by the Company's stockholders, it will be implemented by our board of directors by filing amendments to the Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, just prior to the initial public offering of the Eckerd Group Common Stock. At any time prior to the effectiveness of the amendments to the Restated Certificate of Incorporation, as amended, the board of directors in its sole discretion may determine to abandon the tracking stock proposal and the two related proposals without further action by stockholders.

  Q. What kind of financial information will I receive in the future?

  A. You will continue to receive consolidated financial information for J.
     C. Penney Company, Inc. as a whole. In addition, you will receive separate business and financial information for both the Penney Group and the Eckerd Group.

  Q. Will the tracking stock proposal result in a change of control of the Company?

  A. No.

  Q. Will the tracking stock proposal result in a spin-off?

  A. No. This proposal will not result in a distribution or spin-off of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities. Holders of Penney Group Common Stock and Eckerd Group Common Stock will all be stockholders of the same company and subject to all risks associated with an investment in J. C. Penney Company, Inc. and all of our businesses, assets and liabilities. The two classes of common stock do not represent ownership interests in either group and do not entitle their holders to any special rights to receive specific assets of either group.

  Q. If I hold my shares through a broker, how do I vote on the tracking stock proposal?

  A. You should contact your broker directly to determine the procedures through which you can vote on the tracking stock proposal.

  Q. What are the consequences of my not voting on the tracking stock proposal?

  A. Your failure to vote on the tracking stock proposal will have the same effect as a vote against the proposal.

  Q. Do I need to send in my stock certificate?

  A. No. Each share of existing common stock of the Company will automatically be reclassified as one share of Penney Group Common Stock and your existing stock certificate will automatically represent the same number of shares of Penney Group Common Stock. You do not need to send in your stock certificates. If the Company proceeds with the distribution described above, you will receive a separate certificate representing shares of Eckerd Group Common Stock.

  Q. What are the tax consequences of the tracking stock proposal to me?

  A. We have been advised by our counsel that, for U.S. Federal income tax purposes, you will not recognize any income, gain or loss on your receipt of Penney Group Common Stock or Eckerd Group Common Stock, except for any cash you receive for fractional shares in the event of the distribution of Eckerd Group Common Stock to the holders of Penney Group Common Stock. If you receive cash in lieu of a fractional share, you will recognize a gain if the amount of cash you receive exceeds your tax basis in the fractional share and you will recognize a loss if the amount of cash you receive is less than your tax basis in the fractional share. You should consult a tax adviser about the tax consequences of the tracking stock proposal to you.

                            PROXY STATEMENT SUMMARY

  This summary highlights important selected information from this document. To understand the tracking stock proposal fully and for a more complete description of the legal terms of the tracking stock proposal and the related proposals, you should read carefully this entire proxy statement and the documents referred to within this proxy statement. As used in this proxy statement, the terms "Company" and "JCPenney" refer to J. C. Penney Company, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

                                Special Meeting

  This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by the board of directors of the Company for use at the special meeting of stockholders to be held at the
Company's Home Office at 6501 Legacy Drive, Plano, Texas 75024-3698 on    ,
1999, at 10:00 A.M., local time. Only holders of record of the outstanding
stock of the Company as of    , 1999 are entitled to vote at the special
meeting. The special meeting will be held to consider and vote on the following proposals:

  . Proposal 1: Amendment of the Restated Certificate of Incorporation, as amended, to provide for two classes of common stock of the Company, intended to track the separate performances of the department store, catalog and direct marketing businesses of the Company (the Penney Group) and the drugstore business of the Company (the Eckerd Group). We refer to this proposal as the "tracking stock proposal."

  . Proposal 2: Amendment of the Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized for issuance from 1,250,000,000 shares to 1,750,000,000 shares.

  . Proposal 3: Amendment of the Company's 1997 Equity Compensation Plan in connection with the tracking stock proposal.

  The favorable vote of the holders of a majority of the voting power of the outstanding stock of the Company is required to approve each proposal. If Proposal 1 is approved, we will, subject to market and other conditions, implement it whether or not Proposal 2 or 3 is approved; however, the approval of Proposal 1 is necessary before we will implement Proposal 2 or 3.

  The board of directors has carefully considered the proposals and believes that the approval of these proposals is advisable and in the best interests of the Company and its stockholders. The board of directors unanimously declares the proposals advisable and recommends that you vote for the proposals.

                          The Tracking Stock Proposal

General

  You are being asked to consider and vote in favor of the tracking stock proposal, which would authorize amendments to the Restated Certificate of Incorporation, as amended, of the Company. The amendments would, among other things:

  .  provide for two classes of common stock of the Company, the Penney Group
     Common Stock and the Eckerd Group Common Stock, of which     shares
     initially would be designated as Penney Group Common Stock and shares initially would be designated as Eckerd Group Common Stock. The voting and other rights of each class are described on pages 32 to 39 of this proxy statement; and

  . reclassify each share of existing common stock of the Company as one share of Penney Group Common Stock.

  If the holders of a majority of the voting power of the outstanding stock of the Company approve the proposal described above, the board of directors currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The Company currently intends to use the net proceeds of the initial public offering of the Eckerd Group Common Stock primarily to buy back Penney Group Common Stock in the open market after the distribution of the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock as described below. Any remaining net proceeds will be used for general corporate purposes. Pending any specific application of such proceeds, the Penney Group intends to invest the net proceeds in short-term, investment-grade securities. The Company may offer more or less than 20 percent of the equity value of the Eckerd Group depending on market conditions and other circumstances that may exist at the time of the initial public offering.

  The Penney Group will initially hold the balance of the equity value of the Eckerd Group. We currently intend to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of the Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions. There can be no assurance as to whether or when the distribution will occur, and the board of directors, in its sole discretion, may abandon the tracking stock proposal at any time prior to the effectiveness of the amendments to the Restated Certificate of Incorporation, as amended, implementing the tracking stock proposal.

  If the holders of a majority of the voting power of the outstanding stock of the Company do not approve the tracking stock proposal, or the board of directors, in its sole discretion, determines not to proceed with the initial public offering of Eckerd Group Common Stock, the existing common stock will not be reclassified as Penney Group Common Stock and the Eckerd Group Common Stock will not be issued.

  Authorized but unissued shares of Penney Group Common Stock and Eckerd Group Common Stock will be available for issuance by the Company from time to time at the discretion of the board of directors. The board of directors could authorize issuance of the remaining shares for any proper corporate purpose, such as raising capital, paying stock dividends, providing compensation or benefits to employees or acquiring other companies or businesses. The approval of the stockholders of the Company is not necessary for the issuance of the remaining authorized but unissued shares of common stock as Penney Group Common Stock or Eckerd Group Common Stock unless such approval is required by the board of directors, Delaware Law, or NYSE rules.

Risk Factors

  When evaluating whether to vote in favor of the tracking stock proposal, you should be aware that there are many risks relating to such proposal. Some of the risks are set forth below:

  .  financial effects on one group could adversely affect the other;

  . actions by directors and officers may have a disadvantageous effect on either class of common stock;

  . the board of directors may pay more or less dividends on one group's tracking stock than if that group was a separate company;

  . allocation of corporate opportunities could favor one group over the other;

  . holders of one group's common stock may receive less consideration upon a sale of assets than if that group was a separate company;

  . the combined market value of the Penney Group Common Stock and the Eckerd Group Common Stock issued in connection with the tracking stock proposal may be less than the market value of the existing common stock;

  . in circumstances where a separate class vote is not required, holders of Eckerd Group Common Stock may initially have limited influence on stockholder votes;

  . provisions governing tracking stock could discourage a change of control; and

  .  the IRS could assert that the receipt of tracking stock is taxable.

  You should carefully consider these risks, described more fully in "Risk Factors" beginning on page 17, as well as the other information and data included in this proxy statement before you vote on the tracking stock proposal.

Retained Interest of the Penney Group in the Eckerd Group

  Subject to the approval of the tracking stock proposal by the existing stockholders, the Company currently plans to issue shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The remaining equity value of the Eckerd Group initially will be held by the Penney Group. This retained interest held by the Penney Group cannot be voted by the Penney Group.

  After the initial public offering, we would adjust the Penney Group's retained interest in the Eckerd Group as appropriate to reflect issuances or repurchases of Eckerd Group Common Stock, capital contributions to, or returns of capital from, the Eckerd Group and certain other events, including our currently planned distribution of Eckerd Group Common Stock representing all of Penney Group's retained interest in the Eckerd Group to the holders of Penney Group Common Stock. There can be no assurance as to when or whether the planned distribution will occur.

Net Proceeds

  The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. We currently plan to use the proceeds primarily to buy back shares of Penney Group Common Stock in the open market after the distribution of the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock. Any remaining proceeds will be used for general corporate purposes.

  Pending any specific application of such proceeds, the Penney Group intends to invest the net proceeds of the offering of Eckerd Group Common Stock in short-term, investment-grade securities. Since the proceeds of the offering are not expected to be applied until after the distribution of the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock, the actual use of proceeds could vary significantly from the proposed use described above. The board of directors will determine the actual use of proceeds which could include any general corporate purpose, based on the best interests of the Company and its stockholders.

  Although we currently have no plans to make an additional sale of Eckerd Group Common Stock, it is within the sole discretion of the board of directors to do so.

Reasons for the Tracking Stock Proposal

  The tracking stock proposal was adopted by the board of directors of the Company following its review of various alternatives to enhance stockholder value and support the Company's strategic objectives. The board of directors believes that the recent historical price performance of the existing common stock has failed to adequately reflect the value of the business of the Eckerd Group. The tracking stock proposal will:

  . permit the market to value the Penney Group and the Eckerd Group separately;

  . allow investors to invest in either Penney Group Common Stock or Eckerd Group Common Stock or both, depending on their investment objectives;

  . preserve the financial, strategic and operational benefits the Company currently receives, and may in the future receive, from operating as a single enterprise;

  . provide the Company with additional and potentially lower cost means for raising capital and completing acquisitions; and

  . provide flexibility to link employee incentive compensation plans with the different businesses.

Dividend Policy

  The Company has paid consecutive quarterly cash dividends on the existing common stock for over 67 years through the first quarter of 1999. All dividend decisions are within the sole discretion of the board of directors. The board of directors will base future dividend decisions primarily on the financial condition, results of operations and business requirements of each group and the Company as a whole.

No Dissenters' Rights

  Under Delaware law, stockholders will not have appraisal rights in connection with the tracking stock proposal.

U.S. Federal Income Tax Considerations

  We have been advised by Cravath, Swaine & Moore that, for U.S. Federal income tax purposes, Penney Group Common Stock and Eckerd Group Common Stock will be treated as stock of the Company and, except for cash received in lieu of fractional shares in the event of the distribution of Eckerd Group Common Stock to the holders of Penney Group Common Stock, no gain or loss will be recognized by you as a result of the tracking stock proposal. However, there are no court decisions or other authorities that bear directly on the effect of the features of the Penney Group Common Stock and Eckerd Group Common Stock. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of Penney Group Common Stock and Eckerd Group Common Stock. The Federal income tax treatment of the tracking stock proposal is therefore subject to some uncertainty. See "Proposal 1-- The Tracking Stock Proposal; Certain U.S. Federal Income Tax Considerations."

                         SUMMARY COMPARISON OF TERMS OF
                   EXISTING COMMON STOCK WITH TERMS OF PENNEY
                GROUP COMMON STOCK AND ECKERD GROUP COMMON STOCK

                                             The Tracking Stock Proposal
                             ----------------------------------------------------------
               Existing              Penney Group                  Eckerd Group
             Common Stock            Common Stock                  Common Stock
             ------------            ------------                  ------------
Business:  All businesses    The Penney Group consists of  The Eckerd Group consists of
           of the Company.   (1) the Company's retail      the Company's drugstore
                             department store business,    business, consisting of
                             consisting of approximately   approximately 2,900
                             1,150 JCPenney department     drugstores located in the
                             stores, an additional 23      Southeast, Sunbelt and
                             stores operating under the    Northeast regions of the
                             Renner name in Brazil and     United States.
                             the Company's catalog
                             business; (2) the Company's
                             direct marketing
                             subsidiaries, the principal
                             one of which is J. C. Penney
                             Direct Marketing Services,
                             Inc., which market life,
                             health, accident and credit
                             insurance as well as
                             membership services
                             products; (3) all other
                             businesses in which the
                             Company or any of its
                             subsidiaries may be engaged
                             (other than those comprising
                             the Eckerd Group) and (4) a
                             retained interest in the
                             Eckerd Group (approximately
                             80 percent of the equity
                             value of the Eckerd Group
                             immediately following the
                             initial public offering of
                             the Eckerd Group Common
                             Stock).
Issuance:  Our existing      Each outstanding share of     The Company currently plans
           common stock is   existing common stock will    to offer shares of Eckerd
           already           be reclassified as one share  Group Common Stock
           outstanding.      of Penney Group Common        representing approximately
                             Stock.                        20 percent of the equity
                                                           value of the Eckerd Group to
                                                           the public for cash, subject
                                                           to market and other
                                                           conditions. In addition, we
                                                           currently plan to distribute
                                                           (via a dividend) the
                                                           remaining equity value of
                                                           the Eckerd Group to the
                                                           holders of Penney Group
                                                           Common Stock approximately
                                                           six to twelve months after
                                                           the initial public offering
                                                           of the Eckerd Group Common
                                                           Stock, although there can be
                                                           no assurance as to whether
                                                           or when this distribution
                                                           will occur.
Listing:   NYSE under the    The Company will apply to     The Company will apply to
           symbol "JCP."     the NYSE for the              the NYSE for the listing of
                             redesignation of the          the Eckerd Group Common
                             existing common stock as      Stock under the symbol   .
                             Penney Group Common Stock,
                             which would continue to
                             trade under the symbol
                             "JCP."

                                                  The Tracking Stock Proposal
                                  ----------------------------------------------------------
                    Existing              Penney Group                  Eckerd Group
                  Common Stock            Common Stock                  Common Stock
                  ------------            ------------                  ------------
Dividends:      The Company has   Dividends on the Penney       Dividends on the Eckerd
                paid consecutive  Group Common Stock will be    Group Common Stock will be
                quarterly cash    paid at the sole discretion   paid at the sole discretion
                dividends on the  of the board of directors,    of the board of directors
                existing common   based primarily on the        based primarily upon the
                stock for over    financial condition, results  financial condition, results
                67 years through  of operations and business    of operations and business
                the first         requirements of the Penney    requirements of the Eckerd
                quarter of 1999.  Group and the Company as a    Group and the Company as a
                                  whole. Dividends will be      whole. Dividends will be
                                  payable out of all funds of   payable out of all funds of
                                  the Company legally           the Company legally
                                  available for the payment of  available for the payment of
                                  dividends.                    dividends.
                Dividends on the  The board of directors,       The board of directors,
                existing common   subject to the limitations    subject to the limitations
                stock are         set forth above, may, in its  set forth above, may in its
                payable at the    sole discretion, declare and  sole discretion, declare and
                sole discretion   pay dividends exclusively on  pay dividends exclusively on
                of the board of   the Penney Group Common       the Eckerd Group Common
                directors and     Stock, exclusively on the     Stock, exclusively on the
                are determined    Eckerd Group Common Stock or  Penney Group Common Stock or
                after             on both classes of common     on both classes of common
                consideration of  stock, in equal or unequal    stock, in equal or unequal
                various factors   amounts.                      amounts.
                including
                (without
                limitation) the
                earnings and
                financial
                condition of the
                Company and its
                subsidiaries.
Voting Rights:  One vote per      The Penney Group Common       The Eckerd Group Common
                share.            Stock will have one vote per  Stock will initially have
                                  share.                            of a vote per share. The
                                                                number of votes per share
                                                                for the Eckerd Group Common
                                                                Stock will be adjusted on
                                                                the record date for the
                                                                first meeting of
                                                                stockholders after the five-
                                                                year anniversary of the
                                                                initial public offering of
                                                                the Eckerd Group Common
                                                                Stock and on the record date
                                                                for the first meeting of
                                                                stockholders after each 24-
                                                                month anniversary thereafter
                                                                based on the relative market
                                                                capitalizations of the
                                                                Eckerd Group Common Stock
                                                                and the Penney Group Common
                                                                Stock.
                                  Because each share of Eckerd  Because each share of Eckerd
                                  Group Common Stock will have  Group Common Stock will have
                                  a variable number of votes    a variable number of votes
                                  after the five-year           after the five-year
                                  anniversary of the initial    anniversary of the initial
                                  public offering of Eckerd     public offering of the
                                  Group Common Stock, the       Eckerd Group Common Stock,
                                  relative voting power per     the relative voting power
                                  share of the Penney Group     per share of the Penney
                                  Common Stock and the Eckerd   Group Common Stock and the
                                  Group Common Stock will       Eckerd Group Common Stock
                                  fluctuate after such fifth    will fluctuate after such
                                  anniversary, as described     five-year anniversary, as
                                  more fully on page 37.        described more fully on page
                                                                37.
                                  The holders of Penney Group   The holders of Eckerd Group
                                  Common Stock and Eckerd       Common Stock and Penney
                                  Group Common Stock will vote  Group Common Stock will vote
                                  together as a single class    together as a single class
                                  except for certain class      except for certain class
                                  votes as provided under       votes as provided under
                                  Delaware law or by NYSE       Delaware law or by NYSE
                                  rules.                        rules.

                                                            The Tracking Stock Proposal
                                            ----------------------------------------------------------
                              Existing              Penney Group                  Eckerd Group
                            Common Stock            Common Stock                  Common Stock
                            ------------            ------------                  ------------
Rights on Disposition:    None.             If the Company disposes of    If the Company disposes of
                                            all or substantially all of   all or substantially all of
                                            the properties and assets     the properties and assets
                                            attributed to the Penney      attributed to the Eckerd
                                            Group (i.e., 80 percent or    Group (i.e., 80 percent or
                                            more on a current market      more on a current market
                                            value basis), other than in   value basis), other than in
                                            a transaction in which the    a transaction in which the
                                            Company receives primarily    Company receives primarily
                                            equity securities of an       equity securities of an
                                            entity engaged or proposing   entity engaged or proposing
                                            to engage primarily in a      to engage primarily in a
                                            business similar or           business similar or
                                            complementary to the          complementary to the
                                            business of the Penney        business of the Eckerd
                                            Group, the Company must       Group, the Company must
                                            either (1) pay a dividend to  either (1) pay a dividend to
                                            the holders of Penney Group   the holders of Eckerd Group
                                            Common Stock in cash and/or   Common Stock in cash and/or
                                            securities or other property  securities or other property
                                            having a value equal to the   having a value equal to the
                                            net proceeds of such          net proceeds of such
                                            disposition, (2) redeem a     disposition, (2) redeem a
                                            number of shares of Penney    number of shares of Eckerd
                                            Group Common Stock in         Group Common Stock in
                                            exchange for cash and/or      exchange for cash and/or
                                            other securities having a     other securities having a
                                            value equal to the net        value equal to the net
                                            proceeds of the disposition   proceeds of the disposition
                                            or (3) convert each share of  or (3) convert each share of
                                            Penney Group Common Stock     Eckerd Group Common Stock
                                            into a number of shares of    into a number of shares of
                                            Eckerd Group Common Stock     Penney Group Common Stock
                                            equal to 115 percent of the   equal to 115 percent of the
                                            ratio of the average market   ratio of the average market
                                            value of one share of Penney  value of one share of Eckerd
                                            Group Common Stock to the     Group Common Stock to the
                                            average market value of one   average market value of one
                                            share of Eckerd Group Common  share of Penney Group Common
                                            Stock, calculated during the  Stock, calculated during the
                                            20-day trading period ending  20-day trading period ending
                                            on the fifth trading day      on the fifth trading day
                                            prior to the first public     prior to the first public
                                            announcement of such          announcement of such
                                            disposition transaction.      disposition transaction.
Sales of Less than                          The proceeds from any         The proceeds from any
Substantially All of the                    disposition of assets that    disposition of assets that
Assets of a Group:                          do not comprise all or        do not comprise all or
                                            substantially all of the      substantially all of the
                                            properties and assets         properties and assets
                                            attributed to the Penney      attributed to the Eckerd
                                            Group will be assets          Group will be assets
                                            attributed to the Penney      attributed to the Eckerd
                                            Group and used for its        Group and used for its
                                            benefit, subject to the       benefit, subject to the
                                            policies described under      policies described under
                                            "Proposal 1--The Tracking     "Proposal 1--The Tracking
                                            Stock Proposal--Certain       Stock Proposal--Certain
                                            Management and Allocation     Management and Allocation
                                            Policies."                    Policies."

                                                            The Tracking Stock Proposal
                                            ----------------------------------------------------------
                              Existing              Penney Group                  Eckerd Group
                            Common Stock            Common Stock                  Common Stock
                            ------------            ------------                  ------------
Conversion at Option of   None.             None.                         The Company may, at any
Company:                                                                  time, convert each share of
                                                                          Eckerd Group Common Stock
                                                                          into a number of shares of
                                                                          Penney Group Common Stock
                                                                          equal to 115 percent of the
                                                                          ratio of the average market
                                                                          value of the Eckerd Group
                                                                          Common Stock to the average
                                                                          market value of the Penney
                                                                          Group Common Stock over a
                                                                          20-day trading period ending
                                                                          on the fifth trading day
                                                                          prior to mailing the
                                                                          conversion notice.
                                                                          The Company may convert the
                                                                          Eckerd Group Common Stock
                                                                          into shares of Penney Group
                                                                          Common Stock at any time
                                                                          without any premium if there
                                                                          are certain adverse U.S.
                                                                          Federal income tax
                                                                          consequences, as further
                                                                          explained on page 42.
                                                                          The market value of the
                                                                          Eckerd Group Common Stock
                                                                          could be influenced by many
                                                                          factors, including the
                                                                          results of operations of the
                                                                          Company and each of the
                                                                          groups, trading volume,
                                                                          share issuances and
                                                                          repurchases and general
                                                                          economic and market
                                                                          conditions.
Redemption in Exchange    None.             None.                         Although we have no present
for Stock of Subsidiary:                                                  intention to do so, our
                                                                          board of directors may in
                                                                          the future decide to spin-
                                                                          off the Eckerd Group. To do
                                                                          so, the Company may redeem
                                                                          the Eckerd Group Common
                                                                          Stock for a number of shares
                                                                          of one or more wholly owned
                                                                          subsidiaries of the Company
                                                                          then owning all of the
                                                                          assets and liabilities of
                                                                          Eckerd Group.
Liquidation:              Holders of        Holders of Penney Group       Holders of Eckerd Group
                          existing common   Common Stock will be          Common Stock will be
                          stock are         entitled to a portion of the  entitled to a portion of the
                          entitled to       assets remaining for          assets remaining for
                          receive the net   distribution to holders of    distribution to holders of
                          assets of the     common stock on a per share   common stock on a per share
                          Company, if any,  basis in proportion to the    basis in proportion to the
                          remaining for     liquidation units per share   liquidation units per share
                          distribution to   of Penney Group Common        of Eckerd Group Common
                          holders of        Stock. Each share of Penney   Stock. Each share of Eckerd
                          existing common   Group Common Stock will have  Group Common Stock will have
                          stock in equal    one liquidation unit.             of a liquidation unit.
                          amounts per
                          share.

                                                          The Tracking Stock Proposal
                                          ----------------------------------------------------------
                            Existing              Penney Group                  Eckerd Group
                          Common Stock            Common Stock                  Common Stock
                          ------------            ------------                  ------------
Certain Management and                    The Company has established   The Company has established
Allocation Policies:                      guidelines for allocation of  guidelines for allocation of
                                          corporate costs and charges   corporate costs and charges
                                          between the groups,           between the groups,
                                          including: (1) allocation of  including: (1) allocation of indebtedness of the Company,  indebtedness of the Company,
                                          (2) accounting for transfers  (2) accounting for transfers of cash or property from one  of cash or property from one
                                          group to the other, (3) the   group to the other, (3) the
                                          allocation of shared          allocation of shared
                                          services and corporate        services and corporate
                                          general and administrative    general and administrative
                                          costs, (4) allocation of      costs, (4) allocation of
                                          retirement plan costs and     retirement plan costs and
                                          (5) the allocation of taxes   (5) the allocation of taxes
                                          and tax benefits. The         and tax benefits. The
                                          Company has also established  Company has also established guidelines to handle certain  guidelines to handle certain
                                          corporate opportunity and     corporate opportunity and
                                          fiduciary duty questions.     fiduciary duty questions.
                                          The board of directors or     The board of directors or
                                          management may modify or      management may modify or
                                          rescind these policies at     rescind these policies at
                                          any time, or may adopt        any time, or may adopt
                                          additional policies, at any   additional policies, at any
                                          time, in its or their sole    time, in its or their sole
                                          discretion, without           discretion, without
                                          stockholder approval. These   stockholder approval. These
                                          policies are described more   policies are described more
                                          fully on pages 29 to 32.      fully on pages 29 to 32.
Stockholders of One                       Holders of Penney Group       Holders of Eckerd Group
Company:                                  Common Stock will continue    Common Stock will continue
                                          to be subject to the risks    to be subject to the risks
                                          associated with an            associated with an
                                          investment in the Company     investment in the Company
                                          and all of its businesses,    and all of its businesses,
                                          assets and liabilities.       assets and liabilities.
                                          Financial effects arising     Financial effects arising
                                          from the Eckerd Group that    from the Penney Group that
                                          affect the Company's overall  affect the Company's overall
                                          results of operations or      results of operations or
                                          financial condition could,    financial condition could,
                                          if significant, affect the    if significant, affect the
                                          results of operations or      results of operations or
                                          financial position of the     financial position of the
                                          Penney Group or the market    Eckerd Group or the market
                                          price of the Penney Group     price of the Eckerd Group
                                          Common Stock.                 Common Stock.
                                          Any net losses of the Penney  Any net losses of the Eckerd
                                          Group or the Eckerd Group,    Group or the Penney Group,
                                          and dividends or              and dividends or
                                          distributions on, or          distributions on, or
                                          repurchases of, Penney Group  repurchases of, Eckerd Group
                                          Common Stock, Eckerd Group    Common Stock, Penney Group
                                          Common Stock or any           Common Stock or any
                                          preferred stock, will reduce  preferred stock, will reduce
                                          the assets of the Company     the assets of the Company
                                          legally available for         legally available for
                                          payment of future dividends   payment of future dividends
                                          on the Penney Group Common    on the Eckerd Group Common
                                          Stock and the Eckerd Group    Stock and the Penney Group
                                          Common Stock.                 Common Stock.

                               Related Proposals

  At the special meeting, you will also be asked to consider and vote in favor of two related proposals:

  . amendment of the Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized for issuance from 1,250,000,000 shares to 1,750,000,000 shares in order to allow the Company to address any future capital needs that may arise (Proposal 2); and

  . amendment of the Company's 1997 Equity Compensation Plan to authorize the granting of awards in either Penney Group Common Stock or Eckerd Group Common Stock, or both, and an increase in the number of shares of common stock to be reserved for issuance under the plan (Proposal 3).

                The Company--Summary Consolidated Financial Data

  The summary consolidated financial data and the fully distributed summary consolidated financial data presented below as of May 1, 1999, and for the three months ended May 1, 1999 and May 2, 1998 were derived from the Company's unaudited interim consolidated financial statements set forth in Annex V hereto, which include all adjustments, consisting of normal recurring accruals, that the Company considers necessary to present fairly such data for an interim period. Operating results for the three months ended May 1, 1999 are not necessarily indicative of the results that may be expected for the full year. The summary consolidated financial data presented below as of January 30, 1999, and for each of the years in the three-year period ended January 30, 1999, were derived from the Company's consolidated financial statements set forth in Annex V hereto, which have been audited by KPMG LLP, independent auditors. The fully distributed consolidated financial data presented below for the 52 weeks ended January 30, 1999 was derived from the Company's consolidated financial statements set forth in Annex V hereto. The summary consolidated financial data and fully distributed summary consolidated financial data should be read in conjunction with the Financial Information of J.C. Penney Company, Inc. in Annex V of this document.

                         Thirteen Weeks Ended         Fiscal Year             Fully Distributed(1)
                         --------------------  --------------------------- --------------------------
                                                                           Thirteen Weeks
                           May 1,     May 2,   52 Weeks  53 Weeks 52 Weeks     Ended      Fiscal Year
                            1999       1998      1998      1997     1996    May 1, 1999      1998
                         ---------- ---------- --------  -------- -------- -------------- -----------
                                           ($ in millions, except per share data)
Results of Operations
Sales and revenue....... $    7,569 $    7,052 $30,678   $30,546  $23,471     $ 7,569       $30,678
Operating profit(2).....        350        406   1,500     1,929    1,468         347         1,490
Other charges, net(3)...        --         --      (22)      379      303         --            (22)
Income before income
 taxes..................        267        284     955       925      909         191           938
Net income..............        167        174     594       566      565         121           583
Balance Sheet Data
Total assets............ $   23,788 $   22,810 $23,638   $23,493  $22,088     $20,510           --
Total debt..............      9,366      8,932   9,505     8,852    8,765       6,088           --
Total stockholders'
 equity.................      7,549      7,445   7,169     7,357    5,952       7,549           --
Per Common Share
Net income--diluted..... $     0.61 $     0.64 $  2.19   $  2.10  $  2.25     $    --       $    --
Dividends...............      0.545      0.545    2.18      2.14     2.08          --            --
Equity..................      27.34      27.74   26.99     27.57    25.67          --            --

--------
(1) Assumes the outsourcing of the management of the Penney Group's proprietary credit card business and the related sale of the underlying receivables, the implementation of the tracking stock proposal, the initial public offering of shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group, the distribution of the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the initial public offering, and the use of proceeds from the initial public offering of Eckerd Group Common Stock to purchase shares of Penney Group Common Stock in the open market.
(2) Operating profit excludes the effects of real estate and other, net interest expense and credit operations, acquisition amortization, and other charges, net.
(3) Other charges, net, consist principally of business acquisition and integration costs associated with the Eckerd acquisition, FAS 121 impairment write-downs for both department store and drugstore facilities, the present value of future lease obligations for such facilities, and costs associated with early retirement and reduction in force programs for department stores and catalog.

                    The Penney Group--Summary Financial Data

  The summary financial data and the fully distributed summary financial data presented below as of May 1, 1999, and for the three months ended May 1, 1999 and May 2, 1998 were derived from the Penney Group's unaudited interim financial statements set forth in Annex VI hereto, which include all adjustments, consisting of normal recurring accruals, that the Company considers necessary to present fairly such data for an interim period. Operating results for the three months ended May 1, 1999 are not necessarily indicative of the results that may be expected for the full year. The summary financial data presented below as of January 30, 1999, and for each of the years in the three-year period ended January 30, 1999, were derived from the Penney Group's financial statements set forth in Annex VI hereto, which have been audited by KPMG LLP, independent auditors. As discussed in the report of KPMG LLP, the Penney Group has accounted for its interest in the Eckerd Group in a manner similar to the equity method of accounting. Generally accepted accounting principles require that the Eckerd Group be consolidated with the Penney Group. The fully distributed summary financial data presented below for the 52 weeks ended January 30, 1999 was derived from the Penney Group's consolidated financial statements set forth in Annex VI hereto and is not audited. The summary financial data and the fully distributed summary financial data should be read in conjunction with the Financial Information of the Penney Group in Annex VI as well as the Financial Information of J.C. Penney Company, Inc. in Annex V of this document.

                                                                                Fully
                                                                            Distributed(1)
                                                                           ----------------
                                                                           Thirteen
                                                                            Weeks   Fiscal
                         Thirteen Weeks Ended         Fiscal Year           Ended    Year
                         --------------------- --------------------------- -------- -------
                           May 1,     May 2,   52 Weeks  53 Weeks 52 Weeks  May 1,
                            1999       1998      1998      1997     1996     1999    1998
                         ---------- ---------- --------  -------- -------- -------- -------
                                      ($ in millions, except per share data)
Results of Operations
Sales and revenue....... $    4,522 $    4,488 $20,353   $20,883  $20,324  $ 4,522  $20,353
Operating profit(2).....        221        287   1,246     1,582    1,369      218    1,236
Other charges, net(3)...        --         --      (22)      276       11      --       (22)
Income before income
 taxes and retained
 interest in the Eckerd
 Group..................        203        228     924       907    1,137      127      907
Income before retained
 interest in the Eckerd
 Group..................        136        148     597       576      710
Net income(4)...........        167        174     594       566      565       90      586
EBITDA(5)...............        425        452   1,791     2,036    1,843      300    1,577
Balance Sheet Data
Total assets(4)......... $   20,598 $   20,094 $20,677   $20,580  $19,095  $13,357      --
Allocated portion of
 total debt.............      7,781      7,407   7,980     7,327    7,240    4,503  $   --
Total group equity(4)...      7,549      7,445   7,169     7,357    5,952    3,586      --
Net income per share
  Basic.................                                                       [ ]      [ ]
  Diluted...............                                                       [ ]      [ ]

--------
(1) Assumes the outsourcing of the management of the Penney Group's proprietary credit card business and the related sale of the underlying receivables, implementation of the tracking stock proposal, the initial public offering of shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group, the distribution of the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the initial public offering, and the use of proceeds from the initial public offering of Eckerd Group Common Stock to purchase shares of Penney Group Common Stock in the open market.
(2) Operating profit excludes the effects of real estate, other, net interest expense and credit operations, and other charges, net.
(3) Other charges, net consist principally of costs associated with the voluntary early retirement and reduction in force programs, FAS 121 impairment write-downs for underperforming stores, and the present value of future lease obligations for such stores.
(4) Includes 100 percent retained interest in the Eckerd Group.
(5) Earnings before interest, income taxes, depreciation and amortization and other charges, net. Penney Group EBITDA excludes any retained interest in the Eckerd Group. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

                    The Eckerd Group--Summary Financial Data

  The summary financial data and the fully distributed summary financial data presented below as of May 1, 1999, and for the three months ended May 1, 1999 and May 2, 1998 were derived from the Eckerd Group's unaudited interim financial statements set forth in Annex VII hereto, which include all adjustments, consisting of normal recurring accruals, that the Company considers necessary to present fairly such data for an interim period. Operating results for the three months ended May 1, 1999 are not necessarily indicative of the results that may be expected for the full year. The summary financial data presented below as of January 30, 1999, and for each of the years in the three-year period ended January 30, 1999, were derived from the Eckerd Group's financial statements set forth in Annex VII hereto, which have been audited by KPMG LLP, independent auditors. The fully distributed summary financial data presented below for the 52 weeks ended January 30, 1999 was derived from the Eckerd Group's financial statements set forth in Annex VII hereto and is not audited. The summary financial data and the fully distributed summary financial data should be read in conjunction with the Financial Information of the Eckerd Group in Annex VII as well as the Financial Information of J.C. Penney Company, Inc. in Annex V of this document.

                                                              Fiscal Year
                                                -----------------------------------------
                                                                          52 Weeks
                         Thirteen Weeks Ended                               1996
                         --------------------                      ----------------------
                           May 1,      May 2,   52 Weeks  53 Weeks     As
                            1999        1998      1998      1997   Adjusted(1) Historical
                         ----------  ---------- --------  -------- ----------- ----------
                                     ($ in millions, except per share data)
Results of Operations
Retail sales, net....... $    3,047  $    2,564 $10,325    $9,663    $8,526      $3,147
Operating profit(2).....        129         119     254       347       306          99
Other charges, net(3)...        --          --      --        103       292         292
Income/(loss) before
 income taxes...........         64          56      31        18      (207)       (228)
Net income/(loss).......         31          26      (3)      (10)     (151)       (145)
EBITDA(4)...............        169         149     506       504       432         171
Balance Sheet Data
Total assets............ $    7,153  $    6,269  $6,478    $6,181    $  --       $4,387
Allocated portion of
 total debt.............      1,585       1,525   1,525     1,525       --        1,525
Total Group equity......      3,963       3,553   3,517     3,268       --        1,394
Net income/(loss) per share (Fully
 Distributed)(5)
  Basic.................        [  ]                [  ]
  Diluted...............        [  ]                [  ]

--------
(1) Reflects the 1996 drugstore acquisitions as if they had occurred at the beginning of the year.
(2) Operating profit excludes interest expense, acquisition amortization, and other charges, net. Operating profit includes charges for inventory integration losses and other integration charges of $114 million, $45 million and $31 million in 1998, 1997 and 1996, respectively.
(3) Other charges, net, consist principally of business acquisition and integration costs associated with the Eckerd acquisition and include FAS 121 impairment write-downs, the present value of future lease obligations for closed stores, systems and store integration costs, and severance and outplacement costs for certain facilities, offset by a gain on the sale of the institutional drugstore business.
(4) Earnings before interest, income taxes, depreciation and amortization, other charges, net, and other integration related charges of $114 million in 1998, $45 million in 1997, and $31 million in 1996. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.
(5) The calculation of earnings or loss per share assumes implementation of the tracking stock proposal, the initial public offering of shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group and the distribution of the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the initial public offering. Diluted net income per share (on a fully distributed basis) includes the effects of the exercise of outstanding stock options and the conversion of outstanding preferred stock.

                    The Eckerd Group--Summary Operating Data

  The following table summarizes the number of drugstores operated by the Eckerd Group and the sales on an aggregate and per store basis for the thirteen weeks ended May 1, 1999 and each of the last three fiscal years.

                            Thirteen Weeks Ended     Fiscal Years
                                   May 1,        --------------------------
                                    1999          1998     1997       1996
                            -------------------- -------  ------     ------
Number of Eckerd
 drugstores at beginning
 of period................          2,756          2,778   2,699        645
Stores opened or
 acquired(1)..............            187 (2)        256     399 (3)  2,067 (4)
Stores sold or closed(1)..            (54)          (278)   (320)       (13)
                                   ------        -------  ------     ------
Number of Eckerd
 drugstores at end
 of period................          2,889          2,756   2,778      2,699
                                   ======        =======  ======     ======
Number with Express Photo
 centers..................            947            906     744        577
                                   ======        =======  ======     ======
Retail sales, net (in
 millions)................         $3,047        $10,325  $9,663     $3,147
Average annual sales per
 Eckerd drugstore
 (in millions)............            n/a        $ 3,455  $3,184     $2,466

--------
(1) Includes relocations.
(2) Includes 141 acquired Genovese stores.
(3) Includes 113 acquired RiteAid/Revco stores.
(4) Includes the stores acquired in the Eckerd and Fay's acquisitions.

                                 RISK FACTORS

Financial effects on one group could adversely affect the other group

  Holders of Penney Group Common Stock and Eckerd Group Common Stock will all be common stockholders of the same company. Penney Group and Eckerd Group will not be separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in the Company and all of our businesses, assets and liabilities. The reclassification of the existing common stock as the Penney Group Common Stock, the issuance of the Eckerd Group Common Stock and the allocation of assets and liabilities and stockholders' equity between the Penney Group and the Eckerd Group will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. As a result, the implementation of the tracking stock proposal will not affect the rights of the holders of any debt of the Company or its subsidiaries. The assets we attribute to one group will be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group. Further, holders of Penney Group Common Stock and Eckerd Group Common Stock will only have the rights specified in the Restated Certificate of Incorporation, as amended, and will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices of the respective groups at such time.

  Financial effects on one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of tracking stock under Delaware law. For these reasons, you should read our consolidated financial information in addition to the financial information we provide for each group.

Holders of Penney Group Common Stock or Eckerd Group Common Stock will have stockholder rights specific to their group only in limited circumstances

  Holders of Penney Group Common Stock or Eckerd Group Common Stock generally will not have stockholder rights specific to their corresponding groups. Instead, holders will have customary stockholder rights relating to the Company as a whole. For example, holders of Penney Group Common Stock and Eckerd Group Common Stock would vote as a single class to approve a disposition of all or substantially all of the assets of the Company. Holders of either Penney Group Common Stock or Eckerd Group Common Stock will have only the following rights with respect to their particular group:

  . an opportunity to receive dividends if any, when, as, and if declared by the board of directors for their group;

  . mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their group as set forth in the Restated Certificate of Incorporation, as amended; and

  . a right to vote separately as a class on certain matters as may be required under Delaware law and NYSE rules.

Limits exist on voting power of tracking stock

  Except for certain limited matters on which a separate class vote may be required, the Penney Group Common Stock and the Eckerd Group Common Stock will vote together as a single class on all matters requiring a stockholder vote. Certain matters on which the Penney Group Common Stock and the Eckerd Group Common Stock will vote together may involve an apparent or real divergence of interest between the holders of each class of tracking stock in the aggregate. Initially, the aggregate voting power of all outstanding shares of Penney Group

Common Stock will represent a majority of the outstanding voting power of all outstanding shares of common stock. To the extent that matters come before the stockholders on which the stockholders of Penney Group Common Stock and the stockholders of Eckerd Group Common Stock have a divergence of interests, the stockholders of Penney Group Common Stock, to the extent they vote in a similar manner, will initially be able to control such vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either class of common stock could cause fluctuations in the relative voting power of the groups.

  After the five-year anniversary of the initial public offering of the Eckerd Group Common Stock, the relative voting power of the Penney Group Common Stock and the Eckerd Group Common Stock will be periodically adjusted based on the relative market values of the two classes of stock. As a result, holders of shares of only one of the two classes of common stock cannot ensure that their voting power will be sufficient to protect their interests where the holders of the Penney Group Common Stock and the Eckerd Group Common Stock vote together as a single class.

In circumstances where a separate class vote is required, the class of tracking stock with less than majority voting power can block action

  If Delaware law, New York Stock Exchange rules or the board of directors requires a separate vote on a matter by the holders of either the Penney Group Common Stock or the Eckerd Group Common Stock, those holders could prevent approval of the matter--even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

Holders of either class of tracking stock may be adversely affected by a conversion of the Eckerd Group Common Stock

  At any time, the board of directors, in its sole discretion and without stockholder approval, could determine to convert shares of Eckerd Group Common Stock into shares of Penney Group Common Stock, including a conversion at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests in the Company of the holders of the Penney Group Common Stock. Any conversion would also preclude holders of both classes of tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant group. It would also give holders of shares of the class of tracking stock converted a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of tracking stock

  Stockholders may not have any remedies if any action or decision of the board of directors or officers of the Company has a disadvantageous effect on the Penney Group Common Stock or the Eckerd Group Common Stock compared to the other class of common stock.

  Although the Delaware Supreme Court has not ruled on the issue, recent cases in the Delaware Court of Chancery involving tracking stocks have held that decisions by directors or officers involving differing treatment of tracking stocks are judged under the business judgment rule unless self-interest is shown. One of these cases is currently on appeal. The business judgment rule provides that, absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, committee of the board of directors or officer with respect to any matter having different effects on holders of Penney Group Common Stock and holders of Eckerd Group Common Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of tracking stock. Because of the business judgment rule, holders of one group's stock who are disadvantaged by an action of our directors or officers may not be able to successfully make claims that a decision involving different treatment of the Penney Group Common Stock or Eckerd Group Common Stock was wrongful, absent a showing of self-interest by a majority of the directors.

The board of directors may pay more or less dividends on one group's tracking stock than if that group was a separate company

  Subject to the limitations referred to below, the board of directors has the authority to declare and pay dividends on the Penney Group Common Stock and the Eckerd Group Common Stock in any amount. The Board of Directors could, in its sole discretion, declare and pay dividends exclusively on the Penney Group Common Stock, exclusively on the Eckerd Group Common Stock, or on both, in equal or unequal amounts. The performance of one group may cause the board of directors to pay more or less dividends on the tracking stock relating to the other group than if that other group was a stand-alone corporation. The board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. In addition, net losses of either group, and any dividends or distributions on, or repurchases of, either class of common stock, will reduce the assets of the Company legally available for dividends on both classes of common stock.

Proceeds of mergers or consolidations may be allocated unfavorably

  Because the Restated Certificate of Incorporation, as amended, does not specify how consideration to be received in a merger or consolidation involving JCPenney will be allocated between the holders of Penney Group Common Stock and the holders of Eckerd Group Common Stock, the board of directors will make the determination. That determination could treat the holders of Penney Group Common Stock and holders of Eckerd Group Common Stock differently.

Allocation of corporate opportunities could favor one group over the other

  The board of directors may be required to allocate corporate opportunities between the groups. In some cases, the board of directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. These decisions could favor one group at the expense of the other. For additional information on the factors affecting these decisions, see "Proposal 1--The Tracking Stock Proposal--Certain Management and Allocation Policies."

The board of directors may change our management and allocation policies without stockholder approval to the detriment of the other group

  The board of directors may modify or rescind our policies with respect to the allocation of shared services expenses, corporate general and administrative expenses, taxes, debt, interest, retirement benefit costs, and other matters, or may adopt additional policies in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of Penney Group Common Stock and holders of Eckerd Group Common Stock or could adversely affect one class of stockholders compared to the other class.

Groups may compete with each other to the detriment of their businesses

  The creation of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups.

Either group may finance the other group on terms unfavorable to one of the groups

  We anticipate that we may transfer cash and potentially other property between groups to finance their business activities. The board of directors has not adopted specific criteria to determine whether a particular transfer of cash or property from one group to the other will be accounted for as a short-term or long-term loan or a sale of assets. These determinations, including the terms of any transactions accounted for as a loan, could be unfavorable to either group. For example, we cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone company. For additional information on the financing of the groups' operations, see "Proposal 1--The Tracking Stock Proposal--Certain Management and Allocation Policies."

Holders of one group's tracking stock may receive less consideration upon a sale of assets than if the group were a separate company


  The Restated Certificate of Incorporation, as amended, provides that if we dispose of all or substantially all of the assets of either group, we must, subject to certain exceptions:

    (1) distribute to holders of that group's tracking stock an amount equal to the net proceeds of the disposition;

    (2) redeem the outstanding shares of that group with the net proceeds of the disposition; or

    (3) convert each outstanding share of that group's common stock into a number of shares of the other group's common stock at a 15 percent premium over the price of that group's common stock prior to the announcement of the disposition.

  If the group whose assets are disposed of were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the group's tracking stock. In addition, we cannot assure you that the net proceeds per share of that group's tracking stock will be equal to or more than the market value per share of the tracking stock prior to or after announcement of a disposition.

  The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Penney Group Common Stock or Eckerd Group Common Stock. In the event of a conversion upon the disposition of one of the group's assets, the conversion premium may not fully reflect the value of the net proceeds of the disposition. In making its decision, the board of directors will be governed by its general fiduciary duties as described above.

Market value of the stock received under the tracking stock proposal may be less than the market value of the existing common stock

  The market prices of the Penney Group Common Stock and the Eckerd Group Common Stock will be determined in the trading markets and will be influenced by many factors, including:

  .  the respective financial results of the Penney Group and the Eckerd
     Group;

  .  the consolidated financial results of the Company;

  . investor's expectations for the Penney Group, the Eckerd Group and the Company as a whole;

  .  trading volume;

  .  share issuances and repurchases; and

  .  general economic conditions.

  We cannot assure you that the combined market values of the Penney Group Common Stock and the Eckerd Group Common Stock will equal or exceed the market value of the existing common stock.

  In addition, we cannot predict the impact that certain terms of the tracking stock proposal will have on the market price of the two classes of common stock, such as the mandatory dividend, redemption or conversion provision upon the sale of all or substantially all assets of the Company, or the optional conversion provision.

  We also cannot assure you that the market values of the Penney Group Common Stock and the Eckerd Group Common Stock will in fact reflect the performance of the Penney Group and the Eckerd Group, as we intend. In addition, although we currently intend to distribute (via a dividend) the remaining equity value of the Eckerd Group not issued in the initial public offering to holders of Penney Group Common Stock, we are not required to do so.

Provisions governing tracking stock could discourage a change of control and the payment of a premium for shares

  The existence of two classes of tracking stock could present complexities and could pose obstacles, financial or otherwise, to an acquiring person. In addition, provisions of Delaware law, the Restated Certificate of Incorporation, as amended, and the bylaws may also deter hostile takeover attempts. For additional information on these provisions, see "Proposal 1--The Tracking Stock Proposal--Anti-takeover Considerations." If the Penney Group and the Eckerd Group were separate independent companies, any person interested in acquiring either group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend the Penney Group Common Stock and the Eckerd Group Common Stock to reflect the separate performance of the group to which such stock relates, a person interested in acquiring only one group without negotiation with the Company's management would still be required to seek control of the voting power represented by all the outstanding stock of the Company, including the class of common stock relating to the other group.

The IRS could assert that the receipt of tracking stock is taxable

  We have been advised by our counsel that no income, gain or loss will be recognized by you for U.S. Federal income tax purposes as a result of the tracking stock proposal, unless you receive cash in lieu of a fractional share in the event of the distribution of Eckerd Group Common Stock to the holders of Penney Group Common Stock. However, the IRS could disagree. There are no court decisions or other authorities bearing directly on the effect of the features of the Penney Group Common Stock and the Eckerd Group Common Stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to the Penney Group Common Stock and the Eckerd Group Common Stock. It is possible, therefore, that the IRS could successfully assert that the receipt of the Penney Group Common Stock as well as the subsequent conversion of one tracking stock into the other could be taxable to you and to us as ordinary income.

Recent Clinton Administration proposal, if enacted, could result in taxation on issuances of tracking stock

  A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the Penney Group Common Stock or the Eckerd Group Common Stock. If this proposal is enacted, we could be subject to tax on an issuance of Penney Group Common Stock or Eckerd Group Common Stock after the date of enactment. If our stockholders approve the tracking stock proposal, the Board of Directors currently intends to implement the proposal, subject to, among other things, further legislative or administrative developments relating to the Clinton Administration tax proposal.

  Under the Restated Certificate of Incorporation, as amended, we may convert the Penney Group Common Stock into the Eckerd Group Common Stock without any premium if there are adverse U.S. Federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is enacted.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

  Many of the statements included in this proxy statement, including those under the captions "Proxy Statement Summary--The Tracking Stock Proposal," "Risk Factors," "Eckerd Group Business Description," "Penney Group Business Description," "J.C. Penney Company, Inc.--Management's Discussion and Analysis of Financial Condition and Results of Operations," "Penney Group--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Eckerd Group--Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terms, such as "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," the negative of those terms, other variations of those terms or comparable terminology or expressions.

  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.

  In order to comply with the terms of the safe harbor, we note that a variety of the risks and uncertainties that we discuss in detail under "Risk Factors" could cause our actual results and experience to differ materially from those expected. You are cautioned not to place undue reliance on forward-looking statements in this proxy statement, which speak only as of the date of this proxy statement.

                                    GENERAL

Where You Can Find More Information

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public information room.

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information.

  We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the special meeting:

  . Annual Report of the Company on Form 10-K for the fiscal year ended January 30, 1999;

  . Quarterly Report of the Company on Form 10-Q for the quarterly period ended May 1, 1999;

  . Annual Report of J. C. Penney Funding Corporation on Form 10-K for the fiscal year ended January 30, 1999;

  . Quarterly report of J. C. Penney Funding Corporation on Form 10-Q for the quarterly period ended May 1, 1999; and

  . Current Reports of the Company on Form 8-K dated March 1, 1999 and March 10, 1999.

  You should rely only on the information incorporated by reference or provided in this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

Information About the Special Meeting and Voting

 Date, Time and Place of Meeting

  We are providing this proxy statement to you in connection with the solicitation of proxies by our board of directors for use at the special meeting. The special meeting will be held on , 1999, at 10:00 A.M., local time, at our home office at 6501 Legacy Drive, Plano, Texas 75024-3698. This proxy statement is first being mailed to our stockholders on or about , 1999.

 Record Date

  We have established    , 1999 as the record date for the special meeting.
Only holders of record of shares of our outstanding stock at the close of business on this date will be eligible to vote at the special meeting.

 Proposals to be Considered at the Meeting

  You will be asked to consider and vote on the following proposals:

  . Proposal 1: Amendment of the Restated Certificate of Incorporation, as amended, to provide for two classes of common stock of the Company, intended to track the separate performances of the department store, catalog and direct marketing business of the Company (the Penney Group) and the drugstore business of the Company (the Eckerd Group).

  . Proposal 2: Amendment of the Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized for issuance from 1,250,000,000 shares to 1,750,000,000 shares.

  . Proposal 3: Amendment of the 1997 Equity Compensation Plan in connection with the creation of the tracking stock.

  The favorable vote of the holders of a majority of the voting power of the outstanding stock of the Company is required to approve each proposal. If Proposal 1 is adopted, we will, subject to market and other conditions, implement it whether or not Proposals 2 or 3 are approved; however, the approval of Proposal 1 is necessary before we will implement Proposals 2 or 3.

  We do not expect that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the individuals named on your proxy card will vote in accordance with their judgment with respect to those matters.

 Vote Required to Approve the Proposals

  Holders of outstanding stock at the close of business on    , 1999, the
record date, are entitled to vote. As of the record date, we had issued and
outstanding     shares of existing common stock and     shares of Series B
ESOP Convertible Preferred Stock, which has an existing common stock voting equivalent of 20 votes per share for a combined total voting equivalent of shares (referred to in this proxy statement as the "voting stock"). Shares of stock held in our treasury will not be entitled to vote or counted in determining the number of outstanding shares.

  The approval of each proposal will require the favorable vote of the holders of a majority of the voting stock. As a result, abstentions and broker non-votes on the proposals will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

 Quorum

  In order to carry on the business of the special meeting, we must have a quorum. This means a majority of the votes eligible to be cast by holders of our voting stock must be represented in person or by proxy at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

 Procedures for Voting by Proxy

  A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid in the United States. In addition, you may vote by telephone by following the instructions on the enclosed proxy card.

  If you properly fill in your proxy card and send it to us in time to vote (or vote by telephone using the instructions on the enclosed proxy card), your shares will be voted as you have directed. If you sign the proxy card but do not make specific choices, the individuals named on your proxy card will vote your shares in favor of approval and adoption of each proposal. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, unless you have indicated on your proxy card that you wish to vote against either or both the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for either of the proposals.

  If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy before it is voted by:

  .  submitting a new proxy card with a later date;

  .  voting in person at the special meeting; or

  . filing with our Company or with our transfer agent a written revocation of proxy.

 Confidential Voting

  Because we feel that it is in the best interest of our stockholders, we have adopted a policy that all proxy cards, telephone voting, and vote tabulation which identify the particular vote of a stockholder are confidential. The identity and vote of any stockholder will not be disclosed to the Company, the board of directors, officers, employees, or any third party except in the limited circumstances described in the next sentence. The identity and vote of a stockholder may be disclosed (1) to certify election results, (2) to meet certain legal requirements and to assert or defend claims for or against the Company, (3) in the event of a proxy solicitation based on an opposition proxy statement or (4) if a stockholder makes a written comment on the proxy card.

                           COMMON STOCK PRICE RANGE

  The following table sets forth, for the fiscal years indicated, the high and low sales prices per share for the existing common stock on the NYSE composite tape, as reported in Dow Jones Interactive.

                                                        High    Low    Dividends
                                                       ------ -------- ---------
   1997*:
     First Quarter.................................... 51 5/8 44 7/8     .0535
     Second Quarter................................... 59     45 5/8     .0535
     Third Quarter.................................... 64 1/4 54 11/16   .0535
     Fourth Quarter................................... 68 1/4 53 1/4     .0535
   1998*:
     First Quarter.................................... 77 7/8 64 11/16   .0545
     Second Quarter................................... 78 3/4 58         .0545
     Third Quarter.................................... 59 3/8 42 5/8     .0545
     Fourth Quarter................................... 56 1/8 38 1/8     .0545
   1999*:
     First Quarter.................................... 48 3/8 35 3/8     .0545

--------
* Fiscal year ends on the last Saturday in January of the following year.

  On May 17, 1999, the last full day the existing common stock traded before the public announcement of the tracking stock proposal, the reported closing sales price on the NYSE for the existing common stock was $45 11/16 per share.
On     , 1999 the last full day the existing common stock traded before the printing of this proxy statement, the reported closing sales price on the NYSE
for the existing common stock was $    per share.

  As of     , 1999 there were approximately        holders of record of
existing common stock.

  The Company has paid consecutive quarterly cash dividends on the existing common stock for over 67 years through the first quarter of 1999. For a description of the Company's intended dividend policy following implementation of the tracking stock proposal, see "Proposal 1--The Tracking Stock Proposal-- Dividend Policy."

                    PROPOSAL 1--THE TRACKING STOCK PROPOSAL

General

  You are being asked to consider and vote in favor of the tracking stock proposal, which would authorize amendments to the Restated Certificate of Incorporation, as amended, of the Company. The amendments would, among other things:

  . provide for two classes of common stock of the Company, of which shares initially would be designated as Penney Group Common Stock and shares initially would be designated as Eckerd Group Common Stock;
     and

  . reclassify each share of existing common stock of the Company as one share of Penney Group Common Stock.

  If the holders of a majority of the voting stock approve the proposal described above, each holder of one share of the existing common stock would become the holder of one share of Penney Group Common Stock. Subject to the approval of the above proposal, we currently plan to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. We may offer a greater or lesser percentage of the equity value of the Eckerd Group to the public, depending on market conditions and other circumstances.

  The Company currently plans to use the net proceeds of the initial public offering primarily to buy back shares of Penney Group Common Stock in the open market after the distribution of the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock as described below. Any remaining proceeds would be used for general corporate purposes. Pending any specific application of the net proceeds of the initial public offering, the Company intends to invest such proceeds in short-term, investment-grade securities.

  The Penney Group will initially hold the remaining equity value of the Eckerd Group. This retained interest of the Penney Group in the Eckerd Group cannot be voted by the Penney Group. We currently intend to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions, although there can be no assurance as to whether or when this distribution will occur. If this distribution occurs, each holder of existing common stock ultimately will hold two separate classes of common stock representing separate interests in the Penney Group and the Eckerd Group.

  If the tracking stock proposal is approved by the holders of a majority of the voting stock, the Company will file amendments to the Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware prior to the initial public offering of the Eckerd Group Common Stock. A copy of the proposed amendments to the Restated Certificate of Incorporation, as amended (in substantially the same form in which they will be filed with the Secretary of State of the State of Delaware), is attached to this proxy statement as Annex I. At any time prior to the effectiveness of the amendments to the Restated Certificate of Incorporation, as amended, the board of directors may determine to abandon the tracking stock proposal and the two related proposals without further action by the stockholders.

  If the tracking stock proposal is not approved by the holders of a majority of the voting stock, or if the board of directors determines, in its sole discretion, not to proceed with the initial public offering of the Eckerd Group Common Stock, the existing common stock will not be reclassified as Penney Group Common Stock and the Eckerd Group Common Stock will not be issued.

  The board of directors would have the authority to increase or decrease from time to time the total number of authorized shares of each class of common stock without stockholder approval. However, the board of directors could not increase the number of shares of authorized stock of a class above a number which, when added to the number of authorized shares of the other class of common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of either class of common stock below the number of shares outstanding of such class.

  Authorized but unissued shares of Penney Group Common Stock and Eckerd Group Common Stock would be available for issuance from time to time by the Company at the discretion of the board of directors for any proper corporate purpose. For example, the board of directors could issue Penney Group Common Stock or Eckerd Group Common Stock to raise capital, pay stock dividends, effect a stock split, provide compensation or benefits to employees of either the Penney Group or the Eckerd Group or to acquire other companies or businesses. The Restated Certificate of Incorporation, as amended, will not require approval of the stockholders for issuance of authorized but unissued shares. The Company does not plan to seek the approval of the stockholders for any issuances described above unless it is required by the board of directors, Delaware law or NYSE rules.

Background and Reasons for the Tracking Stock Proposal

  The board of directors approved the tracking stock proposal following its review of various alternatives to support the Company's strategic objectives and enhance the overall return to stockholders. The board of directors believes that the historical price performance of the existing common stock has been more closely linked to the department store business and has failed to adequately reflect the value of the Company's drugstore business. Therefore, our stockholders have been unable to realize the full value of their investment in the existing common stock.

  At board meetings on February 10, 1999, March 10, 1999, and May 3, 1999, the board of directors met with management of the Company and discussed the alternatives to achieve the Company's strategies and have the Company's equity valuation more fully recognize the value of the drugstore business. In these discussions, our board of directors evaluated the effect that each alternative would have on our ability to:

  .  enhance stockholder value;

  .  raise funds in a cost-effective manner in the capital markets;

  .  create a more valuable currency for strategic acquisitions; and

  .  attract and retain key personnel.

  The board of directors considered the following alternatives:

  .  the preservation of our current equity and operating structure;

  .  the tracking stock proposal; and

  .  the creation of separate equity securities of subsidiaries.

  Our board of directors concluded that the tracking stock proposal would be most likely to enhance stockholder value and address the Company's strategic objectives. The board of directors based its decision on its belief that the proper valuation of the drugstore business was not reflected in the current equity structure and that there are synergies to be obtained in maintaining the Company's current operating structure. In reaching its conclusion, our board of directors consulted with JCPenney's financial advisors, legal counsel and independent accountants. The board of directors considered various strategic, financial, legal and tax implications of the tracking stock proposal and considered the following principal advantages of the tracking stock proposal:

  . The reclassification of the existing common stock into two classes of common stock that would track the businesses of the Penney Group and the Eckerd Group separately would increase stockholder value by more specifically tracking the earnings, growth and cash flows of each group. The initial public offering of the Eckerd Group Common Stock should increase the coverage of the stock by financial analysts, which will help investors to better understand the Eckerd Group and the Company as a whole.

  . We expect that a different group of investors will invest in the Eckerd Group Common Stock who might otherwise not invest in the existing common stock.

  . The creation of two classes of common stock should provide the Company with an additional equity security that can be used to raise capital and can be issued in connection with acquisitions and investments.

  . By remaining a single enterprise, the Company believes it will benefit from cost savings and other synergies between the two groups. In addition, the Company will retain the benefit of the oversight of certain key members of the current management.

  . The creation of two classes of common stock that track the two different businesses would provide flexibility to link employee incentive compensation plans with the different businesses.

  The board of directors also considered the following potential disadvantages of the tracking stock proposal:

  . The tracking stock proposal could create diverging or conflicting interests between the two groups and could pose potential conflicts for the board of directors.

  . The incurrence of additional administrative costs connected with the creation and ongoing maintenance of two classes of common stock.

  . The creation of two classes of common stock increases the complexity of the Company's capital structure.

  . The holders of each class of common stock would continue to be subject to all the risks associated with investing in the Company as a whole.

  . The tracking stock proposal limits the Company's ability to use the "pooling of interests" method of accounting in future acquisitions and the Company's ability to receive a ruling from the Internal Revenue Service in connection with a proposed acquisition using either the Eckerd Group Common Stock or the Penney Group Common Stock.

  . Tax treatment of tracking stock is somewhat uncertain under current law, and the recent proposal by the Clinton Administration to impose a corporate level tax on tracking stock similar to the Eckerd Group Common Stock could require the Company to revise its capital structure.

  After considering these factors and others, the board of directors determined that on balance the potential advantages of the tracking stock proposal outweighed its potential disadvantages. The board of directors ultimately concluded that the tracking stock proposal is advisable and in the best interests of the stockholders and the Company and is the best means for achieving the Company's strategic goals.

Recommendation of the Board of Directors

  The board of directors carefully considered the tracking stock proposal and believes that its approval by the stockholders is in the best interest of the Company and its stockholders and, accordingly, unanimously declares the proposal advisable and recommends that stockholders vote for the tracking stock proposal.

Dividend Policy

  All dividends are at the sole discretion of the board of directors. The board of directors will base its dividend decisions primarily on the financial condition, results of operations and business requirements of each group and the Company as a whole. Dividends for each group will be payable out of all funds of the Company legally available for the payment of dividends.

  While the board of directors does not currently plan to change the policy for payment of dividends referred to above, the board of directors has the discretion to change this policy at any time. The amount of funds legally available for dividends will reflect the gains or losses of both groups, and the Company may be unable to pay dividends on one group regardless of the financial condition or results of operations of that group. We cannot assure you that there will be amounts available for payment of dividends on either class of common stock.

  In addition, subject to the limitations described above, and the limitations set forth below under "Certain Management and Allocation Policies," the board of directors may in its sole discretion declare and pay dividends exclusively on the Penney Group Common Stock, exclusively on the Eckerd Group Common Stock, or on both. The amount of any dividend may likewise vary between the groups in the sole discretion of the board of directors.

Certain Management and Allocation Policies

 General

  A fundamental objective of our board of directors and management is to highlight the separate performance of each of the Penney Group and the Eckerd Group and to allow each group to focus on its own business strategy and financial model. Because the Penney Group and the Eckerd Group will not be separate legal entities, the Company has carefully considered a number of issues with respect to the financing of each group, competition between groups, inter-group business transactions, corporate opportunities and the allocation of shared services expenses, corporate general and administrative expenses, debt, interest, taxes, retirement benefit costs, and other support activities between the two groups. Following is a summary of policies and guidelines that we plan to follow to help us to allocate costs and charges between the two groups in a manner that will ensure that transactions between the groups are made on a basis that in management's judgment would be fair and equitable. We are not requesting stockholder approval of these policies, and the policies may be changed at any time without stockholder approval.

 Fiduciary and Management Responsibilities

  Our directors and officers will have the same fiduciary duties to holders of Penney Group Common Stock and Eckerd Group Common Stock that they currently have to the holders of our existing common stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to our Company and our stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of our Company and all of our stockholders as a whole. Our board of directors and our chief executive officer, in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, shared services expenses, corporate general and administrative costs, taxes, interest, retirement benefit costs, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of our Company and all of our stockholders as a whole. The Company generally will adhere to the principle that transactions and transfers between groups should be made on a basis that in management's judgment would be fair and equitable.

 Financial Statements

  Subject to the approval of the tracking stock proposal, we will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the Penney Group and the Eckerd Group and for the Company on a consolidated basis. The Penney Group financial statements and the Eckerd Group financial statements, taken together, will comprise all the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each of the Penney Group and the Eckerd Group will reflect the financial condition, results of operations and cash flows of the businesses included in the corresponding group.

  The financial statements of each group will also include the allocated portions of debt, interest, retirement benefit costs, shared services costs, corporate general and administrative costs and taxes for each group. We will make these allocations for the purposes of preparing the financial statements of each group. However, the holders of Penney Group Common Stock and Eckerd Group Common Stock will still be subject to all of the risks associated with an investment in the Company as a whole.

 Financing Activities

  The Company plans to continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of common stock. If we transfer cash or other property allocated to one group to the other group, we may account for that transfer in one of the following ways:

  . as an adjustment to allocated pooled debt, or as a short-term or long-term loan between groups, or as a repayment of a previous borrowing, as described under "Inter-group Loans" below; or

  .  as a sale of assets between groups.

  Our board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to the other. Our board of directors and management will make these determinations, either in specific instances or by setting generally applicable policies, in the exercise of its business judgment. These determinations will be based on all relevant circumstances, including the financing needs and objectives of the receiving group, the investment objectives of the transferring group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of assets from one group to the other on a fair and equitable basis for the foregoing purposes.

  Although we may allocate our debt and preferred stock between groups, the debt will remain the obligation of the Company as a whole and all of our stockholders will be subject to the risks associated with those obligations.

  Company Debt and Preferred Stock. We will allocate our debt between the groups or, if we so determine, in its entirety to a particular group, for example, in the case of specific acquisition financing. We will allocate preferred stock, if issued, in a similar manner. We refer to debt and preferred stock allocated between groups as "pooled."

  The Eckerd Group's allocated portion of the pooled debt will bear interest for purposes of its financial statements at a rate equal to the weighted average interest rate of the pooled debt calculated on a monthly basis, one month in arrears, and applied to the Eckerd Group's allocated portion of the pooled debt balance at the beginning of each period for which interest expense is calculable. The remainder of the interest expense on pooled debt for such period will be allocated to the Penney Group. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

  If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate applicable to such debt. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. Any additional expenses related to debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

  Inter-group Loans. Cash or other property that we allocate to one group that is transferred to the other group could be accounted for either as adjustments to allocated pooled debt, or as a short-term loan or as a long-term loan. We will establish guidelines for the terms on which loans between the groups will be made, including the interest rates, amortization schedule, maturity and redemption terms.

  Equity Issuances and Repurchases and Dividends. We will reflect all financial effects of issuances and repurchases of shares of Penney Group Common Stock or Eckerd Group Common Stock entirely in the financial statements of that group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of the Penney Group Common Stock or Eckerd Group Common Stock entirely in the respective financial statements of the Penney Group or the Eckerd Group.

 Competition Between Groups

  Although the Penney Group and the Eckerd Group are engaged in different principal businesses, our board of directors and management recognize that the two groups may engage in indirect competition from time to time. Our board of directors and management expect such competition to continue and it may be necessary, in appropriate circumstances, for the particular businesses that the groups are engaged in, and hence for the benefit of stockholders, for such competition to continue.

 Transfers of Assets Between Groups

  The Restated Certificate of Incorporation, as amended, permits the transfer of assets between groups without stockholder approval. The Company has established a policy that all such transfers will be made on a fair and equitable basis, as determined in good faith by our board of directors or management. The consideration for such transfers may be paid by one group to the other in cash or other consideration.

  Sales of Products and Services Between Groups. The sale of products or services between groups will be on a fair and equitable basis, as determined in good faith by our board of directors or management.

  Joint Transactions. The groups may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged on a fair and equitable basis.

 Review of Corporate Opportunities

  Our board of directors will review any significant matter which involves the allocation of a corporate opportunity to either the Penney Group or the Eckerd Group or in part to the Penney Group and in part the Eckerd Group. Delaware law requires our board of directors to make its determination with regard to the allocation of any such opportunity and the benefit of that opportunity in accordance with their good faith business judgment of the best interests of our Company and all of our stockholders as a whole. Among the factors that our board of directors may consider in making this allocation is:

  . whether a particular corporate opportunity is principally related to the business of the Penney Group and the Eckerd Group;

  . whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and

  .  existing contractual agreements and restrictions.

 Allocation Matters

  In addition to allocating debt and interest as described above under "-- Financing Activities" and assets as described above under "--Transfers of Assets Between Groups," we have adopted the following allocation policies, each of which is reflected in the financial statements of the respective group included in this proxy statement:

  . Shared Services and Support Activities. We will directly charge costs for certain shared services, including support activities, to the Penney Group and the Eckerd Group based upon the respective use of such services and activities and the good faith judgment of our board of directors or management. Where determinations based on use alone are not practical, we will use other methods and criteria to provide a reasonable allocation of the cost of shared services, including support activities attributable to the groups. Such allocated shared services, including support activities, represent, among other things, financial and accounting services, information systems services, certain selling and marketing activities, executive management, human resources, corporate finance, legal and corporate planning activities.

  . Taxes. We will determine the income tax provisions of JCPenney and its subsidiaries which own assets allocated between the groups on a consolidated basis. We will allocate consolidated income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to JCPenney's consolidated taxable income and the consolidated tax liability and tax credit position. We will credit tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis to the group that generated such benefits. Inter-group transactions will be treated and taxed as if each group was a stand-alone company.

  Current and deferred taxes and taxes payable or refundable allocated to each group in its historical financial statements will differ from those that would have been allocated to each group had they filed separate income tax returns.

  Neither our board of directors or management has any current plans to change the above policies. However, these policies may be modified by the board of directors or management in its or their sole discretion without the approval of stockholders. Any modifications to the above policies will be made by the board of directors or management in its or their good faith business judgment of the Company's best interests, taking into consideration the interests of the Company and all of the Company's stockholders.

Description of Penney Group Common Stock and Eckerd Group Common Stock

 General

  The Restated Certificate of Incorporation, as amended, currently provides that the Company is authorized to issue 1.275 billion shares of stock, consisting of 1.25 billion shares of common stock, par value $.50 per share, and 25 million shares of preferred stock, with no par value. As of May 1, 1999, approximately 260 million shares of common stock were issued and outstanding. Pursuant to the Restated Certificate of Incorporation, as amended, our board of directors has the authority to designate the preferred stock in one or more series, without stockholder approval. Currently, the board of directors has designated two series of preferred stock: Series A Junior Participating Preferred Stock and Series B ESOP Convertible Preferred Stock. Of the 25 million shares of preferred stock, our board of directors has designated a total of 1.6 million shares of Series A Junior Participating Preferred Stock in connection with our existing stockholder rights plan, of which no shares are issued and outstanding. As of May 1, 1999, approximately 772,000 shares of Series B ESOP Convertible Preferred Stock were issued and outstanding. Each share of Series B ESOP Convertible Preferred Stock is presently convertible into 20 shares of the existing common stock.

  If the tracking stock proposal is adopted, the Restated Certificate of Incorporation, as amended, will be amended prior to the initial public offering of the Eckerd Group Common Stock to provide for two classes of common
stock of the Company, of which     shares initially will be designated as
Penney Group Common Stock and     shares initially will be designated as
Eckerd Group Common Stock. Each share of existing common stock will be reclassified as one share of Penney Group Common Stock. The Penney Group Common Stock and the Eckerd Group Common Stock will collectively be referred to as the "common stock." The board of directors would have the authority to increase or decrease from time to time the total number of authorized shares of each class of common stock without stockholder approval. However, the board of directors could not increase the number of shares of authorized stock of a class above a number which, when added to the number of authorized shares of the other class of common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of either class of common stock below the number of shares outstanding of such class. The board of directors will continue to be able to issue shares of preferred stock in classes, without stockholder approval.

  Authorized but unissued shares of Penney Group Common Stock or Eckerd Group Common Stock would be available for issuance by the Company from time to time, as determined by the board of directors, for any proper corporate purpose. These purposes could include raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses. The

Company would not be required to solicit a stockholder vote for any issuance described above, unless required by the board of directors, Delaware law or New York Stock Exchange rules.

 Conversion and Redemption

  The Restated Certificate of Incorporation, as amended, currently does not provide for either mandatory or optional conversion or redemption of our existing common stock. The tracking stock proposal will permit the conversion or redemption of the Penney Group Common Stock and Eckerd Group Common Stock as described below.

   Mandatory Dividend, Redemption or Conversion of Tracking Stock

  If we sell or dispose of all or substantially all of the properties and assets of either group in a transaction other than one described below under "--Exceptions to the Dividend, Redemption or Conversion Requirement," we will:

  . pay a dividend to the holders of shares of that group's common stock in cash and/or securities or other property having a value equal to the net proceeds of the disposition; or

  . (1) if the disposition involves all of the properties and assets, redeem all outstanding shares of that group's tracking stock in exchange for cash and/or securities or other property having a value equal to the net proceeds of the disposition; or

    (2) if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of that group's common stock in exchange for cash and/or securities or other property having a value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the 20 trading day period beginning on the 16th trading day following consummation of such transaction, equal to the value of the net proceeds; or

  . convert each outstanding share of that group's common stock into a number of shares of the other group's common stock equal to 115 percent of the ratio of the average market value of one share of common stock of the group whose assets are disposed of to the average market value of one share of the other group's common stock during the 20 trading day period ending on the fifth trading day prior to the first public announcement of such disposition transaction.

  We may only pay a dividend or redeem shares of either class of common stock if we have legally available funds under Delaware law. We will pay the dividend or complete the redemption or conversion on or prior to the 90th trading day following the disposition date.

  For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to either group means a portion of the properties and assets that represents at least 80 percent of the value of the properties and assets attributed to that group.

  The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

  . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to the group not subject to the disposition, in respect of the disposition or in respect of any resulting dividend or redemption;

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

  . any liabilities of or attributed to the group whose assets are disposed, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to that group.

  We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the value of the net proceeds.

   Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to the group making such disposition in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

  . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls such acquiror or successor; and

  . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the group making such disposition prior to the disposition, as determined by our board of directors.

  The purpose of this exception is to enable us technically to dispose of properties or assets of either group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, the class of common stock of that group, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquiror. We are not required to control that entity, whether by ownership or contract provisions.

  We are also not required to effect a dividend, redemption or conversion if:

  . the disposition is of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

  . the disposition is on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of such group;

  . the disposition is made to any person or entity controlled by us, as determined by the board of directors;

  . the disposition is made at a time when only one class of common stock is outstanding; or

  . before the 30th trading day following the disposition, we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of Eckerd Group Common Stock for newly issued shares of Penney Group Common Stock as contemplated under "Conversion of Common Stock at Option of the Company" below.

   Sale of less than substantially all the assets of either group. The proceeds from any disposition of assets that do not compromise all or substantially all of the properties and assets attributed to one group will be allocated to that group and used for its benefit, subject to the policies described under "--Certain Management and Allocation Policies."

   Conversion of Common Stock at Option of the Company

  At any time following implementation of the tracking stock proposal, the board of directors, in its sole discretion, may convert each share of Eckerd Group Common Stock into a number of shares of Penney Group Common Stock equal to 115 percent of the ratio of the average market values of the Eckerd Group Common Stock to the Penney Group Common Stock over a 20 trading day period. We will calculate the ratio of average market values as of the fifth trading day prior to the date we mail the conversion notice to holders.

  If, however, the conversion results from the occurrence of a tax event, a factor of 100 percent rather than 115 percent will be applied to the ratio of the average market values. In such case, the holders of the Eckerd Group Common Stock being converted would not receive any premium in a conversion.

  "Tax event" means the receipt by our company of an opinion of tax counsel that, as a result of:

  . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority thereof or therein, including any announced proposed change in such regulations by an administrative agency; or

  . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations (regardless of whether such pronouncement, action or judicial decision involves the Company), it is more likely than not that for U.S. Federal income tax purposes:

  . JCPenney or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of either Penney Group Common Stock or Eckerd Group Common Stock, or

  . either Penney Group Common Stock or Eckerd Group Common Stock is not or at any time in the future will not be treated solely as stock of JCPenney.

For purposes of rendering this opinion, tax counsel will assume that any administrative proposals will be adopted as proposed. However, in the event of an announced proposed legislative change, tax counsel shall render an opinion only in the event of enactment.

  These provisions allow us the flexibility to recapitalize the two classes of tracking stock into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of tracking stock was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of one or both of the classes of tracking stock. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Holders of either class of tracking stock may be adversely affected by a conversion of one group's tracking stock."

  Conversion would be based upon the relative market values of the Penney Group Common Stock and the Eckerd Group Common Stock. Many factors could affect the market values of the Penney Group Common Stock and the Eckerd Group Common Stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect adversely one class of tracking stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

   Redemption in Exchange for Stock of Subsidiary

  Although it currently has no intention to do so, the board of directors may redeem on a pro rata basis all of the outstanding shares of Eckerd Group Common Stock for shares of the common stock of one or more of our wholly owned subsidiaries which own all of the assets and liabilities attributed to the Eckerd Group (and no other assets or liabilities). We may redeem shares of tracking stock for subsidiary stock only if we have legally available funds under Delaware law. In connection with any such exchange, in the event that we have a retained interest in the Eckerd Group, we could retain any remaining shares of common stock of the subsidiary holding the Eckerd Group or distribute those shares as a dividend on the Penney Group Common Stock.

  As a result of a redemption in exchange for stock of a subsidiary, holders of each class of common stock would hold securities of separate legal entities operating in distinct lines of business. This redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the Penney Group Common Stock and the Eckerd Group Common Stock is no longer in the best interests of all of our stockholders as a whole.

   General Conversion and Redemption Provisions

   Notices Upon Disposition of Group Assets. Not later than the 20th trading day after the consummation of a sale of all or substantially all of the assets of a group, we will announce publicly by press release:

  .  the estimated net proceeds of the disposition;

  . the number of shares of common stock outstanding of the group whose assets were disposed of; and

  . the number of shares of the other group's common stock into which the common stock of the group whose assets were disposed of is convertible and the conversion, exchange or exercise price of those convertible securities.

  Not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will pay a dividend or redeem shares of tracking stock with the net proceeds of the disposition or convert the shares of tracking stock of the group whose assets are disposed into the other group's tracking stock.

  We will mail to each holder of shares of common stock of the group whose assets were disposed of any additional notices and other information required by the Restated Certificate of Incorporation, as amended.

   Notice upon Optional Conversion or Redemption in Exchange for Stock of a Subsidiary. If the Company determines to convert shares of Eckerd Group Common Stock into shares of Penney Group Common Stock or into shares of stock of a subsidiary as described above, the Company will send each holder of common stock a notice not less than 30 nor more than 45 days prior to the conversion or redemption date. Such notice will contain:

  . a statement that all outstanding shares of such class will be converted or redeemed, as applicable;

  .  the conversion or redemption date;

  . the number of shares of the other class of common stock or the number of shares of stock of the subsidiary, as the case may be, which each holder of a share of the class being converted or redeemed will receive;

  .  the place or method for redemption or conversion; and

  . any other information required by the Restated Certificate of Incorporation, as amended.

   Selection of Shares for Redemption. If less than all of the outstanding shares of a class of tracking stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that tracking stock or by such method as may be determined by our board of directors to be equitable.

   Fractional Interests; Transfer Taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of tracking stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

  We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Company the amount of any such tax or establishes to our satisfaction that such tax has been paid.

   Stockholder Rights Upon Conversion or Redemption. If shares of either class of common stock are converted or redeemed as previously described, after such conversion or redemption, all rights of a holder of shares of such class of common stock that were converted or redeemed will cease. The only right a holder of shares of the class of common stock converted or redeemed would have at that time is the right to receive the cash and/or the certificates representing shares of capital stock, securities or other property into which the class of common stock was converted or for which it was redeemed, together with any payments for fractional shares or rights to dividends, as provided above, without interest. No holder of a certificate that prior to the conversion or redemption of common stock represented shares of such class of common stock will be entitled to receive any dividends or other distribution or interest payment with respect to shares of any kind of capital stock into, or in exchange for which, shares of such common stock were converted or redeemed until surrender of such holder's certificate in exchange for a certificate(s) representing shares of such capital stock. Upon the surrender of the holder's certificate, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion, the Company will, however, be entitled to treat the certificates for such common stock that have not yet been surrendered for conversion as being evidence of the ownership of the number of whole shares of capital stock into which the shares of such common stock represented by such certificates should have been converted, notwithstanding the failure to surrender such certificates.

 Voting Rights

  Holders of the Penney Group Common Stock and holders of the Eckerd Group Common Stock will generally vote as a single class on all matters requiring a stockholder vote.

  Until the record date for the first meeting of stockholders after the five-year anniversary of the initial public offering of the Eckerd Group Common Stock, on all matters as to which both classes of tracking stock will vote together as a single class:

  .  each share of the Penney Group Common Stock will have one vote; and

  .  each share of the Eckerd Group Common Stock will have     of one vote.

  On the record date for the first meeting of stockholders after the five-year anniversary of the initial public offering of the Eckerd Group Common Stock and on the record date for the first meeting of stockholders after each 24-month anniversary thereafter, the aggregate voting power of the Penney Group Common Stock and the Eckerd Group Common Stock will be adjusted as follows:

  .  each share of the Penney Group Common Stock will have one vote; and

  . each share of the Eckerd Group Common Stock will have a number of votes (or a fraction of a vote) based on the average market capitalization of the Eckerd Group Common Stock compared to the combined average market capitalization of the Company as a whole during the 20 consecutive trading days ending on (and including) the applicable record date.

  The voting formula above is intended to equate the relative voting rights of each class of common stock to its relative market capitalization at the time of each adjustment. The periodic adjustments could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the Company's outstanding stock to acquire such percentage of all classes of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

  When the holders of Penney Group Common Stock and Eckerd Group Common Stock vote together as a single class, the holders of the class of common stock entitled to a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of Penney Group Common Stock and Eckerd Group Common Stock.

  If shares of only one class of tracking stock are outstanding, each share of that class will have one vote. If either class of tracking stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purposes of such vote, have one vote on such matter.

  If the tracking stock proposal is approved by the stockholders and implemented by the board of directors, we will disclose in our annual and quarterly reports the number of outstanding shares of each class of common stock and will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and the per share voting rights of the Penney Group Common Stock and the Eckerd Group Common Stock.

  The holders of Penney Group Common Stock and Eckerd Group Common Stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law described below or by NYSE rules. In addition to the approval of the holders of a majority of the voting power of all shares of tracking stock voting together as a single class, the approval of a majority of the outstanding shares of the Penney Group Common Stock and Eckerd Group Common Stock, each voting as a separate class, would be required under Delaware law to approve any amendment to the Restated Certificate of Incorporation, as amended, that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. As permitted by Delaware law, the Restated Certificate of Incorporation, as amended, will provide that an amendment to the Restated Certificate of Incorporation, as amended, that increases or decreases the number of authorized shares of Penney Group Common Stock and/or Eckerd Group Common Stock will only require the approval of the holders of a majority of the voting power of the outstanding stock, voting together as a single class, and will not require the approval of the holders of the class of tracking stock affected by the amendment, voting as a separate class.

 Liquidation

  Currently, in the event of the Company's liquidation, dissolution or termination after payment, or provision for payment, of our debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, holders of existing common stock are entitled to share equally in our remaining net assets.

  If the tracking stock proposal is approved, in the event of our dissolution, liquidation or winding up, the holders of Eckerd Group Common Stock and Penney Group Common Stock will be entitled to receive our assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled.

  Each share of Penney Group Common Stock will have one liquidation unit. Each share of Eckerd Group Common Stock will have of a liquidation unit. In the event of an issuance of additional shares of either class of common stock, the liquidation rights of each class of common stock in the aggregate may vary. Thus, the liquidation rights of the holders of the respective class may not bear any relationship to the relative market values or the relative voting rights of the two classes.

  We determined the liquidation units for the Penney Group Common Stock and the Eckerd Group Common Stock after consulting with our financial and legal advisors, based on the level of debt and equity capitalization for each group, the historical capitalization for each group, the historical financial performance of each group, the market prices of shares of comparable companies and certain other factors. We consider liquidation to be a remote contingency, and our financial advisors believe that, in general, these liquidation provisions will be immaterial to trading in the Penney Group Common Stock and the Eckerd Group Common Stock.

  No holder of Penney Group Common Stock will have any special right to receive specific assets of the Penney Group and no holder of the Eckerd Group Common Stock will have any special right to receive specific assets of the Eckerd Group in the case of our dissolution, liquidation or winding up.

  If we subdivide or combine the outstanding shares of either class of common stock or declare a dividend or other distribution of shares of either class of common stock to holders of that class of common stock, the number of liquidation units of either class of common stock will be appropriately adjusted. This adjustment will be made by the board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of common stock.

  Neither a merger nor consolidation of the Company into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of the Company, or cause the dissolution of the Company, for purposes of these liquidation provisions.

Retained Interest of the Penney Group in the Eckerd Group

  Subject to the approval of the tracking stock proposal by stockholders, the Company currently plans to offer shares of Eckerd Group Common Stock representing 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The remaining equity value of the Eckerd Group initially will be held by the Penney Group. This retained interest held by the Penney Group cannot be voted by the Penney Group. After the initial public offering, we will adjust the Penney Group's retained interest in the Eckerd Group, as appropriate, to reflect issuances or repurchases of Eckerd Group Common Stock, capital contributions to, or returns of capital from, the Eckerd Group and certain other events, including our currently planned distribution of Eckerd Group Common Stock representing all of our retained interest to holders of Penney Group Common Stock. There can be no assurance as to when or whether the planned distribution will occur.

  The number of shares of Eckerd Group Common Stock that, if issued, would initially represent 100 percent of the equity value of the Eckerd Group will be determined based on the historical and projected financial and operating information of the Eckerd Group, the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Eckerd Group, prevailing equity market conditions and the desired range of the initial public offering price of the Eckerd Group Common Stock, following discussion with the Company's independent financial advisors.

Net Proceeds

  The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. The Company currently plans to use the net proceeds primarily to buy back shares of Penney Group Common Stock in the open market after the distribution of the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock. Any remaining proceeds would be used for general corporate purposes.

  Pending any specific application of such proceeds, the Company intends to invest the net proceeds of the offering in short-term, investment-grade securities. Since the proceeds of the offering will not be applied until after the distribution of the retained interest of the Penney Group in the Eckerd Group to holders of Penney Group Common Stock, the actual use of proceeds could vary significantly from the proposed use described above. The board of directors will determine the actual use of proceeds which could include any general corporate purpose based on the best interests of the Company and its stockholders.

  Although we currently have no plans to have an additional sale of Eckerd Group Common Stock, it is within the sole discretion of the board of directors to do so.

Effect on Series B ESOP Convertible Preferred Stock

  If a share of Series B ESOP Convertible Preferred Stock is converted after the reclassification of the existing common stock into Penney Group Common Stock but prior to the distribution of the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock, each share will be converted into 20 shares of Penney Group Common Stock. If a share of Series B ESOP Convertible Preferred Stock is converted after the distribution of the remaining equity value of the Eckerd Group, each share of Series B ESOP Convertible

Preferred will be converted into 20 shares of Penney Group Common Stock and a number of shares of Eckerd Group Common Stock equal to 20 times the number of shares of Eckerd Group Common Stock distributed as a dividend on each share of Penney Group Common Stock.

Amended and Restated Rights Agreement

  We have issued existing preferred stock purchase rights to all holders of our existing common stock under a rights agreement dated as of March 26, 1999, between our Company and ChaseMellon Shareholder Services L.L.C., as rights agent. Each existing right entitles the holder to purchase shares of Series A Junior Participating Preferred Stock under conditions described in the existing rights agreement. The existing rights expire on March 26, 2009.

  Pursuant to the tracking stock proposal, our board of directors has determined to amend and restate the existing rights agreement to:

  . provide that each existing right will be redesignated as a Penney right, which will continue to allow holders to purchase shares of Series A Junior Participating Preferred Stock of the Company if a "distribution date" occurs; and

  . provide that for each share of Eckerd Group Common Stock issued between the date of the amended and restated rights agreement and the expiration date of the rights there shall be issued one Eckerd right, which will allow holders to purchase shares of a newly designated Series C Junior Participating Preferred Stock of the company if a "distribution date" occurs.

  We refer to the Penney rights and the Eckerd rights as the "rights." The amended and restated rights agreement contains provisions designed to, among other things:

  .  reflect our new equity structure; and

  . reset the prices at which rights issued under the amended and restated rights agreement may be exercised for shares of the applicable series of junior participating preferred stock.

  A "distribution date" will occur upon the earlier of:

  . the tenth day (or a later day determined by our board of directors) after a public announcement that a person or group of affiliated or associated persons other than us, any subsidiary of the company, or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired beneficial ownership of 15 percent or more of the voting power of all the shares of common stock of our Company; or

  . the tenth business day (or a later day determined by our board of directors) following the commencement of or announcement of the intention to commence a tender or exchange offer that would result in such person or group beneficially owning 15 percent or more of the voting power of all the shares of common stock of our Company.

  Until the distribution date, the rights will not be represented by a separate certificate and may be transferred only with their respective class of common stock.

  Following the distribution date, holders of rights will be entitled to purchase from us:

  . in the case of a Penney right, one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment; and

  . in the case of an Eckerd right, one one-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price to be determined by our board of directors, subject to adjustment. The purchase prices discussed above are referred to as the "Series A purchase price" and the "Series C purchase price."

  Under the existing rights agreement, an existing right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $140 upon the occurrence of a distribution date.

  Unless the rights are earlier redeemed, if any person or group becomes an acquiring person:

  . a Penney right will entitle its holder other than any acquiring person (whose rights will thereupon become null and void) to purchase, at the Series A purchase price, a number of one one-thousandths of a share of Series A Junior Participating Preferred Stock with a market value equal to twice such purchase price; and

  . an Eckerd right will entitle its holder other than any acquiring person (whose rights will thereupon become null and void) to purchase, at the Series C purchase price, a number of one one-thousandths of a share of Series C Junior Participating Preferred Stock with a market value equal to twice such purchase price.

  After the rights have been triggered, the board of directors may exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of Penney Group Common Stock per Penney right, subject to adjustment, and one share of Eckerd Group Common Stock per Eckerd right, subject to adjustment. The board of directors may not exercise this right of exchange if any person has acquired 50 percent or more of the voting power of all the shares of common stock of our Company.

  Unless the rights are earlier redeemed, if, following the time a person becomes an acquiring person:

  . JCPenney is acquired in a merger or other business combination transaction and JCPenney is not the surviving corporation;

  . any person consolidates or merges with JCPenney and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or of JCPenney; or

  . 50 percent or more of JCPenney's assets or earning power is sold or transferred,

each Penney right and each Eckerd right will entitle its holder other than any acquiring person to purchase, for the Series A purchase price or Series C purchase price, as the case may be, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination of or the purchaser in any such sale or transfer with a market value equal to twice the Series A purchase price or Series C purchase price, as the case may be.

  The rights will expire on March 26, 2009, unless we extend or terminate them as described below.

  At any time until the close of business on the tenth day following a public announcement that an acquiring person has become such, our board of directors may redeem all of the rights at a price of $0.005 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive such redemption price.

  So long as the rights are redeemable as described in the preceding paragraph, the board of directors may, without the approval of any holders of rights, supplement or amend any provision of the amended and restated rights agreement in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. At such time as the rights are not redeemable, the board of directors may, without the approval of any holders of rights, supplement or amend the amended and restated rights agreement:

  .  to cure any ambiguity,

  . to correct or supplement any provision that may be defective or inconsistent with any other provision, or

  . in any manner that it may deem necessary or desirable and which does not materially adversely affect the interests of the holders of rights.

  A holder of a right will not have any rights as a stockholder of JCPenney, including the right to vote or to receive dividends, until a right is exercised.

  The amended and restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. A person will not be deemed an acquiring person if the board of directors of the Company approved the acquisition by such person of shares of common stock prior to such person otherwise becoming an acquiring person. In addition, the amended and restated rights agreement gives a person who has inadvertently acquired 15 percent or more of the voting power of all the shares of common stock of our Company and does not have any intention of changing or influencing the control of JCPenney the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by our repurchase of shares of common stock outstanding which could raise the proportion of voting power held by a person to over the applicable 15 percent threshold. However, any person who exceeds such threshold as a result of our stock repurchases will trigger the rights if the person subsequently acquires an additional 1 percent of the voting power of all the shares of common stock.

  The amended and restated rights agreement contains a provision obligating the board of directors of the company to appoint a committee of the board referred to as the "TIDE Committee." The TIDE Committee is composed of directors of the Company who are not officers, employees or affiliates of the Company. At least every three years the TIDE Committee will review and evaluate the amended and restated rights agreement to determine whether it continues to be in the interests of the Company, its stockholders and any other relevant constituencies of the Company. A review could be instituted sooner if any person shall have made a proposal or taken any other action which could cause that person to become an acquiring person, if a majority of the members of the TIDE Committee deem such review to be appropriate. Following such review the TIDE Committee will communicate its conclusions to the full board of directors, including any recommendation as to whether the amended and restated rights agreement should be modified or the rights redeemed.

  A copy of the form of amended and restated rights agreement will be filed with the Commission as an exhibit to the registration statement relating to the initial public offering of Eckerd Group Common Stock. A copy of the existing rights agreement previously has been filed with the Commission as an exhibit to the Company's Current Report on Form 8-K dated March 10, 1999, and is incorporated herein by reference. A copy of the form of amended and restated rights agreement will be available free of charge from the Company. This summary description of the existing rights agreement and restated rights agreement does not purport to be complete and is qualified in its entirety by reference to the agreements.

Stock Transfer Agent and Registrar

  ChaseMellon Shareholder Services L.L.C. will act as the registrar and transfer agent for both the Penney Group Common Stock and the Eckerd Group Common Stock.

Stock Exchange Listings

  The existing common stock is currently listed on the NYSE under the symbol "JCP." The Company will apply to the NYSE for redesignation of the existing common stock as Penney Group Common Stock, which would continue to trade under the symbol "JCP." The Company will also apply to the NYSE for the listing of
the Eckerd Group Common Stock under the symbol    .

No Dissenters' Rights

  Under Delaware law, stockholders will not have appraisal rights in connection with the tracking stock proposal.

Certain U.S. Federal Income Tax Considerations

  The following discussion is a summary of the principal U.S. Federal income tax consequences of the implementation of our tracking stock proposal. This discussion, including the opinion of Cravath, Swaine & Moore discussed below, is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the IRS and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Penney Group Common Stock and Eckerd Group Common Stock, or the Treasury Department could issue regulations or other guidance that could affect the conclusions set forth herein. Any future legislation, regulations or other guidance could apply retroactively to the implementation of the tracking stock proposal. See "--Clinton Administration Proposal" below.

  This discussion addresses only those of you who hold your existing common stock and would hold your Penney Group Common Stock and Eckerd Group Common Stock as capital assets. We have included this discussion for general information only; it does not discuss all aspects of U.S. Federal income taxation that may be relevant to you in light of your particular tax circumstances, nor does it discuss any state, local, foreign or non-income tax consequences. This discussion does not apply to you if you are a tax-exempt entity, partnership, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution, broker-dealer or are otherwise subject to special tax treatment under the Federal income tax laws. This discussion also does not apply to those of you who hold your existing common stock as part of a straddle, hedge, constructive sale or conversion transaction. You should consult your own tax advisor about the application of the U.S. Federal income tax laws as well as the applicability and effect of any state, local or foreign tax laws to which you may be subject.

 Tax Implications to the Stockholders

  In the opinion of Cravath, Swaine & Moore:

  . The Penney Group Common Stock and the Eckerd Group Common Stock will be treated as stock of the Company for U.S. Federal income tax purposes.

  . You will not recognize any income, gain or loss on your receipt of Penney Group Common Stock or Eckerd Group Common Stock unless you receive cash in lieu of a fractional share in the event of the distribution of Eckerd Group Common Stock to holders of Penney Group Common Stock.

  . Neither Penney Group Common Stock nor Eckerd Group Common Stock will be "Section 306 stock" within the meaning of Section 306 of the Code or "nonqualified preferred stock" within the meaning of Section 351(g) of the Code.

  . On the reclassification of your existing common stock as Penney Group Common Stock, your tax basis in your existing common stock will be carried over to the Penney Group Common Stock you receive. If and when we subsequently distribute Eckerd Group Common Stock to you, your tax basis in your Penney Group Common Stock will be allocated between your Penney Group Common Stock and the Eckerd Group Common Stock in proportion to their relative fair market values at the time of the distribution.

  . Your holding period for the Penney Group Common Stock and the Eckerd Group Common Stock will include your holding period for your existing common stock.

  . You will not recognize any income, gain or loss on the conversion of Eckerd Group Common Stock into Penney Group Common Stock either pursuant to our option or on our disposition of all or substantially all the assets of the Eckerd Group unless you receive cash in lieu of a fractional share.

  . The tax basis of the Penney Group Common Stock you receive upon such conversion will be the tax basis of the converted Eckerd Group Common Stock, and the holding period of such Penney Group Common Stock received will include the holding period of such Eckerd Group Common Stock.

  . If you receive cash in lieu of a fractional share, you will recognize a gain if the amount of cash you receive exceeds your tax basis in the fractional share and you will recognize a loss if the amount of cash you receive is less than your tax basis in the fractional share.

 No IRS Ruling

  We have not sought any ruling from the IRS in connection with our tracking stock proposal. The IRS has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the effect of the features of the Penney Group Common Stock and the Eckerd Group Common Stock. The opinion of Cravath, Swaine & Moore is not binding on the IRS or the courts.

  It is possible, therefore, that the IRS could take the position that (a) Penney Group Common Stock or Eckerd Group Common Stock is stock of a separate corporation, not stock of the Company; (b) your receipt of Penney Group Common Stock and Eckerd Group Common Stock is a taxable event to you and to us; and
(c) any later conversion of Eckerd Group Common Stock into Penney Group Common Stock is a taxable event to you. As indicated above, tax counsel is of the opinion that the IRS would not prevail in any such assertion.

 Clinton Administration Proposal

  A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the Penney Group Common Stock and Eckerd Group Common Stock. For a description of the risks associated with this proposal, see "Risk Factors--Recent Clinton Administration proposal could result in taxation on issuances of tracking stock."

 Non-U.S. Holders

  The following discussion applies to you if you are a foreign corporation, nonresident alien individual or a foreign estate or trust (a "Non-U.S. Holder").

  Dividend payments you receive on shares of Penney Group Common Stock or Eckerd Group Common Stock will be subject to withholding of U.S. Federal income tax in the same manner as would dividends on the shares of the existing common stock.

  You will generally be subject to U.S. Federal income tax on any gain realized on the taxable sale or exchange of your Penney Group Common Stock or Eckerd Group Common Stock if:

  . the gain is effectively connected with your conduct of a trade or business within the United States,

  . you derived the gain from sources within the United States and you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of such sale or exchange,

  . you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or

  . we are a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act of 1980 and you have owned, directly or indirectly, more than five percent of the value of the class of stock in question at any time during the five-year period ending at the time of the sale or exchange. We do not believe we are currently a United States real property holding corporation and do not anticipate that we will be a United States real property holding corporation in the future.

 Backup Withholding

  Certain noncorporate holders of Penney Group Common Stock and Eckerd Group Common Stock might be subject to backup withholding at a rate of 31 percent on the payment of dividends on such stock. Backup withholding will apply only if you:

  .  fail to furnish your taxpayer identification number ("TIN"),

  .  furnish an incorrect TIN,

  . are notified by the IRS that you have failed properly to report payments of interest or dividends, or

  . under certain circumstances, fail to certify, under penalties of perjury, that you have furnished a correct TIN and have not been notified by the IRS that you are subject to backup withholding for failure to report payments of interest or dividends.

  You should consult your tax adviser regarding your qualification for an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. The amount of any backup withholding from a payment to you on Penney Group Common Stock or Eckerd Group Common Stock will be allowed as a credit against your Federal income tax liability and may entitle you to a refund, provided that you furnish the necessary information to the IRS.

  Recently issued United States Treasury regulations would modify certain of the certification requirements for backup withholding. The modifications generally will become effective January 1, 2001. It is possible that you may be required to provide to withholding agents a new certification of exemption from backup withholding to remain exempt after the new regulations become effective. You should consult your tax adviser concerning the effect, if any, of the adoption of the new regulations on your ownership of Penney Group Common Stock or Eckerd Group Common Stock.

 Tax Implications to the Company

  In the opinion of tax counsel, Penney Group Common Stock and Eckerd Group Common Stock will be treated as stock of the Company for Federal income tax purposes and no gain or loss will be recognized by the Company upon implementation of the tracking stock proposal. If either Penney Group Common Stock or Eckerd Group Common Stock were treated as other than stock of the Company, the Company could recognize a significant taxable gain on the issuance of such stock in an amount equal to the excess of the fair market value of such stock over the Company's tax basis in such stock. In addition, if the Eckerd Group Common Stock (or Penney Group Common Stock) were treated as stock of a subsidiary of the Company, and not as stock of the Company, the Eckerd Group (or the Penney Group) might not be includable in the Company's consolidated Federal income tax return, and any dividends paid or deemed paid to the Company by the Eckerd Group (or Penney Group) could be taxable to the Company, subject to any applicable dividends received deduction. Although it is possible that the IRS might assert that Eckerd Group Common Stock (or Penney Group Common Stock) is not stock of the Company, it is the opinion of tax counsel that the IRS would not prevail in any such assertion. A recent proposal by the Clinton Administration would impose a corporate level tax on the issuance of stock similar to the Penney Group Common Stock and Eckerd Group Common Stock. For a description of the risks associated with this proposal, see "Risk Factors--Recent Clinton Administration proposal could result in taxation on issuances of tracking stock."

Anti-takeover Considerations

  The following discussion concerns certain provisions of Delaware law, the Restated Certificate of Incorporation, as amended, our bylaws, and the amended and restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of JCPenney. These provisions are similar in many respects to those currently applicable to us.

 Delaware Law

  Section 203 of the General Corporation Law of the State of Delaware applies to the Company. Under certain circumstances, Section 203 limits the ability of an "interested stockholder" to effect various business combinations with the Company for a three-year period following the time that such stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15 percent or more of the outstanding voting stock.

  An interested stockholder may engage in a business combination transaction with the Company within the three-year period only if:

  . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

  . the interested stockholder acquired at least 85 percent of the voting stock in the transaction in which it became an interested stockholder; or

  . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of the outstanding voting shares held by all disinterested stockholders approve the transaction.

 Restated Certificate of Incorporation, as amended, and Bylaws

  Authorized Shares

  The Restated Certificate of Incorporation, as amended by the tracking stock proposal, will provide that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock of either class. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by NYSE rules or Delaware law. This could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of our Company.

  Classified Board of Directors; Removal of Directors; Action by Written
Consent

  The Restated Certificate of Incorporation, as amended, will continue to provide that our board of directors shall be divided into three classes and shall consist of such number of directors as is set in our bylaws. The bylaws provide that the board of directors will be divided into three classes of an approximately equal number of directors with each class of directors having a three-year term of office. The provisions in the Restated Certificate of Incorporation, as amended, and bylaws described in this paragraph may only be amended by a vote of 80 percent of the voting power of all classes of common stock of the Company.

  The Restated Certificate of Incorporation, as amended, will continue to provide that members of our board of directors may be removed, with or without cause, only upon the vote of 80 percent of the voting power of all classes of common stock of the Company.

  The Restated Certificate of Incorporation, as amended, and the bylaws will each continue to provide that stockholders of the Company may only take action at an annual or special meeting of the stockholders and not by written consent of stockholders. The provisions regarding action by written consent require the vote of 80 percent of the voting power of all classes of common stock of the Company in order to remove or amend them.

  The effect of the provisions regarding classification of our board of directors, removal of directors and action by written consent may have the effect of discouraging anyone from attempting to acquire control of the Company and thereby of discouraging open market purchases of either class of common stock.

  Business Combinations with Interested Stockholders

  The Restated Certificate of Incorporation, as amended, will continue to provide that business combinations with interested stockholders will require the vote of 80 percent of the voting power of all classes of common stock of the Company to approve such transaction.

  An "interested stockholder" is defined as a person who or which:

  . is the beneficial owner of 10 percent or more of the voting power of all classes of common stock of the Company;

  . is an affiliate of the Company and at any time within the two-year period before the date in question owned or was the beneficial owner of 10 percent or more of the voting power of all classes of common stock of the Company; or

  . is an assignee of shares of common stock which were owned by an interested stockholder in the preceding two years.

    A "business combination" is defined to mean:

  .  a merger or consolidation with an interested stockholder;

  . a sale of property of the Company having a fair market value of $100 million to an interested stockholder or a purchase by the Company from an interested stockholder of property having such fair market value;

  . any recapitalization of the Company that has the effect of increasing the voting power of an interested stockholder; and

  .  transactions having a similar effect to those listed above.

  The business combination will not need to receive the 80 percent vote outlined above if it meets one of the following tests:

  . the business combination is approved by a majority of the members of the board of directors who are not affiliated with the interested stockholder and who were board members prior to the interested stockholder becoming an interested stockholder; or

  . the consideration to be paid by the interested stockholder in the business combination meets various tests set forth in the Restated Certificate of Incorporation, as amended, designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other holders of shares of common stock.

  The business combination provisions outlined above may have the effect of discouraging anyone from attempting to acquire control of the Company and thereby of discouraging open market purchases of common stock.

 Stockholder Proposals and Nominations

  The bylaws provide that any stockholder may present a nomination for a directorship at an annual meeting of stockholders only if advance notice of such nomination has been delivered to the Company not less than 90 days prior to the meeting. If an election of directors is to be held at a special meeting of stockholders, notice by the stockholder must be received not later than seven days after the notice of such meeting was given to stockholders. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to the Company not less than 90 days prior to the meeting. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholder, his or her interest in such proposal and, with respect to nominations for directorships, such information with respect to the nominees as would be required to be included in a proxy statement filed by the Company with the Securities and Exchange Commission. In addition, the bylaws provide that only the board of directors can call special meetings of stockholders and that the only business that may be brought before a special meeting is such business specified by the board of directors in the notice of such meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders. The provisions of the bylaws containing the procedural requirements regarding advance notice of nominations for our board of directors may only be amended by a vote of 80 percent of the voting power of all classes of common stock of the Company.

 Restated Rights Agreement

  As described under "--Restated Rights Agreement," the restated rights agreement will permit disinterested stockholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 15 percent of the voting power of all classes of common stock of the Company without prior approval by the board of directors.

             PROPOSAL 2--AMENDMENT TO THE RESTATED CERTIFICATE OF
               INCORPORATION, AS AMENDED, RELATING TO INCREASED
                         AUTHORIZATION OF COMMON STOCK

General

  You are being asked to consider and vote upon a related amendment to the Restated Certificate of Incorporation, as amended, that would increase the number of shares of common stock authorized for issuance from 1,250,000,000 shares of common stock to 1,750,000,000 shares of common stock, in order to allow the Company to address any future capital needs that may arise. The description of this amendment to the Restated Certificate of Incorporation, as amended, is qualified in its entirety by reference to the text of the amendments to Restated Certificate of Incorporation, as amended, which are set forth in Annex I.

  The additional authorized but unissued shares of common stock would remain available for issuance by the Company from time to time at the discretion of the board of directors as Penney Group Common Stock or Eckerd Group Common Stock. The board of directors could authorize issuance of the remaining shares for any proper corporate purpose, such as raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses. The approval of the stockholders of the Company is not necessary for the issuance of the authorized but unissued shares of common stock, unless such approval is required by Delaware law or NYSE rules.

  The Company has no present agreements or understandings with respect to the issuance of any of the shares of common stock that will be authorized for issuance if Proposal 2 is approved by the stockholders. Although our board of directors has no present intention to do so, the additional shares of common stock that would be authorized if Proposal 2 is adopted by the stockholders could be issued in one or more transactions (subject to applicable law) that would make a takeover of the Company more difficult and less likely to occur, even though such a takeover may be economically beneficial to the Company and its stockholders. Our board of directors and our management have no knowledge of any person or entity that intends to seek a controlling interest in, or to make a takeover proposal with respect to, the Company.

Vote Required

  Approval of Proposal 2 will require the favorable vote of the holders of a majority of the voting stock. Proposal 2 relates to the proposed restructuring of our existing common stock and, therefore, is conditioned upon approval of the tracking stock proposal. Proposal 2 will not be implemented if the tracking stock proposal is not approved by the stockholders and implemented by the board of directors. Accordingly, a vote against the tracking stock proposal will have the effect of a vote against Proposal 2. Abstentions and broker non-votes on Proposal 2 will have the same effect as negative votes.

Recommendation of the Board of Directors

  The board of directors has carefully considered Proposal 2 and believes that its approval by the stockholders is in the best interests of the Company and its stockholders and, accordingly, unanimously declares the proposal advisable and recommends that stockholders vote for Proposal 2.

             PROPOSAL 3--AMENDMENTS TO J. C. PENNEY COMPANY, INC.
                         1997 EQUITY COMPENSATION PLAN

General

  You are being asked to consider and vote in favor of certain amendments to the Company's 1997 Equity Compensation Plan, as described herein and set forth in Annex II to this document. The 1997 Equity Compensation Plan was previously adopted by the board of directors and approved by the Company's stockholders.
On     , 1999, the board of directors approved the amendments to the 1997
Equity Compensation Plan reflected in this Proposal 3, subject to approval of this proposal by stockholders as well as approval by stockholders, and subsequent implementation by the board of directors, of the tracking stock proposal. The descriptions of the 1997 Equity Compensation Plan and the proposed amendments thereto are qualified in their entirety by reference to the text of such plan, as it is proposed to be amended, set forth in Annex II.

Amendments to 1997 Equity Compensation Plan

  If the tracking stock proposal is adopted by stockholders and implemented by the board of directors, it is proposed that the 1997 Equity Compensation Plan be amended as of the date that the amendments to the Restated Certificate of Incorporation, as amended, are filed with the Delaware Secretary of State to:

  .  increase the number of shares of common stock subject to the plan from
     14,000,000 to     ;

  .  reserve      shares of Eckerd Group Common Stock and      shares of
     Penney Group Common Stock for issuance pursuant to awards made under the 1997 Equity Compensation Plan; and

  . clarify that grants made after such date may be made with respect to either Penney Group Common Stock or Eckerd Group Common Stock, or both, in the same manner and to the same extent as is permitted with respect to the existing common stock.

  We believe it is desirable for the Company to maintain its flexibility to use option grants to attract, retain and reward exceptional personnel. In this regard, we believe that, if Eckerd Group Common Stock is issued by the Company, options for Eckerd Group Common Stock, Penney Group Common Stock, or a combination thereof, will provide a more effective and direct incentive for employees of both groups.

  The board of directors has concluded that the amendments to the 1997 Equity Compensation Plan are appropriate to reflect the change in the equity structure of the Company. The 1997 Equity Compensation Plan provisions authorizing awards as well as provisions relating to adjustments to reserved shares and outstanding awards implicitly permit the use of more than one class of voting common stock for awards under the plan. Nevertheless, the board of directors believes that it is desirable to amend the plan to provide explicitly that shares of both Penney Group Common Stock and Eckerd Group Common Stock are available for awards.

  Outstanding awards under the 1997 Equity Compensation Plan, as well as under the Company's prior 1989 Equity Compensation Plan, 1993 Non-Associate Directors' Plan, and 1993 Equity Compensation Plan, will be adjusted to reflect the tracking stock proposal in accordance with the adjustment provisions of such plans and in a manner that preserves the value of the option to the holder.

Description of 1997 Equity Compensation Plan as Proposed to be Amended

 Principal Features of the 1997 Equity Compensation Plan

  The 1997 Equity Compensation Plan provides for grants of stock options and stock awards to "Associate Participants" and "Non-Associate Director Participants."

 Associate Participants

  The purpose of the 1997 Equity Compensation Plan is to motivate employees to perform on the Company's behalf by aligning their interests with stockholders, and to assist the Company in attracting and retaining high caliber employees.
The board of directors has reserved an aggregate of    authorized but unissued
shares of common stock, subject to increase under limited circumstances, for issuance upon the exercise of options and for payment of stock awards, including in all cases dividend equivalent rights, over the term of the plan.
Of such shares,     shares of Penney Group Common Stock and     shares of
Eckerd Group Common Stock are reserved for issuance.

  No discount options, stock appreciation rights, or tax benefit rights may be issued under the plan. Associate Participants in the 1997 Equity Compensation Plan are generally to be selected management employees of the Company and its subsidiaries and affiliates as determined by the committee administering the 1997 Equity Compensation Plan, consisting of not less than three disinterested directors appointed by the board of directors. The Personnel and Compensation Committee of the board of directors has been designated as the committee to administer the 1997 Equity Compensation Plan and approximately 2,000 management associates are eligible to participate.

 Stock Options

  Option grants will generally be made in amounts based on a participant's "position responsibility level," or, in the case of a store manager, upon his or her store's sales volume. The number of shares covered by each option grant is generally determined pursuant to a schedule adopted by the committee administering the plan. The plan committee has the discretion to alter this schedule at any time. A participant may receive one or more option grants and may receive non-qualified stock options and incentive stock options, as determined by the plan committee.

 Price

  The option price under each option may not be less than 100 percent of the fair market value of the shares of Penney Group Common Stock or Eckerd Group Common Stock covered by the grant on such dates. The closing price of existing
common stock on     , 1999, as reported on the New York Stock Exchange
composite tape, was $     per share.

  The option price upon the exercise of an option may be paid in any one or more of the following ways:

    (a) in cash;

    (b) in shares of Penney Group Common Stock or Eckerd Group Common Stock;

    (c) in services rendered; or

    (d) in any combination of (a), (b), or (c), as the plan committee may determine.

 Stock Awards

  The committee administering the 1997 Equity Compensation Plan may award shares of common stock of either class, as additional compensation, to such participants and on such bases as it may determine. The plan committee may determine the types of awards made, the number of shares, and any other terms, conditions, or restrictions relating to the awards as it may deem appropriate. No more than 30 percent of the shares reserved for issuance under the Plan may
be issued as stock awards. As of     , 1999,    shares of existing common
stock had been issued as stock awards.

 Terms of Options and Stock Awards

  An option granted under the 1997 Equity Compensation Plan will become exercisable upon such terms and at such times as the plan committee may determine. Options may generally be exercised only during continuance of a participant's employment. In the event of employment termination through death, disability, retirement, or other circumstances deemed appropriate by the plan committee, the plan authorizes post-termination exercise periods, but not beyond the original expiration date of the option. In no event may an option be exercised by or on behalf of a participant (a) in the case of an incentive stock option, more than 10 years after its date of grant, and (b) in the case of a non-qualified stock option, after such period of time following its date of grant as determined by the plan committee.

 Transferability

  Options or unearned stock awards are not assignable or transferable except by will or the laws of descent or distribution, or by such other means as the plan committee, in its discretion, may approve.

 Deferral

  The plan committee, in its discretion, may authorize deferral of all of part of any cash or stock payment under the 1997 Equity Compensation Plan. The plan committee may determine the period of deferral, the manner of deferral, and the method for measuring appreciation on deferred amounts until their payout.

 Term of Plan

  The 1997 Equity Compensation Plan will terminate on May 31, 2007. After such date, no awards may be made under the plan.

 Change of Control

  Upon a "change of control," as defined in the 1997 Equity Compensation Plan, each participant will have the right to exercise any or all outstanding stock options held by him or her, and all stock awards will immediately vest and be deemed to be earned, on such terms as the plan committee may determine.

 Federal Income Tax and Accounting Consequences

  The grant of an option or the award of restricted stock does not create taxable income for a participant.

  The following are generally taxable to participants as ordinary income:

    (a) the excess of the fair market value of common stock acquired over the option price upon the exercise of a non-qualified stock option;

    (b) the fair market value of any stock award received upon the lapse of certain of the restrictions thereon; and

    (c) any dividend equivalent received.

  The tax basis for stock acquired is its fair market value on (a) the exercise date, for non-qualified stock options, or (b) for stock awards, the date certain restrictions on the award lapse. The tax basis for stock acquired upon the exercise of an incentive stock option is generally equal to the exercise price of the option.

  If no disposition of the shares acquired upon an incentive stock option exercise will have been made within two years from the date of grant and within one year after transfer of such shares to such participant, then, on such disposition, the excess of the amount realized over the option price, or the excess of the option price over the amount so realized, will be reportable by the participant as long-term capital gain or a long-term capital loss, as the case may be. If a disposition of the shares acquired upon an incentive stock option exercise occurs within two years from the date of grant or within one year after the transfer of such shares to such participant, then on such disposition, (a) the excess of the fair market value of common stock on the date of exercise (or the fair market value of common stock on the date of disposition, if less) over the option price will be taxable to such participant as ordinary income; and (b) any amount realized in excess of the fair market value of common stock on the date of exercise or any loss sustained will be reportable as long-term or short-term capital gain or loss, as the case may be.

  If an amount is taxable to a participant as ordinary income, the Company is generally entitled to a corresponding tax deduction for the same amount. A deduction for tax purposes may differ from compensation expense recorded for financial statement purposes.

  For financial statement purposes, the grant of an option at 100 percent of fair market value does not give rise to any compensation expense. Stock awards, or restricted stock awards, granted to participants will result in compensation expense, based on the fair market value, at the date of grant or over a vesting period, as the case may be.

 Non-Associate Director Participants

  General

  The purpose of the non-associate directors' portion of the 1997 Equity Compensation Plan is to assist the Company in attracting and retaining capable directors and to motivate them by aligning their proprietary interests with stockholders. Each director who is presently not an active employee of the company will automatically be awarded an annual grant of equity securities in an amount which the board of directors determines, based upon the advice of outside consultants, to be competitive by industry standards, and pursuant to such terms, conditions, and restrictions as determined by the board of directors. An initial grant in the same amount as the then current annual grant will also automatically be granted to each new non-associate director upon his or her first being elected as a director.

  Non-transferability

  A non-associate director participant may not transfer, sell, assign, pledge, or otherwise encumber or dispose of any shares of common stock received in connection with a stock award or the exercise of an option prior to the time his or her service as a director expires or is terminated.

  Federal Income Tax and Accounting Consequences

  Generally, the fair market value of any stock award received upon the lapse of certain restrictions thereon, and any dividend received on a restricted stock award will be taxable to non-associate director participants as ordinary income. The Company is generally entitled to a corresponding tax deduction for the same amount.

 Miscellaneous

  The provisions of the 1997 Equity Compensation Plan may be terminated or amended in certain respects, as provided therein, by the board of directors.

Vote Required

  Approval of Proposal 3 will require the favorable vote of the holders of a majority of the voting stock. Proposal 3 relates to the proposed restructuring of our existing common stock in connection with the tracking stock proposal and, therefore, is conditioned upon approval of the tracking stock proposal and will not be implemented if the tracking stock proposal is not approved by stockholders and implemented by the board of directors. Accordingly, a vote against the tracking stock proposal will have the effect of a vote against Proposal 3. Abstentions and broker non-votes on the proposal will have the same effect as negative votes.

Recommendation of the Board of Directors

  The board of directors has carefully considered Proposal 3 and believes that its approval by the stockholders is in the best interests of the Company and its stockholders and, accordingly, unanimously declares the proposal advisable and recommends that stockholders vote for Proposal 3.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                            Compensation
                                                                   -------------------------------
                                   Annual Compensation                     Awards          Payouts
                               ----------------------------------  ----------------------- -------
                                                        Other                  Securities
                                                        Annual     Restricted  Underlying   LTIP       All Other
        Name and               Salary      Bonus     Compensation     Stock     Options/   Payouts    Compensation
   Principal Position     Year   ($)        ($)         ($)(1)     Award(s)(2) SARs (#)(3) ($)(4)        ($)(5)
   ------------------     ---- -------    -------    ------------  ----------- ----------- -------    ------------
Oesterreicher, J.E. ....
(Chairman of the Board    1998 612,235    449,886      271,478         --        120,000       --        81,470
and Chief Executive       1997 560,826    792,784          --          --         60,000   406,823       79,773
Officer)                  1996 458,008    587,613          --          --         60,000   387,612       56,100
Hutchens, T. D. ........
(President and Chief      1998 324,427    188,208       98,686         --         19,000       --        36,395
Operating Officer,        1997 304,968    337,261          --          --         19,000   147,300       40,210
International)            1996 291,603    306,183          --          --         19,000   164,318       33,886
Lotter, C. R. ..........
(Executive Vice           1998 292,517    158,383       83,173         --         12,000       --        31,631
President, Secretary and  1997 279,396    291,019          --          --         12,000   119,693       33,653
General Counsel)          1996 256,905    242,865          --          --         12,000   128,401       28,863
Newman, F. A. ..........  1998 609,760    123,781(6)   163,550         --         19,000       --        18,276
(Chairman, President and  1997 595,079(7) 207,200(8)       --          --            --    245,088       40,398
Chief Executive Officer,  1996 578,079    237,542(8)       --          --            --    313,733(9)    23,977
Eckerd Corporation)
Cody, J. T., Jr.*.......  1998 444,453    275,028      128,310         --         23,000       --        44,479
(President and Chief      1997 337,215    382,274          --          --         19,000   167,949       42,280
Operating Officer,        1996 304,598    309,548          --          --         19,000   171,641       35,396
JCPenney Stores,
Merchandising,
Marketing, and Catalog)
Tygart, W. B.**.........  1998 261,077    161,554      188,164         --         11,500       --           --
(Vice Chairman of the     1997 405,064    482,188       26,150(10)     --         23,000   218,734       55,632
Board)                    1996 390,423    421,813       42,831(10)     --         23,000   245,966       48,345

-------
 * Mr. Cody retired from the Company on March 1, 1999.
 ** Mr. Tygart retired from the Company on August 1, 1998.
 (1) The amounts shown for 1998 represent termination payments from the Company's 1984 Performance Unit Plan in recognition of contributions made by associates during the portion of the Performance Unit Plan award cycle already completed when the Performance Unit Plan program ended at the end of fiscal 1997.
 (2) Each of the named executive officers received a grant of performance units in 1998 under the JCPenney Making Profit Grow Program. Based on the Company's results for fiscal 1998, no JCPenney Making Profit Grow Program awards vested. In addition, Mr. Newman received a grant of performance units under the JCPenney Drug Store Partner Incentive Award Program. Based on Eckerd's results for fiscal 1998, no shares were credited pursuant to this award. For descriptions of the MPG Program and the Partner Incentive Award Program, see pages 56 to 57.
 (3) No SARs have been granted since 1987. Pursuant to the terms of the Company's acquisition of Eckerd Corporation, each share of Eckerd common stock was converted into .6604 of a share of the Company's common stock, and each option to purchase shares of Eckerd common stock was converted into an option to purchase shares of the Company's existing common stock at the same ratio. As a result, Mr. Newman's holdings of Eckerd common stock and stock options were converted into 4,424 shares of existing common stock and 120,192 options to purchase shares of existing common stock, respectively. Mr. Newman received a grant of 90,000 Eckerd stock options in fiscal 1996 but did not receive any grant of stock options under the Company's or Eckerd's equity plans in 1997.
 (4) For fiscal years prior to 1998, this amount reflects long-term incentive plan payments made pursuant to the Performance Unit Plan.
 (5) Represents Company contributions or allocations on behalf of the following executive officers under the Company's Savings, Profit-Sharing and Stock Ownership Plan and the Benefit Restoration Plan, which, for the last fiscal year, were, respectively: Mr. Oesterreicher, $7,213 and $74,257; Mr. Hutchens, $7,213 and $29,182; Mr. Lotter, $7,213 and
     $24,418; and Mr. Cody, $7,213 and $37,266. For a description of the Benefit Restoration Plan, see "Retirement Income" on pages 57 to 59. In the case of Mr. Newman, the amounts shown represent allocations made by Eckerd Corporation pursuant to the Eckerd Profit-Sharing Plan and the Eckerd Executive Excess Plan, which, for the last fiscal year, were $2,651 and $15,625, respectively.
 (6) As an executive officer of the Company and of Eckerd, Mr. Newman's 1998 incentive compensation was comprised of payments under both Eckerd's Key Management Bonus Plan and the Company's 1989 Management Incentive Compensation Program.
 (7) In connection with its acquisition of Eckerd, the Company requested that Mr. Newman enter into an amendment to his existing employment agreement.
 (8) This amount reflects payments made to Mr. Newman pursuant to the Eckerd Key Management Bonus Plan. Mr. Newman did not participate in the Company's 1989 Management Incentive Compensation Program in 1996 or 1997.
 (9) Represents amounts paid to Mr. Newman under the Eckerd Corporation Executive Three Year Bonus Plan, which was terminated in connection with the Company's acquisition of Eckerd Corporation.
(10) Tax benefit rights paid on exercise of certain stock options. No tax benefit rights have been granted on options since 1987, and cannot be granted under the 1997 Equity Compensation Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information regarding stock options granted to the named executive officers during fiscal 1998. Except as otherwise noted, such options are exercisable after one year from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5 percent and 10 percent over the full 10-year term of the options, which would result in a stock price of $116.11 and $184.89, respectively. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the existing common stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

                                          Individual Grants
                                       ------------------------
                           Number of                                       Potential Realizable Value
                           Securities   % of Total                           at Assumed Annual Rates
                           Underlying  Options/SARs                        of Stock Price Appreciation
                          Options/SARs  Granted to  Exercise or                for Option Term(2)
                            Granted    Employees in Base Price  Expiration ----------------------------
          Name               (#)(1)    Fiscal Year    ($/Sh)       Date         5%            10%
          ----            ------------ ------------ ----------- ---------- ------------- --------------
Oesterreicher, J. E. ...     60,000        3.7        71.2812     3/1/08      $2,689,728 $6,816,528
(Chairman of the Board       18,000(3)     1.1        71.2812     3/1/08   $     806,918 $2,044,958
and Chief Executive          21,000(3)     1.3        71.2812     3/1/08   $     941,405 $2,385,785
Officer)                     21,000(3)     1.3        71.2812     3/1/08   $     941,405 $2,385,785
Hutchens, T. D. ........     19,000        1.2        71.2812     3/1/08   $     851,747 $   2,158,567
(President and Chief
Operating Officer,
International)
Lotter, C. R. ..........     12,000        0.7        71.2812     3/1/08   $     537,946 $   1,363,306
(Executive Vice
President, Secretary and
General Counsel)
Newman, F. A. ..........     19,000        1.2        71.2812     3/1/08   $     851,747 $   2,158,567
(Chairman, President and
Chief Executive Officer,
Eckerd Corporation)
Cody, J. T., Jr.*.......     23,000        1.4        71.2812     3/1/08   $   1,031,062 $   2,613,002
(President and Chief
Operating Officer,
JCPenney Stores,
Merchandising,
Marketing, and Catalog)
Tygart, W. B.**.........     11,500        0.7        71.2812     3/1/08   $     515,531 $   1,306,501
(Vice Chairman of the
Board)

--------
 * Mr. Cody retired from the Company on March 1, 1999.
 ** Mr. Tygart retired from the Company on August 1, 1998.
(1) No SARs were granted in the last fiscal year.
(2) The dollar amounts under these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) The number of options shown was part of the performance-based stock option grant covering 60,000 shares of common stock. This grant vests in three parts as follows: thirty percent of the grant vests when the average of the high and low sales price of the common stock is at least $75.2812 for at least three consecutive trading days, thirty-five percent vests when such average is at least $85.00 for at least three consecutive trading days, and the remaining thirty-five percent vests when the average is at least $100.00 for at least three consecutive trading days. At present, thirty percent of the grant (18,000 shares) has vested.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

  The following table shows stock option exercises by named executive officers during fiscal 1998, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 1998 year-end prices of the existing common stock.

                                                             Number of Securities        Value of Unexercised
                                                            Underlying Unexercised           In-the-Money
                          Shares Acquired      Value      Options/SARs at FY-End (#)  Options/SARs at FY-End($)
          Name              on Exercise   Realized ($)(1) Exercisable/Unexercisable  Exercisable/Unexercisable(2)
          ----            --------------- --------------- -------------------------- ----------------------------
Oesterreicher, J. E. ...      10,888           405,897             235,052(E)                   560,439
(Chairman of the Board                                             102,000(U)                       -0-
and Chief Executive
Officer)
Hutchens, T. D. ........      20,100           972,211              38,872(E)                    26,118
(President and Chief                                                19,000(U)                       -0-
Operating Officer,
International)
Lotter, C. R. ..........      12,400           533,422              52,000(E)                   116,875
(Executive Vice                                                     12,000(U)                       -0-
President, Secretary and
General Counsel)
Newman, F. A. ..........      21,500         1,422,971              98,692(E)                 2,406,808
(Chairman, President and                                            19,000(U)                       -0-
Chief Executive Officer,
Eckerd Corporation)
Cody, J. T., Jr.* ......      31,910         1,544,063              75,500(E)                    50,201
(President and Chief                                                23,000(U)                       -0-
Operating Officer,
JCPenney Stores,
Merchandising,
Marketing, and Catalog)
Tygart, W. B.** ........       7,762           248,449             165,532(E)                   752,630
(Vice Chairman of the                                                  -0-(U)                       -0-
Board)

--------
*  Mr. Cody retired from the Company on March 1, 1999.
** Mr. Tygart retired from the Company on August 1, 1998.
(1) Since most shares reported here continue to be held by participants, and considering certain shares have holding period requirements, the future value realized on such shares upon actual disposition may differ from the value reported here on the exercise date.
(2) Value is based on the closing price on the last trading day of the fiscal year, which, as of January 29, 1999, was $39.00.

  Making Profit Grow Program. Effective March 12, 1997, the Personnel and Compensation Committee of the board of directors approved the JCPenney Making Profit Grow Program as an additional equity incentive element of the 1997 Equity Compensation Plan. This program was intended to closely align management performance with stockholder interests by rewarding performance which exceeded the Company's 1997 and 1998 profit plans as approved by the board of directors. For fiscal 1998, no Making Profit Grow Program awards vested. This program terminated at the end of fiscal 1998.

  JCPenney Drug Store Partner Incentive Award Program. Effective March 12, 1997, the Committee also approved the JCPenney Drug Store Partner Incentive Award Program to motivate and reward key Eckerd Corporation associates for the achievement of aggressive profit plans for 1997-1999. Under this program, Partner Incentive Awards are granted to participants in each of the three years in the measurement period but are only credited after the close of each fiscal year, if at all, based on Eckerd Corporation's actual operating income results for such fiscal year compared to planned operating income for the period. At the conclusion of the program, the number of credited Partner Incentive Awards which vest, if any, will be based upon Eckerd Corporation's cumulative sales and operating income results for the three-year period against plan. Each Partner Incentive Award is equivalent to one share of common stock for valuation purposes, and, if they vest, will be paid in shares of common stock having a two-year retention period. For fiscal 1998, no Partner Incentive Awards were credited.

  Associate Stock Ownership Guidelines. The Company has adopted a Stock Ownership Guidelines Program for certain of its management employees and store managers. The Guidelines were enacted to further encourage and support a "stakeholder" mentality among these employees in order to align their interests with other Company stockholders. Pursuant to the Guidelines, all participants in the Company's 1997 Equity Compensation Plan are required to own a minimum amount of common stock based upon a multiple (the "ownership multiple") of base salary. Under the Guidelines, the ownership multiples range from seven times base salary for the CEO to one-half times base salary for non-officers and store managers. Employees subject to the Guidelines may sell common stock only if their holdings are in excess of the Guidelines.

  Deferred Compensation Plan. Participant contributions to qualified savings plans were limited in 1998 by a $160,000 compensation limit imposed by the IRS. The board of directors approved the J. C. Penney Company, Inc. 1995 Deferred Compensation Plan as a vehicle for associates earning more than the compensation limit to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the 1995 Deferred Compensation Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant's retirement, death, or other separation from the Company. Effective January 1, 1999, the 1995 Deferred Compensation Plan was merged into the J. C. Penney Company, Inc. Mirror Savings Plan II. As with the Deferred Compensation Plan, participants in the Mirror Savings Plan II may elect to defer a percentage of their compensation each year as a means of saving for retirement.

  Retirement Income. The following table shows various estimated maximum aggregate annual retirement incomes payable to the Company's management employees who receive profit incentive compensation and retire at age 60 (the age at which most management personnel currently voluntarily retire).

                       ESTIMATED RETIREMENT INCOME TABLE

                                                 Years of Service
                            -----------------------------------------------------------
Average Final Compensation     15       20       25        30         35         40
--------------------------  -------- -------- -------- ---------- ---------- ----------
$  250,000........          $ 87,500 $100,000 $112,500 $  125,000 $  131,250 $  137,500
   500,000........           175,000  200,000  225,000    250,000    262,500    275,000
   750,000........           262,500  300,000  337,500    375,000    393,750    412,500
 1,000,000........           350,000  400,000  450,000    500,000    525,000    550,000
 1,250,000........           437,500  500,000  562,500    625,000    656,250    687,500
 1,500,000........           525,000  600,000  675,000    750,000    787,500    825,000
 1,750,000........           612,500  700,000  787,500    875,000    918,750    962,500
 2,000,000........           700,000  800,000  900,000  1,000,000  1,050,000  1,100,000
Each additional
$   50,000........            17,500   20,000   22,500     25,000     26,250     27,500

  Average Final Compensation for pension formula purposes generally includes "Salary," "Bonus," and prior to 1998, payments under the Company's Performance Unit Plan included in "LTIP Payouts," as reported under these columns of the Summary Compensation Table on page 54.

  The present annual pension benefit payable after normal retirement (age 65 or later) to participants in the Company's Pension Plan with service after December 31, 1988, generally is equal to the sum of .75 percent times the "average final compensation" up to the "Average Social Security Wage Base" plus 1.25 percent times the "average final compensation" in excess of the "Average Social Security Wage Base" multiplied by the number of years of "credited service" up to a maximum of 35 such years. In addition to this annual pension benefit, a participant may receive an annual retirement benefit generally equal to 0.25 percent of his or her average final compensation times his or her years of credited service that exceed 25 years of credited service, but do not exceed 35 such years. "Average final compensation" is the average of the highest five consecutive full calendar years of compensation out of the employee's last ten years in the Pension Plan. "Average Social Security Wage Base" is the average of the 35 consecutive years of wages subject to the Social Security Tax, ending with the year an employee qualifies for unreduced Social Security retirement benefits. The Pension Plan contains provisions for early retirement and optional forms of benefit payments.

  A Supplemental Retirement Program for Management Profit-Sharing Associates provides certain supplemental retirement benefits, including Social Security substitute payments until age 62, to certain management employees, including executive officers, who voluntarily retire prior to age 65 in accordance with the Supplemental Retirement Program and whose aggregate retirement and estimated Social Security benefits would otherwise be below specified minimum retirement income levels. Participation in the Supplemental Retirement Program is limited to associates eligible for participation on or prior to December 31, 1995.

  The Code imposes certain limitations on the maximum benefits that may be earned under "qualified" retirement plans, such as the Pension Plan and the Company's Savings, Profit-Sharing and Stock Ownership Plan ("LESOP"). In 1995, the Company adopted the J. C. Penney Company, Inc. Benefit Restoration Plan, which provides to impacted management associates certain benefits which, under the Code, cannot be earned under the Pension Plan and LESOP. Effective January 1, 1999, the benefits which, under the Code, could not be earned under the LESOP and, therefore, were provided pursuant to the Benefit Restoration Plan, will be provided under the Mirror Savings Plan. Eligible management associates must make an annual election to participate in the Mirror Savings Plan.

  Estimated annual retirement incomes reflected in the table are assumed for this purpose to comprise the total of (i) the benefit under the Pension Plan,
(ii) the value at retirement of the aggregate of Company contributions made to the Company's LESOP and predecessor plans and the Company's Mirror Savings Plan, and earnings thereon, (iii) the benefit under the Benefit Restoration Plan, and (iv) the benefit under the Supplemental Retirement Program, assuming the payment of all such benefits in the form of a straight life annuity. The Named Executive Officers (other than Messrs. Tygart, Cody and Newman) currently have, respectively, the following years of "credited service" and approximate assumed "average final compensation" recognized for calculation of benefits under the Supplemental Retirement Program: Mr. Oesterreicher, 34 years, $1,504,415; Mr. Hutchens, 37 years, $755,763; and Mr. Lotter, 26 years, $645,483. Upon their retirement as full-time employees of the Company, Messrs. Tygart and Cody became entitled to annual retirement incomes of $571,834 and $455,706, respectively.

  Effective January 1, 1999, Mr. Newman became a participant in the Company's Pension Plan and the Benefit Restoration Plan. Since Mr. Newman is not a participant in the Company's Supplemental Retirement Program, his annual retirement income from the Company's defined benefit plans will comprise the total of (i) the benefit under the Pension Plan and (ii) the benefit under the Benefit Restoration Plan. As of June 30, 1999, Mr. Newman's years of "credited service" and "average final compensation" for purposes of calculating his annual retirement income under the Company's plans were 0.5 years and $566,491.

  Prior to January 1, 1999, Mr. Newman was an active participant in the Eckerd Corporation Pension Plan and the Eckerd Corporation Executive Excess Plan, both of which were frozen as of December 31, 1998. The minimum annual retirement benefit payable to Mr. Newman upon normal retirement under the Eckerd Corporation Pension Plan and the Executive Excess Plan is $84,341. This minimum annual retirement benefit is an age 65 single life annuity amount and is not subject to any deduction for Social Security or other offset amounts, and includes the income which could be provided by a monthly annuity for life purchased with the Eckerd Profit Sharing Plan vested account balance.

  Mr. Newman also participates in the Eckerd Corporation First Executive Supplemental Benefit Plan, which was in place at the time the Company acquired Eckerd and has not been frozen. The Eckerd Corporation First Executive Supplemental Benefit Plan is a non-qualified, noncontributory plan that provides for supplemental retirement and death benefits for the executive officers and other key management employees of Eckerd.

  The following table sets out the estimated annual benefits payable under this Eckerd Corporation First Executive Supplemental Benefit Plan at age 65 for the noted levels of midpoint salaries:

                                                                         Annual
                                                                        Benefit
       Covered Salary                                                   Payable
       --------------                                                   --------
       $100,000........................................................ $ 25,000
        200,000........................................................   50,000
        300,000........................................................   75,000
        400,000........................................................  100,000
        500,000........................................................  125,000
        600,000........................................................  150,000
        700,000........................................................  175,000

  Under the Eckerd Corporation First Executive Supplemental Benefit Plan, Eckerd is obligated to pay a participant an annual amount equal to 25 percent of the participant's covered salary in equal monthly installments for fifteen years commencing at age 65. The annual benefit shown assumes that the sum of the participant's age and the number of years of service (which cannot be less than five) is at least 70. If it is less than 70, then the annual benefit is prorated pursuant to a prescribed formula. The covered salary is the midpoint of a salary range for a particular executive position as calculated by Eckerd. For purposes of the Eckerd Corporation First Executive Supplemental Benefit Plan, Mr. Newman's 1998 covered salary was $662,900 and he had five years of service. The Eckerd Corporation First Executive Supplemental Benefit Plan also provides that, in the event of the death of a participant prior to retirement, the participant's beneficiary is entitled to receive either (a) a lump sum payment equal to four times the participant's covered salary, or (b) an amount equal to 90 percent of the participant's covered salary for the first year after death plus 45 percent of the covered salary annually for the next nine years.

Compensation Committee Interlocks and Insider Participation

  The Personnel and Compensation Committee is composed entirely of persons who are neither employees nor former or current officers of the Company. K. B. Foster, George Nigh, J. C. Pfeiffer, Francisco Sanchez-Loaeza, and C. S. Sanford, Jr. served as members of the Committee during the Company's 1998 fiscal year.

  Mr. Jordan is a senior partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., which is one of a number of firms which have provided or will provide legal services to the Company and its subsidiaries.

  In connection with its acquisition of Eckerd Corporation, the Company requested that Mr. Newman, Eckerd's Chairman, President and Chief Executive Officer, enter into an amendment to his existing employment agreement to guarantee his continued employment with Eckerd for at least three years after the acquisition. As amended, the agreement, which provides for an initial base salary of $575,000, has a three-year term beginning

February 27, 1997, after which it is automatically renewed annually until terminated by the Company or Mr. Newman. Upon involuntary termination of his employment, other than for cause, Mr. Newman is entitled to a severance payment of two times his then current annual base salary, payable in monthly installments over a two year period. In addition, upon termination by the Company within two years, or termination by Mr. Newman for Good Reason (as defined therein) at least one year but less than two years, after a Change of Control (as defined therein), he will receive a lump sum severance payment of
2.9 times base salary and all previously granted incentive awards will vest immediately. Unless terminated for cause, Mr. Newman will also receive a pro rata portion of his applicable bonus compensation and, subject to certain limitations, the Company will continue certain insurance and medical benefits for two years.

Directors' Compensation

  Company employees are not paid additional amounts for serving as directors. Directors who are not Company employees ("non-associate directors") are paid an annual retainer of $26,400, plus $1,200 for attendance at each meeting of the board of directors and $1,000 for attendance at each meeting of any committee of the board of directors. Non-associate directors also receive $1,000 for each written consent of directors in lieu of a meeting, if any. In fiscal 1998, two such written consents were executed. The chairs of the Audit Committee and the Personnel and Compensation Committee of the board of directors are each paid an additional annual fee of $4,500; the chairs of the Benefit Plans Review Committee, the Corporate Governance Committee, the Public Affairs Committee, and the Finance Committee of the board of directors are each paid an additional annual fee of $4,000. Directors are also reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Directors who are representatives under an Indemnification Trust Agreement between the Company and The Chase Manhattan Bank, as trustee, (currently directors Jordan and Pfeiffer), are paid an annual retainer of $5,000, plus $600 for each meeting of the representatives, and are reimbursed for expenses of meeting attendance. During fiscal 1998, no such meetings were held. Non-associate directors are also paid $800 for each full day of service to the Company in addition to those services which they perform in connection with board of directors and committee responsibilities, and are reimbursed for expenses in connection with their performance of such services. During fiscal 1998, non-associate directors Burns, Foster, Jordan, Richards and Turner were each paid $800, and non-associate directors Nigh (who retired from the board of directors in May 1999), Pfeiffer, Sanchez-Loaeza and Sanford were each paid $400, for such services. A director may elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 1998, four directors had elected such deferral.

  Pursuant to a retirement plan for non-associate directors, a director serving as of February 12, 1997, and any person who served as a Company director prior to such date, who is not entitled to receive benefits under the Company's Pension Plan, will be paid a retirement benefit after serving as a member of the board of directors for a period of not less than five years, unless such non-associate director elected to discontinue participation in the retirement plan. For such director retiring on his or her normal retirement date, as defined in the retirement plan, annualized benefits will equal the annual retainer for directors from time to time then in effect. During fiscal 1998, each eligible non-associate director who elected to remain in the retirement plan or who elected not to participate in the retirement plan was granted a stock award of 400 shares of restricted common stock under the Company's 1997 Equity Compensation Plan. Each non-associate director who was not eligible for the retirement plan was granted a stock award of 900 shares of restricted common stock under the 1997 Equity Compensation Plan. Non-associate directors elected or appointed to the Company's board of directors after February 12, 1997 are not eligible to receive retirement benefits. Pursuant to the Company's bylaws, no person may continue to serve as a director after the Company's annual meeting of stockholders in the calendar year in which such person attains age 72.

  Directors are eligible to participate in the Company's Directors' Charitable Award Program. The Directors' Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company's ability to attract and retain directors of the highest caliber and experience. Pursuant to the Directors' Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000: $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or
(ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program. The board of directors may, at any time, without the consent of any participating director, amend, suspend, or terminate this program. Seven of the current directors have elected to participate in the Directors' Charitable Award Program.

                          BENEFICIAL OWNERSHIP TABLES

                   SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS

  The following table sets forth, as of December 31, 1998, certain information with respect to each stockholder known to the Company to own beneficially more than 5 percent of the existing common stock.

                                                                  Percent of
                           Shares of existing    Percent of      voting stock
   Name and address of        common stock     existing common       as of
     beneficial owner      beneficially owned stock outstanding [   ], 1999(1)
   -------------------     ------------------ ----------------- --------------
Capital Research and
 Management Company.......     30,641,600(2)        12.1             --
333 South Hope Street
Los Angeles, CA 90071
Sanford C. Bernstein &
 Co., Inc.................     23,451,363(3)         9.2             --
767 Fifth Avenue
New York, NY 10153

--------
(1) Percentages are calculated based on the shares of existing common stock beneficially owned as of December 31, 1998.
(2) Capital Research and Management Company ("Capital Research") has informed the Company that it has sole dispositive power with respect to 30,641,600 shares of existing common stock in its capacity as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research has disclaimed beneficial ownership with respect to such shares.
(3) Sanford C. Bernstein & Co., Inc. ("Sanford Bernstein") has informed the Company that it is the beneficial owner of 23,451,363 shares of existing common stock held in the accounts of discretionary clients. Of such shares, Sanford Bernstein has sole voting power with respect to 12,021,829 shares, shared voting power with respect to 2,983,268 shares, and sole dispositive power with respect to 23,451,363 shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of March 22, 1999, the beneficial ownership of shares of voting stock by each present director and by the named executive officers, and by all present directors and all executive officers of the Company as a group. The information includes shares held under certain restrictions and, in the case of executive officers, also includes the number of shares of voting stock credited to their accounts under the Company's LESOP. As shown in the last two columns, substantial portions of the shares indicated as beneficially owned are actually unissued shares attributable to unexercised and unexpired options for existing common stock. The combined beneficial ownership of shares of existing common stock and existing common stock voting equivalents of each director and named executive officer and of all directors and executive officers as a group (not including shares attributable to unexercised and unexpired options) constitutes less than 1 percent of the total voting stock as of March 22, 1999.

                                            Number of shares
                                               included in
                                             previous column
                                             attributable to   Number of options
                                             unexercised and  included in previous
                                            unexpired options  column exercisable
                          Number of shares    for existing       within 60 days
Name or group            beneficially owned   common stock     of March 22, 1999
-------------            ------------------ ----------------- --------------------
Directors:
 M. A. Burns............        14,400              8,800             8,800
 T. J. Engibous.........           900                  0                 0
 K. B. Foster...........         1,217(1)               0                 0
 V. E. Jordan, Jr.......        17,760             12,000            12,000
 George Nigh............        12,619              8,800             8,800
 J. E. Oesterreicher....       598,188            517,052           295,052
 J. C. Pfeiffer.........        17,520             10,800            10,800
 A. W. Richards.........         4,671              2,400             2,400
 F. Sanchez-Loaeza......         2,400                  0                 0
 C. S. Sanford, Jr......        11,400              4,800             4,800
 R. G. Turner...........         4,748              1,600             1,600
Named Executive
 Officers(2):
 J. T. Cody, Jr.*.......       190,108             98,500            98,500
 T. D. Hutchens.........       146,338            114,872            57,872
 C. R. Lotter...........       138,738            100,000            64,000
 F. A. Newman...........       191,116            186,692           117,692
 W. B. Tygart**.........       228,337            158,300           158,300
All present directors
 and executive officers
 as a group(3)..........     1,897,302          1,529,473           888,223

--------
*  Mr. Cody retired from the Company on March 1, 1999.
** Mr. Tygart retired from the Company on August 1, 1998.
(1) Includes 304 shares held by a family limited partnership with respect to which Mr. Foster has shared voting and dispositive power, but as to which he disclaims beneficial ownership.
(2) In addition to Mr. Oesterreicher who also serves as a director.
(3) Excludes shares beneficially owned by Messrs. Cody and Tygart who are retired from the Company.

                               OTHER INFORMATION

Solicitation of Proxies

  In addition to the solicitation of proxies by mail, the Company's employees, including officers of the Company, may solicit proxies by telephone, telegraph, or mail. The Company's employees will not be compensated for proxy solicitation. The Company has also retained Morrow & Co., Inc. to assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview, particularly those proxies held in street name by brokers, banks and other institutions. Morrow & Co., Inc. will receive a fee of approximately
$    plus out-of-pocket expenses for its solicitation efforts. The Company may also reimburse brokers and other persons holding shares in their names, for their expenses in sending proxy materials to principals and obtaining their proxies.

Stockholder Proposals

  Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2000 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 17, 1999.

  Under the Company's bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company containing the name and address of the stockholder, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board of directors, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

  The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

  It is currently expected that the 2000 annual meeting of stockholders will be held on or about May 19, 2000 in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by December 17, 1999) must be given by stockholders by February 19, 2000. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the advance notice period referred to above. Copies of the Company's bylaws are available from the Secretary of the Company.

Independent Auditors

  Representatives of KPMG LLP, the Company's independent auditors, will be present at the special meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions at that time.

Legal Opinions

  Cravath, Swaine & Moore, New York, NY, will render an opinion to the Company concerning the validity of the reclassification of the existing common stock and certain tax matters.

                                    ANNEX I

                                  AMENDMENT TO

                           J. C. PENNEY COMPANY, INC.

                     RESTATED CERTIFICATE OF INCORPORATION,

                                   AS AMENDED

                                    ANNEX II

                           J. C. PENNEY COMPANY, INC.

                         1997 EQUITY COMPENSATION PLAN

                          (AS PROPOSED TO BE AMENDED)

                                   ANNEX III

                                  PENNEY GROUP

                            DESCRIPTION OF BUSINESS

                       PENNEY GROUP BUSINESS DESCRIPTION

Overview

  The Penney Group consists of the JCPenney department store, catalog, and direct marketing businesses. The JCPenney department store chain was founded by James Cash Penney in 1902 and is one of the largest department store retailers in the United States. In fiscal year 1998, revenues for the Penney Group totaled $20.4 billion, and net income was $594 million. For the first quarter of 1999, revenue and net income for the Penney Group totaled $4.5 billion and $167 million, respectively.

Department Stores and Catalog

  The Penney Group operates approximately 1,150 JCPenney department stores located in all 50 states, Puerto Rico, Mexico and Chile. In addition, in January 1999, the Penney Group acquired a majority interest in a Brazilian department store chain that operates an additional 21 stores under the Renner name. The JCPenney stores occupy more retail space in major regional shopping centers than any other department store retailer in America. The Penney Group markets predominantly family apparel, jewelry, shoes, accessories and home furnishings.

  The Penney Group's catalog operation is the largest in the United States, with sales of nearly $4 billion and catalog desks in approximately 1,800 locations, including virtually all JCPenney department stores, a growing number of Eckerd drugstores, and free-standing catalog stores. The Penney Group's catalog infrastructure provides well-established capabilities in fulfillment, telemarketing, and customer service.

  Private brands. The department store and catalog business offers 34 private brands, which give the Group the ability to tailor its apparel and home merchandise to the needs and wants of targeted customer groups. The eight most successful private label brands are the Original Arizona Jean Company, Worthington, Stafford, St. John's Bay, Hunt Club, Jacqueline Ferrar, USA Olympic, and JCPenney Home Collection. To enhance their store presentations, the stores now feature these brands in shops containing each brand's total assortment, much like having a specialty store within the larger store. Shops have been established for the Original Arizona Jean Company, Worthington, Stafford, and St. John's Bay in the majority of the larger JCPenney department stores.

  The Penney Group has also leveraged the scale of its power brands to cut costs. For example, brand managers for Arizona Jean Company ($1 billion in 1998 annual sales) and St. John's Bay ($800 million in 1998 annual sales) now combine contracts when possible for men's, women's, and children's merchandise to elicit better pricing, source key fabrics earlier, and ensure manufacturing commitments.

  The department stores and catalog business will continue to offer popular national brands that complement those private brand offerings, such as Dockers, Vanity Fair, Jockey, Haggar, and Adidas. In 1998, the Penney Group successfully launched Crazy Horse, a women's apparel brand produced by Liz Claiborne exclusively for the JCPenney department stores and catalog. These brands have been expanded to include special sizes and the number of stores carrying these brands is expected to grow to more than 500 stores. Exclusive brands, like Crazy Horse and Joneswear by Jones Apparel, give the Penney Group a stronger presence in the fashion marketplace and allow it to benefit from the intelligence and expertise of key suppliers.

  Service and savings. To improve service, many stores have clustered point-of-sale registers in prominent positions on the selling floor to help customers find assistance and complete transactions more quickly. With the aid of new technology, the Penney Group has recently consolidated many office and personnel functions, which enable the Group to focus more resources on staffing the sales floor and training associates in customer service.

  The Penney Group continues to look for ways to cut costs in the department store and catalog businesses. Recent initiatives include:

  . Creating a flatter, more streamlined organization in the buying and store administrative departments.


                                     III-1

  . Continuing the implementation and refinement of the Penney Group's
    Fashion Accelerated Shipping Technique (FAST), which provides a more efficient means of shipping opening assortments of fashion merchandise to stores. This program has the potential to improve the consistency of fashion assortments.

  . Combining the department store and catalog inventories, which simplifies inventory management, provides a means to shift merchandise between stores and catalog to meet demand, and improves service to customers.

  . Consolidating retail distribution and catalog fulfillment into a single logistics organization that is responsible for moving merchandise along the supply chain. In addition to greater efficiency, this new organization--combined with the telemarketing and direct marketing expertise of our catalog business--positions the Penney Group to explore third party fulfillment opportunities.

  Home shopping. The JCPenney catalog extends the Penney Group's marketing reach by offering around-the-clock shopping convenience, greater breadth and depth of merchandise than is available in stores, and the option of home or store delivery.

  Internet strategy. The Penney Group opened its Internet store three years ago, and by the 1998 holiday season had approximately 4,500 items for sale on its web site, www.jcpenney.com. In 1999, the entire Fall and Winter Catalog will be available online. Sales from the Internet shopping service increased significantly in 1998 over the previous year.

  The Penney Group is also developing new formats for online offerings, such as a special holiday Web site that featured a focused selection of gift merchandise. The Penney Group's Arizona Jeans web site (www.arizonajeans.com) targets a young teen audience, and the group plans to launch an exclusive web site dedicated to full figured women.

  International. The Penney Group's international group currently operates nine JCPenney stores. The international group includes five stores in Puerto Rico, as well as two in Mexico and two in Chile (one of which is a JCPenney Home Store). The Penney Group recently expanded its international presence by acquiring a majority interest in Lojas Renner S.A. of Brazil. Renner operates 23 department stores in 15 cities. The Penney Group recently opened a new store that replaced its 30-year-old store at Plaza Las Americas shopping center in Puerto Rico. The Plaza Las Americas store is the largest JCPenney store and is No. 1 in sales and profit. Two additional stores are planned for Puerto Rico in 1999 and 2000, and two new stores are scheduled to open in Mexico in 2000 and 2001. The Penney Group's international expansion is focused on Latin America. Management believes that the Latin American markets offer an excellent opportunity to leverage the Penney Group's global sourcing capabilities, private brands, and expertise as a retailer.

Direct Marketing

  J. C. Penney Direct Marketing Services, Inc. is a direct-marketing organization which markets life, health, accident and credit insurance, as well as membership services products. It markets to various credit card files by direct response solicitations in the United States, Canada, Australia and the United Kingdom.

  The Penney Group's direct marketing business has achieved steady growth through the 1990s by expanding its range of products and services and entering international markets. The group markets life, health, accident, and credit insurance and membership services, primarily through telemarketing and direct mail. Membership services include benefits on dental, pharmacy, vision, and hearing, as well as services targeted to motorists and travelers. The Penney Group's direct marketing business now has 14.7 million policies, certificates, and membership accounts in force, and in 1998 completed its 11th consecutive year of revenue and earnings growth.

  Management believes that the direct marking business of the Penney Group is well-positioned to benefit from the current growth trend in direct marketing services--both as a direct seller of products and services and as a provider of expert marketing solutions for other companies. Through the group's business relationships with more than 40 credit card issuers, including the industry's leaders, the group markets to more than 90 million

                                     III-2
credit card holders. At the same time, the group remains focused on customer retention and developing business from its own customer list, which includes the JCPenney credit card file.

  The Penney Group's relationships with major credit card issuers--including banks, petroleum companies, and other retailers--allow the direct marketing business to leverage that expertise in customer modeling and target marketing to drive growth. These relationships are a key part of the group's strategy for moving into international markets. The group's direct marketing business has amassed a base of more than one million customers in Canada through its relationships with four credit card sponsors, and in 1998 established a presence in the United Kingdom. The Penney Group is also exploring other opportunities for the direct marketing business in the Pacific Rim as it pursues its intent to become a premier worldwide direct marketer in the 21st century.

  The principal executive offices of the Penney Group are located at 6501 Legacy Drive, Plano, Texas 75024-3698.

                                     III-3

                                    ANNEX IV

                                  ECKERD GROUP

                            DESCRIPTION OF BUSINESS

                       ECKERD GROUP BUSINESS DESCRIPTION

General Overview

  The Eckerd Group operates the Eckerd drugstore chain, which is one of the four largest drugstore chains in the United States. At May 1, 1999, the Eckerd drugstore chain consisted of 2,889 stores, located in 20 states. These stores are primarily concentrated in the Southeast, Sunbelt and Northeast regions of the United States, including 590 stores in Florida, 450 stores in Texas, 373 stores in New York and 356 stores in Pennsylvania. The Eckerd Group includes the original Eckerd drugstore chain which JCPenney acquired in 1997, JCPenney's former Thrift, Fay's and Kerr drugstores and the recently acquired Genovese drugstore chain operating in the greater metropolitan New York City area. All of the Eckerd Group's drugstores operate under the Eckerd name and format except for the recently acquired Genovese stores, which will be converted to the Eckerd name and format. In addition, the Eckerd Group includes Eckerd Health Services, a leading mail service pharmacy and pharmacy benefits manager. Eckerd Health Services operates the largest retail chain-owned mail service pharmacy in the United States with revenues of $809 million in 1998.

  The Eckerd Group ranks, according to industry sources, first or second in drugstore sales in 34 (80 percent) of 42 major metropolitan markets in which it operates, including such markets as Atlanta, Dallas and Miami, as well as smaller markets such as Austin, Buffalo and Charlotte. As a result of the consolidation of the former Thrift, Fay's and Kerr drugstores with the Eckerd drugstores, internal growth and smaller acquisitions, aggregate sales have increased to $10.3 billion in fiscal 1998. Eckerd drugstores sell pharmaceuticals and related products as well as general convenience merchandise.

  Over the past several years, the Eckerd Group has implemented certain initiatives designed to increase the size and improve the quality and operating performance of its drugstore base. Since the beginning of fiscal 1997, more than 450 new and relocated Eckerd drugstores have been opened, more than 300 under performing stores have been closed or divested and 384 stores have been acquired. In addition, in the same period of time, the Eckerd Group has opened more than 370 Eckerd Express Photo centers in its drugstores. The Eckerd Group has also increased the degree to which its merchandise mix is tailored to specific markets, instituted a chainwide shrinkage reduction program and made a significant investment in its management information systems.

  The Eckerd Group's principal executive offices are located at 8333 Bryan Dairy Road, Clearwater, Florida 33777.

The Drugstore Industry

  Drugstore sales in 1998 increased 7.7 percent from 1997 to approximately $105.7 billion, according to Drugstore News. Of these drugstore sales, conventional drugstore chains such as the Eckerd drugstore chain accounted for 76 percent of these sales. Drugstore prescription sales increased 18.1 percent from 1997 to approximately $67.9 billion in 1998, which represented approximately 65.8 percent of total retail prescription sales. The remaining
34.2 percent of retail prescription sales was comprised of mail order ($13.4 billion), food/drug combination stores ($11.4 billion) and mass merchandisers ($10.4 billion).

  The drugstore industry has recently undergone significant changes as a result of the following important trends:

  .  the increase in managed care plans for prescription drugs,

  .  consolidation within the drugstore industry,

  .  favorable growth demographics, including an aging population,

  . increased numbers of new prescription drugs and greater focus on prescription drug therapy as a cost effective alternative to hospital procedures, and

  . an increase in competition from non-traditional retailers of prescription and over-the-counter drugs.

  During the last decade, a growing percentage of prescription drug volume throughout the industry has been accounted for by sales to customers who are covered by managed care programs. This proliferation of managed care programs has broadened prescription coverage. Over the last five years the Eckerd Group's managed care sales have grown from 58 percent to 85 percent of total pharmacy sales. In a typical managed care sale, the drugstore has a contract with a managed care payor, such as an insurance company, a health maintenance organization or HMO, a preferred provider organization or PPO, a pharmacy benefits manager or PBM, or a government agency, which agrees to pay for part or all of the customer's eligible prescription purchases in exchange for reduced prescription prices. Although these managed care sales contracts often provide a high volume of prescription sales, such sales typically generate lower gross margins than non-managed care sales due principally to the highly competitive nature of this business and the increasing emphasis by managed care firms on reducing costs.

  This increase in managed care plans for prescription drugs has contributed to consolidation in the industry. Larger drugstore chains such as Eckerd are typically better able to service the growing managed care segment than independent drugstores and smaller chains as a result of the larger chains' more sophisticated technology systems, greater number of stores overall and greater concentration of stores within their markets. In addition, larger drugstore chains generally achieve economies of scale with respect to purchasing, marketing, distribution, technology and other expenditures. As a result of these economies of scale as well as the managed care payment trend, the number of independent drugstores and smaller drugstore chains has decreased as many have been acquired by larger drugstore chains.

  Changes in demographics have also contributed to changes in the drugstore industry, as the group of persons over age 50 is the fastest growing segment of the United States population. This trend has had, and is expected to continue to have, a marked effect on the pharmacy business in the United States because consumer prescription and over-the-counter drug usage generally increases with age. In 1995, persons over age 50 represented approximately 25 percent of the population, although they consumed approximately 50 percent of all prescription drugs sold in the United States. This segment is projected to increase to approximately 28 percent of the population by the year 2005. The average per capita prescription usage in the United States is approximately 7 prescriptions per year, which increases to approximately 12, 17 and 20 prescriptions filled per year for persons ages 55 to 64, 65 to 74 and over 75, respectively. Many of the Eckerd Group's markets have large concentrations of, and are continuing to experience significant growth in, the number of persons over age 65. In addition to purchasing twice as many prescription drugs as the national average, persons over age 65 purchase 50 percent more over-the-counter drugs than the national average.

  The drugstore industry has experienced a notable increase in the introduction of new prescription drugs over the last few years, supported by increased marketing spending by drug manufacturers. Management believes that the increasing numbers of new prescription drug offerings will have a favorable impact on revenues and earnings in the drugstore industry generally and for the Eckerd Group. When drug manufacturers introduce new products, drug prices rise on average and sales of prescription drugs tend to increase at a greater rate. This leads to higher comparable store prescription sales for Eckerd drugstores.

  Managed care organizations continually look for new ways to control escalating health care costs. One of the ways in which these organizations achieve cost savings is by ensuring that whenever possible patients are treated with prescription drug therapies as a means of reducing the number of patients requiring costly hospital procedures. The Eckerd Group believes that the drugstore industry will benefit from increased sales demand for prescription drugs because of this greater emphasis on prescription therapy.

  In 1998, drugstore chains and independent drugstores represented approximately 40.3 percent and 25.6 percent, respectively, of all retail prescription sales in the United States. In the last several years, mass merchants (including discounters), supermarkets, combination food and drugstores, mail order distributors, hospitals, HMOs and other managed care providers have entered the prescription industry. Supermarkets, including combination food and drugstores, represented approximately 11.0 percent and mass merchants represented approximately 10.1 percent of all prescription sales in the United States in 1998. Although the Eckerd Group currently faces increased competition from these retailers, recent industry studies show that consumers in the over 65 age group tend to make purchases at traditional drugstores, such as Eckerd drugstores, and maintain strong store loyalty due to a number of factors such as store location, brand awareness and personal relationships with pharmacists.

Key Competitive Strengths

  The Eckerd Group believes that it possesses a number of key competitive strengths that position it to operate effectively in the changing drugstore environment outlined above. The Eckerd Group's key competitive strengths are its:

  .  position as a leading national drugstore chain,

  .  strong presence in fast growing pharmacy markets,

  .  strong offering of convenience merchandise and services,

  . fully integrated mail service pharmacy and pharmacy benefits management business, and

  . ability to benefit from business synergies through ownership by JCPenney.

 Leading National Drugstore Chain

  The Eckerd Group is a leading national drugstore chain consisting of 2,889 stores as of May 1, 1999. Management believes that the size of a drugstore chain's operations provides a number of critical benefits in a consolidating drugstore industry. First, larger chains are generally able to purchase most categories of pharmaceutical and non-pharmaceutical merchandise at lower prices than are available to smaller chain and independent drugstores. Second, in an environment where managed care sales continue to grow, the size of the Eckerd Group's chain enhances its ability to negotiate with managed care payors, such as HMOs, PPOs, unions and corporations. These managed care organizations typically include Eckerd drugstores in their networks because of the concentration of stores that the Eckerd Group has in many of the geographic areas in which such organizations operate. Third, larger chains such as the Eckerd Group are typically able to reduce expenses as a percentage of revenues compared with smaller chains because of economies of scale in such areas as purchasing, distribution, marketing and technology. Finally, the Eckerd Group believes its larger size increases brand awareness among consumers.

 Strong Presence in Fast Growing Pharmacy Markets

  The Eckerd Group is well positioned geographically to service areas with growing populations of retirees. According to U.S. Census Bureau estimates, the number of people over the age of 65 is projected to grow 6.6 percent in the United States from 1995 to 2005 and 7.0 percent in the markets served by Eckerd drugstores generally. Such growth is projected to be much higher, however, in areas where the Eckerd Group has high concentrations of stores. For example, the number of people over the age of 65 in Florida, Texas and North Carolina is expected to grow 18.6 percent, 14.7 percent and 15.9 percent, respectively, during the period from 1995 to 2005. Partially as a result of the Eckerd Group's high concentration of stores in these areas, its comparable pharmacy sales grew 17.7 percent in the first quarter of 1999 and
15.0 percent in 1998. Management believes that the nexus between these favorable demographic trends and the Eckerd Group's geographic store concentrations should provide it with continued strong growth.

 Strong Offering of Convenience Merchandise and Services

  The Eckerd Group believes it has a very attractive offering of merchandise and services in the nonpharmacy areas of its stores, referred to in the industry as the "front-end" of the store, and that sales of such products and services will be a strong growth driver for the Eckerd Group's revenues. The two principal components of the Eckerd Group's front-end offering are its actively managed selection of convenience products, and its Eckerd Express Photo centers.

  Convenience Merchandise Selection. Eckerd drugstores sell a wide variety of non-pharmacy merchandise, and typically stock over 27,000 different stock keeping units or SKUs of front-end products. Front-end products consist of both national brand products and the Eckerd Group's own private label products. The merchandise selection of each store is actively managed to emphasize higher profit margin products that are appropriate for the geographic location of the particular store as well as its principal demographic groups.

  Eckerd drugstores offer a broad assortment of national brand and private label over-the-counter drugs and other products related to dental care, foot care, vitamins and nutritional supplements, feminine hygiene, family planning and baby care. Eckerd drugstores also offer an assortment of popular brand name cosmetics, fragrances and other beauty products. The group's stores contain a greeting card department in which a wide selection of contemporary and traditional cards, gift wrap, bows and novelties are sold. A wide assortment of consumable and convenience products such as candy, food, tobacco products, books and magazines, household items, seasonal merchandise and toys are also sold in Eckerd drugstores.

  Eckerd Express Photo Centers. The Eckerd Group believes that one key area that differentiates the Eckerd Group from its major drugstore chain competitors is its photo finishing business. Management believes that the primary reasons for this differentiation are that Eckerd's Express Photo centers (1) are all manned by specifically trained personnel rather than being operated by drugstore clerks and (2) typically contain better quality, newer equipment than the equipment used by competing photocenters. The Eckerd Group's highly sophisticated express photo business offers increasing support for Advanced Photo System film and other products. The Eckerd Group typically offers overnight photo finishing services in Eckerd drugstores and operates 947 Eckerd Express Photo centers, which are one-hour photo processing mini-labs. The Eckerd Group's photo departments also offer camera and photo accessories, small electronics and related items.

 Fully-Integrated Mail Service Pharmacy and Pharmacy Benefits Management
Business

  Eckerd Health Services, the Eckerd Group's pharmacy benefits management business is fully integrated with its in-house mail service pharmacy. The Eckerd Group's mail service pharmacy is geared primarily towards selling prescription drugs to managed care payors such as unions, governments, employer groups, HMOs and PPOs. Industry sources indicate that mail service sales represented approximately 13 percent of retail prescription sales in 1998. The Eckerd Group's mail service pharmacy is the largest in the chain drugstore industry in terms of revenue ($809 million in 1998) and number of prescriptions filled and the group believes that having this large mail service capability is important to servicing the increasing number of PBM clients. The Eckerd Group's mail service operations are run out of three facilities in Pittsburgh, Pennsylvania, Largo, Florida and Kansas City, Missouri.

  Eckerd Health Services is a full service PBM which designs and administers comprehensive prescription benefit plans for employers and HMOs and offers a network of 50,000 participating pharmacies, allowing it to administer larger national PBM accounts. In a typical PBM contract, a company or other managed care payor will contract with Eckerd Health Services to manage the prescription drug portion of their medical benefits plan(s). Eckerd Health Services then receives a management fee from the managed care payor based on the number of "covered lives" it is managing for the payor, as well as fees that are based on the number of prescriptions processed through its system and fees that are based upon use of services it can provide, such as disease management and data tracking for cost containment. Management believes that revenues from its PBM will continue to increase as the group implements the various growth strategies outlined below. The Eckerd Group believes that it has the expertise, physical infrastructure and technical capabilities necessary to facilitate further growth in the PBM business.

  The Eckerd Group believes that its ownership of substantial mail service capabilities which are fully integrated with a growing PBM business provides a number of key strategic benefits, including: (1) an enhanced ability to construct full-service prescription networks for the group's PBM customers;
(2) a greater ability to negotiate opportunities with other managed care programs and PBMs regarding the Eckerd Group's participation in pharmacy program networks; (3) an incremental source of revenue growth as a provider of additional PBM services; and (4) a leading prescription fufillment capability on which to build the Group's electronic commerce efforts.

 Ownership by JCPenney Will Provide Business Synergies

  Since JCPenney completed its acquisition of Eckerd in 1997, the Company has primarily focused on achieving synergies by integrating the operations of the Eckerd drugstore chain with JCPenney's existing Thrift, Fay's and Kerr drugstores. The integration of those chains is complete and all of JCPenney's drugstores, including the recently acquired Genovese drugstores, now operate as part of the Eckerd Group. Because the Eckerd Group will remain a wholly owned business of JCPenney, management believes that the Penney Group and the Eckerd Group will benefit from various synergies available between the Groups. The Eckerd Group has begun utilizing JCPenney's extensive customer database for some of Eckerd's marketing programs and promotional programs. The management teams of the two Groups are working together to capitalize on synergies in various areas, including purchasing, accounts payable, payroll, technology and benefits management. One of the first direct synergies available to the Eckerd Group and JCPenney was the placement of JCPenney catalog desks in Eckerd drugstores. By the end of 1999, more than 300 Eckerd stores will contain catalog desks and the Eckerd Group receives 10 percent of the revenues from each catalog desk sale.

Business Growth Strategy

  The Eckerd Group believes that it has identified a number of growth strategies that will allow it to continue to grow by leveraging its key competitive strengths. The central components of its growth strategy are to:

  . relocate older strip center drugstores to free-standing locations in high traffic areas,

  .  open new stores in existing geographic markets and selected new markets,

  .  acquire prescription files from independent drugstores,

  .  enhance focus on front-end sales initiatives,

  .  grow its prescription benefits management business,

  .  pursue initiatives in electronic commerce, and

  .  consider opportunistic acquisitions of complementary businesses.

 Store Relocation Program

  Eckerd Group management has determined that the relocation of existing stores that are in less desirable locations to larger free-standing locations will contribute a number of benefits to the Group's operations. Many of Eckerd Group's stores are currently located in older, strip-type shopping centers. For a variety of reasons, such as a drive through pharmacy capability and convenient parking, stores that are relocated are more convenient to the Eckerd customer. The Eckerd Group has observed that when a store is relocated from a strip center to a larger free-standing location, annual sales increase by more than 30 percent on average versus the one year period prior to the relocation. Management believes that these newer free-standing stores generate such strong sales increases because of: (1) increased customer traffic due to the greater convenience and higher visibility of free-standing locations, which are typically located on the corners of major intersections and therefore provide ease of access; and (2) increased shelf space for placement of a greater variety and amount of front-end products, which typically have higher profit margins than pharmacy merchandise.

  The Eckerd Group believes that over 1,500 of its current drugstores are attractive relocation candidates in the next several years and plans to relocate approximately 645 of its existing stores over the next three years.

 New Store Opening Program

  A related element of the Eckerd Group's growth strategy is the opening of new drugstores. The group plans to open approximately 250 new drugstores over the next three years. Virtually all of these stores will be built in free-standing locations having the convenience and visibility characteristics discussed above with respect to relocated stores. The Eckerd Group selects sites for the new stores with a view towards placing them in areas of the group's existing markets where there is a gap in its coverage. Management believes that placing new stores in existing markets is beneficial because the new store has the advantage of the group's existing advertising spending that blankets that area, distribution capabilities serving that market and brand awareness and customer loyalty in that area. Additionally, the Eckerd Group intends to begin opening stores in select markets which are attractive in terms of consumer demographics, are not currently served by Eckerd drugstores and complement the group's existing geographic base. The first markets management has identified that fit these characteristics are the greater Washington, D.C. metropolitan area and Puerto Rico.

 Acquisition of Prescription Files from Independent Competitors

  The Eckerd Group believes that it will be able to continue to acquire prescription files from independent pharmacies that are located in its markets because there remain a large number of independent pharmacies operating in the group's markets that have not been consolidated. The pharmacy industry trend towards increasing managed care sales relative to cash prescription drug sales will make it increasingly difficult for many independent pharmacies to remain commercially viable and independent. Management believes that this trend encourages such independent pharmacies to negotiate a sale of prescription files to larger chains such as Eckerd.

  The Eckerd Group benefits in a number of ways when it acquires prescription files from independents in areas where it has a nearby location. The principal benefit is that prescription sales volume in the nearby store will increase in proportion to the number of files obtained, which will also indirectly lead to growth of front-end sales due to higher store customer traffic. Management has also found that the majority of the acquired pharmacy's existing customers will patronize the pharmacy which acquired the prescription files especially when that pharmacy also hires the pharmacist from the former location. Management currently plans to acquire additional prescription files that are expected to yield an additional 14,000 prescriptions per day per year through the end of fiscal 2000.

 Enhance Focus on Front-End Sales Initiatives

  The Eckerd Group believes that customer service and convenience are critical in positioning itself as an attractive alternative to mass merchandisers, supermarkets and other large format retailing channels. In particular, management believes that it is well positioned to capitalize on its strength in front-end products and that it can implement a number of initiatives to increase the value and convenience to customers of drugstore front-end merchandise and service offerings. As discussed, front-end convenience products are usually sold at higher profit margins than prescription drugs and as such are a key component in management's plans to grow sales and earnings.

  Expansion of Eckerd Express Photo Centers. The Eckerd Group had 947 Express Photo Centers in its stores as of May 1, 1999, and intends to continue to expand its one-hour photo finishing business, with a goal of having approximately 1,500 stores with Express Photo centers by the end 2000. In addition, management plans to continue to upgrade the existing Express Photo Centers to enable increased support for Advanced Photo System products and film and to offer full support for digital imaging initiatives. Management believes that the expansion of the Express Photo Centers will be an important driver of front-end revenue growth both directly and by bringing increased traffic into the stores.

  Increase Offerings of Eckerd Brand Products. Management believes that customers are becoming increasingly accepting of private label products and that the loyalty the existing Eckerd private label brands build will allow for the marketing of additional private label products, especially in the areas of cosmetics, health and beauty aids, toiletries and miscellaneous general merchandise. Although private label products are sold at discounts to comparable products bearing a national brand name, they generate higher profit margins.

  Being "First to Market" on New Items. The Eckerd Group has been successful in being "first to market" on major new product introductions. First to market refers to the capability of being one of the first retailers to offer a new product that is being nationally promoted by a manufacturer. In certain instances the Eckerd Group, through advanced planning in its supply channels, has been able to offer certain new products days, and in some cases weeks, before competing drug chains and mass market retailers. Management believes that when it brings a potentially popular new product to market before its competitors it receives two principal benefits: (1) during the initial roll-out period the market share of the Eckerd Group for that product is significantly greater in percentage terms than the group's market share in that category of products generally, with a portion of this higher market share retained over time and (2) being first to market attracts new customers.

  Expanded Vitamins and Herbal Supplements Offering. Management plans to capitalize on the increasing popularity of vitamins and herbal supplements as an alternative to traditional prescription and over-the-counter remedies by expanding the shelf space dedicated to such products. Over the last several years, nontraditional and homeopathic medicine therapies have gained increasing acceptance among consumers. By increasing the shelf space dedicated to these products, the Eckerd Group believes that these products will help drive an increase in front-end sales.

 Grow the Prescription Benefits Management Business

  Eckerd Group management believes that significant opportunities exist to increase revenues from its PBM business and mail service pharmacy business. Managed care payors are increasingly focused on controlling health care costs for their customers. One way they can reduce the rate of cost increases is through use of the Eckerd Group's mail service products, which are significantly less expensive than prescriptions filled in a store-based pharmacy. The principal potential area for external growth of the PBM business is through the acquisition of additional "covered lives" from smaller and regional PBM service providers, such as regional Blue Cross/Blue Shield providers. By purchasing the contractual rights to service these covered lives, the Eckerd Group can directly increase revenues through the management and pharmacy fees these individuals generate. The principal area of internal growth for the PBM business is through the offering of additional products and services to its customers. The Eckerd Group believes that it will be increasingly able to offer disease management services, drug utilization review services and outcomes management capabilities to PBM customers and that the expansion and introduction of these services will provide additional revenue streams for the PBM business.

 Pursue Electronic Commerce Initiatives

  The Eckerd Group is in the process of increasing the capabilities of its web site offering. Currently the web site allows ordering of refills of prescriptions originally placed with Eckerd Health Services' mail service pharmacy. The next phase of the group's web offering will (1) add the ability to order new and refill prescriptions to be delivered by mail or to be picked up at the store, (2) allow the ordering of vitamins by mail and (3) provide access to healthcare and prescription information and an "Ask the Pharmacist" program. This upgrade is expected to be operational by the beginning of September 1999. A broad mix of front-end products are planned to be available for purchase from the web site by the end of November 1999.

  Management believes that the group's industry leading mail service pharmacy will facilitate a smooth expansion of the web site because of the similarity of the mail service business to the filling of orders placed through the web site. Management believes that the Eckerd Group's state-of-the-art, owned mail service fulfillment capability gives it a key competitive advantage versus the other major drugstore chains and the fledgling prescription commerce sites that already exist on the Internet. Management also plans to utilize the group's store base to increase the convenience of its online offerings by allowing customers to choose whether they would prefer to receive orders by mail, pick up their purchases at an Eckerd location or have them delivered to their homes for an additional delivery fee. Management believes that these electronic commerce initiatives will contribute to revenue growth in the future and enhance the Eckerd Group's reputation for convenient customer service.

 Consider Opportunistic Acquisitions

  The final growth strategy that will benefit the Eckerd Group is the pursuit of further opportunistic acquisitions. Although the Eckerd Group currently intends to expand within its existing markets and to selectively enter attractive new markets, the Eckerd Group also considers strategic acquisitions in other markets. For example, the New York based Genovese drugstore chain was acquired in March 1999, and is now being integrated into the Eckerd format. Management expects that this 141-store acquisition will add over $800 million in annual sales and enable the Eckerd Group to be the leading drugstore chain by revenues in New York state. The Eckerd Group intends to consider other acquisition opportunities which complement its existing businesses.

Store Operations

 General

  Eckerd drugstores are located and designed to maximize customer service and convenience and are typically situated in areas of high customer traffic. The Eckerd drugstore format is designed to facilitate customer movement and features well-stocked shelves, clearly identified aisles and well-lit interiors to maximize product visibility. Pharmacy departments are generally located near the back of the store to maximize customer exposure to the store's front-end merchandise offerings. The stores are equipped with modern fixtures and equipment and most of them range in size from 8,200 to 13,050 square feet. As the Eckerd Group opens new locations and relocates existing stores to free-standing locations, the new sites are designed around a format that is either 11,200 square feet or 13,050 square feet in size depending on the location. About 85 percent of the floor space is selling area, with the remainder used for storeroom and office space.

  Each drugstore is individually supervised by a manager who receives training in the Eckerd Group's merchandise offerings, customer service and management strategy. To enhance productivity per square foot and maintain consistent merchandising, the Eckerd Group utilizes centrally prepared formats for the display and stocking of products in the Eckerd Group's stores, while continuing to allow some flexibility for store managers to modify the merchandise assortment based on the market in which the store operates.

 Products and Services Offered in Eckerd Drugstores

  Eckerd Brand Products. Eckerd brand products, which are attractively priced and provide higher profit margins than similar national brand products, represent a growing segment of products offered by Eckerd drugstores. Sales of private label products and Eckerd branded photo finishing products accounted for $503 million of the group's sales in fiscal 1998. Examples of Eckerd brand products are over-the-counter drugs, skin care, hair care and dental hygiene products and disposable diapers.

  Over-the-Counter Remedies/Health Products. Eckerd drugstores offer a broad assortment of popular national brands as well as private label over-the-counter drugs and other products related to dental care, foot care, vitamins and nutritional supplements, feminine hygiene, family planning and baby care. Eckerd drugstores provide a helpful environment in which consumers can obtain product information from professional pharmacists, knowledgeable sales associates and store managers or from literature available at the pharmacy.

  Health and Beauty Aids. Eckerd drugstores offer an assortment of popular brand name cosmetics, fragrances and other beauty products. Management believes that Eckerd drugstores provide the customer with a convenient format in which to purchase the lines of beauty products offered in its stores. Skin care products are an increasingly important component of the beauty category due to the aging population and growing concern about the effects of the environment on the skin.

  Greeting Cards. The greeting card department in Eckerd drugstores offers a wide selection of contemporary and traditional cards, gift wrap, bows and novelties. The Eckerd Group believes that the locations of its stores together with the wide selection offered enables customers to satisfy their card and gift needs more conveniently than at traditional card stores.

  Food Mart and Convenience/Seasonal Products. This merchandise category consists of an assortment of items, including candy, food, tobacco products, books and magazines, household products, seasonal merchandise and toys. These items are carefully positioned to provide optimum convenience to the customer with easy access in the front part of the store. Eckerd drugstores seek to serve their customers' needs by specifically tailoring items in this category to meet the needs of customers in specific store locations. For example, souvenirs and select summer products are offered in beach and tourist locations while convenience food is stressed in urban areas and malls. Management believes food mart sections offering convenience food items such as staple grocery shelf items, chilled beverages, snack foods and specialty items help drive customer traffic in stores. The Eckerd Group has opened food mart sections in approximately 2,000 locations and plans to add food mart sections to an additional 275 to 325 stores in fiscal 1999.

  Eckerd Express Photo Centers. The Eckerd Group offers overnight photo finishing services in all Eckerd drugstores and as of May 1, 1999, operated 947 Eckerd Express Photo centers, which are one-hour photo processing mini-labs. The Eckerd Group believes that its branded processing programs, which emphasize quality and service, have helped position it as a leader in photo finishing. The Eckerd Group's photo departments also offer camera and photo accessories, small electronics, and related items.

  Pharmacy. The Eckerd pharmacy departments are designed to provide customers convenient wait areas that include locations for pharmacists to counsel customers as well as to display health-related literature. Technological systems improvements such as autodispensing units and the interactive voice response system in the pharmacy allow the group's pharmacies to efficiently and accurately fill prescriptions.

  Extended Store Hours. One initiative that management is implementing to increase customer convenience is to increase the number of extended hour and 24-hour drugstores. Extended hours stores are very convenient for customers and are an important factor in growing the volume of front-end and pharmaceutical sales. As a further convenience for customers, the Eckerd Group has introduced a toll-free nationwide phone number, 1-800-ECKERDS, that enables customers to locate the nearest 24-hour location.

Store Locations

  The Eckerd Group has grown to its present size and developed its leading position in the industry through both internal expansion and acquisitions. As of May 1, 1999, the Eckerd Group operated the number of drugstores and Eckerd Express Photo centers indicated below in each of the following states:

                                                           The Eckerd Group
                                                      --------------------------
                                                                 Drugstores with
                                                                 Eckerd Express
                                                      Drugstores  Photo Centers
                                                      ---------- ---------------
   Florida...........................................     590          354
   Texas.............................................     450          207
   New York..........................................     373           25
   Pennsylvania......................................     356           40
   North Carolina....................................     254          109
   Georgia...........................................     185          102
   New Jersey........................................     167           15
   South Carolina....................................     120           36
   Virginia..........................................     111            4
   Louisiana.........................................      97           29
   Tennessee.........................................      41           14
   Oklahoma..........................................      33            5
   Mississippi.......................................      26            1
   Delaware..........................................      23            3
   Missouri..........................................      21            1
   Maryland..........................................      15            0
   Kansas............................................      12            2
   Connecticut.......................................       6            0
   Ohio..............................................       5            0
   West Virginia.....................................       4            0
                                                        -----          ---
     Total...........................................   2,889          947
                                                        =====          ===

  The Eckerd Group opened or acquired 256 drugstores (including 175 relocations) in fiscal 1998. Virtually all of the new and relocated stores are free-standing locations. The Eckerd Group sold or closed 103 drugstores in fiscal 1998. The Eckerd Group intends to continue to expand the business of the Eckerd Group through both internal expansion and acquisitions of drugstore chains and independent drugstores. The cash costs associated with opening a new drugstore are estimated to be approximately $770,000, which includes initial inventory costs of approximately $385,000.

  In determining the areas in which to open or acquire drugstores, the Eckerd Group evaluates a number of demographic considerations, including the size, growth pattern and per capita income of the population, as well as the competitive environment and the accessibility of a proposed site to the customer and to the Eckerd Group's warehouse and distribution facilities. The Eckerd Group also continually reviews these factors and the performance of individual stores in determining whether to close or relocate certain stores.

Customer Service

  The Eckerd Group believes that customer service and convenience are critical in positioning itself as an attractive alternative to mass merchandisers, supermarkets and other large format retailing channels. The Eckerd Group will continue to emphasize service and convenience through pharmacy support services, such as phone-in refilling of prescriptions, store location and design, merchandising programs and operating hours geared to the needs of the particular market.

  The Eckerd Group offers a high level of professional pharmacy service, which management believes provides added value to its customers. The Eckerd Group provides the "Rx Advisor," a personalized easy-to-read publication, to each prescription drug customer, which advises the customer of the specific dosages, contraindications and side effects of his or her prescription medicine.

  The Eckerd Group will continue to remodel its stores to provide modern, high-visibility/well-identified stores, which typically have drive through pharmacies and convenient parking. Such stores are typically open every day of the year except Christmas, with some open until midnight or 24 hours a day.

  Other customer service advantages include comfortable pharmacy waiting areas, free health-related programs and health screenings such as blood pressure tests, in most new drugstores. The Eckerd Group is continually testing new customer service features.

Management Information Systems

  The Eckerd Group intends to continue to invest in information systems to improve customer service, reduce operating costs, provide information needed to support management decisions and enhance the Eckerd Group's competitive position with managed care payors. The Eckerd Group's Comp-U-Care System installed in each pharmacy location provides support for the pharmacy and assists pharmacists in their prescription processing, drug interaction and drug utilization review activities, which in turn enhances the pharmacy's ability to service customers. The system's daily transfer of information between the Eckerd Group's data warehouse and each of the in-store pharmacy terminals allows central monitoring of prescription sales activity by store and item, centralized billing of third-party sales and daily updates to the stores' data files. The Comp-U-Care System performs contraindication analysis and performs on-line adjudication of customer and claim eligibility and reimbursement for virtually every private managed care plan in which the Eckerd Group participates. On-line adjudication permits the Eckerd Group and the managed care payor to determine electronically, at the time of sale, eligibility of the customer, coverage of the prescription and pricing and co-payment requirement, if any, and automatically bills the respective plan. On-line adjudication reduces losses from rejected claims and eliminates a portion of the Eckerd Group's paperwork for billing and collection of receivables and costs associated therewith. The Eckerd Group believes that such systems are essential to service the increasing volume of managed care sales.

  As a supplement and upgrade to the Comp-U-Care system, the Eckerd Group is in the process of completing a pharmacy systems enhancement plan designed to provide additional support to pharmacists, meet the increasing complexity of third-party payor programs and enhance the Eckerd Group's competitive position through advanced technology. As part of this plan, the Eckerd Group is currently completing the implementation of the Comp-U-Care 2000 System, which began to be introduced in Eckerd drugstores in the second half of fiscal 1998. The Comp-U-Care 2000 System offers improved speed and productivity in the pharmacy and enhanced functionality, including expanded drug utilization reviews. The Comp-U-Care 2000 system allows the transfer of information, such as prescription files, directly from one drugstore to another thereby further improving customer service by enabling customers to fill and refill prescriptions at any Eckerd drugstore.

  As of May 1, 1999, the Eckerd Group drugstores all have point-of-sale product scanning equipment and all are linked to the group's main data warehouse, with the exception of the 141 recently acquired Genovese stores which are not expected to be centrally linked to the data warehouse until the third quarter of 1999. Scanning is a system which inputs point-of-sale information by reading the SKU of merchandise sold with either a hand held or slot scanner to capture information on each specific item of product, including variations in size and color, sales data and pricing information. The Eckerd Group brings such information into the central data warehouse and uses it to analyze sales, gross profit, inventory levels and direct product profitability by category, department and operating region and, in certain instances, SKU. Such information identifies early trends in sales by SKU, gross profit performance and inventory position and is also a source for measuring inventory shrinkage performance. Scanning systems provide more and better merchant and store level information to facilitate inventory management, automatic re-ordering, product sales and gross profit analysis and inventory shrinkage control.

  The Eckerd Group makes extensive use of electronic data interchange systems with certain of its major suppliers. Electronic data interchange allows for the paperless ordering of products with immediate confirmation from the vendor on price, delivery terms and amount of goods ordered. The Eckerd Group has also implemented automatic replenishment buying in connection with its warehouse and distribution systems, which includes the computer generation of purchase orders for certain vendors. The Eckerd Group has installed the merchandise receiving component of its warehouse management system in all of its distribution facilities except Philadelphia and is currently in the process of installing the shipping component. The Eckerd Group expects the entire system to be installed in all of its distribution facilities by the middle of fiscal 2000. These systems should also allow the Eckerd Group to reduce lead time on orders and improve cash flow by reducing the amount of inventory required to be kept on hand.

  In 1998, the Eckerd Group and IBM Global Services, a division of International Business Machines, entered into a Systems Operations Service Agreement which amended and restated a previously existing agreement between Eckerd and a wholly owned subsidiary of IBM. Under the Eckerd Group's supervision, IBM Global Services manages the entire information systems operation and is responsible for providing technology services to the Eckerd Group. The Systems Operations Services Agreement has a remaining term of four years. The Eckerd Group believes that this arrangement has enabled and will continue to enable the Eckerd Group to further improve customer service, replace and upgrade the Eckerd Group's existing systems, reduce operating costs and capital expenditures for hardware, obtain information needed to support management decisions on an improved basis and increase the Eckerd Group's focus on its core business.

Purchasing and Distribution

  Merchandising, buying and supplier payments are generally centralized at Eckerd Group headquarters to assure consistency of marketing approach and efficiency in supplier relations. The Eckerd Group has implemented an enhanced electronic buying system to improve inventory management and gross profit by enabling the Eckerd Group to take better advantage of volume discounts and forward buying opportunities, which the Eckerd Group believes will lower the average cost of inventory. Additionally, it is anticipated that this buying system and its improved forecasting ability will improve service levels to the stores and will reduce average inventory required in the Eckerd Group's distribution centers. The Eckerd Group recently began implementing a supply chain improvement initiative that involves a significant upgrade of the group's merchandising and distribution management information system packages. This initiative, which management intends to implement over the next two years, is expected to provide greater inventory efficiencies and improved in-stock conditions.

  Approximately 80 percent to 85 percent of store merchandise is purchased centrally and distributed, principally by Eckerd Group-operated trucks, through the group's nine centrally located distribution facilities located in or near Orlando, Florida; Atlanta, Georgia; Charlotte, North Carolina; Houston and Dallas, Texas; Pittsburgh and Philadelphia, Pennsylvania; Syracuse and Long Island, New York. Each distribution center supplies from 300 to 500 stores. The remainder of store merchandise, some of which is purchased at the store level, is distributed directly to the stores.

Advertising and Marketing

  A combination of newspaper advertising, TV and radio spot commercials and targeted mailings is carried on throughout the year to promote sales. The Eckerd Group's concentration of stores within its markets enables it to achieve economies of scale in its advertising and marketing expenditures and also enables the Eckerd Group to negotiate favorable rates for advertising time and print production. The Eckerd Group believes that its current level of advertising expenditures is appropriate to support its existing marketing strategies.

  The Eckerd Group's communications and marketing programs are based upon an ongoing commitment to consumer research. Through regular telephone surveys in all major markets, exit interviews in its stores, and studies of various consumer groups, the Eckerd Group is able to monitor changes in customer attitudes and shopping habits and adjust its marketing strategies accordingly.

Competition

  The Eckerd Group's retail drugstores operate in a highly competitive industry. The Eckerd Group's drugstores compete primarily on the basis of customer service, convenience of location and store design, price and product mix and selection.

  In addition to traditional competition from independent drugstores and other drugstore chains, the Eckerd Group faces increasing competition from mass merchants (including discounters), supermarkets, combination food and drugstores, mail order distributors, hospitals, HMOs and Internet-based retailers. These other formats have experienced growth in their prescription and over-the-counter drug business. According to industry estimates, in 1998, the percentage of retail prescription sales not accounted for by drugstores was 34.2 percent, comprised of mail order ($13.4 billion), food/drug combination stores ($11.4 billion) and mass merchandisers ($10.4 billion).

  The Eckerd Group's Express Photo centers compete with a variety of photo processors including other mini-labs, retail stores and photo specialty stores, primarily on the basis of quality of processing, quality and speed of service, and value.

Employees

  As of January 31, 1999 the Eckerd Group had approximately 84,000 employees, of which 43,000 were full-time employees. The Eckerd Group believes that overall employee relations are good. None of the Eckerd Group's employees are represented by unions.

Patents, Trademarks and Tradenames

  No patent, trademark, license, franchise or concession is considered to be of material importance to the business of the Eckerd Group other than the trade names under which the Eckerd Group operates its retail businesses, including the Eckerd name. The Eckerd Group also holds servicemarks for its photo finishing products, private label products and management information systems.

Properties

  The Eckerd Group conducts substantially all of its retail businesses from stores located in leased premises. Substantially all of these leases will expire within the next twenty-five years. In the normal course of business, however, it is expected that leases will be renewed or replaced by leases on other properties. Most of the Eckerd Group's store leases provide for a fixed minimum rental together with a percentage rental based on sales.

  The material office and distribution center properties owned or leased by the Eckerd Group at May 1, 1999 are as follows:

                                               Approximate       Approximate
Location                                    Square Feet Owned Square Feet Leased
--------                                    ----------------- ------------------
Largo, Florida(1)..........................      488,000                 0
Charlotte, North Carolina..................      731,000           408,000
Dallas, Texas..............................      234,000           228,000
Houston, Texas.............................      287,000           113,000
Orlando, Florida...........................            0           827,000
Atlanta, Georgia...........................      225,000           240,000
Pittsburgh, Pennsylvania...................      285,000           284,000
Philadelphia, Pennsylvania.................      220,000           375,000
Syracuse, New York.........................      736,000                 0
Long Island, New York......................      255,000            95,000
Kansas City, Missouri......................            0            35,000
Hammond, Louisiana(2)......................      185,000                 0

--------
(1) Eckerd Group headquarters.
(2) The Hammond, Louisiana property is subject to a contract of sale and has not been used as a distribution center in ten years.

  The Eckerd Group considers that all property owned or leased is well maintained and in good condition.

Regulation

  All of the Eckerd Group pharmacists and its stores are required to be licensed by the appropriate state boards of pharmacy. The Eckerd Group drugstores and its distribution centers are also registered with the Federal Drug Enforcement Administration. Most of the stores sell beer and wine and are subject to various state and local liquor licensing requirements. By virtue of these license and registration requirements, the Eckerd Group is obligated to observe various rules and regulations, and a violation of such rules and regulations could result in a suspension or revocation of such licenses or registrations.

  In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the provision of health care services. In addition the Clinton administration has indicated that it wishes to expand the Medicare program to cover the costs of recipients' prescription pharmaceutical purchases. The Eckerd Group cannot predict whether any federal or state health care reform legislation will eventually be passed, and if so, the impact thereof on the Eckerd Group's financial position or results of operations. Health care reform, if implemented, could (1) adversely affect the pricing of prescription drugs, (2) reduce the volume of the Eckerd Group's higher margin cash prescription sales or (3) adversely affect the amount of reimbursement from governmental agencies and third-party payors, and consequently could be adverse to the Eckerd Group. However, to the extent health care reform expands the number of persons receiving health care benefits covering the purchase of prescription drugs, it may also result in increased purchases of such drugs and could thereby have a favorable impact on both the Eckerd Group and the retail drug industry in general. Nevertheless, there can be no assurance that any future federal or state health care reform legislation will not adversely affect the Eckerd Group or the retail drugstore industry generally.

Legal Proceedings

  On February 4, 1998, the Eckerd Group was served with a civil complaint which was filed jointly in federal court in Tampa, Florida by the Florida Attorney General, the U.S. Department of Justice, and the U.S. Attorney's Office for the Middle District of Florida. The complaint relates to a practice, which is not limited to Eckerd, known in the drugstore industry as "partial filling" of prescriptions and how they are billed in those relatively limited situations when a customer fails to pick up the balance of a partially filled prescription. The complaint brought four different claims against the Eckerd Group: (1) a breach of contract claim, (2) a claim under the Federal False Claims Statute and the Florida False Claims Statute, which sought triple the amount of monetary damages and penalties up to $10,000 for each billing for a partially-filled prescription, (3) an equitable claim for unjust enrichment and (4) an equitable claim for payment by mistake of fact. A Motion to Dismiss and to Strike was filed by the Eckerd Group and the judge granted the motion with respect to the equitable claims. The Eckerd Group then filed an answer to the two remaining claims in the complaint and at the same time filed a counterclaim against the government. The judge dismissed the counterclaim for failure by the Eckerd Group to exhaust administrative remedies. This lawsuit is currently in the discovery phase.

  Additionally, the Eckerd Group and certain current and former employees have been served with subpoenas issued by a federal grand jury in the Middle District of Florida, at the direction of the U.S. Attorney's Office, requesting records and documents pertaining to the partial fill litigation and related matters. The Eckerd Group also received a Civil Investigative Demand from the Tennessee Attorney General requesting records and documents pertaining to the partial filling of prescriptions in that state. The Eckerd Group is cooperating in each of these investigations.

  On April 22, 1998, a purported class action lawsuit entitled Board of Trustees of the Carpenters & Millwrights of Houston & Vicinity Welfare Trust Fund v. Eckerd Corporation (Civil Action No. 598CV149) was filed in the U.S. District Court for the Eastern District of Texas, Texarkana Division. The complaint, which seeks certification of a nationwide class comprised of all non-governmental entities that have allegedly paid Eckerd for pharmaceuticals and/or prescription medications which were not provided to the entities' customers and their family members, alleges certain violations of the Racketeering Influenced and Corrupt Organizations Act and the Employment Retirement Income Security Act in connection with the partial filling of prescriptions. The complaint seeks triple the amount of monetary damages, as well as punitive damages, attorneys' fees, and other equitable relief. The Eckerd Group filed a motion to dismiss the plaintiffs' complaint and such motion is pending.

  The Eckerd Group denies the aforementioned allegations and intends to pursue the defense of these actions vigorously. Although it is too early to predict the outcome of any of the aforementioned lawsuits or investigations, the complaints focus on a very small percentage of the prescriptions filled by Eckerd and management is of the opinion that the aforementioned matters should not have a material adverse effect on the Eckerd Group's financial position or results of operations.

  In addition to the matters discussed above, in the ordinary course of its business, the members of the Eckerd Group are parties to various legal actions which it believes are routine in nature and incidental to the operation of the business of the Eckerd Group. Management believes that the outcome of the proceedings to which the members of the Eckerd Group currently are parties will not have a material adverse effect on the Eckerd Group's financial condition or results of operations.

                                    ANNEX V

                            FINANCIAL INFORMATION OF

                           J. C. PENNEY COMPANY, INC.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL INFORMATION

                                                                            Page
                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   V-1
Audited Financial Statements
  Independent Auditors' Report............................................  V-15
  Consolidated Statements of Income--Three Years Ended January 30, 1999...  V-16
  Consolidated Balance Sheets--January 30, 1999 and January 31, 1998......  V-17
  Consolidated Statements of Stockholders' Equity--Three Years Ended
   January 30, 1999.......................................................  V-18
  Consolidated Statements of Cash Flows--Three Years Ended January 30,
   1999...................................................................  V-19
  Notes to the Consolidated Financial Statements..........................  V-20
Interim Financial Statements
  Consolidated Statements of Income--13 Weeks Ended May 1, 1999 and May 2,
   1998 (unaudited).......................................................  V-37
  Consolidated Balance Sheets--May 1, 1999 (unaudited) and
   January 30, 1999.......................................................  V-38
  Consolidated Statements of Cash Flows--13 Weeks Ended May 1, 1999 and
   May 2, 1998 (unaudited)................................................  V-39
  Note to Consolidated Interim Financial Information (unaudited)..........  V-40
Pro Forma Financial Data
  Consolidated Pro Forma Statement of Income--52 Weeks Ended January 30,
   1999 (unaudited).......................................................  V-44
  Consolidated Pro Forma Statement of Income--13 Weeks Ended May 1, 1999
   (unaudited)............................................................  V-45
  Consolidated Pro Forma Balance Sheet--May 1, 1999 (unaudited)...........  V-46
  Note to the Consolidated Pro Forma Financial Data (unaudited)...........  V-47

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Years 1998, 1997 and 1996

                                                      52 Weeks 53 Weeks 52 Weeks
                                                        1998     1997     1996
                                                      -------- -------- --------
                                                           ($ in millions)
Segment Operating Profit
  Department stores and catalog......................  $1,013   $1,368   $1,183
  Eckerd drugstores..................................     254      347       99
  Direct Marketing...................................     233      214      186
                                                       ------   ------   ------
    Total segments...................................   1,500    1,929    1,468
Real estate and other................................      26       39       45
Net interest expense and credit operations...........    (480)    (547)    (278)
Acquisition amortization.............................    (113)    (117)     (23)
Other charges, net...................................      22     (379)    (303)
                                                       ------   ------   ------
Income before income taxes...........................     955      925      909
Income taxes.........................................    (361)    (359)    (344)
                                                       ------   ------   ------
Net income...........................................  $  594   $  566   $  565
                                                       ======   ======   ======

Results of Operations

  Net income in 1998 totaled $594 million, or $2.19 per share, compared with $566 million, or $2.10 per share, in 1997 and $565 million, or $2.25 per share, in 1996. Operating results for 1998 include credits of $13 million, net of tax, or five cents per share, related to the reversal of reserves established in 1997. Operating results for 1997 include $231 million in other charges, net of tax, or 86 cents per share, related principally to an early retirement program, closing of underperforming department stores, and drugstore integration activities. Operating results for 1996 include $196 million in other charges, net of tax, or 79 cents per share, related primarily to drugstore integration activities (see Note 13 to the consolidated financial statements for further discussion of the 1997 and 1996 charges). Excluding these items, earnings per share totaled $2.14 in 1998 compared with $2.96 in 1997 and $3.04 in 1996. All references to earnings per share are on a diluted basis.

  The following discussion addresses results of operations on a segment basis. The discussion addresses changes in comparable store sales (those open for more than a year) where appropriate, and changes in costs and expenses as a percent of sales.

Department Stores and Catalog

                                                 52 Weeks   53 Weeks   52 Weeks
                                                   1998       1997       1996
                                                 --------   --------   --------
                                                      ($ in millions)
Retail Sales, Net
  Department stores............................. $15,402    $16,047    $15,734
  Catalog.......................................   3,929      3,908      3,772
                                                 -------    -------    -------
    Total retail sales, net.....................  19,331     19,955     19,506
                                                 -------    -------    -------
FIFO gross margin...............................   5,697      6,152      5,872
LIFO credit.....................................      35         20         20
                                                 -------    -------    -------
Total gross margin..............................   5,732      6,172      5,892
SG&A expenses...................................  (4,719)    (4,804)    (4,709)
                                                 -------    -------    -------
Operating profit................................ $ 1,013    $ 1,368    $ 1,183
Sales percent increase/(decrease)
  Department stores(1)..........................    (2.8)%      0.7 %      5.1%
  Comparable stores.............................    (1.9)%     (0.3)%      3.4%
  Catalog(1)....................................     1.5 %      2.7 %      0.9%
Ratios as a percent of sales
FIFO gross margin...............................    29.5 %     30.8 %     30.1%
LIFO gross margin...............................    29.7 %     30.9 %     30.2%
SG&A expenses...................................    24.4 %     24.1 %     24.1%
Operating profit................................     5.3 %      6.8 %      6.1%
EBITDA(2).......................................     8.0 %      9.1 %      8.5%

--------
(1) Sales comparisons are shown on a 52-week basis for all periods presented. Including 1997's 53rd week, department stores sales declined by 3.9 percent in 1998 and increased 2.0 percent in 1997, while catalog sales increased by 0.6 percent and 3.6 percent for 1998 and 1997, respectively.
(2) Earnings before interest, income taxes, depreciation, amortization, and other charges, net. EBITDA includes finance charge revenue net of credit operating costs and bad debt. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

  1998 compared with 1997. Operating profit totaled $1,013 million in 1998 compared with $1,368 million in 1997. The decline for the year was primarily attributable to lower sales coupled with lower gross margins. Sales in comparable department stores declined by 1.9 percent and were especially soft in the fourth quarter. Department store sales were strongest in women's apparel, while athletic apparel and footwear were particularly hard hit by softening sales throughout 1998. Sales were weak across all regions of the country. Catalog sales increased by 1.5 percent on a 52-week basis and were strongest in the third quarter when they increased by 8.0 percent. Third quarter catalog sales benefited from participation in department store promotional programs which may have shifted buying patterns for catalog shoppers from the fourth quarter to third quarter. Both department stores and catalog results, although not readily quantifiable, were impacted by disruptions caused by the many organizational and process changes initiated in 1997 and completed in 1998. These changes impacted both the flow of merchandise and store personnel serving customers.

  LIFO gross margin as a percent of sales for department stores and catalog declined by 120 basis points compared with 1997, principally as a result of aggressive promotional programs during the fourth quarter. As the fourth quarter progressed, the Company increased promotions to stimulate sales. While this generated unit sales and helped manage inventory levels, it had a negative impact on gross margin as a percent of sales. Markup improved in 1998 as the Company continued to drive down its merchandise sourcing costs and improved efficiencies with its supplier base. The improvement in markup partially offset the effects of the higher markdowns. Gross margin includes a LIFO credit of $35 million in 1998 and $20 million in 1997. The LIFO credits for both years are generally the result of a combination of flat to declining retail prices as measured by the Company's internally developed inflation index, and improving markup. The Company continued to control its SG&A expense levels throughout 1998. However, they were not leveraged as a percent of sales due to sales declines, increasing by 30 basis points from prior year levels. In 1998 the Company realized savings of approximately $95 million related to the early retirement and reduction in force programs as well as other cost-saving initiatives. These savings were reinvested in programs designed to enhance customer service in the stores and into advertising and promotional programs.

  1997 compared with 1996. Operating profit for department stores and catalog was $1,368 million in 1997, an increase of $185 million, or 15.6 percent, compared with 1996. The increase in operating profit was principally related to improvements in gross margin and well-managed expense levels. Comparable store sales declined 0.3 percent for the year compared with 1996. Department store sales were strongest in the first half of the year as the Company emphasized promotional programs designed to reduce its inventory levels. Sales performance in department stores was led by the women's apparel division, particularly dresses and career and casual wear, and the children's and shoe division. Catalog sales for the year increased by 2.7 percent compared with 1996 on a 52-week basis, and were led by women's and men's apparel as well as the home division.

  Gross margin for department stores and catalog increased by 70 basis points in 1997 compared with 1996, and included a LIFO credit of $20 million in both 1997 and 1996. SG&A expenses were well managed across all areas, particularly advertising, and were flat as a percentage of sales as compared with 1996.

Eckerd Drugstores

                                                          52 Weeks
                                                            1996
                           52 Weeks  53 Weeks     -------------------------
                             1998      1997       As Adjusted(1) Historical
                           --------  --------     -------------- ----------
                                         ($ in millions)
Retail sales, net......... $10,325   $ 9,663         $ 8,526       $3,147
                           -------   -------         -------       ------
FIFO gross margin.........   2,208     2,093           1,870          708
LIFO charge...............     (45)      (32)            (23)          (5)
Inventory integration
 losses...................     (98)      (45)            (31)         (31)
                           -------   -------         -------       ------
Total gross margin........   2,065     2,016           1,816          672
SG&A expenses.............  (1,811)   (1,669)         (1,510)        (573)
                           -------   -------         -------       ------
Operating profit.......... $   254   $   347         $   306       $   99
Sales percent increase
  Total sales(2)..........     8.9%     11.2%(3)        10.3%      100.0+%
  Comparable stores.......     9.2%      7.4%            7.8%         7.7%
Ratios as a percent of
 sales
  FIFO gross margin.......    20.4%     21.2%           21.6%        21.5%
  LIFO gross margin.......    20.0%     20.9%           21.3%        21.3%
  SG&A expenses...........    17.5%     17.3%           17.7%        18.2%
  Operating profit........     2.5%      3.6%            3.6%         3.1%
  EBITDA(4)...............     4.9%      5.2%            5.1%         5.4%

--------
(1) Reflects the 1996 drugstore acquisitions as if they had occurred at the beginning of the year.
(2) Sales comparisons are shown on a 52-week basis for all periods presented. Including 1997's 53rd week, drugstore sales increased by 6.9 percent and
    13.3 percent for 1998 and 1997, respectively.
(3) 1997 sales increase is calculated based upon 1996 pro forma sales.
(4) Earnings before interest, income taxes, depreciation, amortization, other charges, net, and integration related charges of $114 million in 1998, $45 million in 1997, and $31 million in 1996. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

  1998 compared with 1997. Operating profit for the Company's drugstore segment totaled $254 million in 1998 compared with $347 million for the prior year. Sales grew at a strong pace throughout the year, increasing by 9.2 percent for comparable stores. Sales growth was fueled by a 15.0 percent gain in comparable pharmacy sales, which account for approximately 60 percent of total store sales. Non-pharmacy merchandise sales (referred to in the industry as "front-end" sales) increased 1.5 percent for the year, and strengthened as the year progressed. Sales also benefited from the relocation of 175 stores to larger free-standing locations. Free-standing locations typically experience sales growth of more than 30 percent on average versus the one year period prior to the relocation.

  Both 1998 and 1997 included charges related to the liquidation of nonconforming merchandise resulting from the conversion of the former Thrift, Fay's, Kerr, and certain acquired Rite Aid and Revco drugstores into the Eckerd name and format. These charges totaled $98 million in 1998 and $45 million in 1997. Excluding these charges, gross margin declined by 40 basis points in 1998. Gross margin declines were principally attributable to a higher percentage of pharmacy sales, especially managed care sales, which carry lower margins. Approximately 85 percent of pharmacy sales are processed through managed care providers. Gross margin for non-pharmacy merchandise improved for the year. Gross margin includes a LIFO charge of $45 million in 1998 compared with a $32 million charge last year as a result of continuing inflation in drugstore merchandise, particularly pharmaceuticals. SG&A expenses as a percent of sales increased by 20 basis points for the year, and were negatively impacted by additional staffing costs in connection with the integration of the various drugstore formats during the first half of the year. In the second half, as a result of increased sales, expenses were leveraged.

  1997 compared with 1996. The acquisition of Eckerd Corporation (Eckerd), which was completed in February 1997, transformed the Company's drugstores from a $3 billion to a $9 billion operation. Due to the dramatic increase in the size of the combined operation, management believes that it is more meaningful to compare 1997 operating results to 1996 pro forma operating results, assuming the acquisitions had occurred at the beginning of 1996. The following comments are based upon such a comparison. Historical information is provided in the table on the previous page for reference purposes only.

  During 1997, Eckerd was heavily involved in the integration of the Company's former drugstore operations into the Eckerd organization. Despite the significant integration activities that were occurring throughout 1997, operating profit increased to $347 million from $306 million in 1996, an increase of $41 million. The improvement was principally related to increased sales volumes and reduced SG&A expenses from the combined operations. Sales growth was strong the entire year, increasing by 11.2 percent on a 52-week basis and 7.4 percent on a comparable store basis. Sales improvement was driven by increases in pharmacy sales. Pharmacy sales continue to be positively impacted by growth in managed care sales, which account for approximately 80 percent of the prescription business.

  Both 1997 and 1996 included charges related to the liquidation of nonconforming merchandise resulting from the conversion of drugstores to the Eckerd name and format. These charges totaled $45 million in 1997 and $31 million in 1996. Excluding these charges, gross margin declined by 40 basis points as a percent of sales. The decline in gross margin percent was primarily attributable to grand reopening promotional activities for the converted regions and growth in the managed care prescription business, which carries lower margins. Gross margin included a $32 million LIFO charge compared with a $23 million charge in 1996, reflecting continued inflation in prescription drug prices. SG&A expenses were well leveraged as a result of higher sales volumes and the elimination of duplicate support functions. For the year, SG&A expenses improved by 40 basis points as a percent of sales.

Direct Marketing

                                                            1998   1997   1996
                                                           ------  -----  -----
                                                            ($ in millions)
Operating revenue
  Insurance premiums, net................................. $  872  $ 800  $ 711
  Membership fees.........................................     65     50     37
  Investment income.......................................     85     78     70
                                                           ------  -----  -----
Total revenue.............................................  1,022    928    818
Claims and benefits.......................................   (340)  (332)  (298)
Other operating expenses(1)...............................   (449)  (382)  (334)
                                                           ------  -----  -----
Operating profit.......................................... $  233  $ 214  $ 186
Revenue increase..........................................   10.1%  13.4%  20.3%
Operating profit increase.................................    8.9%  15.1%  18.5%
Operating profit as a percent of revenue..................   22.8%  23.1%  22.7%

--------
(1) Includes amortization of deferred acquisition costs of $195 million, $170 million, and $149 million, respectively.

  In 1998, JCPenney Insurance Group changed its name to J. C. Penney Direct Marketing Services, Inc. (Direct Marketing) to more properly reflect the nature of its business--marketing both insurance and membership services.

  Direct Marketing's operating profit has been consistently strong, totaling $233 million in 1998 compared with $214 million in 1997 and $186 million in 1996, representing approximately 23 percent of revenues in each year. Both revenue and operating profit for Direct Marketing improved in 1998 for the eleventh consecutive year.

Total revenue exceeded $1 billion for the first time in 1998, increasing from $928 million in 1997 and $818 million in 1996. The increase during both 1998 and 1997 was principally related to health insurance premiums, which account for approximately 70 percent of total premiums, and which increased by 11.7 percent and 17.6 percent, respectively. Revenue growth for the three-year period is attributable to successfully maintaining and enhancing marketing relationships with businesses for the sale of insurance products throughout the United States and Canada, principally banks, oil companies, and retailers. In 1998, Direct Marketing expanded its international operations when it began marketing through business relationships in the United Kingdom and initiated activity in Australia.

  Membership services, which consist principally of benefits for dental, pharmacy, vision and hearing, as well as services for travelers and motorists represent a small but growing component of the Direct Marketing business.

Net Interest Expense and Credit Operations

                                                           1998   1997   1996
                                                           -----  -----  -----
                                                            ($ in millions)
Revenue................................................... $(702) $(675) $(650)
Bad debt expense..........................................   229    307    238
Operating expenses........................................   342    334    331
Interest expense, net.....................................   611    581    359
                                                           -----  -----  -----
Net interest expense and credit operations................ $ 480  $ 547  $ 278
90-day delinquency rate...................................   3.0%   3.9%   3.7%

  Includes amounts related to the Company's retained interest in JCP Master Credit Card Trust.

  Net interest expense and credit operations improved by $67 million in 1998 compared with 1997, principally as a result of declines in bad debt expenses. Bad debt expense declined by $78 million for the year as a result of favorable credit industry trends as well as the Company's efforts to tighten credit underwriting standards to improve portfolio performance and reduce risk. At the end of fiscal 1998, 90-day delinquencies were 3.0 percent of receivables compared with 3.9 percent at the end of 1997. Higher revenues in 1998 reflect the increase in owned customer receivables from $2,956 million to $3,406 million. Interest expense, net, including financing costs for receivables, inventory, and capital, increased to $611 million from $581 million last year due to higher borrowing levels.

  Net interest expense and credit operations increased in 1997 compared to 1996, principally as a result of rising bad debt on customer receivables and interest expense on debt related to the drugstore acquisitions. While revenue increased in 1997, primarily as a result of modifications that were made to credit terms in selected states, it was more than offset by an increase of $69 million in bad debt expense. Bad debt expense in both 1997 and 1996 was negatively impacted by high delinquency rates and high levels of personal bankruptcies that were affecting the entire credit industry. The 90-day delinquency rate was 3.9 percent at the end of 1997 compared with 3.7 percent at the end of 1996. Interest expense increased in 1997 primarily as a result of $3.0 billion of debt that was issued in connection with the Eckerd acquisition.

  The Company has experienced a migration of credit sales from its proprietary credit card to third-party cards over the past several years. The Company has not experienced any significant adverse effects on total combined credit sales from the decline in proprietary card usage and continues to successfully manage both its proprietary card levels and its relationships with bankcard providers. The decline in receivable balances, however, has had a positive impact on the Company's cash flow.

Income Taxes

  The effective income tax rate in 1998 decreased to 37.8 percent compared with 38.8 percent in 1997 and 37.9 percent in 1996.

Financial Condition

  Cash flow from operating activities was $1,021 million in 1998 compared with $1,218 million in 1997 and $382 million in 1996. Declines in receivable and inventory levels had a positive impact on cash flow for the year. While net income has remained relatively flat in recent years, cash flow has remained strong as a result of the increases in non-cash charges, primarily related to the Eckerd acquisition. 1998 cash flow from operations, adjusted for the effects of receivables financing, was sufficient to fund substantially all of the Company's operating needs--working capital, capital expenditures, and dividends. Management expects cash flow to cover the Company's operating needs for the foreseeable future.

  Merchandise inventory. Total LIFO inventory was $6,031 million in 1998 compared with $6,162 million in 1997 and $5,722 million in 1996. The increase in 1997 was related to growth within Eckerd drugstores. FIFO merchandise inventory for department stores and catalog was $4,081 million, a decrease of
3.7 percent on an overall basis and approximately two percent for comparable stores compared with 1997 levels as the Company continued to focus on improving its merchandise procurement processes and increasing inventory turnover. Eckerd FIFO merchandise inventory was $2,177 million, an increase of
1.3 percent compared with the prior year. It is anticipated that Eckerd inventories will grow as a result of its store expansion plans and its strategy to relocate older strip center stores to free-standing locations.

  Properties. Property, plant, and equipment, net of accumulated depreciation, totaled $5,458 million at January 30, 1999, compared with $5,329 million and $5,014 million at the ends of fiscal 1997 and 1996, respectively.

  At the end of 1998, the Company operated 1,148 JCPenney department stores, comprising 115.3 million gross square feet. The decline in the store count over the past two years was principally related to the closing of underperforming stores that was a component of the Company's 1997 other charges. All stores slated for closing had closed by the end of fiscal 1998. In addition, the Company operated 2,756 Eckerd drugstores as of the end of fiscal 1998, comprising 27.6 million square feet. Eckerd store counts have declined as a result of closing underperforming and overlapping stores during the conversion of former drugstore formats to Eckerd.

  Capital Expenditures

                                                              1998  1997  1996
                                                              ----- ----- -----
                                                               ($ in millions)
Department stores and catalog................................ $ 420 $ 443 $ 636
Eckerd drugstores............................................   256   341   103
Other corporate..............................................    20    26    51
                                                              ----- ----- -----
    Total.................................................... $ 696 $ 810 $ 790

  1998 capital spending levels for property, plant, and equipment declined for both department stores and catalog and Eckerd drugstores. In 1998, the Company spent approximately $150 million on existing department store locations compared with approximately $200 million in both 1997 and 1996. It is expected that capital spending for department stores and catalog will total approximately $300 million in 1999.

  Capital spending for drugstores declined in 1998 by $85 million. Capital spending levels in 1997 included additional capital requirements needed to support the conversion of drugstores to the Eckerd name and format. During 1998, Eckerd added 256 new, relocated, and acquired stores and expects to add an additional 275 in 1999, excluding the Genovese acquisition. Capital spending in 1999 is projected at approximately $300 million, with the majority of the spending related to the new and relocated stores.

  Total capital spending for 1999 is currently projected at approximately $650 million.

  Acquisitions. The Company completed the acquisition of a majority interest in Lojas Renner S.A. (Renner), a 21-store Brazilian department store chain, in January 1999. The acquisition is being accounted for under the purchase method. The total purchase price of $139 million is being allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over fair value was approximately $58 million and is recorded as goodwill in the consolidated balance sheets and will be amortized over 40 years. Renner is a calendar year company, and therefore their results will be included with Company results of operations beginning in fiscal 1999.

  During fiscal 1998, Direct Marketing formed Quest Membership Services, Inc. and acquired certain assets to expand its membership services operation to include travel services. In addition, Direct Marketing acquired Insurance Consultants, Inc. which strengthens its access to other business relationships. The total purchase price for the two acquisitions was approximately $72 million.

  Intangible Assets. At the end of 1998, goodwill and other intangible assets, net, totaled $2,857 million compared with $2,903 million in 1997 and $1,691 million in 1996. Intangible assets consist principally of favorable lease rights, prescription files, software, trade name, and goodwill. They represent the excess of the purchase price over the fair value of assets received in the Company's drugstore acquisitions. The increase in 1997 was related to the completion of the Eckerd acquisition in February 1997.

  Reserves. The 1998 consolidated balance sheet includes reserves totaling $110 million which are included as a component of accounts payable and accrued expenses and $25 million in other assets. These reserves were established in connection with 1996 and 1997 other charges, net, and principally relate to drugstore integration activities and the closing of underperforming department stores. The reserves consisted principally of the present value of future lease obligations for closed stores and for severance and outplacement costs related to a reduction in force program. Reserve balances were calculated based upon estimated costs to complete the various programs. Actual costs were below the original estimates for the reduction in force program and closing of underperforming stores. Consequently, reserves were adjusted in the fourth quarter of 1998, resulting in a pre-tax credit of $22 million that is reported as other charges, net. Reserve balances were reduced by $84 million in 1998 for cash payments made during the year. Also, in connection with the Company's early retirement program, reserves were established for the periodic future payments to be made under the Company's pension plans. These reserves are included in pension liabilities which are discussed in Note 12 to the consolidated financial statements. Payments for both lease obligations and pension benefits will be paid out over an extended period of time. See Note 13 to the consolidated financial statements for additional information.

  Debt to Capital.

                                                            1998   1997  1996
                                                            ----   ----  ----
Debt to capital percent.................................... 56.6%* 55.0% 60.2%**

--------
 * Upon completion of the Genovese Drug Stores, Inc. acquisition, the debt to capital percent declined to 55.5.
** Upon completion of the Eckerd acquisition, the debt to capital ratio declined to 55.6 percent.

  The Company's debt to capital percent, net of short-term investments, assuming completion of the drugstore acquisitions, has increased over the past three years. The Company expects the debt to capital ratio to improve over the next several years.

  During the fourth quarter of 1998, JCP Receivables, Inc., an indirect wholly owned special purpose subsidiary of the Company, completed a public offering of $650 million aggregate principal amount of 5.5 percent Series E asset-backed securities of the JCP Master Credit Card Trust. In addition, the Company retired $449 million of debt at the normal maturity date during the year, including the debt associated with the Company's ESOP. In 1997's first quarter, the Company issued $3.0 billion of long-term debt, which principally represented a conversion of short-term debt that had been issued in 1996 in connection with the initial phase of the Eckerd acquisition. The average effective interest rate on the debt issued in 1997 was 7.5 percent and the average maturity was 30 years. Total debt, both on and off-balance-sheet, was $12,044 million at the end of 1998 compared with $11,237 million in 1997 and $10,807 million in 1996.

  During the past three years, the Company has issued 28.4 million shares of common stock related to its drugstore acquisitions. The Company repurchased
5.0 million shares of its common stock in the fourth quarter of 1998 for $270 million and 7.5 million shares in 1996 for $366 million as part of previously approved share repurchase programs. The Company has the authority to repurchase an additional 5.0 million shares under these programs.

Year 2000 Readiness

  The Year 2000 issue exists because many computer systems store and process dates using only the last two digits of the year. Such systems, if not changed, may interpret "00" as "1900" instead of the year "2000." The Company has been working to identify and address Year 2000 issues since January 1995. The scope of this effort includes internally developed information technology systems, purchased and leased software, embedded systems, and electronic data interchange transaction processing.

  In October 1996, a companywide task force was formed to provide guidance to the Company's operating and support departments and to monitor the progress of efforts to address Year 2000 issues. The Company has also consulted with various third parties, including, but not limited to, outside consultants, outside service providers, infrastructure suppliers, industry groups, and other retail companies and associations to develop industrywide approaches to the Year 2000 issue, to gain insights to problems, and to provide additional perspectives on solutions. Year 2000 readiness work was more than 90 percent complete as of January 30, 1999. Since January 1999, the Company has been retesting all systems critical to the Company's core businesses. The Company has also focused on the Year 2000 readiness of its suppliers and service providers, both independently and in conjunction with the National Retail Federation.

  Despite the significant efforts to address Year 2000 concerns, the Company could potentially experience disruptions to some of its operations, including those resulting from noncompliant systems used by third-party business and governmental entities. The Company has developed contingency plans to address potential Year 2000 disruptions. These plans include business continuity plans that address accessibility and functionality of Company facilities as well as steps to be taken if an event causes failure of a system critical to the Company's core business activities.

  Through the end of fiscal 1998, the Company had incurred approximately $32 million to achieve Year 2000 compliance, including approximately $9 million related to capital projects. The Company's projected cost for Year 2000 remediation is currently estimated to be $46 million. Total costs have not had, and are not expected to have, a material impact on the Company's financial results.

Inflation and Changing Prices

  Inflation and changing prices have not had a significant impact on the Company in recent years due to low levels of inflation.

Subsequent Events

  In February 1999, the Company redeemed approximately $199 million principal amount of 9.25 percent Notes that had an original maturity date in 2004.

  On March 1, 1999, the Company completed the acquisition of Genovese Drug Stores, Inc. (Genovese), a 141-drugstore chain with locations in New York, New Jersey, and Connecticut, with 1998 sales of approximately $800 million. The acquisition was accomplished through an exchange of approximately 9.6 million shares of JCPenney common stock for the outstanding shares of Genovese, and the conversion of outstanding Genovese stock options into approximately 550 thousand common stock options of the Company. The total value of the transaction, including the assumption of approximately $60 million of debt, was approximately $414 million. The acquisition is being accounted for under the purchase method. The purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, as well as intangible assets acquired, primarily prescription files and favorable lease rights. The excess purchase price over the fair value of assets acquired and liabilities assumed is classified as goodwill and will be amortized over 40 years.

Thirteen Weeks Ended May 1, 1999 and May 2, 1998

Results of Operations

Consolidated Operating Results

                                                             13 Weeks Ended
                                                         -----------------------
                                                         May 1, 1999 May 2, 1998
                                                         ----------- -----------
                                                             ($ in millions)
Operating profit by segment:
  Department stores and catalog.........................   $   167     $   234
  Eckerd drugstores.....................................       129         119
  Direct Marketing......................................        54          53
                                                           -------     -------
    Total operating segments............................       350         406
Real estate and other...................................         9           6
Net interest and credit operations......................       (55)        (93)
Acquisition amortization................................       (37)        (35)
                                                           -------     -------
Income before income taxes..............................       267         284
Income taxes............................................      (100)       (110)
                                                           -------     -------
Net income..............................................   $   167     $   174
                                                           =======     =======

  Operating profit (income before net interest and credit operations, acquisition amortization, real estate and other, and taxes) totaled $350 million compared with $406 million in last year's first quarter. The decline was attributable to stores and catalog. The Company results reflect significant improvement in net interest and credit operations which were impacted by lower bad debt expense. Income before income taxes for the 13 weeks ended May 1, 1999 was $267 million, compared with $284 million in the first quarter of 1998. Net income totaled $167 million, or 61 cents per diluted share, as compared with $174 million, or 64 cents per diluted share in last year's first quarter.

Segment Operating Results

Department Stores and Catalog

                                                             13 Weeks Ended
                                                         -----------------------
                                                         May 1, 1999 May 2, 1998
                                                         ----------- -----------
                                                             ($ in millions)
Retail sales, net.......................................   $ 4,248     $ 4,242
Gross margin............................................     1,325       1,343
Selling, general and administrative expenses............    (1,158)     (1,109)
                                                           -------     -------
Operating profit........................................   $   167     $   234
Sales percent increase
  Total department stores...............................      (1.7)%       2.3%
  Comparable stores.....................................      (0.5)%       1.9%
  Catalog...............................................       7.9 %       2.8%
Ratios as a percent of sales
FIFO gross margin.......................................      31.2 %      31.7%
LIFO gross margin.......................................      31.2 %      31.7%
SG&A expenses...........................................      27.3 %      26.2%
Operating profit........................................       3.9 %       5.5%
EBITDA(1)...............................................       8.7 %       9.4%

--------
(1) Earnings before interest, income taxes, depreciation, and amortization. EBITDA includes finance charge revenue net of credit operating costs and bad debt. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

  Operating profit for department stores and catalog was $167 million in this year's first quarter compared with $234 million last year. The decline was principally related to more promotional activity combined with flat overall sales. Sales in department stores declined by 0.5 percent for comparable stores, those stores open at least 12 months, compared with first quarter 1998. Department stores experienced positive sales results in its private brand merchandise in the first quarter, particularly Arizona Jean Co., St. John's Bay, and Worthington. The Company has completed the installation of private brand shops in all of its larger stores. The increases in private brands were offset by continued weakness in national brands, particularly in athletic apparel and footwear. Catalog sales were strong in the first quarter and benefited from participation in companywide promotional events, as well as the addition of three new specialty catalogs. Also during the quarter, the Company accelerated its investment in E-commerce; although Internet sales represent a small component of catalog results, sales in the quarter increased substantially from last year. Gross margin as a percent of sales was 50 basis points below 1998 first quarter levels. Gross margin ratios for the quarter were impacted by increased levels of promotional activities that were geared toward stimulating sales and reducing inventory levels. Expense levels increased by 4.4 percent compared with last year's first quarter and increased by 110 basis points as a percent of sales due to the flat sales volumes. The increase in expense levels is principally related to additional spending on E-commerce and catalog support facilities as well as the addition of expenses for the recently acquired Brazilian department store operation.

Eckerd Drugstores

                                                         13 Weeks Ended
                                                     -----------------------
                                                     May 1, 1999 May 2, 1998
                                                     ----------- -----------
                                                           ($ in millions)
Retail sales, net...................................   $3,047      $2,564
Cost of goods sold
FIFO gross margin...................................      653         570
LIFO charge.........................................      (12)         (9)
                                                       ------      ------
Total gross margin..................................      641         561
SG&A expenses.......................................     (512)       (442)
                                                       ------      ------
Operating profit....................................      129         119
Sales percent increase
  Total sales.......................................     18.8%        9.6%
  Comparable stores.................................     12.3%        8.0%
Ratios as a percent of sales
  FIFO gross margin.................................     21.4%       22.2%
  LIFO gross margin.................................     21.0%       21.8%
  SG&A expenses.....................................     16.8%       17.2%
  Operating profit..................................      4.2%        4.6%
  EBITDA (1)........................................      5.5%        5.7%

--------
(1) Earnings before interest, income taxes, depreciation, and amortization. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

  Operating profit in 1999's first quarter increased to $129 million, 8.4 percent higher than last year. As a percent of sales, operating profit declined 40 basis points as a result of lower gross margins which were partially offset by improved SG&A expense leverage. Eckerd experienced continued strong sales growth in the first quarter, increasing by 12.3 percent for comparable stores (including the pro forma results of Genovese drug stores acquired on March 1, 1999) in addition to an 8.0 percent increase in the first quarter of 1998. Comparable store sales were led by a 17.7 percent increase in pharmacy sales which were particularly strong in the managed care segment. Managed care sales accounted for approximately 86 percent of pharmacy sales in the first quarter, up from 83 percent last year. Non-pharmacy sales, which increased by 4.5 percent on a comparable store basis, benefited from strong results in both over-the-counter drugs due to a late cold and flu season this year and one-hour photo processing. Total sales in 1999 include approximately $150 million for Genovese drugstores. LIFO gross margin totaled $641 million in the first quarter compared with $561 million last year, an increase of 14.3 percent. As a percent of sales, however, margin declined by 80 basis points, as the mix of sales was more heavily weighted toward pharmacy sales, especially managed care sales, which carry lower margins. Eckerd recorded a $12 million LIFO charge in 1999 compared with a $9 million charge last year. SG&A expenses were leveraged during the quarter, improving by 40 basis points as a percent of sales, with improvement principally related to payroll costs.

Direct Marketing

                                                         13 Weeks Ended
                                                     -----------------------
                                                     May 1, 1999 May 2, 1998
                                                     ----------- -----------
                                                           ($ in millions)
Revenue.............................................   $  274      $  246
Costs and expenses(1)...............................     (220)       (193)
                                                       ------      ------
Operating profit....................................   $   54      $   53
Revenue, percent increase...........................     11.4         9.8
Operating profit as a percent of revenue............     19.7        21.5
--------
(1) Includes amortization of deferred acquisition costs of $53 and $46 million for 1999 and 1998, respectively.

  Revenue totaled $274 million in the first quarter, an increase of 11.4 percent compared with a year ago, with the increase principally related to health insurance premiums which account for approximately 60 percent of total revenues. Revenue generated from membership services and other non-insurance products increased by 55.5 percent compared with last year's first quarter.
These products represent a growing business for Direct Marketing and now account for approximately 7.5 percent of total revenues. Operating profit totaled $54 million for the quarter, up slightly from first quarter 1998.
Current year operating profit is being impacted by expenditures for planned new product development and international expansion activities, particularly in the United Kingdom and Australia.

Net Interest Expense and Credit Operations

                                                         13 Weeks Ended
                                                     -----------------------
                                                     May 1, 1999 May 2, 1998
                                                     ----------- -----------
                                                           ($ in millions)
Revenue.............................................   $ (192)     $ (183)
Bad debt expense....................................       13          41
Operating expenses..................................       84          87
Interest expense, net...............................      150         148
                                                       ------      ------
Net interest expense and credit operations..........   $   55      $   93
                                                       ======      ======

  Net interest expense and credit operations totaled $55 million in the first quarter compared with $93 million in the comparable period last year. The improvement from last year is primarily related to increased revenue and the continuing improvement in bad debt trends. Revenues increased $9 million to $192 million in the first quarter principally as a result of modifications to late fee terms. Bad debt expense was $28 million below last year's level principally as a result of continuing improvement in delinquency trends, due in part to the Company's previous efforts to tighten credit underwriting standards to improve portfolio performance. As of the end of the quarter, the 90-day delinquency rate was 2.9 percent of customer receivables, down from 4.2 percent at the end of first quarter 1998. As of the end of the quarter, customer receivables serviced totaled $3,714 million, a decrease of $422 million, or 10.2 percent, compared with a year ago.

Income Taxes

  The Company's effective income tax rate was 37.5 percent in the first quarter compared with 38.7 percent last year.

Financial Condition

  On March 1, 1999, the Company completed the acquisition of Genovese, a 141-drugstore chain with locations in New York, New Jersey, and Connecticut, with 1998 sales of approximately $800 million. The acquisition was accomplished through an exchange of approximately 9.6 million shares of JCPenney common stock for the outstanding shares of Genovese and the conversion of outstanding Genovese stock options into approximately 550 thousand common stock options of the Company. The total value of the transaction, including the assumption of approximately $60 million of debt was approximately $414 million. The acquisition is being accounted for under the purchase method. The purchase price is being allocated to assets acquired and liabilities assumed based on their estimated fair values, as well as intangible assets acquired, primarily prescription files and favorable lease rights. The excess purchase price over the fair value of assets acquired and liabilities assumed is being classified as goodwill and will be amortized over 40 years. Pro forma results, assuming the Genovese acquisition occurred at the beginning of the quarters ended May 1, 1999 and May 2, 1998, would not differ materially from reported results.

  Merchandise Inventories. Merchandise inventories on a FIFO basis totaled $6,288 million at the end of the first quarter compared with $6,155 million at the end of last year's first quarter. Current year totals include approximately $140 million of inventory acquired in the Genovese ($127 million) and Lojas Renner ($13 million) transactions. Inventories for department stores and catalog were down slightly from the prior year and totaled $3,987 million at May 1, 1999 as compared with $4,029 million at the end of last year's first quarter. Eckerd drugstore inventories totaled $2,301 million compared with $2,126 million last year. The increase is principally related to the acquisition of Genovese. The current cost of inventories exceeded the LIFO basis amount carried on the balance sheet by approximately $239 million at May 1, 1999, $227 million at January 30, 1999, and $234 million at May 2, 1998.

  Properties. Properties, net of accumulated depreciation, totaled $5,462 million at May 1, 1999 compared with $5,344 million at the end of last year's first quarter.

  Goodwill and Intangible Assets. Goodwill and other intangible assets, net, totaled $3,144 million compared with $2,868 million as of May 2, 1998. Approximately $295 million in intangible assets and goodwill associated with the Genovese acquisition was recorded in the first quarter of 1999.

  Reserves. At May 1, 1999, the consolidated balance sheet included reserves totaling $107 million which are included as a component of accounts payable and accrued expenses and $25 million which is reflected as a reduction to other assets. These reserves were established in connection with the Company's 1996 and 1997 other charges, net, and relate to future lease obligations on stores and other support facilities closed in connection with those charges, and a note receivable related to the divestiture of certain drugstores, respectively. These reserves were reduced by $3 million and $4 million in the first quarter of 1999 and 1998, respectively, as a result of lease payments. See Note to Interim Financial Information.

  Debt to Capital. During the first quarter of 1999, the Company redeemed approximately $199 million principal amount of 9.25 percent Notes that had an original maturity of 2004. The Company recorded a pre-tax gain of approximately $5 million on the early extinguishment of the Notes. There was no significant activity related to debt in the first quarter of 1998. The Company's current long-term debt ratings for Moody's Investors Service, Fitch Investors Service, Inc., and Standard and Poor's Corporation are A3, A-, and BBB+, respectively, and for commercial paper are P2, F2, and A2, respectively.

  On February 11, 1999, the Board of Directors announced that it would maintain the quarterly dividend at 54 1/2 cents per share, or an indicated annual rate of $2.18 per share. The regular quarterly dividend of 54 1/2 cents per share on the Company's outstanding common stock was paid on May 1, 1999, to stockholders of record on April 9, 1999.

Year 2000 Readiness

  Through May 1, 1999, the Company had incurred approximately $40 million to achieve Year 2000 compliance, including approximately $10 million related to capital projects. The Company's remaining cost for Year 2000 remediation is currently estimated to be $7 million. Total costs have not had, and are not expected to have, a material impact on the Company's financial results.

New Accounting Rules

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for quarters beginning after June 15, 2000. The Company has a limited exposure to derivative products and does not expect these new rules to have a material impact on reported results.

Subsequent Events

  On May 18, 1999, the Company announced two major strategic initiatives:

    . the outsourcing of the management of its proprietary credit card business and related sale of the underlying receivables, and

    . the restructuring of the existing common stock of the Company into two classes, intended to track the separate performances of the department store, catalog and direct marketing businesses of the Company (the Penney Group) and the drugstore business of the Company (the Eckerd Group). The Company currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. In addition, the Company currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the offering of Eckerd Group Common Stock, subject to market and other conditions. This proposal will require stockholder approval.

  The Company currently intends to close both the outsourcing of the management of the Penney Group's proprietary credit card business and the related sale of the underlying receivables and related assets and the initial public offering of Eckerd Group Common Stock by the end of the fourth quarter of 1999.

                         Independent Auditors' Report

To the Stockholders and Board of Directors of J. C. Penney Company, Inc.:

  We have audited the accompanying consolidated balance sheets of J. C. Penney Company, Inc. and Subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J. C. Penney Company, Inc. and Subsidiaries as of January 30, 1999 and January 31, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended January 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/  KPMG LLP

Dallas, Texas
February 25, 1999

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                  52 Weeks  53 Weeks  52 Weeks
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                       ($ in millions)
Revenue
Retail sales, net................................ $29,656   $29,618   $22,653
Direct marketing revenue.........................   1,022       928       818
                                                  -------   -------   -------
Total revenue....................................  30,678    30,546    23,471
Costs and expenses
Cost of goods sold...............................  21,761    21,385    16,058
Drugstore inventory integration losses...........      98        45        31
                                                  -------   -------   -------
Total cost of goods sold.........................  21,859    21,430    16,089
Selling, general, and administrative expenses....   6,530     6,473     5,282
Costs and expenses of Direct Marketing...........     789       714       632
Real estate and other............................     (26)      (39)      (45)
Net interest expense and credit operations.......     480       547       278
Acquisition amortization.........................     113       117        23
Other charges, net...............................     (22)      379       303
                                                  -------   -------   -------
Total costs and expenses.........................  29,723    29,621    22,562
                                                  -------   -------   -------
Income before income taxes.......................     955       925       909
Income taxes.....................................     361       359       344
                                                  -------   -------   -------
Net income....................................... $   594   $   566   $   565
                                                  =======   =======   =======

Earnings per common share

                                                                  Average
                                                           Income Shares   EPS
                                                           ------ ------- -----
                                                              ($ in millions
                                                             except per share
                                                                  data)
1998
Net income................................................  $594
Less preferred stock dividends............................   (38)
                                                            ----    ---   -----
Basic EPS.................................................   556    253   $2.20
Stock options and convertible preferred stock.............    37     18
                                                            ----    ---   -----
Diluted EPS...............................................  $593    271   $2.19
                                                            ====    ===   =====
1997
Net income................................................  $566
Less preferred stock dividends............................   (40)
                                                            ----    ---   -----
Basic EPS.................................................   526    247   $2.13
Stock options and convertible preferred stock.............    36     21
                                                            ----    ---   -----
Diluted EPS...............................................  $562    268   $2.10
                                                            ====    ===   =====
1996
Net income................................................  $565
Less preferred stock dividends............................   (40)
                                                            ----    ---   -----
Basic EPS.................................................   525    226   $2.32
Stock options and convertible preferred stock.............    35     22
                                                            ----    ---   -----
Diluted EPS...............................................  $560    248   $2.25
                                                            ====    ===   =====

              See Notes to the Consolidated Financial Statements.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                Jan.
                                                                 30,    Jan. 31,
                                                                1999      1998
                                                               -------  --------
                                                               ($ in millions)
                           Assets
Current assets
  Cash (including short-term investments of $95 and $208)....  $    96  $   287
  Retained interest in JCP Master Credit Card Trust..........      415    1,073
  Receivables, net (bad debt reserve of $124 and $110).......    4,415    3,819
  Merchandise inventory (including LIFO reserves of $227 and
   $225).....................................................    6,031    6,162
  Prepaid expenses...........................................      168      143
                                                               -------  -------
    Total current assets.....................................   11,125   11,484
Property, plant, and equipment
  Land and buildings.........................................    3,109    2,993
  Furniture and fixtures.....................................    4,045    4,089
  Leasehold improvements.....................................    1,179    1,192
  Accumulated depreciation...................................   (2,875)  (2,945)
                                                               -------  -------
Property, plant, and equipment, net..........................    5,458    5,329
Investments, principally held by Direct Marketing............    1,961    1,774
Deferred policy acquisition costs............................      847      752
Goodwill and intangible assets, net (accumulated amortization
 of $221 and $108)...........................................    2,857    2,903
Other assets.................................................    1,390    1,251
                                                               -------  -------
    Total Assets.............................................  $23,638  $23,493
                                                               =======  =======
            Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable and accrued expenses......................  $ 3,465  $ 4,059
  Short-term debt............................................    1,924    1,417
  Current maturities of long-term debt.......................      438      449
  Deferred taxes.............................................      143      116
                                                               -------  -------
    Total current liabilities................................    5,970    6,041
Long-term debt...............................................    7,143    6,986
Deferred taxes...............................................    1,517    1,325
Insurance policy and claims reserves.........................      946      872
    Other liabilities........................................      893      912
                                                               -------  -------
    Total Liabilities........................................   16,469   16,136
Stockholders' Equity
  Preferred stock: authorized, 25 million shares; issued and outstanding, 0.8 million and 0.9 million shares Series B
   ESOP Convertible Preferred................................      475      526
  Guaranteed LESOP obligation................................      --       (49)
  Common stock, par value 50 cents: authorized, 1,250 million shares; issued and outstanding 250 million and 251 million
   shares....................................................    2,850    2,766
  Reinvested earnings........................................    3,858    4,066
  Accumulated other comprehensive income/(loss)..............      (14)      48
                                                               -------  -------
    Total Stockholders' Equity...............................    7,169    7,357
                                                               -------  -------
    Total Liabilities and Stockholders' Equity...............  $23,638  $23,493
                                                               =======  =======

              See Notes to the Consolidated Financial Statements.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   Accumulated
                                                                      Other
                                            Guaranteed            Comprehensive    Total
                          Common  Preferred   LESOP    Reinvested    Income/    Stockholders
                          Stock     Stock   Obligation  Earnings    (Loss)(1)      Equity
                          ------  --------- ---------- ---------- ------------- ------------
                                                   ($ in millions)
January 27, 1996........  $1,112    $603      $(228)     $4,339       $ 58         $5,884
                          ------    ----      -----      ------       ----         ------
Net income..............                                    565                       565
Net unrealized change in
 investments............                                               (18)           (18)
Currency translation
 adjustments............                                                (3)            (3)
                                                         ------       ----         ------
  Total comprehensive
   income...............                                    565        (21)           544
Dividends declared......                                   (511)                     (511)
Common stock issued.....     350                                                      350
Common stock retired....     (46)                          (320)                     (366)
Preferred stock
 retired................             (35)                                             (35)
LESOP payment...........                         86                                    86
                          ------    ----      -----      ------       ----         ------
January 25, 1997........   1,416     568       (142)      4,073         37          5,952
                          ------    ----      -----      ------       ----         ------
Net income..............                                    566                       566
Net unrealized change in
 investments............                                                14             14
Currency translation
 adjustments............                                                (3)            (3)
                                                         ------       ----         ------
  Total comprehensive
   income...............                                    566         11            577
Dividends declared......                                   (573)                     (573)
Common stock issued.....   1,350                                                    1,350
Preferred stock
 retired................             (42)                                             (42)
LESOP payment...........                         93                                    93
                          ------    ----      -----      ------       ----         ------
January 31, 1998........   2,766     526        (49)      4,066         48          7,357
                          ------    ----      -----      ------       ----         ------
Net income..............                                    594                       594
Net unrealized change in
 investments............                                                (1)            (1)
Currency translation
 adjustments(2).........                                               (61)           (61)
                                                         ------       ----         ------
  Total comprehensive
   income...............                                    594        (62)           532
Dividends declared......                                   (588)                     (588)
Common stock issued.....     140                                                      140
Common stock retired....     (56)                          (214)                     (270)
Preferred stock
 retired................             (51)                                             (51)
LESOP payment...........                         49                                    49
                          ------    ----      -----      ------       ----         ------
January 30, 1999........  $2,850    $475      $  --      $3,858       $(14)        $7,169
                          ======    ====      =====      ======       ====         ======

--------
(1) Net unrealized changes in investment securities are shown net of deferred taxes of $36 million, $39 million, and $30 million, respectively. A deferred tax asset has not been established for currency translation adjustments.
(2) 1998 currency translation adjustments include $(49) million associated with assets acquired and liabilities assumed in the purchase of Renner.

              See Notes to the Consolidated Financial Statements.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                52 Weeks     53 Weeks  52 Weeks
                                                  1998         1997      1996
                                                --------     --------  --------
                                                     ($ in millions)
Operating Activities:
Net income....................................  $   594      $   566   $   565
Gain on the sale of banking assets............      --           (52)      --
Other charges, net............................      (22)         371       310
Depreciation and amortization, including in-
 tangible assets..............................      637          584       381
Deferred taxes................................      219            1       (18)
Change in cash from:
  Customer receivables........................      258          215      (172)
  Other receivables...........................     (158)         (75)      (77)
  Inventory, net of trade payables............       64         (395)     (521)
  Current taxes payable.......................     (171)         116        31
  Other assets and liabilities, net...........     (400)(1)     (113)     (117)
                                                -------      -------   -------
                                                  1,021        1,218       382
                                                -------      -------   -------
Investing Activities:
Capital expenditures..........................     (744)        (824)     (704)
Proceeds from the sale of banking assets,
 net..........................................      --           276       --
Acquisitions(2)...............................     (210)         --     (1,776)
Purchase of investment securities.............     (611)        (401)     (471)
Proceeds from the sale of investment securi-
 ties.........................................      447          252       493
                                                -------      -------   -------
                                                 (1,118)        (697)   (2,458)
                                                -------      -------   -------
Financing Activities:
Change in short-term debt.....................      507       (2,533)    2,401
Proceeds from the issuance of long-term debt..      644        2,990       596
Payment of long-term debt.....................     (478)        (343)     (133)
Common stock issued, net......................       89           79        33
Common stock purchased and retired............     (270)         --       (366)
Dividends paid, preferred and common..........     (586)        (558)     (497)
                                                -------      -------   -------
                                                    (94)        (365)    2,034
                                                -------      -------   -------
Net Increase/(Decrease) in Cash and Short-Term
 Investments..................................     (191)         156       (42)
Cash and Short-Term Investments at Beginning
 of Year......................................      287          131       173
                                                -------      -------   -------
Cash and Short-Term Investments at End of
 Year.........................................  $    96      $   287   $   131
                                                =======      =======   =======
Supplemental Cash Flow Information:
Interest paid.................................  $   649      $   571   $   390
Interest received.............................       45           71        60
Income taxes paid.............................      307          225       356

--------
(1) Results principally from payments related to reserves established in 1997.
(2) Reflects total cash changes related to acquisitions.

  Non-cash transactions: In 1997, the Company issued 23.2 million shares of common stock having a value of $1.3 billion to complete the acquisition of Eckerd. In 1996, the Company issued 5.2 million shares of common stock having a value of $278 million for the acquisition of Fay's Incorporated.

              See Notes to the Consolidated Financial Statements.

                          J. C. PENNEY COMPANY, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1 Summary of Accounting Policies

  Basis of presentation. Certain prior year amounts have been reclassified to conform to the Company's current year presentation and those of the Penney Group and the Eckerd Group.

  Basis of consolidation. The consolidated financial statements present the results of J. C. Penney Company, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Definition of fiscal year. The Company's fiscal year ends on the last Saturday in January. Fiscal 1998 ended January 30, 1999; fiscal 1997 ended January 31, 1998; and fiscal 1996 ended January 25, 1997. Fiscal 1997 was a 53-week year; fiscal 1998 and 1996 were 52-week years. The accounts of Direct Marketing and Renner are on a calendar-year basis.

  Retail sales, net. Retail sales include merchandise and services, net of returns, and exclude all taxes.

  Direct marketing revenue. Premium income for life insurance contracts is recognized as income when due. Premium income for accident and health, and credit insurance and membership services income is reported as earned over the coverage period. Premiums and fees paid in advance are deferred and recognized as income over the coverage period.

  Earnings per common share. Basic earnings per share is computed by dividing net income less dividend requirements on the Series B ESOP convertible preferred stock, net of tax, by the weighted average common stock outstanding. Diluted earnings per share assumes the exercise of stock options and the conversion of the Series B ESOP convertible preferred stock into the Company's common stock. Additionally, it assumes adjustment of net income for the additional cash requirements, net of tax, needed to fund the ESOP debt service resulting from the assumed replacement of the preferred dividends with common stock dividends.

  Cash and short-term investments. The Company's short-term investments are comprised principally of commercial paper which has a maturity at the acquisition date of less than three months. All other securities are classified as investments on the consolidated balance sheets.

  Accounts receivable. The Company's policy is to write off accounts when the scheduled minimum payment has not been received for six consecutive months, if any portion of the balance is more than 12 months past due, or if it is otherwise determined that the customer is unable to pay. Collection efforts continue subsequent to write-off, and recoveries are applied as a reduction of bad debt losses.

  Merchandise inventory. Substantially all merchandise inventory is valued at the lower of cost (last-in, first-out) or market, determined by the retail method. The Company determines the lower of cost or market on an aggregated basis for similar types of merchandise. The Company applies internally developed indices to measure increases and decreases in its own retail prices.

  Depreciation and amortization. All long-lived assets are amortized on a straight-line basis over their respective useful lives. The primary useful life for buildings is 50 years, and ranges from three to 20 years for furniture and equipment. Improvements to leased premises are amortized over the expected term of the lease or their estimated useful lives, whichever is shorter. Trade name and goodwill are generally amortized over 40 years. Other intangible assets, whose fair value is determined at the date of acquisition, are amortized over periods ranging from five to seven years.

                          J. C. PENNEY COMPANY, INC.

  Impairment of assets. The Company assesses the recoverability of asset values, including goodwill and other intangible assets, on a periodic basis by comparing expected cash flows to net book value. Impaired assets are written down to estimated fair value.

  Deferred charges. Deferred policy acquisition and advertising costs, principally solicitation and marketing costs and commissions, incurred by Direct Marketing to secure new business are amortized over the expected premium-paying period of the related policies and over the expected period of benefits for memberships.

  Capitalized software costs. Costs associated with the acquisition or development of software for internal use are capitalized and amortized over the expected useful life of the software. The amortization period generally ranges from three to 10 years.

  Investments. The Company's investments are classified as available-for-sale and are carried at fair value. Changes in unrealized gains and losses are included in other comprehensive income, net of applicable income taxes.

  Insurance policy reserves. Liabilities established by Direct Marketing for future policy benefits are computed using a net level premium method including assumptions as to investment yields, mortality, morbidity, and persistency based on the Company's experience.

  Advertising. Costs for newspaper, television, radio, and other media advertising are expensed as incurred. Catalog book preparation and printing costs, which are considered direct response advertising, are charged to expense over the life of the catalog, not to exceed six months.

  Pre-opening expenses. Costs associated with the opening of new stores are expensed in the period incurred.

  Derivative financial instruments. The Company selectively uses non-leveraged, off-balance-sheet derivative instruments to manage its market and interest rate risk, and does not hold derivative positions for trading purposes. The current derivative position consists of a non-leveraged, off-balance-sheet interest rate swap which is accounted for by recording the net interest received or paid as an adjustment to interest expense on a current basis. Gains or losses resulting from market movements are not recognized.

  Use of estimates. Certain amounts included in the Company's consolidated financial statements are based upon estimates. Actual results may differ from these estimates.

  New accounting rules. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. The new rules are effective for quarters beginning after June 15, 2000. The Company has a limited exposure to derivative products and does not expect these new rules to have a material impact on reported results.

  The American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, in March 1998. The Company adopted the new rules in 1998 and capitalized approximately $20 million of software development costs during the year. Due to the significance of systems development costs, it is expected that capitalized software costs will increase over the next several years.

  The AICPA also issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities, in April 1998. The Company adopted the new accounting rules in 1998. The new rules require that start-up costs, including store pre-opening expenses, be expensed as incurred. The Company's existing accounting policy conforms with the new rules; accordingly, there was no impact on the Company's results of operation.

                          J. C. PENNEY COMPANY, INC.

2 Retained Interest in JCP Master Credit Card Trust

  The Company has transferred portions of its customer receivables to a trust which, in turn, has sold certificates in public offerings representing undivided interests in the trust. As of January 30, 1999, $1,143 million of the certificates were outstanding and the balance of the receivables in the trust was $1,578 million. The Company owns the remaining undivided interest in the trust not represented by the certificates.

  The retained interest in the trust is accounted for as an investment in accordance with FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The carrying value of $415 million in 1998 and $1,073 million in 1997 includes a valuation reserve of $15 million and $40 million, respectively. Due to the short-term nature of this investment, the carrying value approximates fair value.

3 Investments and Fair Value of Financial Instruments

                                                    1998             1997
                                              ---------------- ----------------
                                              Amortized  Fair  Amortized  Fair
                                                Cost    Value    Cost    Value
                                              --------- ------ --------- ------
                                                       ($ in millions)
Fixed Income Securities......................  $1,269   $1,322  $1,126   $1,167
Asset-Backed Certificates....................     431      449     431      459
Equity Securities............................     159      190     113      148
                                               ------   ------  ------   ------
  Total......................................  $1,859   $1,961  $1,670   $1,774
                                               ======   ======  ======   ======

  Investments. The Company's investments are recorded at fair value based on quoted market prices and consist principally of fixed income and equity securities, substantially all of which are held by Direct Marketing, and asset-backed certificates. The majority of the fixed income securities mature during the next ten years. Unrealized gains and losses are included in stockholders' equity, net of tax, and are shown as a component of other comprehensive income.

  Financial liabilities. Financial liabilities are recorded in the consolidated balance sheets at historical cost, which approximates fair value. Such fair values are not necessarily indicative of actual market transactions. The fair value of long-term debt, excluding capital leases, is based on the interest rate environment and the Company's credit rating. All long-term debt is fixed rate and therefore the Company is not exposed to fluctuations in market rates except to the extent described in the following paragraph.

  Derivative financial instruments. The Company's current derivative position consists of one interest rate swap which was entered into in connection with the issuance of asset-backed certificates in 1990. This swap helps to protect certificate holders by reducing the effects of an early amortization of the principal. According to the terms of the swap, the Company pays fixed interest at 9.625 percent and receives variable interest based on floating commercial paper rates. The Company's total exposure resulting from the swap is not material. As discussed in Note 1, the net amount paid or received is included in interest expense.

  Concentrations of credit risk. The Company has no significant concentrations of credit risk. Individual accounts comprising accounts receivable are widely dispersed and investments are well diversified.

                          J. C. PENNEY COMPANY, INC.

4 Accounts Payable and Accrued Expenses

                                                                   1998   1997
                                                                  ------ ------
                                                                      ($ in
                                                                    millions)
Trade payables................................................... $1,496 $1,551
Accrued salaries, vacation, and bonus............................    444    487
Taxes payable....................................................    232    486
Interest payable.................................................    165    165
Common dividends payable.........................................    140    136
Other(1).........................................................    988  1,234
                                                                  ------ ------
  Total.......................................................... $3,465 $4,059
                                                                  ====== ======

--------
(1) Includes $110 million and $216 million for 1998 and 1997, respectively, related to other charges, principally future lease obligations.

5 Short-term Debt

                                                                  1998    1997
                                                                 ------  ------
                                                                     ($ in
                                                                   millions)
Commercial paper................................................ $1,924  $1,417
Average interest rate at year-end...............................    5.1%    5.6%

  Committed bank credit facilities available to the Company as of January 30, 1999 totaled $3.0 billion. The facilities, as amended and restated in 1998, support the Company's short-term borrowing program and are comprised of a $1.5 billion, 364-day revolver and a $1.5 billion, five-year revolver. The 364-day revolver includes a $750 million seasonal credit line for the August to January period, allowing the Company to match its seasonal borrowing requirements. None of the borrowing facilities was in use as of January 30, 1999.

  The Company also has $910 million of uncommitted credit lines in the form of letters of credit with seven banks to support its direct import merchandise program. As of January 30, 1999, $280 million of letters of credit issued by the Company were outstanding.

                          J. C. PENNEY COMPANY, INC.

6 Long-term Debt

                                           Jan. 30, 1999      Jan. 31, 1998
                                           ----------------   ----------------
                                           Avg.               Avg.
                                           Rate    Balance    Rate    Balance
                                           -----   --------   -----   --------
                                                  ($ in millions)
Notes and debentures
  Due Year 1..............................   8.0%  $    424     5.4%  $    400
  Due Year 2..............................   6.7%       625     6.9%       225
  Due Year 3..............................   9.1%       250     6.7%       625
  Due Year 4..............................   7.5%     1,100     9.1%       250
  Due Year 5..............................   5.8%     1,000     7.5%     1,100
  Due 6-10 years..........................   8.0%     1,441     7.8%     1,760
  Due 11-15 years.........................   9.0%       125     8.0%       325
  Due 16-20 years.........................   7.6%       767     7.7%       780
  Due 21-30 years.........................   7.5%       875     7.5%       887
  Due thereafter..........................   7.5%       900     7.5%       900
                                           -----   --------   -----   --------
Total notes and Debentures................   7.4%     7,507     7.5%     7,252
Guaranteed LESOP notes, due 1998..........              --                  49
Capital lease obligations and other.......               74                134
Less current maturities...................             (438)              (449)
                                                   --------           --------
Total long-term debt......................         $  7,143           $  6,986
                                                   ========           ========

  During 1998, JCP Receivables, Inc., an indirect wholly owned special purpose subsidiary of the Company, completed a public offering of $650 million aggregate principal amount of Series E asset-backed certificates of JCPenney Master Credit Card Trust. The certificates have a maturity of five years and an interest rate of 5.5 percent. This transaction did not meet the criteria for sale accounting under FAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and accordingly it was recorded as a secured borrowing by the Company. Proceeds from the offering were used for general corporate purposes. In 1997, the Company issued $3.0 billion of debt in connection with its acquisitions. These notes and debentures had an average maturity of 30 years and an average interest rate of
7.5 percent. All notes and debentures have similar characteristics regardless of due date and therefore are grouped by maturity date.

7 Capital Stock

  At January 30, 1999, there were approximately 56 thousand stockholders of record. On a combined basis, the Company's savings plans, including the Company's employee stock ownership plan (ESOP), held 43.4 million shares of common stock, or 16.3 percent of the Company's common shares after giving effect to the conversion of preferred stock.

  Common stock. The Company has authorized 1,250 million shares, par value $.50; 250 million shares were issued and outstanding as of January 30, 1999, and 251 million shares were issued and outstanding as of January 31, 1998.

  Preferred stock. The Company has authorized 25 million shares; 792 thousand shares of Series B ESOP Convertible Preferred Stock were issued and outstanding as of January 30, 1999, and 876 thousand shares were issued and outstanding as of January 31, 1998. Each share is convertible into 20 shares of the Company's common stock at $30 per common share. Dividends are cumulative and are payable semi-annually at a rate of $2.37 per common share equivalent, a yield of 7.9 percent. Shares may be redeemed at the option of the

                          J. C. PENNEY COMPANY, INC.

Company or the ESOP under certain circumstances. The redemption price may be satisfied in cash or common stock or a combination of both, at the Company's sole discretion.

  Preferred stock purchase rights. In March 1999, the board of directors declared a dividend distribution of one preferred stock purchase right on each outstanding share of common stock in connection with the redemption of the Company's then existing preferred stock purchase rights program. These rights entitle the holder to purchase, for each right held, 1/1000 of a share of Series A Junior Participating Preferred Stock at a price of $140. The rights are exercisable by the holder upon the occurrence of certain events and are redeemable by the Company under certain circumstances as described by the rights agreement. The rights agreement contains a three-year independent director evaluation provision. This "TIDE" feature provides that a committee of the Company's independent directors will review the rights agreement at least every three years and, if they deem it appropriate, may recommend to the board of directors a modification or termination of the rights agreement.

8 Stock-Based Compensation

  The Company has a stock-based compensation plan which was approved by stockholders in 1997. The plan reserved 14 million shares of common stock for issuance to plan participants upon the exercise of options over the 10-year term of the plan. Approximately 2,000 employees, comprised principally of selected management employees, are eligible to participate. Both the number of shares and the exercise price, which is based on the average market price, are fixed at the date of grant and have a maximum term of 10 years. The plan also provides for grants of stock options and stock awards to outside members of the board of directors. Shares acquired by such directors are not transferable until a director terminates service.

  The Company accounts for stock-based compensation under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, net income and earnings per share shown in the consolidated statements of income appearing on page V-16 do not reflect any compensation cost for the Company's fixed stock options. In accordance with FAS No. 123, Accounting for Stock-Based Compensation, the fair value of each fixed option granted is estimated on the date of grant using the Black-Scholes option pricing model, as follows:

Option Assumptions

                                                       1998     1997     1996
                                                      -------  -------  -------
Dividend yield.......................................     3.8%     4.0%     3.9%
Expected volatility..................................    20.5%    21.3%    22.3%
Risk-free interest rate..............................     5.7%     6.3%     5.6%
Expected option term................................. 6 years  6 years  5 years
Fair value per share of options granted..............  $13.66    $9.76    $8.88

                          J. C. PENNEY COMPANY, INC.

  Compensation expense recorded under FAS No. 123 would have been approximately $21 million in 1998 and $11 million in 1997 and 1996, reducing earnings per share by eight cents in 1998, and approximately four cents in the other two years. The following table summarizes the status of the Company's fixed stock option plans for the years ended January 30, 1999, January 31, 1998, and January 25, 1997:

Options

                               1998                 1997                 1996
                         ------------------   ------------------   ------------------
                          Shares     Price     Shares     Price     Shares     Price
                         ---------  -------   ---------  -------   ---------  -------
                          (shares in thousands; price is weighted average)
Beginning of year.......     7,583  $    40       8,633  $    36       8,867  $    33
Granted.................     1,643       71       1,413       45       1,266       48
Exercised...............    (2,100)     (36)     (2,347)     (30)     (1,427)     (27)
Expired and cancelled...      (154)     (61)       (116)     (48)        (73)     (42)
                         ---------  -------   ---------  -------   ---------  -------
Outstanding at end of
 year...................     6,972       48       7,583       40       8,633       36
Exercisable at end of
 year...................     5,418       41       6,428       38       7,419       35

Options as of January 30, 1999

                                                  Outstanding       Exercisable
                                             ---------------------- ------------
                                                          Remaining
                                                            Term
                                             Shares Price  (Yrs.)   Shares Price
                                             ------ ----- --------- ------ -----
                                               (shares in thousands; price and
                                                 remaining term are weighted
                                                          averages)
Under $25...................................    83   $ 9     4.6       83   $ 9
$25-$35..................................... 1,761    28     2.3    1,761    28
$35-$45.....................................   998    42     5.7      980    42
$45-$55..................................... 1,842    48     7.6    1,842    48
Over $55.................................... 2,288    66     8.2      752    55
                                             -----   ---     ---    -----   ---
  Total..................................... 6,972   $48     6.0    5,418   $41
                                             =====   ===     ===    =====   ===

9 Interest Expense, Net

                                                               1998  1997  1996
                                                               ----  ----  ----
                                                                   ($ in
                                                                 millions)
Short-term debt............................................... $106  $121  $102
Long-term debt................................................  557   527   312
Other, net*...................................................  (52)  (67)  (55)
                                                               ----  ----  ----
Interest expense, net......................................... $611  $581  $359
                                                               ====  ====  ====

--------
* Includes $39 million in 1998 and $34 million in 1997 and 1996 for interest income from the Company's investment in asset-backed certificates.

10 Lease Commitments

  The Company conducts the major part of its operations from leased premises that include retail stores, warehouses, offices, and other facilities. Almost all leases will expire during the next 20 years; however, most leases will be renewed or replaced by leases on other premises. Rent expense for real property operating leases totaled $585 million in 1998, $541 million in 1997, and $333 million in 1996, including contingent rent based on sales of $66 million, $72 million, and $48 million for the three years, respectively.

  The Company also leases data processing equipment and other personal property under operating leases of primarily three to five years. Rent expense for personal property leases was $123 million in 1998, $126 million in 1997, and $106 million in 1996.

                          J. C. PENNEY COMPANY, INC.

  Future minimum lease payments for noncancelable operating and capital leases, net of subleases, as of January 30, 1999 were:

                                                               Operating Capital
                                                               --------- -------
                                                                ($ in millions)
1999..........................................................  $  565    $ 11
2000..........................................................     510      11
2001..........................................................     440      11
2002..........................................................     408       6
2003..........................................................     384       1
Thereafter....................................................   2,841     --
                                                                ------    ----
Total minimum lease payments..................................  $5,148    $ 40
Present value.................................................  $2,715    $ 35
Weighted average interest rate................................      10%     10%
                                                                ======    ====

  Minimum lease payments are shown net of estimated executory costs, principally real estate taxes, maintenance, and insurance.

11 Advertising Costs

  Advertising costs consist principally of newspaper, television, radio, and catalog book costs. In 1998, the total cost of advertising was $1,077 million compared with $977 million in 1997, and $988 million in 1996. The "other assets" section of the consolidated balance sheets includes deferred catalog book costs of $87 million as of January 30, 1999, and $89 million as of January 31, 1998.

12 Retirement Plans

  The Company's retirement plans consist principally of a noncontributory pension plan, a noncontributory supplemental retirement program for certain management associates, a contributory medical and dental plan, and a savings plan, including a 401(k) plan and an employee stock ownership plan. In addition, in 1998, the Company adopted two nonqualified savings plans. Pension plan assets are invested in a balanced portfolio of equity and debt securities managed by third-party investment managers. In addition, Eckerd has a noncontributory pension plan. As of January 1, 1999, all Eckerd retirement benefit plans were frozen and all employees began to accrue benefits under the Company's retirement plans. The following tables include the benefit obligation related to the Company's early retirement program (see Note 13, page V-30, for additional information). The cost of these programs and the December 31 balances of plan assets and obligations are shown below:

Expense

                                                            1998   1997   1996
                                                            -----  -----  -----
                                                             ($ in millions)
   Pension and health care
   Service cost............................................ $  76  $  68  $  73
   Interest cost...........................................   221    200    186
   Projected return on Assets..............................  (283)  (488)  (386)
   Net amortization........................................    14    248    174
                                                            -----  -----  -----
                                                               28     28     47
   Savings plan expense....................................    76     71     56
                                                            -----  -----  -----
     Total retirement plans................................ $ 104  $  99  $ 103
                                                            =====  =====  =====

                          J. C. PENNEY COMPANY, INC.

Assumptions

                                                               1998  1997  1996
                                                               ----  ----  ----
Discount rate................................................. 6.75% 7.25% 8.0%
Expected return on plan assets................................  9.5%  9.5% 9.5%
Salary progression rate.......................................  4.0%  4.0% 4.0%
Health care trend rate........................................  7.0%  7.0% 7.0%

Assets and Obligations

 Pension plans*

                                                                  1998    1997
                                                                 ------  ------
                                                                     ($ in
                                                                   millions)
Projected Benefit Obligation
Beginning of year............................................... $2,749  $2,187
Service and interest cost.......................................    273     243
Actuarial (gain)/loss...........................................    184     400
Benefits paid...................................................   (200)   (210)
Amendments and other............................................    --      129
                                                                 ------  ------
End of year.....................................................  3,006   2,749
Fair value of plan assets
Beginning of year...............................................  3,064   2,735
Company contributions...........................................     32      29
Net gains/(losses)..............................................    497     510
Benefits paid...................................................   (200)   (210)
                                                                 ------  ------
End of year.....................................................  3,393   3,064
Excess of fair value over projected benefits....................    387     315
Unrecognized gains and prior service cost.......................     75     125
                                                                 ------  ------
Prepaid pension cost............................................ $  462  $  440
                                                                 ======  ======

--------
* Includes supplemental retirement plan.

Medical and Dental

                                                                      1998 1997
                                                                      ---- ----
                                                                        ($ in
                                                                      millions)
Accumulated benefit obligation....................................... $334 $335
Net unrecognized losses..............................................   10   13
                                                                      ---- ----
Net medical and dental liability..................................... $344 $348
                                                                      ==== ====

  A one percent change in the health care trend rate would change the accumulated benefit obligation and expense by approximately $24 million and $2 million, respectively.

                          J. C. PENNEY COMPANY, INC.

13 Other Charges, Net

  During 1996 and 1997, the Company recorded other charges principally related to drugstore integration activities, department store closings and FAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, impairments, and early retirement and reduction in force programs. The following tables provide a summary by year and by category as well as a rollforward of reserves that were established for certain of the charges.

1996 Charges

                                                            1996
                                               -------------------------------
                                                        Cash    Other    Y/E
                                               Expense Outlays Charges Reserve
                                               ------- ------- ------- -------
                                                       ($ in millions)
Department stores and catalog
Reduction in force............................  $ 11    $(11)   $ --    $--
                                                ----    ----    -----   ----
Eckerd drugstores
FAS 121 impairments and loss on the
 divestiture of drugstore assets(1)...........   174     --      (174)   --
Future lease obligations and severance(2).....    69     --       --      69
Allowance for notes receivable(3).............   --      --        25     25
Headquarters severance(2).....................    17     --       --      17
Other(2)......................................    32     (12)     (16)     4
                                                ----    ----    -----   ----
                                                 292     (12)    (165)   115
                                                ----    ----    -----   ----
  Total.......................................  $303    $(23)   $(165)  $115
                                                ====    ====    =====   ====

                           1996            1997                    1998
                          ------- ----------------------- -----------------------
                            Y/E    Cash    Other    Y/E    Cash    Other    Y/E
                          Reserve Outlays Charges Reserve Outlays Charges Reserve
                          ------- ------- ------- ------- ------- ------- -------
                                              ($ in millions)
Eckerd drugstores
Future lease obligations
 and severance(2).......   $ 69    $ (3)   $--      $66     $(7)   $--      $59
Allowance for notes
 receivable(3)..........     25     --      --       25     --      --       25
Headquarters
 severance(2)...........     17     (16)    --        1      (1)    --      --
Other(2)................      4     --      --        4     --      --        4
                           ----    ----    ----     ---     ---    ----     ---
  Total.................   $115    $(19)   $--      $96     $(8)   $--      $88
                           ====    ====    ====     ===     ===    ====     ===

--------
(1) Charges related to FAS 121 impairments were recorded as a reduction of property, plant, and equipment balances.
(2) Reserve balances are included as a component of accounts payable and accrued expenses.
(3) The allowance for notes receivable is included as a reduction of other assets.

Department Stores and Catalog

  Reduction in force. As part of the Company's ongoing program to reduce the cost structure for stores and catalog and improve the Company's competitive position and future performance, it announced the elimination of 119 store and field support positions in September 1996, all of which were subsequently eliminated. Subsequent periods benefited from the elimination of related salary costs. The charges, which were expensed and paid in the fourth quarter of 1996, related to severance and outplacement.

                          J. C. PENNEY COMPANY, INC.

Eckerd Drugstores

  FAS 121 impairments and loss on the divestiture of drugstore assets. In the fourth quarter of 1996, the Company recorded $174 million of charges associated with the Eckerd acquisition. This amount was comprised of the following components: 1) $53 million related to the closing of certain underperforming and/or overlapping drugstores; 2) $96 million related to the divestiture of certain Rite Aid and Kerr drugstores; and 3) $25 million related principally to the write-off of goodwill associated with previous acquisitions. Each of these items is discussed in more detail below:

  1) In October 1996, the Company acquired Fay's Incorporated (Fay's), a chain of approximately 270 drugstores. Also in October 1996, Thrift Drug, Inc., a wholly owned subsidiary of the Company, entered into an agreement to acquire substantially all of the assets of approximately 190 Rite Aid drugstores in North and South Carolina. At the time of the acquisition, no significant changes to the operations of these stores were expected. In November 1996, the Company entered into an agreement to acquire Eckerd, a chain of 1,748 drugstores. Upon entering into the agreement to acquire Eckerd, the Company began to plan for the integration of its approximately 1,100 existing drugstores into the Eckerd name and format. The integration plan provided for, among other things, the closing of 86 overlapping and/or under-performing Thrift and Fay's drugstores, all of which were leased facilities. These stores had a sales base of approximately $130 million and operating losses of approximately $9 million before non-cash operating expenses, such as depreciation. During 1997, 64 stores were closed. The remaining store closings were delayed into fiscal 1998 to facilitate a timely and orderly transition between the operations of the stores to be closed and the surrounding stores that were to remain open and operating. All stores were closed as of the end of fiscal 1998.

  A FAS 121 impairment charge of $53 million related to these stores was recorded by the Company in 1996. Impaired assets consisted primarily of store fixtures and leasehold improvements. Since these assets could not readily be used at other store locations and no ready market existed outside the Company, they were discarded at the time of closing. Accordingly, the impairment charge recorded for these assets represented their carrying value as of the end of fiscal 1996. Asset values were reduced to zero and as a result, depreciation was discontinued. The stores were operating at a loss and continued to do so subsequent to the FAS 121 impairment charge. Operating results for the individual stores were included in operations through the date of closing. There were no significant changes to the Company's initial estimate of impairment.

  2) As a condition of its approval of the Eckerd acquisition, the Federal Trade Commission (FTC) required that the Company divest itself of 164 stores (divested stores) in North and South Carolina (consisting of both Rite Aid and Kerr drugstores) to a single buyer to maintain adequate competition in the two states. Pursuant to the FTC agreement, the consummation of the acquisition of the Rite Aid stores was delayed until the Company entered into an agreement to sell the divested stores. Ultimately, the Company entered into an agreement with a former member of Thrift management and other parties to sell the divested stores for $75 million ($42 million in cash and $33 million in notes receivable). The Company recognized a FAS 121 impairment charge of $75 million related to the Rite Aid stores. The impairment charge was necessary as the undiscounted cash flows for these units were not sufficient to support recorded asset values, including furniture and fixtures and other intangibles. The amount of the impairment charge was determined based on the difference between the fair value of the assets, as calculated through discounted expected cash flows, and the carrying amount for those assets. In addition, the Company recorded a loss of $21 million related to the divestiture of the Kerr stores. These 34 Kerr stores had a sales base of approximately $59 million and operating income of approximately $3 million before non-cash operating expenses.

  3) As part of the acquisition of Eckerd, the decision was made to operate all drugstores under the Eckerd name and format. Consequently, goodwill in the amount of $10 million, which had been allocated under purchase

                          J. C. PENNEY COMPANY, INC.

accounting to the Fay's trade name, was determined to have no value. In addition, the Company recorded an impairment charge of $15 million related to goodwill associated with unprofitable business units operated by the former drugstore operations.

  Future lease obligations and severance. In connection with these drugstore closings and the sale of divested stores, the Company established a $69 million reserve for the present value of future lease obligations. The store closing plan anticipated that Eckerd would remain liable for all future lease payments. The present value of future lease obligations was calculated using a
6.7 percent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred; the interest component related to lease payments is recorded as rent expense with no corresponding increase in the reserve. Payments during the next five years are expected to be approximately $2 million per year. These reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the end of 1998.

  Approximately 1,150 store employees, including store managers as well as salaried and non-salaried personnel, were terminated as a result of store closings.

  Allowance for notes receivable. A portion of the proceeds related to the sale of the divested stores was financed by the Company through a note receivable of $33 million. The FTC agreement provided that the Company could not maintain a continuing interest in the divested stores. This placed significant constraints on the Company's ability to collect on the note which remains uncertain. Consequently, a reserve for 75 percent ($25 million) of the face value of the note receivable was established. This reserve is reviewed for adequacy on a periodic basis. No adjustments have been deemed necessary through the end of 1998.

  Headquarters severance. A reserve of $17 million was established for termination benefits related to the elimination of the Thrift headquarters and certain support facilities upon the acquisition of Eckerd. Approximately 400 employees were affected by the plan to eliminate these functions, which included all levels of Thrift management and administrative staff. Ultimately, 436 employees were terminated under this program, with the majority of the employees being terminated during 1997. Actual termination costs were charged against the reserve as incurred with $16 million being incurred and charged against the reserve in 1997. The program has been completed and no adjustments were required to the reserve.

  Other. The principal component of other integration charges was $15 million related to the change of the Thrift accounting policy for certain contractual vendor payments to a more preferable accounting method. This item was established as unearned income on the consolidated balance sheet as of year-end 1996 and is being recognized over the contract terms through the year 2002. The remaining $17 million, the majority of which was expensed as incurred, was related to integration activities for the Fay's stores and other activities such as contract terminations.

                          J. C. PENNEY COMPANY, INC.

1997 Charges

                                                             1997
                                               --------------------------------
                                                         Cash    Other    Y/E
                                               Expense  Outlays Changes Reserve
                                               -------- ------- ------- -------
                                                       ($ in millions)
Department stores and catalog
Early retirement(1)...........................   $151    $ (1)   $(150)  $--
Reduction in force(2).........................     55     --       --      55
FAS 121 impairments(3)........................     72     --       (72)   --
Future lease obligations and severance(2).....     61      (6)     --      55
                                                 ----    ----    -----   ----
                                                  339      (7)    (222)   110
                                                 ----    ----    -----   ----
Sale of business units........................    (63)     63      --     --
                                                 ====    ====    =====   ====
Eckerd drugstores
Store integration.............................     61     (61)     --     --
Systems integration...........................     26     (26)     --     --
Advertising/grand reopening...................     26     (26)     --     --
Future obligations, primarily leases(2).......     37      (2)     --      35
Gain on the sale of institutional pharmacy....    (47)     47      --     --
                                                 ----    ----    -----   ----
                                                  103     (68)     --      35
                                                 ----    ----    -----   ----
  Total.......................................   $379    $(12)   $(222)  $145
                                                 ====    ====    =====   ====
                                                 1997            1998
                                               -------- -----------------------
                                                 Y/E     Cash    Other    Y/E
                                               Reserves Outlays Charges Reserve
                                               -------- ------- ------- -------
                                                       ($ in millions)
Department stores and catalog
Reduction in force(2).........................   $ 55    $(44)   $ (11)  $--
Future obligations and severance(2)...........     55     (24)     (11)    20
                                                 ----    ----    -----   ----
                                                  110     (68)     (22)    20
                                                 ====    ====    =====   ====
Eckerd drugstores
Future obligations, primarily leases(2).......     35      (8)     --      27
                                                 ----    ----    -----   ----
  Total.......................................   $145    $(76)   $ (22)  $ 47
                                                 ====    ====    =====   ====

--------
(1) The early retirement program was reflected in the 1997 year end balance sheet as follows: $58 million in enhanced pension benefits was credited against prepaid pension assets which are included in other assets; $5 million of retiree medical liability and $85 million for the new non-qualified retirement plan are included in other liabilities; and such amounts are included in retirement plan disclosures in Note 12. In addition, $2 million of plan administration costs was included in accounts payable and accrued expenses in 1997.
(2) Reserve balances are included as a component of accounts payable and accrued expenses.
(3) Charges related to FAS 121 impairments were recorded as a reduction of property, plant, and equipment balances.

Department Stores and Catalog

  As part of the Company's initiatives to reduce the cost structure for department stores and catalog and improve the Company's competitive position and future performance, the following actions were taken in the third and fourth quarters of 1997:

                          J. C. PENNEY COMPANY, INC.

  Early retirement. In August 1997 the Company announced a voluntary early retirement program (Program) to all department stores, catalog, and corporate support management employees who were age 55 or older and had at least 10 years of service. Approximately 1,600 employees were eligible to participate in the program, and approximately 1,245, or 78 percent, elected to retire under the Program. The charge of $151 million includes $158 million of termination benefits that were actuarially calculated based on the employees electing to retire under the Program (representing lump-sum payments as well as the present value of periodic future payments determined at a discount rate of 7.5 percent), $5 million of actuarially calculated post retirement welfare benefits, and $3 million of outside consulting and administration costs. These costs were offset by a $15 million pension curtailment gain which was the result of a decrease in the projected benefit obligation (PBO) of the Company's qualified pension plan. The PBO was reduced due to the elimination of the liability for future salary increases resulting from the early termination of employees who elected to retire under the Program. Of the $3 million of outside consulting and administrative costs, approximately $2 million represented cash outlays, and the remainder was reversed in the fourth quarter of 1998. All other amounts recorded under this program are included in Retirement Plans disclosure in Note 12 on page V-27.

  Reduction in force. In the fourth quarter of 1997, the Company announced a restructuring plan to eliminate approximately 1,700 management employees. The $55 million charge represents severance, outplacement, and other termination benefits offered to all affected associates. There was no cash outlay in 1997 because, while employees were notified of the restructuring plan in the fourth quarter of 1997, they did not leave the Company until 1998. Cash outlays of $44 million in 1998 represent termination benefits paid to the approximately 1,550 employees terminated. The plan was completed in the fourth quarter of 1998 at less cost than originally estimated due in part to employee resignations prior to being involuntarily terminated and employees obtaining positions elsewhere in the Company. Consequently, approximately $11 million was reversed in the fourth quarter of 1998.

  FAS 121 impairments. The Company identified 97 underperforming stores that did not meet the Company's profit objectives and several support units (credit service centers and warehouses) which were no longer needed. This unit closing plan (Plan) represents unit closings over and above the normal course of store closures within a given year, which are typically relocations. All units were closed by the end of fiscal 1998. The major actions comprising the Plan consisted of the identification of a closing date (to coincide with termination rights and/or other trigger dates contained in the lease, if applicable), and the notification of affected parties (e.g., employees, landlords, and community representatives) in accordance with the Company's store closing procedures. Substantially all of the stores and support units included in the portfolio were leased, and as such, the Company was not responsible for the disposal of property, other than fixtures, which for the most part were discarded. Unit closing costs include future lease obligations and termination benefits, and FAS 121 impairments.

  Impaired assets resulting from the store closings consist primarily of store furniture and fixtures, and leasehold improvements. The majority of the stores identified for closure were older stores in small markets and the associated furniture and fixtures were outdated. Therefore, these items could not be readily used at another location, and there was not a ready market for these items to determine a fair value. Accordingly, the impairment charge recorded for these assets represents the carrying value of the assets as of the end of fiscal 1997. Depreciation of these assets was discontinued as the impairment charges reduced the asset balances to zero. The stores were operating at a loss and continued to do so subsequent to the FAS 121 impairment charge. There were no significant changes to the Company's initial estimate of impairment.

  Future lease obligations and severance. In connection with the above store closings, the Company established a $61 million reserve for the present value of future lease obligations ($31 million) and other store closing costs ($30 million), principally severance and outplacement. The store closing plan anticipated that the Company would remain liable for all future lease payments. Present values were calculated assuming a ten per

                          J. C. PENNEY COMPANY, INC.

cent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred. The cash outlays in 1997 and 1998 represent severance benefits paid for approximately 1,550 employees terminated under the program, and lease payments for closed stores. The interest component of lease payments of approximately $2 million in 1998 was recorded as interest expense, with a corresponding increase in the reserve, in the fourth quarter of 1998 and future years. The remaining reserve as of the end of 1998 represents future lease obligations for all closed stores. The actual timing of store closings did not differ significantly from the estimate upon which the liability for future lease obligations was based. On average, the remaining lease term for closed stores was seven years, and payments during the next five years are expected to be approximately $4 million per year. Adjustments to the reserves in 1998 included reversals of approximately $5 million due to reduced lease obligations stemming from subleased facilities, and $6 million for employment-related costs. Employment-related costs were less than original estimates as a result of several factors, including voluntary resignations, a higher rate of employee transfers, and the termination of a higher proportion of employees with less tenure with the Company. These reserves will continue to be assessed periodically.

  The stores identified for closure were generally those with a poor performance history, and to a large extent, declining sales. The short-term effect of the closings was the net loss of approximately $225 million in sales and the elimination of approximately $15 million in operating losses before non-cash operating charges such as depreciation. The Company expects to realize benefits of approximately $32 million per year as a result of eliminating operating losses associated with the closed stores and the redeployment of working capital.

Sale of Business Units

  A gain on the sale of business units of $63 million was included in the 1997 other charges. JCPenney National Bank (JCPNB), a consumer bank which issued VISA and MasterCard credit cards, was sold in 1997 at a gain of $49 million. In addition, the Company recorded a $14 million gain representing a supplemental, contingent payment related to the 1995 sale of JCPenney Business Services, Inc. (BSI). BSI provided credit-related services to third party credit-card issuers. JCPNB 1996 revenues and operating income were $129 million and $2 million, respectively. The sale of JCPNB did not have a negative impact on the Company's results of operations or financial position in 1997, and it is not expected to have a material impact in future periods.

Eckerd Drugstores

  The majority of drugstore charges recorded as other charges in 1997 relate to integration activities that were expensed as incurred in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Such costs were comprised of the following:

  Store integration--charges totaling $61 million related to the conversion of the former Thrift, Fay's, and Kerr stores and certain warehouse facilities to the Eckerd name and format, including training, overhead redundancies during the transition period, and other similar integration-related costs.

  Systems integration--costs associated with the conversion of the previously owned drugstores to the Eckerd systems platform totaled $26 million.

  Advertising and grand re-opening--costs associated with introducing the Eckerd name in converted regions as well as costs related to the grand re-opening of converted drugstores totaled $26 million.

  In addition, the Company recorded the following drugstore related items as other charges in 1997:

  Future obligations, primarily leases. In the second quarter of 1997, as part of the ongoing drugstore integration process, the Company closed 26 additional drugstores. These stores were part of the portfolio of retained Rite Aid stores (see previous discussion). The Company recorded a FAS 121 impairment charge for the

                          J. C. PENNEY COMPANY, INC.

store assets in 1996. These closings did not involve any termination benefits. The liability in 1997 was limited to future lease obligations on these stores. The reserve for future lease obligations for these stores is based on the present value of lease obligations through the year 2017. Additionally, in the fourth quarter of 1997, the Company became obligated to make future lease payments for 27 stores that Fay's had sold prior to being acquired by the Company on which the buyer had defaulted and failed to make lease payments. Fay's, and therefore the Company, was contractually obligated to make the lease payments. Accordingly, the Company recorded a charge for future lease obligations on these stores at the time the liability became known. The reserve for future lease obligations on these stores is based on lease payments through the year 2009. A charge of $25 million related to all of these lease obligations was recorded. These events are not expected to have an effect on future sales, and other than future lease obligations, there will be no impact on future operating results as none of the stores operated as part of Thrift drugstores. In addition, an $8 million charge was recorded for liabilities established for pending litigation, and the remaining $4 million relates to other miscellaneous charges, each individually insignificant. As of the end of 1998, these combined reserves totaled $27 million. There have been no adjustments to these liabilities as of the end of 1998.

  Gain on the sale of institutional pharmacy. As part of the integration plan, the Company sold its underperforming institutional pharmacy operation in the fourth quarter of 1997 and recorded a gain of $47 million. This operation generated sales of $80 million in 1997.

14 Taxes

  Deferred tax assets and liabilities reflected on the Company's consolidated balance sheets were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major components of deferred tax (assets)/liabilities as of January 30, 1999 and January 31, 1998 were as follows:

Temporary Differences

                                                                1998     1997
                                                               -------  -------
                                                               ($ in millions)
Depreciation and amortization................................. $ 1,084  $   977
Leases........................................................     312      339
Other charges, net............................................     (46)    (139)
Deferred acquisition costs....................................     233      211
Other, including comprehensive income.........................      77       53
                                                               -------  -------
  Total....................................................... $ 1,660  $ 1,441
                                                               =======  =======

Income Tax Expense

                                                            1998   1997   1996
                                                            -----  -----  -----
                                                             ($ in millions)
Current
  Federal and foreign...................................... $ 111  $ 319  $ 321
  State and local..........................................    31     39     43
                                                            -----  -----  -----
                                                              142    358    364
                                                            -----  -----  -----
Deferred
  Federal and foreign......................................   219      3    (19)
  State and local..........................................   --      (2)    (1)
                                                            -----  -----  -----
                                                              219      1    (20)
                                                            -----  -----  -----
    Total.................................................. $ 361  $ 359  $ 344
                                                            -----  -----  -----
Effective tax rate.........................................  37.8%  38.8%  37.9%
                                                            =====  =====  =====

                          J. C. PENNEY COMPANY, INC.

Reconciliation of Tax Rates

                                                          1998   1997   1996
                                                          -----  -----  -----
                                                          (Percent of pre-
                                                             tax income)
Federal income tax at statutory rate.....................  35.0   35.0   35.0
State and local income taxes, less federal income tax
 benefit.................................................   2.2    2.8    3.0
Tax effect of dividends on allocated ESOP shares.........  (1.4)  (1.3)  (1.3)
Tax credits and other....................................   2.0    2.3    1.2
                                                          -----  -----  -----
  Total..................................................  37.8   38.8   37.9
                                                          =====  =====  =====

15 Segment Reporting

  The Company operates in three business segments: department stores and catalog, Eckerd drugstores, and Direct Marketing. The results of department stores and catalog are combined because they generally serve the same customer, have virtually the same mix of merchandise, and the majority of catalog sales are completed in department stores. Other items are shown in the table below for purposes of reconciling to total Company consolidated amounts.

                                                                        Depreciation
                                       Operating    Total    Capital        And
                          Year Revenue  Profit     Assets  Expenditures Amortization
                          ---- ------- ---------   ------- ------------ ------------
                                              ($ in millions)
Department stores and
 catalog................  1998 $19,331  $1,013     $14,446     $439         $380
                          1997  19,955   1,368      14,863      464          365
                          1996  19,506   1,183      14,756      680          328
Eckerd drugstores.......  1998  10,325     254       6,478      256          251
                          1997   9,663     347       6,181      341          214
                          1996   3,147      99       4,387      103           47
Direct Marketing........  1998   1,022     233       2,603        1            6
                          1997     928     214       2,283        5            5
                          1996     818     186       1,986        7            6
  Total segments........  1998  30,678   1,500      23,527      696          637
                          1997  30,546   1,929      23,327      810          584
                          1996  23,471   1,468      21,129      790          381
Net interest expense and
 credit operations......  1998            (480)
                          1997            (547)
                          1996            (278)
Real estate and other
 and acquisition
 amortization...........  1998             (87)        111
                          1997             (78)        166
                          1996              22         959
Other charges, net......  1998              22
                          1997            (379)
                          1996            (303)
  Total Company.........  1998  30,678     955(1)   23,638      696          637
                          1997  30,546     925(1)   23,493      810          584
                          1996  23,471     909(1)   22,088      790          381

--------
(1) Represents income before income taxes as shown on the Company's consolidated statements of income.

  Total assets of department stores and catalog excludes the retained interest in the Eckerd Group of $3,517 million in 1998, $3,268 million in 1997, and $1,394 million in 1996.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

  The following interim financial information is unaudited but, in the opinion of the Company, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Certain prior amounts have been reclassified to conform with the Company's current year presentation and those of the Penney Group and the Eckerd Group. The financial information should be read in conjunction with the Company's audited consolidated financial statements included herein. Operating results for the interim period are not necessarily indicative of the results that may be expected for a full year.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                              13 Weeks Ended
                                                              ----------------
                                                              May 1,   May 2,
                                                               1999     1998
                                                              -------  -------
                                                              ($ in millions
                                                                except per
                                                                share data)
Retail sales, net............................................ $ 7,295  $ 6,806
Direct Marketing revenue.....................................     274      246
                                                              -------  -------
  Total revenue..............................................   7,569    7,052
                                                              -------  -------
Costs and expenses
  Cost of goods sold, occupancy, buying, and warehousing
   costs.....................................................   5,329    4,902
  Selling, general, and administrative expenses..............   1,670    1,551
  Costs and expenses of Direct Marketing.....................     220      193
  Real estate and other......................................      (9)      (6)
  Net interest expense and credit operations (1).............      55       93
  Acquisition amortization...................................      37       35
                                                              -------  -------
Total costs and expenses.....................................   7,302    6,768
                                                              -------  -------
Income before income taxes...................................     267      284
Income taxes.................................................     100      110
                                                              -------  -------
  Net income................................................. $   167  $   174
                                                              =======  =======
Earnings per common share:
Net income................................................... $   167  $   174
Less: preferred stock dividends..............................      (9)     (10)
                                                              -------  -------
Earnings for basic EPS.......................................     158      164
Stock options and convertible preferred stock................       9        9
                                                              -------  -------
Earnings for diluted EPS..................................... $   167  $   173
Shares:
Average shares outstanding (used for Basic EPS)..............     256      252
Common stock equivalents.....................................      16       20
                                                              -------  -------
Average diluted shares outstanding...........................     272      272
Earnings per share:
  Basic...................................................... $  0.62  $  0.65
  Diluted....................................................    0.61     0.64

--------
(1) 1999 includes a $5 million pre-tax gain, or 1 cent per share after tax, on the early extinguishment of 9.25 percent Notes.

                  See Note to Interim Financial Information.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                              May 1,   Jan. 30,
                                                               1999      1999
                                                              -------  --------
                                                              ($ in millions)
                           Assets
Current assets
  Cash and short-term investments of $168 and $95............ $   168  $    96
  Retained interest in JCP Master Credit Card Trust..........     250      415
  Receivables, net...........................................   4,312    4,415
  Merchandise inventories....................................   6,049    6,031
  Prepaid expenses...........................................     180      168
                                                              -------  -------
    Total current assets.....................................  10,959   11,125
Property, plant, and equipment
  Land and buildings.........................................   3,123    3,109
  Furniture and fixtures.....................................   4,010    4,045
  Leasehold improvements.....................................   1,218    1,179
  Accumulated depreciation...................................  (2,889)  (2,875)
                                                              -------  -------
Property, plant, and equipment, net..........................   5,462    5,458
Investments, principally held by Direct Marketing............   2,010    1,961
Deferred policy acquisition costs............................     871      847
Goodwill and intangible assets net of accumulated
 amortization of $258 and $221...............................   3,144    2,857
Other assets.................................................   1,342    1,390
                                                              -------  -------
    Total Assets............................................. $23,788  $23,638
                                                              =======  =======
             Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable and accrued expenses...................... $ 3,281  $ 3,465
  Short-term debt............................................   1,995    1,924
  Current maturities of long-term debt.......................     550      438
  Deferred taxes.............................................     156      143
                                                              -------  -------
    Total current liabilities................................   5,982    5,970
Long-term debt...............................................   6,821    7,143
Deferred taxes...............................................   1,557    1,517
Insurance policy and claims reserves.........................     967      946
  Other liabilities..........................................     912      893
                                                              -------  -------
    Total Liabilities........................................  16,239   16,469
                                                              -------  -------
Stockholders' Equity
  Preferred stock, without par value: authorized, 25 million shares--issued, 0.8 and 0.8 million shares of Series B
   ESOP convertible preferred................................     464      475
  Guaranteed LESOP obligation................................     --       --
  Common stock, par value 50 cents: authorized, 1,250 million shares--issued, 260 and
   250 million shares........................................   3,219    2,850
                                                              -------  -------
    Total capital stock......................................   3,683    3,325
                                                              -------  -------
  Reinvested earnings
  At beginning of year.......................................   3,858    4,066
  Net income.................................................     167      594
  Common stock dividends declared............................    (143)    (549)
  Preferred stock dividends declared, net of tax.............     --       (39)
  Common stock retired.......................................     --      (214)
                                                              -------  -------
  Reinvested earnings at end of period.......................   3,882    3,858
  Accumulated other comprehensive income/(loss)..............     (16)     (14)
                                                              -------  -------
  Total Stockholders' Equity.................................   7,549    7,169
                                                              -------  -------
    Total Liabilities and Stockholders' Equity............... $23,788  $23,638
                                                              =======  =======

  The accumulated balances for net unrealized gains in debt and equity securities were $51 million and $65 million, and for currency translation adjustments were ($67) million and ($79) million as of the respective dates shown. Net unrealized gains in investment securities are shown net of deferred taxes of $29 million and $36 million, respectively. A deferred tax asset has not been established for currency translation adjustments. Total comprehensive income was $165 million and $532 million for the periods ended May 1, 1999 and January 30, 1999, respectively.

                  See Note to Interim Financial Information.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                            13 Weeks Ended
                                                            -----------------
                                                            May 1,    May 2,
                                                             1999      1998
                                                            -------   -------
                                                            ($ in millions)
Operating Activities:
Net income................................................. $   167   $   174
Depreciation and amortization, including intangible
 assets....................................................     177       167
Deferred taxes.............................................      49        34
Change in cash from:
  Customer receivables.....................................     413       430
  Other receivables........................................    (123)      (12)
  Inventories, net of trade payables.......................       1       (71)
  Current taxes payable....................................      38       --
  Other assets and liabilities, net........................    (120)     (463)
                                                            -------   -------
                                                                602       259
                                                            -------   -------
Investing Activities:
Capital expenditures.......................................    (146)     (160)
Purchases of investment securities.........................    (307)      (83)
Proceeds from sales of investment securities...............     229        76
Proceeds from the sale of bank receivables.................      22       --
                                                            -------   -------
                                                               (202)     (167)
                                                            -------   -------
Financing Activities:
Change in short-term debt..................................      15        83
Payments of long-term debt.................................    (210)      --
Common stock issued, net...................................       3        50
Dividends paid, preferred and common.......................    (136)     (260)
                                                            -------   -------
                                                               (328)     (127)
                                                            -------   -------
Net Increase/(Decrease) in Cash and Short-Term
 Investments...............................................      72       (35)
Cash and Short-Term Investments at Beginning of Year.......      96       287
                                                            -------   -------
Cash and Short-Term Investments at End of First Quarter.... $   168   $   252
                                                            =======   =======

  Non-cash transactions: On March 1, 1999, the Company issued 9.6 million shares of common stock to complete the acquisition of Genovese Drug Stores, Inc. The total value of the transaction, including debt assumed and conversion of options for Genovese common stock to options for JCPenney common stock, was approximately $414 million.

                  See Note to Interim Financial Information.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

              NOTE TO CONSOLIDATED INTERIM FINANCIAL INFORMATION
                                  (Unaudited)

Other Charges, Net

  During 1996 and 1997, the Company recorded other charges principally related to drugstore integration activities, department store closings and FAS 121 impairments, and early retirement and reduction in force programs (collectively other charges, net). The following tables provide a roll forward of reserves that were established for certain categories of these charges. The schedules, and the accompanying discussion, provide the status of the reserves as of May 1, 1999.

1996 Charges

                                                                 1st Qtr 1999
                                         1997        1998             YTD
                                        ------- --------------- ---------------
                                          Y/E    Cash     Y/E    Cash   Ending
                                        Reserve Outlays Reserve Outlays Reserve
                                        ------- ------- ------- ------- -------
                                                    ($ in millions)
Eckerd Group
Future lease obligations(1)............   $66     $(7)    $59    $ (1)    $58
Allowance for notes receivable(2)......    25     --       25     --       25
Headquarters severance(1)..............     1      (1)    --      --      --
Other(1)...............................     4     --        4     --        4
                                          ---     ---     ---    ----     ---
  Total................................   $96     $(8)    $88    $ (1)    $87
                                          ===     ===     ===    ====     ===

--------
  Amounts are reflected on the consolidated balance sheets as follows:

(1) Reserve balances are included as a component of accounts payable and accrued expenses.

(2) The allowance for notes receivable, which was established in connection with the drugstore divestiture discussed below, is included as a reduction of other assets.

  Background. In October 1996, the Company acquired Fay's Incorporated (Fay's), a chain of 270 drugstores, and entered into an agreement to acquire substantially all of the assets of approximately 190 Rite Aid drugstores in North and South Carolina. In November 1996, the Company entered into an agreement to acquire Eckerd Corporation (Eckerd), a chain of 1,748 drugstores. Upon entering into the agreement to acquire Eckerd, the Company began to plan for the integration of its approximately 1,100 existing drugstores into the Eckerd name and format. The integration plan provided for, among other things, the closing of 86 overlap and/or underperforming Thrift and Fay's drugstores, all of which were leased facilities, having a sales base of approximately $130 million and operating losses of approximately $9 million before non-cash operating expenses such as depreciation. All stores were closed by the end of fiscal 1998.

  As a condition of the Eckerd acquisition, the Federal Trade Commission (FTC) required that the Company divest itself of 164 stores (divested stores) in the Carolinas (consisting of both Rite Aid and Kerr drugstores) to a single buyer to maintain adequate competition in the two states. Pursuant to the FTC agreement, the consummation of the acquisition of the Rite Aid stores was delayed until the Company entered into an agreement to sell the divested stores. Ultimately, the Company entered into an agreement with a former member of Thrift management and other parties to sell the divested stores for $75 million ($42 million in cash and $33 million in notes receivable).

  As of May 1, 1999, $87 million in reserves associated with the store closings and divestiture remained. The majority of the reserves, $58 million, were related to future lease obligations, and $25 million was related to the note receivable.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                                  (Unaudited)

  Future lease obligations. In connection with the above store closings, the Company established a reserve for the present value of future lease obligations. The store closing plan anticipated that Eckerd would remain liable for all future lease payments. The present value of future lease obligations was calculated using a 6.7 percent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred; the interest component related to lease payments is recorded as rent expense in the period incurred with no corresponding increase in the reserve. During both the first quarter of 1999 and 1998, approximately $1 million in lease payments were charged against the reserve. Payments during the next five years are expected to be approximately $2 million per year. Given the extended lease terms, the reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the first quarter of 1999.

  Allowance for notes receivable. As noted above, a portion of the proceeds related to the sale of the divested stores was financed by the Company through a note receivable of $33 million. The FTC agreement provided that the Company could not maintain a continuing interest in the divested stores. This placed significant constraints on the Company's ability to collect on the note which remains uncertain. Consequently, a reserve for 75 percent of the face value of the note receivable was established. This reserve is reviewed for adequacy on a periodic basis. No adjustments have been deemed necessary through the first quarter of 1999.

  Other--The remaining charges, the majority of which have been expensed as incurred, were related to integration activities for the Fay's stores, and other activities such as contract terminations. There were no payments or other changes to these reserves in either the first quarter of 1999 or 1998.

1997 Charges

                                                                1st Qtr 1999
                                        1997        1998             YTD
                                       ------- --------------- ---------------
                                         Y/E    Cash     Y/E    Cash   Ending
                                       Reserve Outlays Reserve Outlays Reserve
                                       ------- ------- ------- ------- -------
                                                   ($ in millions)
Department stores and catalog
Reduction in force(1).................  $ 55    $(55)   $--     $--     $--
Future lease obligations(1)...........    55     (35)     20      (1)     19
                                        ----    ----    ----    ----    ----
  Subtotal............................   110     (90)     20      (1)     19
Eckerd drugstores
Future obligations primarily
 leases(1)............................    35      (8)     27      (1)     26
                                        ----    ----    ----    ----    ----
  Total...............................  $145    $(98)   $ 47    $ (2)   $ 45
                                        ====    ====    ====    ====    ====

--------
(1) Reserve balances are included as a component of accounts payable and accrued expenses.

  Background. In 1997, the Company recorded $379 million of net charges related to early retirement and reduction in force programs ($206 million), the closing of underperforming department stores and support facilities ($133 million), additional drugstore integration activities ($103 million), and gains on the sale of certain business units ($63 million). As of the end of the first quarter of 1999, reserves totaling $45 million remained related to these charges. A description of the charges and a roll forward of the reserves by major category are provided below:

Department Stores and Catalog

  Reduction in force. In the fourth quarter of 1997, the Company announced a restructuring plan to eliminate approximately 1,700 management employees. The $55 million charge represented severance, outplacement, and

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                                  (Unaudited)

other termination benefits offered to all affected associates. There was no cash outlay in 1997, because although employees were notified of the restructuring plan in the fourth quarter of 1997, they did not leave the Company until 1998. Cash outlays totaled $18 million in the first quarter of 1998, and all payments were made by the end of the year. The plan was completed in the fourth quarter of 1998 at less cost than originally estimated due in part to employee resignations prior to being involuntarily terminated and employees posting for positions elsewhere in the Company. Consequently, approximately $11 million was reversed in the fourth quarter of 1998.

  Future lease obligations. The Company identified 97 underperforming stores that did not meet the Company's profit objectives and several support units (credit service centers and warehouses) which were no longer needed. The store closing plan anticipated that the Company would remain liable for all future lease payments. Present values were calculated assuming a ten per cent discount rate and anticipated no subleasing activity or lease buyouts. The interest component of lease payments is recorded as interest expense with a corresponding increase in the reserve. All stores had been closed by the end of 1998 and the actual timing of store closings did not differ significantly from the initial estimate. The remaining reserve as of the end of the first quarter of 1999 represents future lease obligations for closed stores, and costs are being charged against the reserve as incurred. During the first quarter of 1999, $1 million in payments were charged against the reserve compared with $4 million in last year's period. On average, the remaining lease term for closed stores was seven years, and payments during the next five years are expected to be approximately $4 million per year. Given the extended lease terms, the reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the first quarter of 1999.

Eckerd Drugstores

  Future obligations, primarily leases. In the second quarter of 1997 as part of the on-going drugstore integration process, the Company closed 26 additional drugstores. The Company recorded a FAS 121 impairment charge for the store assets in 1996. The liability in 1997 related to future lease obligations on these stores. The reserve for future lease obligations for these stores is based on the present value of lease obligations through the year 2017. Additionally, in the fourth quarter of 1997, the Company became obligated to make future lease payments for 27 stores that Fay's had sold prior to being acquired by the Company on which the buyer had defaulted and failed to make lease payments. Fay's, and therefore the Company, was contractually obligated to make the lease payments. Accordingly, the Company recorded a charge for future lease obligations on these stores at the time the liability became known. The reserve for future lease obligations on these stores is based on lease payments through the year 2009. These events are not expected to have an effect on future sales, and other than future lease obligations, there will be no impact on future operating results as none of the stores operated as part of Thrift drugstores. In addition, reserves were established for pending litigation and other miscellaneous charges, each individually insignificant. During the first quarter of 1999, $1 million in payments were charged against the reserve compared with $2 million in last year's period. As of the end of the first quarter of 1999, these combined reserves totaled $26 million. There have been no adjustments to these liabilities as of the end of the first quarter of 1999.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED PRO FORMA FINANCIAL DATA

                                  (Unaudited)

  The pro forma consolidated financial data presented below for the 52 weeks ended January 30, 1999 was derived from the Company's consolidated financial statements set forth herein. The pro forma consolidated financial data presented below as of May 1, 1999, and for the 13 weeks ended May 1, 1999 were derived from the Company's unaudited interim consolidated financial statements set forth herein, which include all adjustments, consisting only of normal recurring accruals, that the Company considers necessary to present such data fairly for an interim period. Interim operating results are not necessarily indicative of the results that may be expected for a full year.

  In May 1999, the Company announced its intention to outsource the management of the Penney Group's proprietary credit card business and sell the underlying receivables and related assets. The Company has obtained bids from several interested parties and is evaluating the merits of each of the bids. The Company expects to complete the sale of these assets in the fourth quarter of 1999. For pro forma purposes, it is assumed that these assets will be sold at book value and no gain or loss is reflected in the pro forma financial statements.

  The unaudited pro forma balance sheet as of May 1, 1999 gives effect to: 1) the outsourcing of the management of the Penney Group's proprietary credit card business, the related sale of the underlying receivables and related assets and the assumed use of the proceeds to retire a portion of the Company's debt and 2) the implementation of the tracking stock proposal and
the initial public offering of   million shares of Eckerd Group Common Stock
at an assumed initial public offering price of $    per share, representing
approximately 20 percent of the equity value of Eckerd Group and the assumed investment of the proceeds in short-term investments. In presenting this pro forma information these transactions were assumed to have occurred on May 1, 1999.

  The unaudited pro forma statements of income for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999 give effect to the assumed sale and outsourcing of the Penney Group's credit operations. In presenting this pro forma information this transaction was assumed to have occurred on February 1, 1998. The unaudited pro forma balance sheet and statements of income are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the transactions actually occurred on the dates indicated.

  Additionally, under the tracking stock proposal, six to twelve months after the initial public offering of the Eckerd Group Common Stock the Company currently intends to distribute, in the form of a dividend, the remaining approximately 80 percent of the equity value of Eckerd Group to the holders of Penney Group Common Stock, subject to market and other conditions. Following the dividend distribution, the Company intends to use the proceeds from the initial public offering of the Eckerd Group Common Stock, which will be allocated to the Penney Group, primarily to purchase shares of the Penney Group Common Stock in the open market. The effects of these assumed transactions on the balance sheet and computation of earnings per share are presented on the following pages under the caption labeled "fully distributed." In presenting the fully distributed information, these additional transactions as well as the previously described transactions, were assumed to have occurred on the same dates as noted above for the presentation of the pro forma information.

  The pro forma consolidated financial data should be read in conjunction with the Company's consolidated financial statements, the Company's unaudited interim consolidated financial statements and the information in "Company Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in this Annex V.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                        52 Weeks Ended January 30, 1999
                                  (Unaudited)

                                                             Pro       Fully
                                    Historical Adjustments  Forma   Distributed
                                    ---------- ----------- -------  -----------
                                      ($ in millions except per share data)
Revenue
Retail sales, net.................   $29,656       --      $29,656
Direct marketing revenue..........     1,022       --        1,022
                                     -------       ---     -------
Total revenue.....................    30,678       --       30,678
Costs and expenses
Cost of goods sold................    21,761       --       21,761
Drugstore inventory integration
 losses...........................        98       --           98
                                     -------       ---     -------
Total cost of goods sold..........    21,859       --       21,859
Selling, general, and
 administrative expenses..........     6,530        10       6,540
Costs and expenses of Direct
 Marketing........................       789       --          789
Real estate and other.............       (26)      --          (26)
Net interest expense and credit
 operations.......................       480         7         487
Acquisition amortization..........       113       --          113
Other charges, net................       (22)      --          (22)
                                     -------       ---     -------
Total costs and expenses..........    29,723        17      29,740
                                     -------       ---     -------
Income before income taxes........       955       (17)        938
Income taxes......................       361        (6)        355
                                     -------       ---     -------
Net income........................   $   594       (11)    $   583
                                     =======       ===     =======
Weighted average common shares:
Basic ............................       253
                                     =======
Diluted...........................       271
                                     =======
Net income per share:
Basic ............................   $  2.20
                                     =======
Diluted...........................   $  2.19
                                     =======
Pro Forma
Net income (loss) attributable to:
Penney Group......................                             584
Eckerd Group......................                              (1)
                                                           -------
                                                               583
                                                           =======
Group net income (loss) per share
Penney Group
 Basic............................                         $
                                                           =======
 Diluted..........................                         $
                                                           =======
Eckerd Group
 Basic............................                         $
                                                           =======
 Diluted..........................                         $
                                                           =======
Fully Distributed
Net income (loss) attributable to:
Penney Group......................                                      586
Eckerd Group......................                                       (3)
                                                                        ---
                                                                        583
                                                                        ===
Group net income (loss) per share
Penney Group
 Basic............................                                      $
                                                                        ===
 Diluted..........................                                      $
                                                                        ===
Eckerd Group
 Basic............................                                      $
                                                                        ===
 Diluted..........................                                      $
                                                                        ===

          See Note to Unaudited Consolidated Pro Forma Financial Data.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                   CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                           13 Weeks Ended May 1, 1999
                                  (Unaudited)

                                                                       Fully
                                   Historical Adjustments Pro Forma Distributed
                                   ---------- ----------- --------- -----------
                                       ($ in million except per share data)
Revenue
Retail sales, net................    $7,295       --       $7,295
Direct marketing revenue.........       274       --          274
                                     ------      ----      ------
Total revenue....................     7,569       --        7,569
Costs and expenses
Cost of goods sold...............     5,329       --        5,329
Drugstore inventory integration
 losses..........................       --        --          --
                                     ------      ----      ------
Total cost of goods sold.........     5,329       --        5,329
Selling, general, and
 administrative expenses ........     1,670         3       1,673
Costs and expenses of Direct
 Marketing.......................       220       --          220
Real estate and other............        (9)      --           (9)
Net interest expense and credit
 operations......................        55        73         128
Acquisition amortization ........        37       --           37
Other charges, net...............       --        --          --
                                     ------      ----      ------
Total costs and expenses.........     7,302        76       7,378
                                     ------      ----      ------
Income before income taxes.......       267       (76)        191
Income taxes.....................       100       (30)         70
                                     ------      ----      ------
Net income.......................    $  167       (46)     $  121
                                     ======      ====      ======
Weighted average common shares:
Basic............................       256
                                     ======
Diluted..........................       272
                                     ======
Net income per share:
Basic............................    $ 0.62
                                     ======
Diluted..........................    $ 0.61
                                     ======
Pro forma
Net income (loss) attributable
 to:
 Penney Group....................                             115
 Eckerd Group....................                               6
                                                           ------
                                                              121
                                                           ======
Group net income (loss) per share
Penney Group
 Basic...........................                          $
                                                           ======
 Diluted.........................                          $
                                                           ======
Eckerd Group
 Basic...........................                          $
                                                           ======
 Diluted.........................                          $
                                                           ======
Fully distributed
Net income (loss) attributable
 to:
 Penney Group....................                                        90
 Eckerd Group....................                                        31
                                                                        ---
                                                                        121
                                                                        ===
Group net income (loss) per share
Penney Group
 Basic...........................                                       $
                                                                        ===
 Diluted.........................                                       $
                                                                        ===
Eckerd Group
 Basic...........................                                       $
                                                                        ===
 Diluted.........................                                       $
                                                                        ===

          See Note to Unaudited Consolidated Pro Forma Financial Data.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED PRO FORMA BALANCE SHEET
                                  May 1, 1999
                                  (Unaudited)

                                                                        Fully
                                  Historical Adjustments   Pro Forma Distributed
                                  ---------- -----------   --------- -----------
                                                ($ in millions)
             Assets
Current Assets
  Cash and short-term
   investments...................  $   168        --  (B)   $   168    $   168
  Retained interest in JCP Master
   Credit Card Trust.............      250       (250)(A)       --         --
  Receivables, net...............    4,312     (3,008)(A)     1,304      1,304
  Merchandise inventory..........    6,049        --          6,049      6,049
  Prepaid expenses...............      180        --            180        180
                                   -------                  -------    -------
    Total current assets.........   10,959                    7,701      7,701
Properties, net..................    5,462        (20)(A)     5,442      5,442
Investments, primarily insurance
 operations......................    2,010        --          2,010      2,010
Deferred insurance policy
 acquisition costs...............      871        --            871        871
Goodwill and intangible assets...    3,144        --          3,144      3,144
Other assets.....................    1,342        --          1,342      1,342
                                   -------                  -------    -------
    Total Assets.................  $23,788                  $20,510    $20,510
                                   =======                  =======    =======
  Liabilities and Stockholders'
              Equity
Current Liabilities
  Accounts payable and accrued
   expenses......................  $ 3,281        --        $ 3,281    $ 3,281
  Short-term debt................    1,995     (1,995)(A)       --         --
  Current maturities of long-term
   debt..........................      550        --            550        550
  Deferred taxes.................      156        --            156        156
                                   -------                  -------    -------
    Total current liabilities....    5,982                    3,987      3,987
Long-term debt...................    6,821     (1,283)(A)     5,538      5,538
Deferred taxes...................    1,557        --          1,557      1,557
Insurance policy and claims
 reserves........................      967        --            967        967
    Other liabilities............      912        --            912        912
                                   -------                  -------    -------
    Total Liabilities............   16,239                   12,961     12,961
Stockholders' Equity
  Preferred stock: authorized, 25
   million shares; issued and
   outstanding, 0.8 million
   shares Series B ESOP
   Convertible Preferred.........      464        --            464        464
  Common stock, par value 50
   cents: authorized, 1,250
   million shares; issued and
   outstanding, 260 million......    3,219     (3,219)(B)       --         --
  Penney Group Common stock, par
   value 50 cents: issued and
   outstanding, 260 million......      --         130 (B)       130        130
  Eckerd Group Common stock, par
   value 50 cents: issued and
   outstanding,    million.......      --          26 (B)        26         26
  Capital in excess of par.......      --       3,063 (B)     3,063      3,063
  Reinvested earnings............    3,882        --          3,882      3,882
  Accumulated other comprehensive
   income/(loss).................      (16)       --            (16)       (16)
                                   -------                  -------    -------
    Total Stockholders' Equity...    7,549                    7,549      7,549
                                   -------                  -------    -------
    Total Liabilities and
     Stockholders' Equity........  $23,788                  $20,510    $20,510
                                   =======                  =======    =======

          See Note to Unaudited Consolidated Pro Forma Financial Data.

                  J. C. PENNEY COMPANY, INC. AND SUBSIDIARIES

               NOTE TO THE CONSOLIDATED PRO FORMA FINANCIAL DATA
                                  (Unaudited)

Unaudited Pro Forma Statements of Income for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999

  Reflects the assumed income statement effects of the sale and outsourcing of the Penney Group's credit operations. The assumed income statement effects result primarily from the elimination of finance charge revenue and credit operating costs, including bad debt expense, and reduced interest expense resulting from the repayment of short-term and long-term debt with the proceeds from the sale of Penney Group proprietary receivables and the related assets. Also selling, general and administrative expenses are increased as a result of fixed costs previously borne by Penney Group's credit operations. All income statement effects, with the exception of assumed increases in the selling, general and administrative expenses of $10 million and $3 million, respectively, are included in the "net interest expense and credit operations" line.

Unaudited Pro Forma Balance Sheet as of May 1, 1999

  (A) Reflects the assumed outsourcing of the management of the Penney Group's proprietary credit card business, the related sale of the underlying receivables and related assets of $3,258 million and $20 million, respectively. For pro forma purposes, it is assumed that these assets will be sold at book value and no gain or loss is reflected in the pro forma financial statements. The adjustment also reflects the use of the proceeds from the sale to retire debt of $3,278 million.

  (B) Reflects the amendments to the Restated Certificate of Incorporation, as amended, to provide for two classes of common stock of the Company (Penney Group Common Stock and Eckerd Group Common Stock) and the reclassification of 260 million shares outstanding on May 1, 1999 of existing common stock to Penney Group Common Stock. The adjustment also reflects the initial public
offering of    million shares of Eckerd Group Common Stock at an assumed
initial public offering price of $   per share representing approximately
20 percent of the equity value of Eckerd Group. Proceeds, net of fees and
other transaction costs are assumed to be $   million and invested in short-
term investments.

Fully Distributed Presentation

  Under the tracking stock proposal, six to twelve months after the initial public offering of the Eckerd Group Common Stock the Company currently intends to distribute, in the form of a dividend, the remaining approximately
80 percent of the equity value of Eckerd Group to holders of Penney Group Common Stock, subject to market and other conditions. Following the dividend distribution the Company intends to use the proceeds from the initial public offering of the Eckerd Group Common Stock, which will be allocated to the Penney Group, primarily to repurchase shares of the Penney Group Common Stock in the open market. The effects of these transactions on the May 1, 1999 balance sheet and the computation of earnings per share for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999 are presented under the caption labeled "fully distributed".

The "fully distributed" presentation for the 52 weeks ended January 30, 1999 reflects:

  .  A decrease of   million shares of Penney Group Common Stock resulting
     from the use of proceeds of the initial public offering of Eckerd Group Common Stock to repurchase Penney Group Common Stock at a price of $ per share.

  .  An increase of   million shares of Eckerd Group Common Stock
     distributed, in the form of a dividend, to holders of the Penney Group Common Stock. Accordingly, the loss per share calculation for the Eckerd Group is based on 100 percent of the Eckerd Group net losses and the earnings per share calculation for the Penney Group has been adjusted to reflect the distribution of the remaining approximately 80 percent equity value of Eckerd Group.

  The "fully distributed" presentation at May 1, 1999 and for the 13 weeks ended May 1, 1999 reflect:

  .  A reduction in cash of $   million for use of proceeds from the initial
     public offering of the Eckerd Group Common Stock to repurchase
     million shares of Penney Group Common Stock at a price of $   per share.

  .  A reduction of $    million of Penney Group Common Stock and $   of
     capital in excess of par for Penney Group Common Stock repurchased.

  .  An increase of $    million of Eckerd Group Common Stock for the
     million shares distributed, in the form of a dividend, to holders of the
     Penney Group Common Stock and a reduction of $    million of capital in
     excess of par. Accordingly, the earnings per share calculation for Eckerd Group is based on 100 percent of the Eckerd Group net income and the earnings per share calculation for Penney Group has been adjusted to reflect the distribution of the remaining approximately 80 percent equity value of Eckerd Group.

                                    ANNEX VI

                            FINANCIAL INFORMATION OF

                                THE PENNEY GROUP

                                  PENNEY GROUP

                         INDEX TO FINANCIAL INFORMATION

                                                                         Page
                                                                         -----
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.......................................................... VI-1
Audited Financial Statements
  Independent Auditors' Report.......................................... VI-13
  Statements of Income--Three Years Ended January 30, 1999.............. VI-14
  Balance Sheets--January 30, 1999 and January 31, 1998................. VI-15
  Statements of Group Equity--Three Years Ended January 30, 1999........ VI-16
  Statements of Cash Flows--Three Years Ended January 30, 1999.......... VI-17
  Notes to the Penney Group Financial Statements........................ VI-18
Interim Financial Statements
  Statements of Income--13 Weeks Ended May 1, 1999 and May 2, 1998
   (unaudited).......................................................... VI-32
  Balance Sheets--May 1, 1999 (unaudited) and January 30, 1999.......... VI-33
  Statements of Cash Flows--13 Weeks Ended May 1, 1999 and May 2, 1998
   (unaudited).......................................................... VI-34
  Note to Interim Financial Information (unaudited)..................... VI-35
Pro Forma Financial Information
  Pro Forma Statement of Income--52 Weeks Ended January 30, 1999
   (unaudited).......................................................... VI-37
  Pro Forma Statement of Income--13 Weeks Ended May 1, 1999
   (unaudited).......................................................... VI-38
  Pro Forma Balance Sheet--May 1, 1999 (unaudited)...................... VI-39
  Note to the Pro Forma Financial Data (unaudited)...................... VI-40

                                 PENNEY GROUP

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The financial statements of the Penney Group include the balance sheets, statements of income, cash flows, and Group equity of department stores and catalog operations, J. C. Penney Direct Marketing Services, Inc. (Direct Marketing), and all other non-drugstore related operations of the Company. The Penney Group financial statements also include the retained interest in the Eckerd Group, currently 100 percent.

  The stockholders of J. C. Penney Company, Inc. are being asked to consider and vote in favor of the tracking stock proposal, which would authorize amendments to the Restated Certificate of Incorporation, as amended, of the Company. The amendments would among other things:

  . provide for two classes of common stock of the Company, the Penney Group Common Stock and the Eckerd Group Common Stock; and

  . reclassify each share of existing common stock of the Company as one share of Penney Group Common Stock.

  If the tracking stock proposal is approved, each holder of one share of the existing common stock would become the holder of one share of Penney Group Common Stock. Subject to the approval of the above proposal, the Company currently plans to offer shares of the Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The Company may offer a greater of lesser percentage of the equity value of the Eckerd Group to the public, depending on market conditions and other circumstances.

  The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. The Company currently plans to use the net proceeds of the initial public offering primarily to buy back shares of Penney Group Common Stock in the open market, after the distribution of the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock, as described below. Any remaining proceeds would be used for general corporate purposes. Pending any specific application of such proceeds, the Penney Group intends to invest the net proceeds in short-term, investment-grade securities.

  The Penney Group will initially hold the remaining 80 percent of the equity value of the Eckerd Group. The shares held by the Penney Group cannot be voted by the Penney Group. The Penney Group currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions.

  The Penney Group and the Eckerd Group financial statements comprise all of the accounts included in the consolidated financial statements of J. C. Penney Company, Inc. The separate group financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors, of which all material policies are described in Note 3 to the Penney Group financial statements. The Penney Group financial statements have been prepared in a manner which management believes is reasonable and appropriate. Such financial statements include (i) the historical financial position, results of operations, and cash flows of the Penney Group, (ii) an allocated portion of the Company's debt and the effects that such debt had on the related statements of operations and cash flows, and (iii) the effects of a 100 percent retained interest in the Eckerd Group on the statements of income and balance sheets.

  If the tracking stock proposal is approved, the Company will provide to holders of Penney Group Common Stock separate financial statements, financial reviews, descriptions of the business, and other relevant information for the Penney Group and the Eckerd Group as well as consolidated financial information for the Company. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between the Penney

Group and the Eckerd Group for purposes of preparing their respective financial statements, this allocation and the change in the capital structure of the Company as a result of the approval of the proposal will not result in the distribution or spin-off to stockholders of any of our assets and liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. Holders of Penney Group Common Stock will remain common stockholders of the Company. The assets we attribute to one group will be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group. Further, holders of Penney Group Common Stock and Eckerd Group Common Stock will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices of the respective groups at such time.

  Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of tracking stock under Delaware law. Accordingly, the Penney Group financial statements should be read in conjunction with the Company's consolidated financial information, and that of the Eckerd Group.

Fiscal Years 1998, 1997 and 1996

Results of Operations

                                                     52 Weeks 53 Weeks 52 Weeks
                                                       1998     1997     1996
                                                     -------- -------- --------
                                                          ($ in millions)
Operating profit by segment
  Department stores and catalog....................   $1,013   $1,368   $1,183
  Direct marketing.................................      233      214      186
                                                      ------   ------   ------
    Total operating profit.........................    1,246    1,582    1,369
Real estate and other..............................       26       39       45
Net interest and credit operations.................     (370)    (438)    (266)
Other charges, net.................................       22     (276)     (11)
                                                      ------   ------   ------
Income before income taxes and retained interest in
 Eckerd Group......................................      924      907    1,137
Income taxes.......................................     (327)    (331)    (427)
                                                      ------   ------   ------
Income before retained interest in Eckerd Group....      597      576      710
Retained interest in Eckerd Group..................       (3)     (10)    (145)
                                                      ------   ------   ------
Net income.........................................   $  594   $  566   $  565
                                                      ======   ======   ======
  Income before the retained interest in Eckerd Group in 1998 totaled $597 million compared with $576 million in 1997 and $710 million in 1996. Results for 1998 include a $22 million pre-tax credit related to the reversal of certain reserves that were established in 1997. 1997 results include $276 million in pre-tax charges related principally to early retirement and reduction in force programs and the closing of underperforming department stores which were partially offset by gains on the sale of business units.
Results for 1996 include $11 million in pre-tax, other charges, net, related to a reduction in force program within department stores (see Note 13 to the
Penney Group financial statements for further discussion).

Segment Operating Results

Department Stores and Catalog

                                                  52 Weeks  53 Weeks   52 Weeks
                                                    1998      1997       1996
                                                  --------  --------   --------
                                                       ($ in millions)
Retail sales, net
  Department stores.............................. $15,402   $16,047    $15,734
  Catalog........................................   3,929     3,908      3,772
                                                  -------   -------    -------
    Total retail sales, net......................  19,331    19,955     19,506
FIFO gross margin................................   5,697     6,152      5,872
LIFO credit......................................      35        20         20
                                                  -------   -------    -------
Total gross margin...............................   5,732     6,172      5,892
Selling, general & administrative expenses.......  (4,719)   (4,804)    (4,709)
                                                  -------   -------    -------
Operating profit................................. $ 1,013   $ 1,368    $ 1,183
                                                  -------   -------    -------
Sales percent increase/(decrease)
  Total department stores(1).....................   (2.8)%      0.7%       5.1%
  Comparable stores..............................   (1.9)%     (0.3)%      3.4%
  Catalog(1).....................................     1.5%      2.7%       0.9%
Ratios as a percent of sales
FIFO gross margin................................    29.5%     30.8%      30.1%
LIFO gross margin................................    29.7%     30.9%      30.2%
SG&A expenses....................................    24.4%     24.1%      24.1%
Operating profit.................................     5.3%      6.8%       6.1%
EBITDA(2)........................................     8.0%      9.1%       8.5%

--------
(1) Sales comparisons are shown on a 52-week basis for all periods presented. Including 1997's 53rd week, department store sales declined 3.9 percent in 1998 and increased 2.0 percent in 1997, while catalog sales increased 0.6 percent and 3.6 percent for 1998 and 1997, respectively.
(2) Earnings before interest, income taxes, depreciation, amortization, and other charges, net. EBITDA includes finance charge revenue net of credit operating costs and bad debt. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies. The EBITDA per cents shown represent department stores and catalog only. Total Penney Group EBITDA, excluding any retained interest in the Eckerd Group, was 8.8 percent, 9.7 percent, and 9.1 percent for 1998, 1997, and 1996, respectively.

  1998 compared with 1997. Operating profit totaled $1,013 million in 1998 compared with $1,368 million in 1997. The decline for the year was primarily attributable to lower sales coupled with lower gross profit margins. Sales in comparable department stores declined by 1.9 percent, and were particularly soft in the fourth quarter. Department store sales were strongest in women's apparel while athletic apparel and footwear were particularly hard hit by softening sales throughout 1998. Sales were weak across all regions of the country. Catalog sales increased by 1.5 percent on a 52-week basis and were strongest in the third quarter when they increased by 8.0 percent. Third quarter catalog sales benefited from participation in department store promotional programs which may have shifted buying patterns for catalog shoppers from the fourth quarter to third quarter. Although not readily quantifiable, the disruptions caused by the many organizational and process changes initiated in 1997 and completed in 1998 contributed to the overall sales decline in 1998. These changes impacted both the flow of merchandise and store personnel serving customers.

  LIFO gross margin as a percent of sales for department stores and catalog declined by 120 basis points compared with 1997, principally as a result of aggressive promotional programs during the fourth quarter. As the fourth quarter progressed, the Penney Group marked down retail prices to stimulate sales. While this generated unit sales and helped manage inventory levels, it had a negative impact on gross margin as a per cent of sales. Markup improved in 1998 as the Penney Group continued to drive down its merchandise sourcing costs and improved efficiencies with its supplier base. The improvement in markup partially offset the effects of the higher markdowns. Gross margin includes LIFO credits of $35 million in 1998 and $20 million in 1997. The LIFO credits for both years are generally the result of a combination of flat to declining retail prices as measured by the Penney Group's internally developed inflation index and improving markup. The Penney Group continued to control its SG&A expense levels throughout 1998, however, due to the decline in sales they were not leveraged, and increased by 30 basis points from prior year levels, expressed as a percent of sales. In 1998 the Penney Group realized savings of approximately $95 million related to the early retirement and reduction in force programs as well as other cost-saving initiatives. However, these savings were redeployed into programs designed to enhance customer service in the stores and into advertising and promotional programs.

  1997 compared with 1996. Operating profit for department stores and catalog was $1,368 million in 1997, an increase of $185 million, or 15.6 percent, compared with 1996. The increase in operating profit was principally related to improvements in gross margin and expense levels. Comparable store sales declined 0.3 percent for the year compared with 1996. Department store sales were strongest in the first half of the year as the Penney Group emphasized promotional programs designed to reduce its inventory levels. Sales performance in department stores were led by the women's apparel division, particularly dresses and career and casual wear, and the children's and shoe division. Catalog sales for the year increased by 2.7 percent compared with 1996 on a 52-week basis, and were led by women's and men's apparel as well as the home division.

  LIFO gross margin for department stores and catalog increased by 70 basis points in 1997 compared with 1996. The LIFO credit totaled $20 million in both 1997 and 1996. SG&A expenses were well managed across all areas, particularly advertising, and were flat as a percentage of sales as compared with 1996.

Direct Marketing

                                                            1998   1997   1996
                                                           ------  -----  -----
                                                            ($ in millions)
Operating revenue
  Insurance premiums, net................................. $  872  $ 800  $ 711
  Membership fees.........................................     65     50     37
  Investment income.......................................     85     78     70
                                                           ------  -----  -----
    Total revenue.........................................  1,022    928    818
Claims and benefits.......................................   (340)  (332)  (298)
Other operating expenses(1)...............................   (449)  (382)  (334)
                                                           ------  -----  -----
Operating profit.......................................... $  233  $ 214  $ 186
                                                           ------  -----  -----
Revenue increase..........................................   10.1%  13.4%  20.3%
Operating profit increase.................................    8.9%  15.1%  18.5%
Operating profit as a percent of revenue..................   22.8%  23.1%  22.7%

--------
(1) Includes amortization of deferred acquisition costs of $195 million, $170 million, and $149 million, respectively.

  In 1998, JCPenney Insurance Group changed its name to J. C. Penney Direct Marketing Services, Inc. (Direct Marketing) to more properly reflect the nature of its business--marketing both insurance and membership services.

  Direct Marketing's operating profit has been consistently strong, totaling $233 million in 1998 compared with $214 million in 1997 and $186 million in 1996, representing approximately 23 percent of revenues in each year. Both revenue and operating profit for Direct Marketing improved in 1998 for the eleventh consecutive year. Total revenue exceeded $1 billion for the first time in 1998, increasing from $928 million in 1997 and $818 million in 1996. The increase during both 1998 and 1997 was principally related to health insurance premiums, which account for approximately 70 percent of total premiums, and which increased by 11.7 percent and 17.6 percent, respectively. Revenue growth for the three-year period is attributable to successfully maintaining and enhancing marketing relationships with businesses for the sale of insurance products throughout the United States and Canada, principally banks, oil companies, and retailers. In 1998, Direct Marketing expanded its international operations when it began marketing through business relationships in the United Kingdom, and initiated activity in Australia.

  Membership services, which consist principally of benefits for dental, pharmacy, vision and hearing services, as well as services for travelers and motorists, represent a small, but growing component of the direct marketing business.

Net Interest Expense and Credit Operations

                                                           1998   1997   1996
                                                           -----  -----  -----
                                                            ($ in millions)
Revenue(1)................................................ $(702) $(675) $(650)
Bad debt expense..........................................   229    307    238
Operating expenses........................................   342    334    331
Interest expense, net.....................................   501    472    347
                                                           -----  -----  -----
Net interest expense and credit operations................ $ 370  $ 438  $ 266
                                                           -----  -----  -----
90-day delinquency rate...................................   3.0%   3.9%   3.7%

--------
(1) Includes amounts related to the Penney Group's retained interest in JCP Master Credit Card Trust.

  Net interest expense and credit costs declined by $68 million in 1998 compared with 1997 principally as a result of improvements in bad debt expense. Bad debt expense declined by $78 million for the year as a result of favorable credit industry trends as well as the Penney Group's efforts to tighten credit underwriting standards to improve portfolio performance and reduce risk. At the end of fiscal 1998, 90-day delinquencies were 3.0 percent of receivables compared with 3.9 percent at the end of 1997. Higher revenues in 1998 reflect the increase in owned customer receivables from $2,956 million to $3,406 million.

  Net interest expense and credit costs increased in 1997 compared to 1996 principally as a result of rising bad debt on customer receivables and higher interest expense. While revenue increased in 1997, primarily as a result of modifications that were made to credit terms in selected states, it was more than offset by an increase of $69 million in bad debt expense. Bad debt expense in both 1997 and 1996 was negatively impacted by high delinquency rates and high levels of personal bankruptcies that were affecting the entire credit industry. The 90-day delinquency rate was 3.9 percent at the end of 1997 compared with 3.7 percent at the end of 1996.

  The Penney Group has experienced a migration of credit sales from its proprietary credit card to third-party cards over the past several years. The group has not experienced any significant adverse effect on total combined credit sales from the decline in proprietary card usage and continues to successfully manage both its proprietary card levels and its relationships with bankcard providers. The decline in receivable balances, however, has had a positive impact on the Penney Group's cash flow.

  Interest expense represents the portion of the interest on the Company's pooled debt that has been allocated to the Penney Group. Interest expense was $501 million in 1998 compared with $472 million in 1997 and $347 million in 1996. The increase is related to higher corporate borrowing levels.

Income Taxes

  The effective income tax rate in 1998 decreased to 35.3 percent compared with 36.5 percent in 1997 and 37.6 percent in 1996.

Financial Condition

  Cash flow from operations was $964 million in 1998 compared with $1,525 million in 1997 and $398 million in 1996. Cash flow was sufficient to cover capital expenditures, dividend, and working capital requirements for all years and it is expected to remain so for the foreseeable future.

  The Company manages most financial activities on a centralized basis. Such financial activities include the investment of surplus cash and the issuance and repayment of short-term and long-term debt. Debt reflected on the Penney Group financial statements for the periods covered consists entirely of a portion of the Company's debt that is allocated between the groups (pooled debt). The Penney Group is reliant on the Company to provide its financing needs. For purposes of the Penney Group financial statements, pooled debt allocated to the Penney Group represents the remaining portion of pooled debt that has not been allocated to the Eckerd Group. The Company may, if it so determines, allocate specific debt issuances to a particular group, for example in the case of specific acquisition financing. Interest expense related to the pooled debt that has been allocated to the Penney Group represents total Company interest less the amount allocated to the Eckerd Group. Interest expense allocated to the Eckerd Group for any period is based on the weighted average interest rate of the prior period applied to the balance of the Eckerd Group pooled debt allocation as of the beginning of the period. Interest expense includes amortization of debt issuance costs for pooled debt and the effects, if any, related to derivative financial instruments. If the Company allocates debt for a particular financing in its entirety to one group, the debt will bear interest for group financial statement purposes at the rate applicable to such debt.

  Merchandise Inventory. Total LIFO inventory was $4,034 million at the end of 1998 compared with $4,157 million and $4,209 million at the end of 1997 and 1996, respectively. 1998 FIFO merchandise inventory for department stores and catalog was $4,081 million, a decrease of 3.7 percent on an overall basis and approximately 2.0 percent for comparable stores compared with 1997 levels as the Penney Group continued to focus on improving its merchandise procurement processes and increasing inventory turnover. 1997 FIFO merchandise inventory levels declined 1.7 percent from 1996 primarily as a result of better management of the merchandise procurement process.

  Properties. Property, plant and equipment, net of accumulated depreciation, totaled $4,476 million at January 30, 1999 compared with $4,499 million and $4,430 million at the ends of fiscal 1997 and 1996, respectively. At the end of fiscal 1998, the Penney Group operated 1,148 JCPenney department stores (115.3 million gross square feet) compared with 1,203 stores (118.4 million gross square feet) and 1,228 stores (117.2 million gross square feet) at the end of 1997 and 1996, respectively. The decline in the store count over the past two years was principally related to the closing of underperforming stores that was a component of the Penney Group's 1997 other charges. All stores slated for closing had closed by the end of fiscal 1998. In addition, at the end of 1998, the Penney Group operated six catalog fulfillment centers comprising 11.4 million square feet, and catalog sales centers in virtually all department stores and in 139 Eckerd Group drugstore locations.

  Capital Expenditures. 1998 capital spending levels for property, plant and equipment declined for department stores and catalog. In 1998, the Penney Group spent approximately $150 million on existing department store locations compared with approximately $200 million in both 1997 and 1996. It is expected that capital spending for department stores and catalog will total approximately $300 million in 1999.

  Acquisitions. The Company completed the acquisition of a majority interest in Lojas Renner S.A. (Renner), a 21-store Brazilian department store chain, in January 1999. The total purchase price of $139 million is being allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over fair value, the majority of which is classified as goodwill and will be amortized over 40 years, was approximately $58 million and is included in intangible assets in the consolidated balance sheets. The acquisition is being accounted for under the purchase method. Renner is a calendar year company, and therefore their results will be included with Company results of operations beginning in fiscal 1999.

  During fiscal 1998, Direct Marketing formed Quest Membership Services, Inc. and acquired certain assets to expand its membership services operation to include travel services. In addition, Direct Marketing acquired Insurance Consultants, Inc. which strengthens its access to other business relationships. The total purchase price for the two acquisitions, which are being accounted for under the purchase method, was approximately $72 million.

  Reserves. At the end of 1998, the Penney Group balance sheet included reserves totaling $20 million which are included as a component of accounts payable and accrued expenses. These reserves were established in connection with 1997 other charges, net, principally those related to future lease obligations on underperforming stores. The initial reserves consisted principally of the present value of future lease obligations for closed stores and for severance and outplacement costs related to a reduction in force program. Reserve balances were calculated based upon estimated costs to complete the various programs. Actual costs were below the original estimates for the reduction in force program and closing of underperforming stores. Accordingly, reserves were adjusted in the fourth quarter of 1998, resulting in a pre-tax credit of $22 million that is reported as other charges, net. Reserve balances were reduced by $68 million in 1998 for cash payments made during the year. Also, in connection with the Penney Group's early retirement program, reserves were established for the periodic future payments to be made under the Company's pension plan. These reserves are included in pension liabilities, which are discussed in Note 12 to the Penney Group financial statements. Payments for both lease obligations and pension benefits will be paid out over an extended period of time. See Note 13 to the Penney Group financial statements for additional information.

  Debt to Capital. The debt reflected in the Penney Group financial statements consists of the Company's short-term debt and current maturities, which are allocated in their entirety to the Penney Group, and a portion of the Company's long-term debt that is allocated between the Groups (collectively, pooled debt). Total debt allocated to the Penney Group was $7,980 million at the end of 1998 compared with $7,327 million in 1997 and $7,240 in 1996. The group's debt to capital percent, excluding the present value of operating leases, was 52.1 percent, 50.1 percent and 55.5 percent at the ends of 1998, 1997, and 1996, respectively.

Year 2000 Readiness

  The Year 2000 issue exists because many computer systems store and process dates using only the last two digits of the year. Such systems, if not changed, may interpret "00" as "1900" instead of the year "2000." The Penney Group has been working to identify and address Year 2000 issues since January 1995. The scope of this effort includes internally developed information technology systems, purchased and leased software, embedded systems, and electronic data interchange transaction processing.

  In October 1996, a companywide task force was formed to provide guidance to the group's operating and support departments and to monitor the progress of efforts to address Year 2000 issues. The group has also consulted with various third parties, including, but not limited to, outside consultants, outside service providers, infrastructure suppliers, industry groups, and other retail companies and associations to develop industrywide approaches to the Year 2000 issue, to gain insights to problems, and to provide additional perspectives on solutions. Year 2000 readiness work was more than 90 percent complete as of January 30, 1999. Since January 1999, the group has been retesting all systems critical to the group's core businesses. The group has also focused on the Year 2000 readiness of its suppliers and service providers, both independently and in conjunction with the National Retail Federation.

  Despite the significant efforts to address Year 2000 concerns, the group could potentially experience disruptions to some of its operations, including those resulting from noncompliant systems used by third-party business and governmental entities. The group has developed contingency plans to address potential Year 2000 disruptions. These plans include business continuity plans that address accessibility and functionality of group facilities as well as steps to be taken if an event causes failure of a system critical to the group's core business activities.

  Through the end of fiscal 1998, the Penney Group had incurred approximately $11 million to achieve Year 2000 compliance. The group's projected cost for Year 2000 remediation is currently estimated to be $20 million. Total costs have not had, and are not expected to have, a material impact on the group's financial results.

Thirteen Weeks Ended May 1, 1999 and May 2, 1998

Results of Operations

Consolidated Operating Results

                                                           13 Weeks Ended
                                                       -----------------------
                                                       May 1, 1999 May 2, 1998
                                                       ----------- -----------
                                                           ($ in millions)
Operating profit by segment:
  Department stores and catalog.......................    $167        $234
  Direct Marketing....................................      54          53
                                                          ----        ----
    Total operating profit............................     221         287
Real estate and other.................................       9           6
Net interest expense and credit operations............     (27)        (65)
                                                          ----        ----
Income before income taxes and retained interest in
 Eckerd Group.........................................     203         228
Income taxes..........................................     (67)        (80)
                                                          ----        ----
Income before retained interest in Eckerd Group.......     136         148
Retained interest in Eckerd Group.....................      31          26
                                                          ----        ----
Net income............................................    $167        $174
                                                          ====        ====

  Total segment operating profit was $221 million compared with $287 million in last year's first quarter. The decline was primarily attributable to weakness in department store sales and lower operating margin ratios.

  The Penney Group's results reflect significant improvement in net interest and credit operations which were impacted by lower bad debt expense. Income before the retained interest in Eckerd Group for the 13 weeks ended May 1, 1999 was $136 million, compared with $148 million in the first quarter of 1998. Net income totaled $167 million as compared with $174 million in last year's first quarter.

Segment Operating Results

Department Stores and Catalog

                                                             13 Weeks Ended
                                                         -----------------------
                                                         May 1, 1999 May 2, 1998
                                                         ----------- -----------
                                                             ($ in millions)
Retail sales, net
  Department stores.....................................   $ 3,349     $ 3,409
  Catalog...............................................       899         833
                                                           -------     -------
                                                             4,248       4,242
Gross margin............................................     1,325       1,343
Selling, general and administrative expenses............    (1,158)     (1,109)
                                                           -------     -------
Operating profit........................................   $   167     $   234
Sales percent increase/(decrease)
  Total department stores...............................      (1.7)%       2.3%
  Comparable stores.....................................      (0.5)%       1.9%
  Catalog...............................................       7.9%        2.8%
Ratios as a percent of sales
FIFO gross margin.......................................      31.2%       31.7%
LIFO gross margin.......................................      31.2%       31.7%
SG&A expenses...........................................      27.3%       26.2%
Operating profit........................................       3.9%        5.5%
EBITDA(1)...............................................       8.7%        9.4%

--------
(1) Earnings before interest, income taxes, depreciation, and amortization. EBITDA includes finance charged revenue net of credit operating costs and bad debt. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies. The EBITDA percents shown represent department stores and catalog only. Total Penney Group EBITDA, excluding any retained interest in the Eckerd Group, was 9.4 percent and
    10.1 percent for the 13 weeks ended May 1, 1999 and May 2, 1998, respectively.

  Operating profit for department stores and catalog was $167 million in this year's first quarter compared with $234 million last year. The decline was principally related to more promotional activity combined with flat overall sales. Sales in department stores declined by 0.5 percent for comparable stores, those stores open at least 12 months, compared with first quarter 1998. Department stores experienced positive sales results in private brand merchandise in the first quarter, particularly Original Arizona Jean Co., St. John's Bay, and Worthington. The Penney Group has completed the installation of private brand shops in all of its larger stores. The increases in private brands were offset by continued weakness in national brands, particularly in athletic apparel and footwear. Catalog sales were strong in the first quarter and benefited from participation in companywide promotional events, as well as the addition of three new specialty catalogs. Also during the quarter, the Penney Group accelerated its investment in E-commerce; while internet sales represent a small component of catalog results, sales in the quarter increased substantially from last year. Gross margin as a percent of sales was 50 basis points below 1998 first quarter levels. Gross margin ratios for the quarter were impacted by increased levels of promotional activities that were geared toward stimulating sales and reducing inventory levels. Expense levels increased by 4.4 percent compared with last year's first quarter and increased by 110 basis points as a percent of sales due to the flat sales volumes. The increase in expense levels is principally related to additional spending on E-commerce and catalog support facilities as well as the addition of expenses for the recently acquired Brazilian department store operation.

Direct Marketing

                                                             13 weeks ended
                                                         -----------------------
                                                         May 1, 1999 May 2, 1998
                                                         ----------- -----------
                                                             ($ in millions)
Revenue.................................................    $ 274       $ 246
Costs and expenses(1)...................................     (220)       (193)
                                                            -----       -----
Operating profit........................................    $  54       $  53
Revenue, percent increase...............................     11.4         9.8
Operating profit as a percent of revenue................     19.7        21.5

--------
(1) Includes amortization of deferred acquisition costs of $53 and $46 million for 1999 and 1998, respectively.

  Revenue totaled $274 million in the first quarter, an increase of 11.4 percent compared with a year ago, with the increase principally related to health insurance premiums which account for approximately 60 percent of total revenues. Revenue generated from membership services and other non-insurance products increased by 55.5 percent compared with last year's first quarter. These products represent a growing business for Direct Marketing and now account for approximately 7.5 percent of total revenues. Operating profit totaled $54 million for the quarter, up slightly from first quarter 1998. Current year operating profit is being impacted by expenditures for planned new product development and international expansion activities, particularly in the United Kingdom and Australia.

Net Interest Expense and Credit Operations

                                                             13 weeks ended
                                                         -----------------------
                                                         May 1, 1999 May 2, 1998
                                                         ----------- -----------
                                                             ($ in millions)
Revenue.................................................   $ (192)     $ (183)
Bad debt expense........................................       13          41
Operating expenses......................................       84          87
Interest expense, net...................................      122         120
                                                           ------      ------
Net interest expense and credit operations..............   $   27      $   65
                                                           ======      ======

  Net interest expense and credit operations totaled $27 million in the first quarter compared with $65 million in the comparable period last year. The improvement from last year is primarily related to increased revenue and the continuing improvement in bad debt trends. Revenues increased $9 million to $192 million in the first quarter principally as a result of modifications to late fee terms. Bad debt expense was $28 million below last year's level principally as a result of continuing improvement in delinquency trends, due in part to the Penney Group's previous efforts to tighten credit underwriting standards to improve portfolio performance. As of the end of the quarter, the 90-day delinquency rate was 2.9 percent of customer receivables, down from 4.2 percent at the end of first quarter 1998. As of the end of the quarter, customer receivables serviced totaled $3,714 million, a decrease of $422 million, or 10.2 percent, compared with a year ago.

  Interest expense for both periods is associated with debt that has been allocated to the Penney Group. Such charges represent the remaining portion of total Company interest expense, including the amortization of debt issuance costs, that has not been allocated to the Eckerd Group. Interest expense was $122 million in 1999's first quarter compared with $120 million last year.

  Income Taxes. The group's effective income tax rate was 33.0 percent in the first quarter compared with 35.1 percent last year.

Financial Condition

  Merchandise Inventory. Merchandise inventories on a FIFO basis declined slightly to $3,986 million at the end of the first quarter compared with $4,029 million at the end of last year's first quarter. 1999 reflects $13 million of inventory acquired in the purchase of Lojas Renner. The current cost of inventories exceeded the LIFO basis amount carried on the balance sheet by approximately $47 million at both May 1, 1999 and January 30, 1999, and $82 million at May 2, 1998.

  Properties. Properties, net of accumulated depreciation, totaled $4,399 million at May 1, 1999 compared with $4,455 million at the end of last year's first quarter. At the end of the first quarter, the Penney Group operated 1,152 department stores comprising 115.5 million gross square feet compared with 1,185 stores comprising 118.1 million gross square feet at the end of last year's first quarter.

  Reserves. Reserves related to the 1997 other charges, net, totaled $19 million at the end of the first quarter which were included in accounts payable and accrued expenses. During the quarter, $1 million of lease payments on closed stores were charged against the reserves.

  Debt to Capital. The debt reflected in the Penney Group financial statements consists of the Company's short-term debt and current maturities, which are allocated in their entirety to the Penney Group, and a portion of the Company's long-term debt that is allocated between the groups (collectively, pooled debt). Total debt allocated to the Penney Group was $7,781 million at the end of the first quarter of 1999 compared with $7,407 million in 1998's comparable period.

Year 2000 Readiness

  Through May 1, 1999, the Penney Group has spent approximately $15 million on a cumulative basis to achieve Year 2000 compliance. The Penney Group's remaining cost for Year 2000 remediation is currently estimated to be $5.4 million. Total costs have not had, and are not expected to have, a material impact on the Group's financial results.

Subsequent Events

  On May 18, 1999, the Company announced two major strategic initiatives:

     . the outsourcing of the management of its proprietary credit card business and related sale of the underlying receivables, and

     . the restructuring of the existing common stock of the Company into two classes, intended to track the separate performances of the department store, catalog and direct marketing businesses of the Company (the Penney Group) and the drugstore business of the Company (the Eckerd Group). The Company currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. In addition, the Company currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the offering of Eckerd Group Common Stock, subject to market and other conditions. This proposal will require stockholder approval.

  The Company currently intends to close both the outsourcing of management of the Penney Group's proprietary credit card business and the related sale of the underlying receivables and related assets and the initial public offering of Eckerd Group Common Stock by the end of the fourth quarter of 1999.

                         Independent Auditors' Report

To the Stockholders and Board of Directors of J. C. Penney Company, Inc.

  We have audited the accompanying balance sheets of the Penney Group (as defined in Note 1) as of January 30, 1999, and January 31, 1998, and the related statements of income, group equity, and cash flows for each of the years in the three-year period ended January 30, 1999. These financial statements are the responsibility of J. C. Penney Company, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As more fully discussed in Note 1, the financial statements of the Penney Group should be read in conjunction with the consolidated financial statements of J. C. Penney Company, Inc. and subsidiaries and the financial statements of the Eckerd Group.

  The Penney Group has accounted for its interest in the Eckerd Group in a manner similar to the equity method of accounting. Generally accepted accounting principles require that the Eckerd Group be consolidated with the Penney Group.

  In our opinion, except for the effects of not consolidating the Penney Group and the Eckerd Group as discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of the Penney Group as of January 30, 1999 and January 31, 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended January 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP
Dallas, Texas
February 25, 1999

                                  PENNEY GROUP

                              STATEMENTS OF INCOME

                                                  52 Weeks  53 Weeks  52 Weeks
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                       ($ in millions)
Revenue
Retail sales, net................................ $19,331   $19,955   $19,506
Direct Marketing revenue.........................   1,022       928       818
                                                  -------   -------   -------
Total revenue....................................  20,353    20,883    20,324
Costs and expenses
Cost of goods sold...............................  13,634    13,803    13,634
LIFO credit......................................     (35)      (20)      (20)
                                                  -------   -------   -------
Total cost of goods sold.........................  13,599    13,783    13,614
Selling, general, and administrative expenses....   4,719     4,804     4,709
Costs and expenses of Direct Marketing...........     789       714       632
Real estate and other............................     (26)      (39)      (45)
Net interest expense and credit operations.......     370       438       266
Other charges, net...............................     (22)      276        11
                                                  -------   -------   -------
Total costs and expenses.........................  19,429    19,976    19,187
                                                  -------   -------   -------
Income before income taxes and retained Eckerd
 Group interest..................................     924       907     1,137
Income taxes.....................................     327       331       427
                                                  -------   -------   -------
Income before retained Eckerd Group interest.....     597       576       710
Net loss of Eckerd Group.........................      (3)      (10)     (145)
                                                  -------   -------   -------
Net Income....................................... $   594   $   566   $   565
                                                  =======   =======   =======


              See Notes to the Penney Group Financial Statements.

                                  PENNEY GROUP

                                 BALANCE SHEETS

                                                              Jan. 30,  Jan. 31,
                                                                1999      1998
                                                              --------  --------
                                                               ($ in millions)
                           Assets
Current assets
  Cash and short term investments............................ $    32   $   276
  Retained interest in JCP Master Credit Card Trust..........     415     1,073
  Receivables, net (bad debt reserves of $118 and $105)......   3,949     3,465
  Merchandise inventory (including LIFO reserves of $47 and
   $82)......................................................   4,034     4,157
  Prepaid expenses...........................................     151       134
                                                              -------   -------
    Total current assets.....................................   8,581     9,105
Property, plant, and equipment
  Land and buildings.........................................   2,913     2,808
  Furniture and fixtures.....................................   2,927     3,194
  Leasehold improvements.....................................     800       832
  Accumulated depreciation...................................  (2,164)   (2,335)
                                                              -------   -------
Property, plant and equipment, net...........................   4,476     4,499
Retained interest in Eckerd Group............................   3,517     3,268
Investments, principally held by Direct Marketing............   1,961     1,774
Deferred insurance policy acquisition costs..................     847       752
Goodwill and intangible assets...............................      67       --
Other assets.................................................   1,228     1,182
                                                              -------   -------
    Total Assets............................................. $20,677   $20,580
                                                              =======   =======
                Liabilities and Group Equity
Current liabilities
  Accounts payable and accrued expenses...................... $ 2,368   $ 2,959
  Short-term debt............................................   1,924     1,417
  Current maturities of long-term debt.......................     438       449
  Deferred taxes.............................................     129        96
                                                              -------   -------
    Total current liabilities................................   4,859     4,921
Long-term debt...............................................   5,618     5,461
Deferred taxes...............................................   1,375     1,245
Insurance policy and claims reserves.........................     946       872
Other liabilities............................................     710       724
                                                              -------   -------
    Total Liabilities........................................  13,508    13,223
    Group Equity.............................................   7,169     7,357
                                                              -------   -------
    Total Liabilities and Group Equity....................... $20,677   $20,580
                                                              =======   =======

              See Notes to the Penney Group Financial Statements.

                                 PENNEY GROUP

                          STATEMENTS OF GROUP EQUITY

                                                                    Group Equity
                                                                    ------------
                                                                         ($
                                                                    in millions)
Balance at January 27, 1996........................................    $5,884
  Net income.......................................................       565
  Other comprehensive income.......................................       (21)
  Dividends........................................................      (511)
  Other equity changes, net........................................        35
                                                                       ------
Balance at January 25, 1997........................................     5,952
  Net income.......................................................       566
  Other comprehensive income.......................................        11
  Dividends........................................................      (573)
  Other equity changes, net........................................     1,401
                                                                       ------
Balance at January 31, 1998........................................     7,357
  Net income.......................................................       594
  Other comprehensive income.......................................       (62)
  Dividends........................................................      (588)
  Other equity changes, net........................................      (132)
                                                                       ------
Balance at January 30, 1999........................................    $7,169
                                                                       ======

                 ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

                                  Net unrealized
                                    change in     Currency    Total accumulated
                                    investment   translation other comprehensive
                                    securities   adjustments    income/(loss)
                                  -------------- ----------- -------------------
                                                 ($ in millions)
January 27, 1996.................      $70          $(12)           $ 58
Annual change....................      (18)           (3)            (21)
                                       ---          ----            ----
January 25, 1997.................       52           (15)             37
Annual change....................       14            (3)             11
                                       ---          ----            ----
January 31, 1998.................       66           (18)             48
Annual change....................       (1)          (61)            (62)
                                       ---          ----            ----
January 31, 1998.................      $65          $(79)           $(14)
                                       ===          ====            ====

--------
Net unrealized changes in investment securities are shown net of deferred taxes of $36 million, $39 million, and $30 million at the ends of fiscal 1998, 1997, and 1996, respectively. A deferred tax asset has not been established for currency translation adjustments. Total comprehensive income was $532 million, $577 million and $544 million for 1998, 1997, and 1996, respectively.


              See Notes to the Penney Group Financial Statements.

                                  PENNEY GROUP

                            STATEMENTS OF CASH FLOWS

                                                     52 Weeks 53 Weeks 52 Weeks
                                                       1998     1997     1996
                                                     -------- -------- --------
                                                          ($ in millions)
Operating Activities:
Net income.........................................    $594    $  566   $  565
Retained interest in the losses of Eckerd Group....       3        10      145
Gain on sale of banking assets.....................     --        (52)     --
Other charges, net.................................     (22)      371      --
Depreciation and amortization, including intangible
 assets............................................     386       370      334
Deferred taxes.....................................     163      (113)     (25)
Change in cash from:
  Customer receivables.............................     258       215     (172)
  Other receivables................................     (45)      (34)       9
  Inventory, net of trade payables.................     (46)      178     (536)
  Current taxes payable............................    (174)      114      108
  Other assets and liabilities, net................    (153)     (100)    (30)
                                                       ----    ------   ------
                                                        964     1,525      398
Investing Activities:
Capital expenditures...............................    (488)     (483)    (601)
Proceeds from the sale of banking assets...........     --        276      --
Acquisitions.......................................    (210)      --       --
Purchase of investment securities..................    (611)     (401)    (471)
Proceeds from the sale of investment securities....     447       252      493
                                                       ----    ------   ------
                                                       (862)     (356)    (579)
Financing Activities:
Change in short-term debt..........................     507    (2,533)   2,401
Changes in allocated debt, including current
 maturities........................................     166     2,647   (1,062)
Capital contributions to Eckerd Group..............    (252)     (608)    (399)
Other equity changes, net..........................    (767)     (479)    (830)
                                                       ----    ------   ------
                                                       (346)     (973)     110
Net Increase/(Decrease) in Cash....................    (244)      196      (71)
Cash and Short-Term Investments at Beginning of
 Year..............................................     276        80      151
                                                       ----    ------   ------
Cash and Short-Term Investments at End of Year.....    $ 32    $  276   $   80
                                                       ====    ======   ======

              See Notes to the Penney Group Financial Statements.

                                 PENNEY GROUP

                NOTES TO THE PENNEY GROUP FINANCIAL STATEMENTS

1) Basis of Presentation

  The board of directors of J. C. Penney Company, Inc. (the Company) has adopted a proposal which would provide for the restructuring of the existing common stock of the Company into two classes of common stock, of which shares initially would be designated as ["J. C. Penney Company, Inc.-Penney
Group Common Stock,"] par value $.50 per share, and     shares initially would
be designated as ["J. C. Penney Company, Inc.-Eckerd Group Common Stock,"] par
value     per share. This proposal is referred to herein as the "tracking stock proposal." Under the tracking stock proposal, each share of existing common stock would be reclassified as one share of Penney Group Common Stock. Penney Group Common Stock is intended to track separately the performance of the Penney Group which is generally comprised of: i) the Company's department stores and catalog operation, ii) an interest in the Eckerd Group, which excludes the interest represented by any outstanding shares of the Eckerd Group, as described below, iii) Direct Marketing Services, and iv) all other businesses in which the Company or any of its subsidiaries may be engaged, excluding those comprising the Eckerd Group. The accompanying group financial statements reflect the accounts of the Penney Group.

  Subject to the approval of the above proposal, the Company currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. The Company currently plans to use the net proceeds of the initial public offering primarily to buy back shares of Penney Group Common Stock in the open market, after the distribution of the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock, as described below. Any remaining proceeds would be used for general corporate purposes. Pending any specific application of such proceeds, the Penney Group intends to invest the net proceeds in short-term, investment-grade securities.

  The Penney Group will initially hold the remaining 80 percent of the equity value of the Eckerd Group. The interest held by the Penney Group cannot be voted by the Penney Group. The Penney Group currently intends to distribute (via a dividend) the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions.

  The Penney Group and the Eckerd Group financial statements comprise all of the accounts included in the consolidated financial statements of J. C. Penney Company, Inc. The separate group financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors, of which all material policies are described below in Note 3 to the Penney Group financial statements. The Penney Group financial statements have been prepared in a manner which management believes is reasonable and appropriate. Such financial statements include (i) the historical financial position, results of operations, and cash flows of the Penney Group, (ii) an allocated portion of the Company's debt and the effects that such debt had on the related statements of operations and cash flows, and (iii) the effects of a 100 percent retained interest in the Eckerd Group on the statements of income and balance sheets.

  Allocation and related party transaction policies adopted by the board of directors can be rescinded or amended at the sole discretion of the board of directors without approval by stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgment of the Company's best interest, taking into consideration the interests of all stockholders.

  If the tracking stock proposal is approved by stockholders and implemented by the board of directors, the Company will provide to the holders of both Penney Group Common Stock and Eckerd Group Common Stock separate financial statements, management's discussion and analysis of results of operations and financial condition, and other relevant information for the Penney Group and the Eckerd Group, as well as consolidated

                                 PENNEY GROUP
financial information for the Company. Although the Company's assets, liabilities, and stockholders' equity have been attributed to the separate groups for purposes of presenting group financial statements, holders of Penney Group and Eckerd Group Common Stock will be stockholders of the Company, and will continue to be subject to all of the risks and uncertainties associated with an investment in the Company. Assets attributed to one group are subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness attributed to the other group. Holders of Penney Group Common Stock and Eckerd Group Common Stock will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices of the respective groups at such time.

  Financial effects from one group that affect consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds payable on each class of tracking stock under Delaware law. Accordingly, the Penney Group financial statements should be read in conjunction with the Company's consolidated financial information, and that of the Eckerd Group.

2) Summary of Significant Accounting Policies

  Definition of fiscal year. The Penney Group's fiscal year ends on the last Saturday in January. Fiscal 1998 ended January 30, 1999; fiscal 1997 ended January 31, 1998; and fiscal 1996 ended January 25, 1997. Fiscal 1997 was a 53-week year; fiscal 1998 and 1996 were 52-week years.

  Retail sales, net. Retail sales include merchandise and services, net of returns, and exclude all taxes.

  Direct marketing revenue. Premium income for life insurance contracts is recognized as income when due. Premium income for accident and health, and credit insurance and membership services income is reported as earned over the coverage period. Premiums and fees paid in advance are deferred and recognized as income over the coverage period.

  Earnings per common share. Historical earnings per share is omitted from the statements of operations since the Penney Group Common Stock was not part of the capital structure of the Company for the periods presented. Following implementation of the tracking stock proposal, basic earnings per share for the Penney Group would be computed by dividing the earnings or losses of the Penney Group, including the Penney Group's retained interest in the earnings or losses of the Eckerd Group, less dividend requirements on the Series B ESOP convertible preferred stock, net of tax, by the weighted average number of shares of Penney Group Common Stock. Diluted earnings per share assumes the exercise of stock options and the conversion of the Series B ESOP convertible preferred stock into Penney Group Common Stock.

  Cash and short-term investments. The Penney Group's short-term investments are comprised principally of commercial paper, which has a maturity at the acquisition date of less than three months. All other securities are classified as investments on the balance sheets.

  Accounts receivable. The Penney Group's policy is to write off accounts when the scheduled minimum payment has not been received for six consecutive months, if any portion of the balance is more than 12 months past due, or if it is otherwise determined that the customer is unable to pay. Collection efforts continue subsequent to write-off, and recoveries are applied as a reduction of bad debt losses.

  Merchandise inventory. All merchandise inventory is valued at the lower of cost (last-in, first-out) or market, determined by the retail method. The Penney Group determines the lower of cost or market on an

                                 PENNEY GROUP
aggregated basis for similar types of merchandise. The Penney Group applies internally developed indices to measure increases and decreases in its own retail prices.

  Depreciation and amortization. All long-lived assets are amortized on a straight-line basis over their respective useful lives. The primary useful life is 50 years for buildings and ranges from three to 20 years for furniture and equipment. Improvements to leased premises are amortized over the expected term of the lease or their estimated useful lives, whichever is shorter. Trade name and goodwill are generally amortized over 40 years. Other intangible assets, whose fair values are determined at their dates of acquisition, are amortized over periods ranging from five to seven years.

  Impairment of assets. The Penney Group assesses the recoverability of asset values, including goodwill and other intangibles, on a periodic basis by comparing expected cashflows to net book value. Impaired assets are written down to estimated fair value.

  Deferred charges. Deferred policy acquisition and advertising costs, principally solicitation and marketing costs and commissions, incurred by Direct Marketing to secure new business are amortized over the expected premium-paying period of the related policies and over the expected period of benefits for memberships.

  Capitalized software costs. Costs associated with the acquisition or development of software for internal use are capitalized and amortized over the expected useful life of the software. The amortization period generally ranges from three to ten years.

  Investments. The Penney Group's investments are classified as available-for-sale and are carried at fair value. Changes in unrealized gains and losses are included in other comprehensive income, net of applicable income taxes.

  Retained Interest in Eckerd Group. Under the tracking stock proposal, prior to the proposed initial public offering of Eckerd Group Common Stock, or any other issuance of Eckerd Group Common Stock, the Penney Group would have a 100 percent retained interest in the Eckerd Group. Subsequent to the planned public offering of approximately 20 percent of the equity value of the Eckerd Group Common Stock, Penney Group's retained interest in Eckerd Group would be reduced to approximately 80 percent. Subsequent to the planned distribution of the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock, the Penney Group would no longer hold an interest in the Eckerd Group. For purposes of these separate group financial statements, the Penney Group's interest in the equity and net income or loss of Eckerd Group has been included in the Penney Group balance sheets and statements of income as "Retained interest in Eckerd Group." The amount included in the balance sheets and statements of income as retained interest in Eckerd Group represents Penney Group's proportional interest in the assets and liabilities and revenue and expenses of the Eckerd Group. The carrying value of the Penney Group's retained interest in Eckerd Group is increased or decreased by Penney Group's proportional interest in the net income or loss, respectively, of the Eckerd Group. Additionally, if dividends or other distributions are made on the Eckerd Group Common Stock, including deemed dividends in respect of the Penney Group's retained interest in the Eckerd Group, an amount representing Penney Group's proportional interest in such distributions would be transferred to the Penney Group from the Eckerd Group and would reduce the book value of Penney Group's retained interest in the Eckerd Group.

  Insurance policy reserves. Liabilities established by Direct Marketing for future policy benefits are computed using a net level premium method including assumptions as to investment yields, mortality, morbidity, and persistency based on the Penney Group's experience.

  Advertising. Costs for newspaper, television, radio, and other media advertising are expensed as incurred and were $1,023 million, $926 million, and $960 million for the years ended January 30, 1999, January 31, 1998 and January 25, 1997. Catalog book preparation and printing costs, which are considered direct response advertising, are charged to expense over the life of the catalog, not to exceed six months. The "other assets"

                                 PENNEY GROUP
section of the balance sheets includes deferred catalog book costs of $87 million as of January 30, 1999 and $89 million as of January 31, 1998.

  Pre-opening expenses. Costs associated with the opening of new stores are expensed in the period incurred.

  Use of estimates. Certain amounts included in the Penney Group's financial statements are based on estimates. Actual results may differ from these estimates.

  New accounting rules. See the Note 1 to the consolidated financial statements for discussion of new accounting rules.

3) Corporate Activities

  The Penney Group's financial statements reflect the application of the management and allocation policies adopted by the board of directors to various corporate activities, as described below:

  A) Financing Activities: The Company manages most financial activities on a centralized basis. Such financial activities include the investment of surplus cash and the issuance and repayment of short-term and long-term debt. Debt reflected on the Penney Group financial statements for the periods covered consists entirely of a portion of the Company's total debt that is allocated between the groups (pooled debt). For purposes of the Penney Group financial statements, debt allocated to the Penney Group represents the remaining portion of pooled debt that has not been allocated to the Eckerd Group. The Company may, if it so determines, allocate specific debt issuances to a particular group, for example in the case of specific acquisition financing. Interest expense allocated to the Penney Group represents the remaining portion of pooled debt interest expense, including the amortization of debt issuance costs and the effects, if any, related to derivative financial instruments, that has not been allocated to the Eckerd Group. Interest expense allocated to the Eckerd Group for any period is based on the weighted average interest rate of the prior period applied to the balance of the Eckerd Group pooled debt allocation as of the beginning of the period. If the Company allocates debt for a particular financing in its entirety to one group, the debt will bear interest for group financial statement purposes at the rate applicable to such debt. Cash advances made by the Penney Group to the Eckerd Group on a historical basis are reflected as capital contributions in the accompanying financial statements.

  B) Shared Services and Support Activities: A portion of the cost of the Company's shared services including general and administrative expenses has been allocated to the Penney Group based upon the use of such services and activities and the good faith judgment of our board of directors or management. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of shared services, including support activities attributable to the Penney Group. Such allocated shared services, including support activities, represent, among other things, financial and accounting services, information systems services, certain selling and marketing activities, executive management, human resources, corporate finance and auditing services, legal and corporate planning activities.

  C) Income Taxes: Income tax provisions of JCPenney and its subsidiaries which own assets allocated between the groups were determined on a consolidated basis. Consolidated income tax provisions and related tax payments or refunds between the groups were based principally on reported income, taxable income, and tax credits directly attributable to each group. These allocations reflect each group's contribution, whether positive or negative, to JCPenney's consolidated taxable income and the consolidated tax liability and tax credit position. Credit for tax benefits that could not be used by the group generating those benefits but could be used on a consolidated basis were allocated to the group that generated such benefits. Inter-group transactions were treated and taxed as if each group were a stand-alone company.

                                 PENNEY GROUP

  Current and deferred taxes and taxes payable or refundable allocated to each group in historical financial statements differ from those that would have been allocated to each group had they filed separate income tax returns.

  D) Retirement Plans: The Penney Group participates in the following Company's retirement plans: a noncontributory Pension Plan, a noncontributory Supplemental Retirement Program and Benefit Restoration Plan for certain management employees, a contributory Medical and Dental Plan, a Savings Plan including a 401(k) Plan, Employee Stock Ownership Plan, and a nonqualified Mirror Savings Plan. The costs of retirement benefits allocated to the Penney Group are determined actuarially for certain of the Plans in accordance with the requirements of Statements of Financial Accounting Standards Nos. 87 and
106. For the other Plans the allocation is based on benefits received under the Plans by the employees comprising the Penney Group or other basis as management believes to be an equitable and reasonable estimate of such costs.

4) Inter-Group Transactions

  The Penney Group currently engages in the following significant inter-group transactions:

  A) JCPenney Catalog Desks in Eckerd Drugstores: The Eckerd Group operates JCPenney catalog desks in selected drugstores under an existing Catalog Merchant Program. Catalog desks in drugstores, similar to catalog desks in independent merchant facilities, provide catalog merchandise delivery and other customer services to their customers who shop JCPenney catalog.

  At the end of fiscal year 1998, the Company had catalog desks in 139 Eckerd drugstore locations, up from 110 at the end of 1997 and 107 at the end of 1996. The Penney Group pays a commission on net sales generated from these locations at a rate commensurate with those paid to third-party merchants that have catalog locations. Commissions paid to the Eckerd Group totaled $8.4 million, $8.7 million, and $9.1 million for 1998, 1997, and 1996, respectively.

  Additionally, in 1997 the Penney Group began selling JCPenney catalogs in Eckerd drugstores that do not operate a catalog desk. Under this arrangement, the Eckerd Group purchases catalogs from the Penney Group for resale in its drugstores. The cost per catalog purchased by the Eckerd Group is based on a negotiated cost that is below the retail selling price of the catalog. Catalogs sold to the Eckerd Group totaled $0.5 million and $0.3 million for 1998 and 1997, respectively. Revenues generated from the sale of the catalogs in these stores are retained by the Eckerd Group. The sale of catalogs in Eckerd stores that have a catalog desk are covered under the Catalog Merchant Program, therefore proceeds from such sales are remitted to the Penney Group.

  B) Telemarketing Services: The Penney Group provides telemarketing services to Eckerd Health Services/Express Pharmacy Services to support the mail order pharmacy business of the Eckerd Group. The rates charged to the Eckerd Group are updated annually and are based on usage. The amounts charged to the Eckerd Group totaled $5.2 million, $5.9 million, and $4.5 million for 1998, 1997, and 1996, respectively.

  C) Proprietary Credit Card: In 1998 the Eckerd Group expanded the acceptance of the JCPenney proprietary credit card to all Eckerd stores as a payment alternative and convenience to its customers in making purchases. Under this arrangement, the Penney Group pays the Eckerd Group an amount equal to net customer charges less a discount fee. The amount of discount totaled $1.8 million, $1.4 million, and $2.0 million in 1998, 1997, and 1996, respectively. Settlements are generally made monthly.

5) Retained Interest in JCP Master Credit Card Trust

  The Penney Group has transferred portions of its customer receivables to a trust which, in turn, has sold certificates in public offerings representing undivided interests in the trust. As of January 30, 1999, $1,143 million of the certificates were outstanding and the balance of the receivables in the trust was $1,578 million. The Penney Group owns the remaining undivided interest in the trust not represented by the certificates.

                                 PENNEY GROUP

  The retained interest in the trust is accounted for as an investment in accordance with FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The carrying value of $415 million in 1998 and $1,073 million in 1997 includes a valuation reserve of $15 million and $40 million, respectively. Due to the short-term nature of this investment, the carrying value approximates fair value.

6) Investments and Fair Value of Financial Instruments

                                               1998                 1997
                                       -------------------- --------------------
                                       Amortized            Amortized
                                         Cost    Fair Value   Cost    Fair Value
                                       --------- ---------- --------- ----------
                                                    ($ in millions)
   Fixed income securities............  $1,269     $1,322    $1,126     $1,167
   Asset-backed certificates..........     431        449       431        459
   Equity securities..................     159        190       113        148
                                        ------     ------    ------     ------
     Total............................  $1,859     $1,961    $1,670     $1,774
                                        ======     ======    ======     ======

  Investments. The Penney Group's investments are recorded at fair value based on quoted market prices and consist principally of fixed income and equity securities, substantially all of which are held by Direct Marketing, and asset-backed certificates. The majority of the fixed income securities mature during the next ten years. Unrealized gains and losses are included in stockholders' equity, net of tax, and are shown as a component of comprehensive income.

  Financial Instruments. The Penney Group's financial instruments consist primarily of accounts receivable, accounts payable, short-term debt and long-term pooled debt. The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of the instruments. The fair value of pooled debt both short-term and long-term is based on the interest rate environment and the Company's credit rating and approximates the carrying value. All Company long-term debt is fixed rate and therefore is not exposed to fluctuations in market rates except to the extent described in the following paragraph.

  The Company enters into non-leveraged, off-balance sheet derivative instruments on a selective basis in order to manage its market and interest rate risk, and does not hold derivative positions for trading purposes. The Penney Group is not a party to any derivative instruments. The net amount paid or received by the Company is included in interest expense and accordingly a portion is allocated to the Penney Group as a component of the average interest rate.

  The Penney Group has no significant concentrations of credit risk. Individual accounts comprising accounts receivable are widely dispersed and investments are well diversified.

7) Accounts Payable and Accrued Expenses

                                                                   1998   1997
                                                                  ------ ------
                                                                       ($
                                                                  in millions)
   Trade payables................................................ $  863 $1,015
   Accrued salaries, vacation, and bonus.........................    334    378
   Taxes payable.................................................    201    458
   Interest payable..............................................    165    165
   Common dividends payable......................................    140    136
   Other(1)......................................................    665    807
                                                                  ------ ------
     Total....................................................... $2,368 $2,959
                                                                  ====== ======

--------
(1) Includes $20 million and $110 million for 1998 and 1997, respectively, related to other charges, principally future lease obligations.

                                 PENNEY GROUP

8) Pooled Debt

  The Company manages most financial activities on a centralized basis. Such financial activities include the issuance and repayment of short-term and long-term debt. Debt reflected on the Penney Group and Eckerd Group financial statements consists entirely of the portion of total consolidated debt (pooled debt) that has been allocated to the respective group. The following table reflects the allocation of the Company's pooled debt between the Penney Group and the Eckerd Group by debt component (see Notes 5 and 6 to the consolidated financial statements for additional information regarding the Company's short-term and long-term debt):

                                                                  Allocation to
                                                                  -------------
                                                        Total     Penney Eckerd
                                                     Consolidated Group  Group
                                                     ------------ ------ ------
                                                          ($ in millions)
   1998
   Short-term obligations:
     Commercial paper...............................    $1,924    $1,924 $  --
     Current maturities of long-term debt...........       438       438    --
   Long-term debt...................................     7,143     5,618  1,525
                                                        ------    ------ ------
       Total pooled debt............................    $9,505    $7,980 $1,525
                                                        ======    ====== ======
   1997
   Short-term obligations:
     Commercial paper...............................    $1,417    $1,417 $  --
     Current maturities of long-term debt...........       449       449    --
   Long-term debt...................................     6,986     5,461  1,525
                                                        ------    ------ ------
       Total pooled debt............................    $8,852    $7,327 $1,525
                                                        ======    ====== ======

  Committed bank credit facilities available to the Company and allocated to the Penney Group as of January 30, 1999 totaled $3.0 billion. The facilities, as amended and restated in 1998, support the Penney Group's short-term borrowing program and are comprised of a $1.5 billion, 364-day revolver and a $1.5 billion, five-year revolver. The 364-day revolver includes a $750 million seasonal credit line for the August to January period, allowing the Penney Group to match its seasonal borrowing requirements. None of the borrowing facilities was in use as of January 30, 1999.

  The Company also has $910 million of uncommitted credit lines in the form of letters of credit with seven banks to support its direct import merchandise program that have also been allocated to the Penney Group. As of January 30, 1999, $280 million of letters of credit issued by the Penney Group were outstanding.

  Interest expense allocated to the Penney Group for its portion of pooled debt was $501 million in 1998, $472 million in 1997, and $347 million in 1996.

9) Stock-Based Compensation

  The Company has a stock-based compensation plan, which was approved by stockholders in 1997. The plan reserved 14 million shares of common stock for issuance to plan participants upon the exercise of options over the 10-year term of the plan. Approximately 2,000 employees, comprised principally of selected management employees, are eligible to participate. Both the number of shares and the exercise price, which is based on the average market price, are fixed at the date of grant and have a maximum term of 10 years. The plan also provides for grants of stock options and stock awards to outside members of the board of directors. Shares acquired by such directors are not transferable until a director terminates service. See Note 8 to the consolidated financial statements for more information regarding stock options.

                                 PENNEY GROUP

  If the tracking stock proposal is approved by the stockholders and implemented by the board of directors, outstanding awards under the 1997 Equity Compensation Plan, and all prior plans, will be adjusted to reflect the tracking stock proposal in accordance with adjustment provisions of such plans and in a manner that preserves the aggregate intrinsic value of the option to the holder in accordance with criteria prescribed by EITF 90-9 Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring. In addition, the vesting provisions and terms of the adjusted stock options will remain the same as the existing stock options.

10) Lease Commitments

  The Penney Group conducts the major part of its operations from leased premises that include retail stores, warehouses, offices, and other facilities. Almost all leases will expire during the next 20 years; however, most leases will be renewed or replaced by leases on other premises. Rent expense for real property operating leases totaled $235 million in 1998, $242 million in 1997 and $250 million in 1996, including contingent rent based on sales of $31 million, $35 million and $36 million for the three years, respectively.

  The Penney Group also leases data processing equipment and other personal property under operating leases of primarily three to five years. Rent expense for personal property leases was $116 million in 1998, $119 million in 1997, and $99 million in 1996.

  Future minimum lease payments for noncancelable operating and capital leases, net of subleases, as of January 30, 1999 were:

                                                               Operating Capital
                                                               --------- -------
                                                                ($ in millions)
      1999....................................................  $  283      11
      2000....................................................     247      11
      2001....................................................     193      11
      2002....................................................     175       6
      2003....................................................     164       1
        Thereafter............................................     763     --
                                                                ------    ----
        Total minimum lease payments..........................  $1,825      40
        Present value.........................................  $1,003      35
        Weighted average interest rate........................    10.0%   10.0%

  The minimum lease payments for operating leases are shown net of estimated executory costs, principally real estate taxes, maintenance, and insurance.

11) Income Taxes

  The major components of deferred tax (assets)/liabilities as of January 30, 1999 and January 31, 1998 were as follows:

Temporary Differences and Carryforwards

                                                                1998     1997
                                                               -------  -------
                                                               ($ in millions)
   Depreciation and amortization.............................. $   905  $   827
   Leases.....................................................     312      339
   Other charges, net.........................................     (46)    (139)
   Deferred acquisition costs.................................     233      211
   Other, including comprehensive income......................     100      103
                                                               -------  -------
     Total.................................................... $ 1,504  $ 1,341
                                                               =======  =======

                                 PENNEY GROUP

Income Tax Expense

                                                            1998   1997   1996
                                                            -----  -----  -----
                                                             ($ in millions)
   Current:
     Federal and foreign................................... $ 128  $ 301  $ 296
     State and local.......................................    36     36     41
                                                            -----  -----  -----
                                                              164    337    337
   Deferred:
     Federal and foreign...................................   173     (3)    82
     State and local.......................................   (10)    (3)     8
                                                            -----  -----  -----
                                                              163     (6)    90
                                                            -----  -----  -----
       Total............................................... $ 327  $ 331  $ 427
                                                            =====  =====  =====
   Effective tax rate......................................  35.4%  36.5%  37.6%

Reconciliation of Tax Rates

                                1998   1997   1996
                                ----   ----   ----
                                 (Percent of
                                   pre-tax
                                   income)
   Federal income tax at
    statutory rate............. 35.0 % 35.0 % 35.0 %
   State taxes, net of federal
    income tax benefit.........  2.0 %  2.5 %  2.9 %
   Tax effect of dividends on
    allocated ESOP shares...... (1.4)% (1.3)% (1.1)%
   Tax credits and other....... (0.2)%  0.3 %  0.8 %
                                ----   ----   ----
       Total................... 35.4 % 36.5 % 37.6 %
                                ====   ====   ====

12) Retirement Plans

  The Company's retirement plans available to the Penney Group consist principally of a noncontributory Pension Plan, a noncontributory Supplemental Retirement Program and Benefit Restoration Plan for certain management associates, a contributory Medical and Dental Plan, a Savings Plan including a 401(k) Plan, Employee Stock Ownership Plan, and a nonqualified Mirror Savings Plan. Pension plan assets are invested in a balanced portfolio of equity, including international equities, and debt securities managed by third party investment managers. For purposes of the Penney Group financial statements, pension plan assets were allocated pro-rata to the Penney Group based on the Projected Benefit Obligation (PBO) attributable to Penney Group employees.

  Retirement plan costs are allocated to the Penney Group based on actuarial determinations or other basis as management believes to be an equitable and reasonable estimate of retirement benefits provided to the Penney Group employees.

                                  PENNEY GROUP

  The cost of these programs and the December 31 balances of plan assets and obligations allocated to the Penney Group are shown below:

Expense

                                                            1998   1997   1996
                                                            -----  -----  -----
                                                             ($ in millions)
   Pension and health care:
     Service cost.......................................... $  66  $  59  $  69
     Interest cost.........................................   210    190    182
     Projected return on assets............................  (270)  (477)  (382)
     Net amortization and other............................    15    247    174
                                                            -----  -----  -----
                                                               21     19     43
   Savings plan expense....................................    61     55     51
                                                            -----  -----  -----
       Total retirement plans.............................. $  82  $  74  $  94
                                                            =====  =====  =====

Assumptions

                                                               1998  1997  1996
                                                               ----  ----  ----
   Discount rate.............................................. 6.75% 7.25% 8.0%
   Expected return on plan assets.............................  9.5%  9.5% 9.5%
   Salary progression rate....................................  4.0%  4.0% 4.0%
   Health care trend rate.....................................  7.0%  7.0% 7.0%

Assets and Obligations

 Pension Plans*

                                                                  1998    1997
                                                                 ------  ------
                                                                      ($
                                                                 in millions)
   Projected benefit obligation
     Beginning of year.......................................... $2,606  $2,059
     Service and interest cost..................................    253     225
     Actuarial (gain)/ loss.....................................    170     398
     Benefits paid..............................................   (195)   (205)
     Amendments and other.......................................      7     129
     End of year................................................  2,841   2,606
                                                                 ------  ------
   Fair value of plan assets
     Beginning of year..........................................  2,916   2,612
     Company contributions......................................     30      23
     Net gains/ (losses)........................................    471     486
     Benefits paid..............................................   (196)   (205)
     End of year................................................  3,221   2,916
                                                                 ------  ------
   Excess fair value over projected benefits....................    380     310
   Unrecognized net losses and prior service cost...............     84     128
   Prepaid pension cost......................................... $  464  $  438
                                                                 ======  ======

--------
* Includes supplemental retirement plan.

                                 PENNEY GROUP

Medical and Dental

                                                                   1998   1997
                                                                  ------ ------
                                                                       ($
                                                                  in millions)
   Accumulated benefit obligation................................ $  325 $  326
   Net unrecognized losses.......................................     10     13
                                                                  ------ ------
   Net medical and dental liability.............................. $  335 $  339
                                                                  ====== ======

  A one percent change in the health care trend rate would change the accumulated benefit obligation and expense by approximately $23.2 million and $1.9 million, respectively.

13) Other Charges, Net

  During 1996 and 1997, the Company recorded other charges principally related to drugstore integration activities, department store closings and FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (FAS 121), impairments, and early retirements and reduction in force programs. All charges related to department stores and catalog were recorded by the Penney Group and are reflected as other charges, net in the group's financial statements. The following tables provide a summary of the charges by year and by category as well as a rollforward of reserves that were established for certain of the charges.

1996 Charges

                                                      1996
                                         -------------------------------
                                                  Cash    Other    Y/E
                                         Expense Outlays Changes Reserve
                                         ------- ------- ------- -------
                                                     ($ in millions)
   Reduction in force...................   $11    $(11)   $--     $--
                                           ===    ====    ====    ====

  Reduction in Force. As part of the Penney Group's ongoing program to reduce the cost structure for stores and catalog and improve the Penney Group's competitive position and future performance, it announced the elimination of 119 store and field support positions in September 1996, all of which were subsequently eliminated. Subsequent periods benefited from the elimination of related salary costs. The charges, which were expensed and paid in the fourth quarter of 1996, related to severance and outplacement.

1997 Charges

                                                             1997
                                                -------------------------------
                                                         Cash    Other    Y/E
                                                Expense Outlays Changes Reserve
                                                ------- ------- ------- -------
                                                        ($ in millions)
   Early retirement(1).........................  $151     $(1)   $(150)  $--
   Reduction in force(2).......................    55     --       --      55
   FAS 121 impairments(3)......................    72     --       (72)   --
   Future lease obligations and severance(2)...    61      (6)     --      55
                                                 ----     ---    -----   ----
                                                  339      (7)    (222)   110
   Sale of business units......................   (63)     63      --     --
                                                 ----     ---    -----   ----
     Total.....................................  $276     $56    $(222)  $110
                                                 ====     ===    =====   ====

                                 PENNEY GROUP

                                            1998
                              --------------------------------
                              1997 Y/E  Cash    Other    Y/E
                              Reserves Outlays Changes Reserve
                              -------- ------- ------- -------
                                      ($ in millions)
   Reduction in force(2).....   $ 55    $(44)   $(11)   $--
   Future lease obligations
    and severance(2).........     55     (24)    (11)     20
                                ----    ----    ----    ----
     Total...................   $110    $(68)   $(22)   $ 20
                                ====    ====    ====    ====

--------
(1) The early retirement program was reflected in the 1997 year end balance sheet as follows: $58 million in enhanced pension benefits was credited against prepaid pension assets which are included in other assets; $5 million of retiree medical liability and $85 million for the new non-qualified retirement plan are included in other liabilities; such amounts are included in retirement plan disclosures in Note 12 to the Penney Group financial statements. In addition, $2 million of plan administration costs was included in accounts payable and accrued expenses in 1997.
(2) Reserve balances are included as a component of accounts payable and accrued expenses.
(3) Charges related to FAS 121 impairments were recorded as a reduction of property, plant, and equipment balances.

  As part of the Penney Group's initiatives to reduce the cost structure for department stores and catalog and improve the Penney Group's competitive position and future performance, the following actions were taken in the third and fourth quarters of 1997:

  Early Retirement. In August 1997 the Penney Group announced a voluntary early retirement program (Program) to all department stores, catalog, and corporate support management employees who were age 55 or older and had at least 10 years of service. Approximately 1,600 employees were eligible to participate in the program, and approximately 1,245, or 78 percent, elected to retire under the Program. The charge of $151 million includes $158 million of termination benefits that were actuarially calculated based on the employees electing to retire under the Program (representing lump-sum payments as well as the present value of periodic future payments determined at a discount rate of 7.5 percent), $5 million of actuarially calculated post retirement welfare benefits, and $3 million of outside consulting and administration costs. These costs were offset by a $15 million pension curtailment gain, which was the result of a decrease in the projected benefit obligation (PBO) of the Penney Group's qualified pension plan. The PBO was reduced due to the elimination of the liability for future salary increases resulting from the early termination of employees who elected to retire under the Program. Of the $3 million of outside consulting and administrative costs, approximately $2 million represented cash outlays, and the remainder was reversed in the fourth quarter of 1998. All other amounts recorded under this program are included in retirement plan disclosure in Note 12 to the Penney Group financial statements.

  Reduction in Force. In the fourth quarter of 1997, the Penney Group announced a restructuring plan to eliminate approximately 1,700 management employees. The $55 million charge represents severance, outplacement, and other termination benefits offered to all affected associates. There was no cash outlay in 1997 because, while employees were notified of the restructuring plan in the fourth quarter of 1997, they did not leave the Penney Group until 1998. Cash outlays of $44 million in 1998 represent termination benefits paid to the approximately 1,550 employees terminated. The plan was completed in the fourth quarter of 1998 at less cost than originally estimated due in part to employee resignations prior to being involuntarily terminated and employees obtaining positions elsewhere in the Penney Group. Consequently, approximately $11 million was reversed in the fourth quarter of 1998.

  FAS 121 Impairments. The Penney Group identified 97 underperforming stores that did not meet the Penney Group's profit objectives and several support units (credit service centers and warehouses) which were no longer needed. This unit closing plan (Plan) represents unit closings over and above the normal course of

                                 PENNEY GROUP
store closures within a given year, which are typically relocations. All units were closed by the end of fiscal 1998. The major actions comprising the Plan consisted of the identification of a closing date (to coincide with termination rights and/or other trigger dates contained in the lease, if applicable), and the notification of affected parties (e.g., employees, landlords, and community representatives) in accordance with the Penney Group's store closing procedures. Substantially all of the stores and support units included in the portfolio were leased, and as such, the Penney Group was not responsible for the disposal of property, other than fixtures, which for the most part were discarded. Unit closing costs include future lease obligations and termination benefits, and FAS 121 impairments.

  Impaired assets resulting from the store closings consist primarily of store furniture and fixtures, and leasehold improvements. The majority of the stores identified for closure were older stores in small markets and the associated furniture and fixtures were outdated. Therefore, these items could not be readily used at another location, and there was not a ready market for these items to determine a fair value. Accordingly, the impairment charge recorded for these assets represents the carrying value of the assets as of the end of fiscal 1997. Depreciation of these assets was discontinued as the impairment charges reduced the asset balances to zero. The stores were operating at a loss and continued to do so subsequent to the FAS 121 impairment charge. There were no significant changes to the Penney Group's initial estimate of impairment.

  Future Lease Obligations and Severance. In connection with the above store closings, the Penney Group established a $61 million reserve for the present value of future lease obligations ($31 million) and other store closing costs ($30 million), principally severance and outplacement. The store closing plan anticipated that the Penney Group would remain liable for all future lease payments. Present values were calculated assuming a ten per cent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred. The cash outlays in 1997 and 1998 represent severance benefits paid for approximately 1,550 employees terminated under the program, and lease payments for closed stores. The interest component of lease payments of approximately $2 million in 1998 was recorded as interest expense, with a corresponding increase in the reserve, in the fourth quarter of 1998 and future years. The remaining reserve as of the end of 1998 represents future lease obligations for all closed stores. The actual timing of store closings did not differ significantly from the estimate upon which the liability for future lease obligations was based. On average, the remaining lease term for closed stores was seven years, and payments during the next five years are expected to be approximately $4 million per year. Adjustments to the reserves in 1998 included reversals of approximately $5 million due to reduced lease obligations stemming from subleased facilities, and $6 million for employment-related costs. Employment-related costs were less than original estimates as a result of several factors, including voluntary resignations, a higher rate of employee transfers, and the termination of a higher proportion of employees with less tenure with the Penney Group. These reserves will continue to be assessed periodically.

  The stores identified for closure were generally those with a poor performance history, and to a large extent, declining sales. The short-term effect of the closings was the net loss of approximately $225 million in sales and the elimination of approximately $15 million in operating losses before non-cash operating charges such as depreciation. The Penney Group expects to realize benefits of approximately $32 million per year as a result of eliminating operating losses associated with the closed stores and the redeployment of working capital.

  Sale of Business Units. A gain on the sale of business units of $63 million was included in the 1997 other charges. JCPenney National Bank (JCPNB), a consumer bank which issued VISA and MasterCard credit cards, was sold in 1997 at a gain of $49 million. In addition, the Penney Group recorded a $14 million gain representing a supplemental, contingent payment related to the 1995 sale of JCPenney Business Services, Inc. (BSI). BSI provided credit-related services to third party credit-card issuers. JCPNB 1996 revenues and operating income were $129 million and $2 million, respectively. The sale of JCPNB did not have a negative impact on the Penney Group's results of operations or financial position in 1997, and it is not expected to have a material impact in future periods.

                                  PENNEY GROUP

14) Segment Reporting

  The Penney Group operates in two business segments: department stores and catalog and Direct Marketing. The results of department stores and catalog are combined because they generally serve the same customer, have virtually the same mix of merchandise, and the majority of catalog sales are completed in department stores. Other items are shown in the table below for purposes of reconciling to total Company consolidated amounts.

                                                                         Depreciation
                                       Operating     Total    Capital        and
                          Year Revenue  Profit      Assets  Expenditures Amortization
                          ---- ------- ---------    ------- ------------ ------------
                                              ($ in millions)
Department stores and
 catalog................  1998 $19,331  $1,013      $17,963     $439         $380
                          1997  19,955   1,368       18,131      464          365
                          1996  19,506   1,183       16,150      680          328
Direct Marketing........  1998   1,022     233        2,603        1            6
                          1997     928     214        2,283        5            5
                          1996     818     186        1,986        7            6
Total segments..........  1998  20,353   1,246       20,566      440          386
                          1997  20,883   1,582       20,414      469          370
                          1996  20,324   1,369       18,136      687          334
Net interest expense and
 credit operations......  1998            (370)
                          1997            (438)
                          1996            (266)
Real estate and other...  1998              26          111
                          1997              39          166
                          1996              45          959
Other charges, net......  1998              22
                          1997            (276)
                          1996             (11)
Total Penney Group......  1998  20,353     924 (1)   20,677      440          386
                          1997  20,883     907 (1)   20,580      469          370
                          1996  20,324   1,137 (1)   19,095      687          334

--------
(1) Represents income before income taxes and retained interest in Eckerd Group as shown on the Penney Group's statements of income.

                                 PENNEY GROUP

  The following interim financial information is unaudited but, in the opinion of the Company, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year. The financial information should be read in conjunction with the Penney Group's audited consolidated financial statements included herein.

                             STATEMENTS OF INCOME

                                  (Unaudited)

                                                             13 Weeks Ended
                                                             ----------------
                                                             May 1,   May 2,
                                                              1999     1998
                                                             -------  -------
                                                             ($ in millions)
Revenue
  Retail sales, net......................................... $ 4,248  $ 4,242
  Direct Marketing revenue..................................     274      246
                                                             -------  -------
    Total revenue...........................................   4,522    4,488
Costs and expenses
  Cost of goods sold........................................   2,923    2,899
  Selling, general, and administrative expenses.............   1,158    1,109
  Costs and expenses of Direct Marketing....................     220      193
  Real estate and other.....................................      (9)      (6)
  Net interest expense and credit operations................      27       65
                                                             -------  -------
    Total costs and expenses................................   4,319    4,260
                                                             -------  -------
Income before income taxes and retained Eckerd Group
 interest...................................................     203      228
Income taxes................................................      67       80
                                                             -------  -------
Income before retained interest in Eckerd Group.............     136      148
Retained interest in Eckerd Group...........................      31       26
                                                             -------  -------
Net income.................................................. $   167  $   174
                                                             =======  =======


                  See Note to Interim Financial Information.

                                  PENNEY GROUP

                                 BALANCE SHEETS
                                  (Unaudited)

                                                              May 1,   Jan. 30,
                                                               1999      1999
                                                              -------  --------
                                                              ($ in millions)
                           Assets
Current assets
  Cash and short-term investments............................ $    48  $    32
  Retained interest in JCP Master Credit Card Trust..........     250      415
  Receivables, net (bad debt reserve of $103 and $118).......   3,719    3,949
  Merchandise inventory (LIFO reserve of $47 and $47)........   3,939    4,034
  Prepaid expenses...........................................     162      151
                                                              -------  -------
    Total current assets.....................................   8,118    8,581
Property, plant, and equipment
  Land and buildings.........................................   2,932    2,913
  Furniture and fixtures.....................................   2,974    2,927
  Leasehold improvements.....................................     785      800
  Accumulated depreciation...................................  (2,292)  (2,164)
                                                              -------  -------
Property, plant, and equipment, net..........................   4,399    4,476
Retained interest in Eckerd Group............................   3,963    3,517
Investments, principally held by Direct Marketing............   2,010    1,961
Deferred insurance policy acquisition costs..................     871      847
Goodwill and intangible assets, net..........................      74       67
Other assets.................................................   1,163    1,228
                                                              -------  -------
    Total Assets............................................. $20,598  $20,677
                                                              =======  =======
                Liabilities and Group Equity
Current liabilities
  Accounts payable and accrued expenses...................... $ 2,059  $ 2,368
  Short-term debt............................................   1,995    1,924
  Current maturities of long-term debt.......................     550      438
  Deferred taxes.............................................     159      129
                                                              -------  -------
    Total current liabilities................................   4,763    4,859
Long-term debt...............................................   5,236    5,618
Deferred taxes...............................................   1,383    1,375
Insurance policy and claims reserves.........................     967      946
Other liabilities............................................     700      710
                                                              -------  -------
    Total Liabilities........................................  13,049   13,508
Group equity
  Balance at beginning of period.............................   7,169    7,357
  Net income.................................................     167      594
  Other comprehensive income.................................      (2)     (62)
  Dividends..................................................    (143)    (588)
  Other equity changes, net..................................     358     (132)
                                                              -------  -------
  Balance at end of period...................................   7,549    7,169
                                                              -------  -------
    Total Liabilities and Group Equity....................... $20,598  $20,677
                                                              =======  =======

                   See Note to Interim Financial Information.

                                  PENNEY GROUP

                            STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                                                            13 Weeks Ended
                                                        -----------------------
                                                        May 1, 1999 May 2, 1998
                                                        ----------- -----------
                                                            ($ in millions)
Operating Activities:
Net Income............................................     $167        $ 174
Retained interest in income of the Eckerd Group.......      (31)         (26)
Depreciation and amortization, including intangible
 assets...............................................      100          102
Deferred taxes........................................       34           38
Change in cash from:
  Customer receivables................................      413          430
  Other receivables...................................      (18)           2
  Inventory, net of trade payables....................      (85)         (12)
  Current taxes payable...............................       38          --
  Other assets and liabilities, net...................      (68)        (308)
                                                           ----        -----
                                                            550          400
Investing Activities:
Capital expenditures..................................      (89)        (100)
Purchase of investment securities.....................     (307)         (83)
Proceeds from the sale of investment securities.......      229           76
Proceeds from the sale of bank receivables............       22          --
                                                           ----        -----
                                                           (145)        (107)
Financing Activities:
Change in short-term debt.............................       15           83
Change in allocated debt, including current
 maturities...........................................     (270)         --
Capital contributions to Eckerd Group.................       (1)        (259)
Other equity changes, net.............................     (133)        (210)
                                                           ----        -----
                                                           (389)        (386)
Net Increase/(Decrease) in Cash.......................       16          (93)
Cash and Short-Term Investments at Beginning of Year..       32          276
                                                           ----        -----
Cash and Short-Term Investments at End of Year........     $ 48        $ 183
                                                           ====        =====

                   See Note to Interim Financial Information.

                                 PENNEY GROUP

                     NOTE TO INTERIM FINANCIAL INFORMATION

1997 Charges

                                                1998       1st Qtr 1999 YTD
                                    1997   --------------- -------------------
                                     Y/E    Cash     Y/E     Cash      Ending
                                   Reserve Outlays Reserve Outlays    Reserve
                                   ------- ------- ------- --------   --------
                                                ($ in millions)
Reduction in force(1).............  $ 55    $(55)   $ --    $    --    $    --
Future lease obligations(1).......    55     (35)      20         (1)        19
                                    ----    ----    -----   --------   --------
  Total...........................  $110    $(90)   $  20   $     (1)  $     19
                                    ====    ====    =====   ========   ========

--------
(1) Reserve balances are included as a component of accounts payable and accrued expenses.

  Background. In 1997, the Penney Group recorded $276 million of net charges related to early retirement and reduction in force programs ($206 million), the closing of underperforming department stores and support facilities ($133 million), and gains on the sale of certain business units ($63 million). As of the end of the first quarter of 1999, reserves totaling $19 million remained related to these charges. A description of the charges and a rollforward of the reserves by major category are provided below:

  Reduction in Force. In the fourth quarter of 1997, the Penney Group announced a restructuring plan to eliminate approximately 1,700 management employees. The $55 million charge represented severance, outplacement, and other termination benefits offered to all affected associates. There was no cash outlay in 1997, because although employees were notified of the restructuring plan in the fourth quarter of 1997, they did not leave the Penney Group until 1998. Cash outlays totaled $18 million in the first quarter of 1998, and all payments were made by the end of the year. The plan was completed in the fourth quarter of 1998 at less cost than originally estimated due in part to employee resignations prior to being involuntarily terminated and employees posting for positions elsewhere in the Penney Group. Consequently, approximately $11 million was reversed in the fourth quarter of 1998.

  Future Lease Obligations. The Penney Group identified 97 underperforming stores that did not meet the Group's profit objectives and several support units (credit service centers and warehouses) which were no longer needed. The store closing plan anticipated that the Penney Group would remain liable for all future lease payments. Present values were calculated assuming a ten per cent discount rate and anticipated no subleasing activity or lease buyouts. The interest component of lease payments is recorded as interest expense with a corresponding increase in the reserve. All such stores had been closed by the end of 1998 and the actual timing of store closings did not differ significantly from the initial estimate. The remaining reserve as of the end of the first quarter of 1999 represents future lease obligations for closed stores, and costs are being charged against the reserve as incurred. During the first quarter of 1999, $1 million in payments were charged against the reserve compared with $4 million in last year's period. On average, the remaining lease term for closed stores was seven years, and payments during the next five years are expected to be approximately $4 million per year. Given the extended lease terms, the reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the first quarter of 1999.

                                 PENNEY GROUP

                           PRO FORMA FINANCIAL DATA

                                  (Unaudited)

  The pro forma financial data presented below for the 52 weeks ended January 30, 1999 was derived from the Penney Group's financial statements set forth herein. The pro forma financial data presented below as of May 1, 1999, and for the 13 weeks ended May 1, 1999 were derived from the Penney Group's unaudited interim financial statements set forth herein, which include all adjustments, consisting only of normal recurring accruals, that the Penney Group considers necessary to present such data fairly for an interim period. Interim operating results are not necessarily indicative of the results that may be expected for a full year.

  In May 1999, the Company announced its intention to outsource the management of the Penney Group's proprietary credit card business and sell the underlying receivables and the related assets. The Company has obtained bids from several interested parties and is evaluating the merits of each of the bids. The Company expects to complete the sale of these assets in the fourth quarter. For pro forma purposes, it is assumed that these assets will be sold at book value and no gain or loss is reflected in the pro forma financial statements.

  The unaudited pro forma balance sheet as of May 1, 1999 gives effect to: 1) outsourcing of the management of the Penney Group's proprietary credit card business, the related sale of the underlying receivables and the related assets and the assumed use of the proceeds to retire a portion of the Company's debt and 2) the implementation of the tracking stock proposal and
the initial public offering of     million shares of Eckerd Group Common Stock
at an assumed initial public offering price of $   per share representing
approximately 20 percent of the equity value of Eckerd Group and the assumed investment of the proceeds in short-term investments. In presenting this pro forma information these transactions were assumed to have occurred on May 1, 1999.

  The unaudited pro forma statements of income for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999 give effect to the assumed sale and outsourcing of the Penney Group's credit operations. In presenting this pro forma information this transaction was assumed to have occurred on February 1, 1998. The unaudited pro forma balance sheet and statements of income are not necessarily indicative of the financial position or results of operations as they might have been had the transactions actually occurred on the dates indicated.

  Additionally, under the tracking stock proposal, six to twelve months after the initial public offering of the Eckerd Group Common Stock, the Company currently intends to distribute, in the form of a dividend, the remaining approximately 80 percent of the equity value of Eckerd Group to the holders of Penney Group Common Stock, subject to market and other conditions. Following the dividend distribution the Company intends to use the proceeds from the initial public offering of the Eckerd Group Common Stock, which will be allocated to the Penney Group, primarily to purchase shares of the Penney Group Common Stock in the open market. The effects of these assumed transactions on the balance sheet and computation of earnings per share are presented on the following pages under the caption labeled "fully distributed." In presenting the fully distributed information, these additional transactions as well as the previously described transactions, were assumed to have occurred on the same dates as noted above for the presentation of the pro forma information.

  The pro forma financial data should be read in conjunction with the Penney Group's financial statements, the Penney Group's unaudited interim financial statements, and the information in "Penney Group Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth herein, as well as the Company's consolidated financial statements, the Company's unaudited interim consolidated financial statements, and the information in "J. C. Penney Company, Inc. and Subsidiaries Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth herein.

                   PENNEY GROUP PRO FORMA STATEMENT OF INCOME
                        52 Weeks Ended January 30, 1999

                                  (Unaudited)

                                                             Pro       Fully
                                    Historical Adjustments  Forma   Distributed
                                    ---------- ----------- -------  -----------
                                      ($ in millions except per share data)
Revenue
Retail sales, net.................   $19,331       --      $19,331    $19,331
Direct Marketing revenue..........     1,022       --        1,022      1,022
                                     -------       ---     -------    -------
Total revenue.....................    20,353       --       20,353     20,353
Costs and expenses
Cost of goods sold................    13,599       --       13,599     13,599
Selling, general, and
 administrative expenses..........     4,719        10 (A)   4,729      4,729
Costs and expense of Direct
 Marketing........................       789       --          789        789
Real estate and other ............       (26)      --          (26)       (26)
Net interest expense and credit
 operations.......................       370         7 (A)     377        377
Other charges, net................       (22)      --          (22)       (22)
                                     -------       ---     -------    -------
Total costs and expenses..........    19,429        17      19,446     19,446
                                     -------       ---     -------    -------
Income before income taxes and
 retained interest in Eckerd
 Group............................       924       (17)        907        907
Income taxes......................       327        (6)(A)     321        321
                                     -------       ---     -------    -------
Income before retained interest in
 Eckerd Group.....................       597       (11)        586        586
Net loss of Eckerd Group..........        (3)        1 (B)      (2)       --
                                     -------       ---     -------    -------
Net income........................   $   594       (12)    $   584    $   586
                                     =======       ===     =======    =======
Weighted average common shares:
Basic.............................                             253
                                                           =======    =======
Diluted...........................                             271
                                                           =======    =======
Net income per share:
Basic.............................                         $  2.16    $
                                                           =======    =======
Diluted...........................                         $  2.15    $
                                                           =======    =======

               See Note to Pro Forma Financial Data (Unaudited).

                   PENNEY GROUP PRO FORMA STATEMENT OF INCOME
                           13 Weeks Ended May 1, 1999

                                  (Unaudited)

                                                                      Fully
                                 Historical Adjustments  Pro Forma Distributed
                                 ---------- -----------  --------- -----------
                                    ($ in millions except per share data)
Revenue
Retail sales, net...............   $4,248       --        $4,248     $4,248
Direct marketing revenue........      274       --           274        274
                                   ------      ----       ------     ------
Total revenue...................    4,522       --         4,522      4,522
Costs and expenses
Cost of goods sold..............    2,923       --         2,923      2,923
Selling, general, and
 administrative expenses........    1,158         3 (A)    1,161      1,161
Costs and expenses of Direct
 Marketing......................      220       --           220        220
Real estate and other...........       (9)      --            (9)        (9)
Net interest expense and credit
 operations.....................       27        73 (A)      100        100
                                   ------      ----       ------     ------
Total costs and expenses........    4,319        76        4,395      4,395
                                   ------      ----       ------     ------
Income before income taxes and
 retained interest in Eckerd
 Group..........................      203       (76)         127        127
Income taxes....................       67       (30)(A)       37         37
                                   ------      ----       ------     ------
Income before retained interest
 in Eckerd Group................      136       (46)          90         90
Net income of Eckerd Group......       31        (6)(B)       25        --
                                   ------      ----       ------     ------
Net income......................   $  167       (40)      $  115     $   90
                                   ======      ====       ======     ======
Weighted average common shares:
Basic...........................                             256
                                                          ======     ======
Diluted.........................                             272
                                                          ======     ======
Net income per share:
Basic ..........................                          $ 0.41     $
                                                          ======     ======
Diluted.........................                          $ 0.41     $
                                                          ======     ======

               See Note to Pro Forma Financial Data (Unaudited).

                      PENNEY GROUP PRO FORMA BALANCE SHEET
                                  May 1, 1999

                                  (Unaudited)

                                                                        Fully
                                  Historical Adjustments   Pro Forma Distributed
                                  ---------- -----------   --------- -----------
                                                ($ in millions)
             Assets
Current Assets
  Cash and short-term
   investments...................  $    48        --  (B)   $    48    $    48
  Retained interest in JCP Master
   Credit Card Trust.............      250       (250)(A)       --         --
  Receivables, net...............    3,719     (3,008)(A)       711        711
  Merchandise inventory..........    3,939        --          3,939      3,939
  Prepaid expenses...............      162        --            162        162
                                   -------                  -------    -------
      Total current assets.......    8,118                    4,860      4,860
Property, plant and equipment,
 net.............................    4,399        (20)(A)     4,379      4,379
Retained interest in Eckerd
 Group...........................    3,963       (792)(B)     3,171        --
Investments, principally held by
 Direct Marketing................    2,010        --          2,010      2,010
Deferred insurance policy
 acquisition costs...............      871        --            871        871
Goodwill and intangible assets,
 net.............................       74        --             74         74
Other assets.....................    1,163        --          1,163      1,163
                                   -------                  -------    -------
      Total Assets...............  $20,598                  $16,528    $13,357
                                   =======                  =======    =======
  Liabilities and Group Equity
Current liabilities
  Accounts payable and accrued
   expenses......................  $ 2,059        --        $ 2,059    $ 2,059
  Short-term debt................    1,995     (1,995)(A)       --         --
  Current maturities of long-term
   debt..........................      550        --            550        550
  Deferred taxes.................      159        --            159        159
                                   -------                  -------    -------
      Total current liabilities..    4,763        --          2,768      2,768
Long-term debt...................    5,236     (1,283)(A)     3,953      3,953
Deferred taxes...................    1,383        --          1,383      1,383
Insurance policy and claims
 reserves........................      967        --            967        967
      Other liabilities..........      700        --            700        700
                                   -------                  -------    -------
      Total Liabilities..........   13,049        --          9,771      9,771
Group Equity.....................    7,549       (792)(B)     6,757      3,586
                                   -------                  -------    -------
      Total Liabilities and Group
       Equity....................  $20,598                  $16,528    $13,357
                                   =======                  =======    =======

               See Note to Pro Forma Financial Data (Unaudited).

                                 PENNEY GROUP

                     NOTE TO THE PRO FORMA FINANCIAL DATA

                                  (Unaudited)

Unaudited Pro Forma Statements of Income for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999

  (A) Reflects the assumed income statement effects of the sale and outsourcing of the Penney Group's credit operations. The assumed income statement effects result primarily from the elimination of finance charge revenue and credit operating costs, including bad debt expense, and reduced interest expense resulting from the repayment of short-term and long-term debt with the proceeds from the sale of Penney Group proprietary receivables and the related assets. Also selling, general and administrative expenses are increased as a result of fixed costs previously borne by Penney Group's credit operations. All income statement effects, with the exception of assumed increases in selling, general and administrative expenses of $10 million and $3 million, respectively, are included in the "net interest expense and credit operations" line.

  (B) Assumes approximately 20 percent of Eckerd Group Common Stock is issued and outstanding; accordingly, approximately 20 percent of net income applicable to the retained interest in the Eckerd Group is removed from the statement of income of the Penney Group.

Unaudited Pro Forma Balance Sheet as of May 1, 1999

  (A) Reflects the assumed outsourcing of the management of the Penney Group's proprietary credit card business, the related sale of the underlying receivables and the related assets of $3,258 million and $20 million, respectively. For pro forma purposes, it is assumed that these assets will be sold at book value and accordingly no gain or loss is reflected in the pro forma financial statements. The adjustment also reflects the use of the proceeds from the sale to retire debt of $3,278 million.

  (B) Reflects the amendments to the Restated Certificate of Incorporation, as amended, to provide for two classes of common stock of the Company (Penney Group Common Stock and Eckerd Group Common Stock) and the redesignation of 260 million shares of existing common stock outstanding on May 1, 1999 to Penney Group Common Stock. The adjustment also reflects the assumed public offering
of     million shares of Eckerd Group Common Stock at an assumed initial
public offering price of $   per share representing approximately 20 percent
of the equity value of the Eckerd Group and accordingly approximately 20 percent of the Penney Group retained interest in the Eckerd Group is removed with an offsetting entry to Penney Group equity. Proceeds, net of fees and
other transaction costs are assumed to be $   million and invested in short-
term investments.

Fully Distributed Presentation

  Under the tracking stock proposal, six to twelve months after the initial public offering of the Eckerd Group Common Stock the Company currently intends to distribute, in the form of a dividend, the remaining approximately 80 percent of the equity value of Eckerd Group to holders of Penney Group Common Stock, subject to market and other conditions. Following the distribution the Company intends to use the proceeds from the initial public offering of the Eckerd Group Common Stock, which will be allocated to the Penney Group, primarily to repurchase shares of the Penney Group Common Stock in the open market. The effects of these transactions on the May 1, 1999 balance sheet and the computation of earnings per share for the 52 weeks ended January 30, 1999 and the 13 weeks ended May 1, 1999 are presented under the caption labeled "fully distributed."

  The "fully distributed" presentation for the 52 weeks ended January 30, 1999 reflects:

  .  A decrease of    million shares of Penney Group Common Stock resulting
     from the use of proceeds from the initial public offering of Eckerd Group Common Stock to repurchase Penney Group Common Stock at a price of
     $   per share. Accordingly, the earnings per share calculation for
     Penney Group reflects the repurchase of the shares.

  . An increase of $2 million to Penney Group net income to reflect the elimination of the Eckerd Group's net loss. Accordingly, the earnings per share calculation for Penney Group reflects the increase in net income of Penney Group.

  The "fully distributed" presentation at May 1, 1999 and for the 13 weeks ended May 1, 1999 reflects:

  .  A reduction in cash of $   million for use of proceeds from the initial
     public offering of the Eckerd Group Common Stock to repurchase
     million shares of Penney Group Common Stock at a price of $   per share.
     Accordingly, the earnings per share calculation for Penney Group reflects the repurchase of the shares.

  .  A reduction of $   million of Penney Group Common Stock and $   of
     capital in excess of par for Penney Group Common Stock repurchased.

  . A reduction of $3,188 million of Penney Group retained interest in Eckerd Group to reflect the distribution of the remaining approximately 80 percent of the equity value of Eckerd Group.

  . A reduction of $25 million of Penney Group net income to reflect the distribution of the remaining approximately 80 percent of the equity value of the Eckerd Group. Accordingly, the earnings per share calculation for Penney Group reflects the decrease in net income of Penney Group.

                                   ANNEX VII

                            FINANCIAL INFORMATION OF

                                THE ECKERD GROUP

                                  ECKERD GROUP

                         INDEX TO FINANCIAL INFORMATION

                                                                          Page
                                                                         ------
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.........................................................  VII-1
Audited Financial Statements
  Independent Auditors' Report.........................................  VII-11
  Statements of Operations--Three Years Ended January 30, 1999.........  VII-12
  Balance Sheets--January 30, 1999 and January 31, 1998................  VII-13
  Statements of Group Equity--Three Years Ended January 30, 1999.......  VII-14
  Statements of Cash Flows--Three Years Ended January 30, 1999.........  VII-15
  Notes to Eckerd Group Financial Statements...........................  VII-16
Interim Financial Statements
  Statements of Income--13 Weeks Ended May 1, 1999 and May 2, 1998
   (unaudited).........................................................  VII-30
  Balance Sheets--May 1, 1999 (unaudited) and January 30, 1999.........  VII-31
  Statements of Cash Flows--13 Weeks Ended May 1, 1999 and May 2, 1998
   (unaudited).........................................................  VII-32
  Note to Interim Financial Information (unaudited)....................  VII-33

                                 ECKERD GROUP

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The financial statements of the Eckerd Group include the balance sheets, statements of operations, cash flows, and Group equity of the Company's drugstore operations.

  The stockholders of J. C. Penney Company, Inc. are being asked to consider and vote in favor of the tracking stock proposal, which would authorize the amendments to the Restated Certificate of Incorporation, as amended, of the Company. The amendments would among other things:

  . provide for two classes of common stock of the Company, the Penney Group Common Stock and the Eckerd Group Common Stock; and

  . reclassify each share of existing common stock of the Company as one share of Penney Group Common Stock.

  If the tracking stock proposal is approved, each holder of one share of the existing common stock would become the holder of one share of Penney Group Common Stock. Subject to the approval of the above proposal, the Company currently intends to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The Company may offer a greater or lesser percentage of the equity value of the Eckerd Group to the public, depending on market conditions and other circumstances.

  The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. The Company currently plans to use the net proceeds of the initial public offering primarily to buy back shares of Penney Group Common Stock in the open market, after the distribution of the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock, as described below. Any remaining proceeds would be used for general corporate purposes. Pending any specific allocation of such proceeds, the Penney Group intends to invest the net proceeds in short-term, investment-grade securities.

  The Penney Group will initially hold the remaining 80 percent of the equity value of the Eckerd Group. The interest held by the Penney Group cannot be voted by the Penney Group. The Penney Group currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions.

  The Penney Group and the Eckerd Group financial statements comprise all of the accounts included in the consolidated financial statements of J. C. Penney Company, Inc. The separate group financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors, of which all material policies are described in Note 3 to the Eckerd Group financial statements. The Eckerd Group financial statements have been prepared in accordance with generally accepted accounting principles and in a manner which management believes is reasonable and appropriate. Such financial statements include i) the historical financial position, results of operations, and cash flows of the Eckerd Group and ii) an allocated portion of the Company's debt and the effects that such debt had on the related statements of operations and cash flows.

  If the tracking stock proposal is approved, the Company will provide to holders of Eckerd Group Common Stock separate financial statements, financial reviews, descriptions of the business, and other relevant information for the Penney Group and the Eckerd Group as well as consolidated financial information for the Company. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between the Penney Group and the Eckerd Group for purposes of preparing their respective financial statements, this allocation and the change in the capital structure of the Company as a result of the approval of the tracking stock proposal will not result in the distribution or spin-off to stockholders of any of our assets and liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. Holders of

                                     VII-1

Eckerd Group Common Stock will be common stockholders of the Company. The assets we attribute to one group will be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group. Further, holders of Penney Group Common Stock and Eckerd Group Common Stock will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices of the respective groups at such time.

  Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of tracking stock under Delaware law. Accordingly, the Eckerd Group financial statements should be read in conjunction with the Company's consolidated financial information, and that of the Penney Group.

                                     VII-2

Fiscal Years 1998, 1997 and 1996

Results of Operations

                                                               52 Weeks
                                                                1996
                                                        ----------------------
                                  52 Weeks  53 Weeks        As
                                    1998      1997      Adjusted(1) Historical
                                  --------  --------    ----------- ----------
                                              ($ in millions)
Retail sales, net................ $10,325    $9,663       $8,526      $3,147
FIFO gross margin................   2,208     2,093        1,870         708
LIFO charge......................     (45)      (32)         (23)         (5)
Inventory integration losses.....     (98)      (45)         (31)        (31)
                                  -------    ------       ------      ------
Total gross margin...............   2,065     2,016        1,816         672
SG&A expenses....................  (1,811)   (1,669)      (1,510)       (573)
                                  -------    ------       ------      ------
Operating profit.................     254       347          306          99
Other charges, net(2)............     --       (103)        (292)       (292)
Interest expense.................    (110)     (109)        (108)        (12)
Acquisition amortization and
 minority interest...............    (113)     (117)        (113)        (23)
                                  -------    ------       ------      ------
Income/(loss) before income
 taxes...........................      31        18         (207)       (228)
Income taxes.....................     (34)      (28)          56          83
                                  -------    ------       ------      ------
Net loss......................... $    (3)   $  (10)      $ (151)     $ (145)
                                  -------    ------       ------      ------
Sales percent increase
  Total sales(3).................     8.9%     11.2%(4)     10.3%        100+%
  Comparable stores..............     9.2%      7.4%         7.8%        7.7%
Ratios as a percent of sales
FIFO gross margin................    20.4%     21.2%        21.6%       21.5%
LIFO gross margin................    20.0%     20.9%        21.3%       21.3%
SG&A expenses....................    17.5%     17.3%        17.7%       18.2%
Operating profit.................     2.5%      3.6%         3.6%        3.1%
EBITDA(5)........................     4.9%      5.2%         5.1%        5.4%

--------
(1) Reflects the 1996 drugstore acquisitions as if they had occurred at the beginning of the year.
(2) Other charges, net, consist principally of business acquisition and integration costs associated with the Eckerd acquisition and include FAS 121 impairment write-downs, the present value of future lease obligations for closed stores, systems and store integration costs, and severance and outplacement costs for certain facilities, offset by gain on the sale of the institutional drugstore business.
(3) Sales comparisons are shown on a 52-week basis for all periods presented. Including 1997's 53rd week, drugstore sales increased by 6.9 percent and
    13.3 percent for 1998 and 1997, respectively.
(4) 1997 sales increase is calculated based upon 1996 adjusted sales.
(5) Earnings before interest, income taxes, depreciation and amortization, other charges, net, and other integration related charges of $114 million in 1998, $45 million in 1997 and $31 million in 1996. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

Operating Profit

  1998 Compared with 1997. Operating profit totaled $254 million in 1998 compared to $347 million in 1997. The decline reflects the impact of the drugstore integration charges of $98 million to gross profit and $16 million to SG&A expenses in 1998. 1997 operating profit includes $45 million in gross profit adjustments. Sales in 1998 were $10,325 million, an 8.9 percent increase over 1997. Including 1997's 53rd week, sales increased 6.9 percent. Sales grew at a strong pace throughout the year, increasing 9.2 percent for comparable stores. Pharmacy sales, which accounted for approximately 60 percent of drugstore sales, grew 15.0 percent on a

                                     VII-3
comparable basis. Pharmacy sales growth was fueled by managed care sales which continued to grow at a robust pace. Managed care sales totaled approximately 85 percent of drugstore pharmacy sales in 1998 compared to approximately 80 percent in 1997. Non-pharmacy merchandise sales increased 1.5 percent on a comparable basis and strengthened as the year progressed. Sales also benefited from the relocation of 175 stores from strip centers to larger free-standing locations. Free-standing locations typically experience annual sales increases of more than 30 percent on average versus the one year period prior to the relocation.

  LIFO gross margin declined 90 basis points in 1998 to 20.0 percent. Both 1998 and 1997 included charges related to the liquidation of nonconforming merchandise resulting from the conversion of the former Thrift, Fay's, Kerr and certain acquired Rite Aid and Revco drugstores into the Eckerd name and format. The charges totaled $98 million in 1998 and $45 million in 1997. Excluding these charges the gross margin declined by 40 basis points to 20.9 percent in 1998. The decline was principally due to the continued increase in pharmacy sales, especially lower margin managed care sales. Managed care payors typically negotiate lower prescription prices than those on non-managed care prescriptions, resulting in decreasing gross profit margins on prescription sales. However, contracts with managed care payors generally increase the volume of prescription sales and gross profit dollars. Gross margin for non-pharmacy merchandise improved for the year. Gross margin includes a LIFO charge of $45 million in 1998 compared with a $32 million charge last year reflecting inflation in drugstore merchandise, particularly pharmaceuticals.

  Selling, general and administrative expenses as a percent of sales increased by 20 basis points to 17.5 percent in 1998. 1998 SG&A expenses include $16 million of charges related to integration and conversion activities. Excluding these charges, SG&A expenses as a percentage of sales increased by 10 basis points over 1997 expense levels. SG&A expenses in 1998 were negatively impacted by additional staffing costs in connection with the integration of the various drugstore formats during the first half of the year. Expenses were leveraged during the second half of the year.

  1997 Compared with 1996. The acquisition of Eckerd by JCPenney, which was completed in February 1997, increased the Company's drugstores from a $3 billion to a $9 billion operation. Due to the dramatic increase in the size of the combined operation, management believes that it is more meaningful to compare 1997 operating results to 1996 adjusted results, assuming the acquisitions had occurred at the beginning of 1996. All comparisons to 1996 are based upon such adjusted results. Historical information is provided for reference purposes only.

  Operating profit increased $41 million to $347 million in 1997 from $306 million in 1996. Sales in 1997 were $9,663 million, increasing 11.2 percent on a 52-week basis over 1996. Including 1997's 53rd week, sales increased 13.3 percent over 1996 levels. Comparable store sales growth was strong, increasing
7.4 percent in 1997 despite the Eckerd Group's heavy involvement in integration activities throughout the year. Sales growth was driven by increases in pharmacy comparable store sales, which increased by approximately
12.5 percent. Pharmacy sales continue to be positively impacted by the growth in managed care sales, which represented approximately 80 percent of pharmacy sales in 1997 compared to approximately 77 percent in 1996.

  LIFO gross margin declined 40 basis points in 1997. Both 1997 and 1996 included charges related to the liquidation of nonconforming merchandise resulting from the conversion of drugstores to the Eckerd name and format. These charges totaled $45 million in 1997 and $31 million in 1996. The decline in gross margin as a percent of sales was primarily attributable to grand re-opening promotional activities for the converted regions and growth in the managed care prescription business, which carries lower margins. Gross margin included a $32 million LIFO charge compared with a $23 million charge in 1996, reflecting continued inflation in prescription drug prices.

  Selling, general and administrative expenses as a percent of sales decreased 40 basis points to 17.3 percent in 1997. The elimination of duplicate support functions and leverage achieved with higher sales contributed to the improvement.

                                     VII-4

  Other Charges, Net. During both 1997 and 1996, the Eckerd Group recorded charges related to acquisition activities and the integration of its former Thrift, Fay's, Kerr, and certain acquired Rite Aid drugstores into the Eckerd name and format. Results reflect other charges, net, totaling $103 million in 1997 and $292 million in 1996. The majority of the 1997 charges represented store and systems integration costs, advertising and grand re-opening costs for converted drugstore regions, and future lease obligations on closed stores. The majority of the 1996 charges related to FAS No. 121 impairment write-downs for underperforming and overlap stores identified during the conversion process, and for future lease obligations related to those stores.

  Interest Expense. Interest expense represents an allocation of interest on the portion of the Company's pooled debt that has been allocated to the Eckerd Group. Interest expense for 1998 was $110 million compared to $109 million in 1997 and $108 million in 1996. Pooled debt allocated to the Eckerd Group totaled $1,525 million in all years.

  Acquisition Amortization. Amortization of goodwill and other intangible assets associated with the Group's acquisitions totaled $113 million in 1998 compared with $117 million in 1997 (including minority interest) and $113 million in 1996. The acquisition of Eckerd, which represents the majority of the intangible asset balances, was completed in February 1997.

Income Taxes

  Income tax expense in 1998 was $34 million compared to $28 million in 1997 and a tax credit of $56 million in 1996 that resulted principally from charges associated with the group's integration activities. The rates for all periods reflect both federal and state taxes and are higher than statutory rates due to the non-deductibility of amortization of goodwill which represents approximately 50 percent of acquisition amortization expense.

Financial Condition

  Cash flow from operating activities was $57 million in 1998 compared to cash uses from operating activities of $307 million in 1997 and $16 million in 1996. Cash flow in 1998 was substantially stronger than the net loss of three million due to non-cash charges of $251 million primarily related to the amortization of acquisition intangibles and depreciation. Significant drugstore integration activities in 1997 resulted in increased store merchandise inventories and lower accounts payable leverage which were the primary use of cash in operating activities for 1997. Cash flow required to fund capital expenditures and other activities in excess of cash generated from operations was provided by the Company as a capital contribution from the Penney Group.

  The Company manages most financial activities on a centralized basis. Such financial activities include the investment of surplus cash and the issuance and repayment of short-term and long-term debt. Debt reflected on the Eckerd Group financial statements for the periods covered consists entirely of a portion of the Company's total debt that is allocated between the groups (pooled debt). The Eckerd Group is reliant on the Company to provide its financing needs. The Company may, if it so determines, allocate specific debt issuances to a particular group, for example in the case of specific acquisition financing. Pooled debt allocated to the Eckerd Group bears interest at a rate based on the weighted average interest rate of such debt calculated on a monthly basis, one month in arrears, and applied to the Eckerd portion of the pooled debt balance at the beginning of each period for which interest expense is calculated. Interest expense includes amortization of debt issuance costs for pooled debt and the effects, if any, related to derivative financial instruments. If the Company allocates debt for a particular financing in its entirety to one group, the debt will bear interest for group financial statement purposes at the rate applicable to such debt. Subsequent to the proposed initial public offering of Eckerd Group Common Stock, working capital needs of the Eckerd Group will be funded through either internal or external borrowing programs.

  Receivables. Receivables, net, totaled $466 million in 1998 compared with $354 million in 1997 and $312 million in 1996. 1998 included an increase of $78 million from 1997 related to the repurchase of receivables under a previous receivables sale agreement. The remainder of the increase in 1998 and 1997 is related to receivables on increased levels of managed care sales.


                                     VII-5

  Merchandise Inventory. Total LIFO inventory was $1,997 million in 1998 compared with $2,005 million in 1997 and $1,513 million in 1996. The increase in 1997 was due principally to the combination of additional stores and higher comparable sales levels. Total FIFO merchandise inventory was $2,177 million in 1998, an increase of 1.3 percent compared with the prior year. It is anticipated that inventories will rise over the forseeable future as a result of the Eckerd Group's store expansion plans and its strategy to relocate older strip center stores to larger, free-standing locations.

  Properties. Property, plant, and equipment, net of accumulated depreciation, totaled $982 million at January 30, 1999, compared to $830 million and $584 million at the end of fiscal 1997 and 1996, respectively. The increases are due primarily to the relocation of drugstores to larger, free-standing locations and the addition of new and acquired drugstores. At the end of 1998, Eckerd operated 2,756 drugstores, comprising 27.6 million square feet compared with 2,778 stores (27.4 million square feet) and 2,699 stores (26.4 million square feet) at the end of 1997 and 1996, respectively.

  Capital Expenditures. Capital spending declined in 1998 by $85 million to $256 million. Capital spending levels in 1997 included additional capital requirements needed to support the conversion of drugstores to the Eckerd name and format. During 1998, Eckerd added 256 new, relocated or acquired drugstores and expects to add 275 stores in 1999 through the opening of new and relocated stores and the acquisition of small, independent drugstore chains, excluding the Genovese acquisition (see Subsequent Events).

  Eckerd continues to expand its business through both internal expansion and the acquisition of smaller drug chains and independent drugstores. During 1997, Eckerd acquired 113 former Revco drugstores in Virginia. In addition, Eckerd pursues the acquisition of prescription files from other pharmacies in Eckerd's existing markets. Once acquired, the prescription files are transferred to an existing Eckerd drugstore. Capital spending in 1999 is projected at approximately $300 million, with the majority of the spending related to new and relocated stores.

  Intangible Assets. At the end of 1998, goodwill and other intangible assets related to chain drugstore acquisitions, net of accumulated amortization, totaled $2,790 million compared with $2,903 million in 1997 and $1,691 million in 1996. Intangible assets consist of tradename, favorable lease rights, prescription files, and software, which are all recorded at fair value, and goodwill, which represents the excess of the purchase price over the fair value of assets received in the Company's drugstore acquisitions. The increase in 1997 was related to the completion of the Eckerd acquisition in February 1997.

  Reserves. At the end of 1998, the Eckerd Group balance sheet included reserves totaling $115 million that are included as components of accounts payable and accrued expenses ($90 million) and receivables, net ($25 million). These reserves were established in connection with the 1997 and 1996 other charges, net, for i) future expenditures, principally lease obligations, and
ii) an allowance for bad debts associated with a note receivable connected to the sale of certain drugstore assets. The initial reserves consisted principally of the present value of future lease obligations for closed stores and for severance and outplacement costs. Reserve balances were calculated based upon estimated costs to complete the various programs. Payments of $16 million and $19 million were charged against these reserves in 1998 and 1997 respectively. Such payments related to Home Office severance and store lease payments.

  Debt to Capital. The debt reflected on Eckerd's financial statements for 1998, 1997, and 1996 consists entirely of a portion of the Company's debt that is allocated between the groups (pooled debt). Pooled debt allocated to the Eckerd Group totaled $1,525 million for all years. The Group's debt to capital percent, excluding the present value of operating leases, was 30.2 percent,
32.9 percent, and 53.2 percent for 1998, 1997, and 1996, respectively. The decrease from 1996 to 1997 reflects the increase in equity related to the completion of the Eckerd acquisition.

                                     VII-6

Year 2000 Readiness

  The Year 2000 issue exists because many computer systems store and process dates using only the last two digits of the year. Such systems, if not changed, may interpret "00" as "1900" instead of the year "2000." The Eckerd Group has been working to identify and address Year 2000 issues since mid-year 1997. The scope of this effort includes internally developed information technology systems, purchased and leased software, embedded systems, and electronic data interchange transaction processing.

  During the fourth quarter of 1997, a task force was formed to provide guidance to the Eckerd Group's operating and support departments and to monitor the progress of efforts to address Year 2000 issues. The Eckerd Group has also consulted with various third parties, including, but not limited to, outside consultants, outside service providers, infrastructure suppliers, industry groups, managed care organizations, pharmacy benefit managers, third party insurance programs, government agencies, and other retail companies and associations to develop industrywide approaches to the Year 2000 issue, to gain insights to problems, and to provide additional perspectives on solutions. In addition, Eckerd is participating in an industry-wide consortium of retail pharmacy third party payors, including government agencies, to test Year 2000 readiness for processes ranging from billing prescriptions to final reimbursement.Year 2000 readiness work for Eckerd systems was more than 90 percent complete as of January 30, 1999. Since January 1999, the Eckerd Group has been retesting all systems critical to its core businesses. The Eckerd Group has also focused on the Year 2000 readiness of its suppliers and service providers, both independently and in conjunction with the National Retail Federation.

  Despite the significant efforts to address Year 2000 concerns, the Eckerd Group could potentially experience disruptions to some of its operations, including those resulting from noncompliant systems used by third-party business and governmental entities. Such issues include temporary disruptions in the billing and collecting of accounts receivable and the ordering, shipping, and receiving of pharmaceuticals. The Eckerd Group has developed contingency plans to address potential Year 2000 disruptions. These plans include business continuity plans that address accessibility and functionality of Group facilities as well as steps to be taken if an event causes failure of a system critical to its core business activities.

  Through January 30, 1999, the Eckerd Group had spent approximately $21 million on a cumulative basis, including approximately $9 million related to capital projects, to achieve Year 2000 compliance. Total projected costs for Year 2000 remediation are currently estimated to be $26 million. Total costs have not had, and are not expected to have, a material impact on the Group's financial results.

Subsequent Events

  On March 1, 1999, the Company completed the acquisition of Genovese Drug Stores, Inc. (Genovese), a 141-drugstore chain with locations in New York, New Jersey, and Connecticut, with 1998 sales of approximately $800 million. The acquisition was accomplished through an exchange of approximately 9.6 million shares of existing common stock for the outstanding shares of Genovese, and the conversion of outstanding Genovese stock options into approximately 550 thousand common stock options of the Company. The total value of the transaction, including the assumption of approximately $60 million of debt, was approximately $414 million. The acquisition is being accounted for under the purchase method. The purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, as well as intangible assets acquired, primarily prescription files and favorable lease rights. The excess purchase price over the fair value of assets acquired and liabilities assumed was recorded as goodwill and will be amortized over 40 years.

                                     VII-7

Thirteen Weeks Ended May 1, 1999 and May 2, 1998

Results of Operations

                                                                   13 Weeks
                                                                     Ended
                                                                 --------------
                                                                 May 1,  May 2,
                                                                  1999    1998
                                                                 ------  ------
                                                                     ($ in
                                                                   millions)
Retail sales, net............................................... $3,047  $2,564
FIFO gross margin...............................................    653     570
LIFO charge.....................................................    (12)     (9)
                                                                 ------  ------
Total gross margin..............................................    641     561
SG&A expenses...................................................   (512)   (442)
                                                                 ------  ------
Operating profit................................................    129     119
Interest expense................................................    (28)    (28)
Acquisition amortization........................................    (37)    (35)
                                                                 ------  ------
Income before income taxes......................................     64      56
Income taxes....................................................    (33)    (30)
                                                                 ------  ------
Net income...................................................... $   31  $   26
                                                                 ------  ------
Sales percent increase
  Total sales...................................................   18.8%    9.6%
  Comparable stores.............................................   12.3%    8.0%
Ratios as a percent of sales
FIFO gross margin...............................................   21.4%   22.2%
LIFO gross margin...............................................   21.0%   21.8%
SG&A expenses...................................................   16.8%   17.2%
Operating profit................................................    4.2%    4.6%
EBITDA(1).......................................................    5.6%    5.8%

--------
(1) Earnings before interest, income taxes, depreciation and amortization. EBITDA is provided as an alternative assessment of operating performance and is not intended to be a substitute for GAAP measurements. Calculations may vary for other companies.

  Operating profit was $129 million for the quarter, an 8.4 percent increase over $119 million in 1998. As a percentage of sales, operating profit decreased 40 basis points in 1998 as a result of lower gross margins which were partially offset by improved SG&A expense leverage. Sales were $3,047 million for the thirteen weeks ended May 1, 1999, an 18.8 percent increase over the first quarter in 1998. The acquisition of Genovese included in operations for the last five weeks of the quarter represented approximately $150 million of the quarter's total sales increase. Comparable drugstore sales increased 12.3 percent (including the pro forma results of Genovese drugstores) in addition to an 8.0 percent increase in 1998. Sales benefited from continued strong pharmacy sales, which increased 17.7 percent on a comparable basis, and improved non-pharmacy merchandise sales, which increased
4.5 percent on a comparable store basis.

  Pharmacy sales increased to approximately 62 percent of drugstore sales during the quarter, compared to approximately 60 percent in 1998. The growth in prescription sales was primarily the result of increased managed care prescription sales which increased to approximately 86 percent of drugstore sales compared to approximately 83 percent in 1998. Non-pharmacy merchandise sales benefited from strong results in both the over-the-counter drugs due to a late cold and flu season this year and one hour photo processing.

  LIFO gross margin totaled $641 million in the first quarter compared with $561 million last year, an increase of 14.3 percent. As a percent of sales, however, margin declined by 80 basis points to 21.0 percent as the mix of sales was more heavily weighted toward pharmacy sales, especially managed care sales, which carry lower margins. Non-pharmacy merchandise gross margins improved during the quarter, particularly in the health

                                     VII-8
and beauty categories. Gross margin includes a LIFO charge of $12 million during the quarter compared to $9 million last year.

  Selling, general and administrative expenses as a percentage of sales improved 40 basis points to 16.8 percent. SG&A expense control and the strong sales performance combined to improve expense leverage during the period, with improvement principally related to payroll costs.

Financial Condition

  On March 1, 1999, the Eckerd Group completed the acquisition of Genovese Drug Stores, Inc., a 141-drugstore chain with locations in New York, New Jersey, and Connecticut. The acquisition was accomplished through an exchange of approximately 9.6 million shares of existing common stock for the outstanding shares of Genovese, and the conversion of outstanding Genovese stock options into approximately 550 thousand common stock options of the Company. The total value of the transaction, including the assumption of approximately $60 million of debt and the conversion of outstanding Genovese stock options for options for existing common stock, was approximately $414 million. The acquisition is being accounted for under the purchase method. The purchase price is being allocated to assets acquired and liabilities assumed based on their estimated fair values, as well as intangible assets acquired, primarily prescription files and favorable lease rights. The excess purchase price over the fair value of assets and liabilities acquired is being classified as goodwill and will be amortized over 40 years. Pro forma results, assuming the Genovese acquisition occurred at the beginning of the quarters ended May 1, 1999 and May 2, 1998, would not differ materially from reported results.

  Cash flow generated by operating activities was $52 million for the first quarter in 1999 compared to cash used of $141 million in 1998. The improved cash flow results primarily from improved accounts payable leverage and less of an increase in other assets in 1999, partially offset by increased accounts receivable. Cash flow required to fund capital expenditures and other activities in excess of cash generated from operations was provided by the Company as a capital contribution from the Penney Group.

  Merchandise Inventory. Total LIFO inventory was $2,110 million at the end of the first quarter compared with $1,974 million at the end of last year's comparable period. FIFO merchandise inventory totaled $2,302 million and increased approximately 8.2 percent compared with the prior year. 1999 reflects approximately $127 million of inventory for the acquired Genovese drugstores.

  Properties. Property, plant and equipment, net of accumulated depreciation, increased $81 million during the quarter to $1,063 million compared to an increase of $59 million in 1998's first quarter. At the end of the quarter Eckerd operated 2,889 drugstores compared to 2,750 drugstores at the end of the first quarter last year. During the quarter Eckerd added 47 new, relocated or acquired drugstores in addition to the 141 Genovese drugstores acquired on March 1, 1999, compared to 58 for the same period last year. Capital spending for 1999 is projected at $300 million, with the majority related to new and relocated drugstores.

  Intangible Assets. Goodwill and other intangible assets, net of accumulated amortization, totaled $3,070 million compared with $2,868 million as of May 2, 1998. Approximately $317 million in intangible assets and goodwill associated with the Genovese acquisition was recorded in the first quarter of 1999.

  Reserves. Reserves related to the 1996 and 1997 other charges, net totaled $113 million at the end of the first quarter. During the quarter, $2 million of lease payments on closed stores were charged against the reserves.

  Debt to Capital. The debt reflected on Eckerd's financial statements as of the end of the first quarter of 1999 and 1998 consist entirely of a portion of the Company's debt that is allocated between the groups (pooled debt). Pooled debt allocated to the Eckerd Group totaled $1,585 million at the end of first quarter 1999 compared with $1,525 million in 1998's comparable period. Debt at the end of the first quarter of 1999 reflects the addition of approximately $60 million of debt assumed in the acquisition of Genovese.

                                     VII-9

Year 2000 Readiness

  Through May 1, 1999, the Eckerd Group had spent approximately $25 million on a cumulative basis, including approximately $9 million related to capital projects, to achieve Year 2000 compliance. The Eckerd Group's remaining cost for Year 2000 remediation is currently estimated to be $1.6 million. Total costs have not had, and are not expected to have, a material impact on the Group's financial results.

Subsequent Events

  On May 18, 1999, the Company announced two major strategic initiatives:

  . the outsourcing of the management of its proprietary credit card business and related sale of the underlying receivables, and

  . the restructuring of the existing common stock of the Company into two classes, intended to track the separate performances of the department store, catalog and direct marketing businesses of the Company (the Penney Group) and the drugstore business of the Company (the Eckerd Group). The Company currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. In addition, the Company currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to holders of Penney Group Common Stock approximately six to twelve months after the offering of Eckerd Group Common Stock, subject to market and other conditions. This proposal will require stockholder approval.

  The Company currently intends to close both the outsourcing of the management of the Penney Group's proprietary credit card business and the related sale of the underlying receivables and related assets and the initial public offering of Eckerd Group Common Stock by the end of the fourth quarter of 1999.

                                    VII-10

                         Independent Auditors' Report

To the Stockholders and Board of Directors of J. C. Penney Company, Inc.

  We have audited the accompanying balance sheets of the Eckerd Group (as defined in Note 1) as of January 30, 1999 and January 31, 1998, and the related statements of operations, group equity and cash flows for each of the years in the three-year period ended January 30, 1999. These financial statements are the responsibility of J. C. Penney Company, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As more fully discussed in Note 1, the financial statements of the Eckerd Group should be read in conjunction with the consolidated financial statements of J. C. Penney Company, Inc. and subsidiaries and the financial statements of the Penney Group.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Eckerd Group as of January 30, 1999 and January 31, 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended January 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Dallas, Texas
February 25, 1999

                                    VII-11

                                  ECKERD GROUP

                            STATEMENTS OF OPERATIONS

                                                  52 Weeks  53  Weeks 52  Weeks
                                                    1998      1997      1996
                                                  --------  --------- ---------
                                                        ($ in millions)
Revenue
Retail sales, net................................ $10,325    $9,663    $3,147
Costs and expenses
Cost of goods sold...............................   8,117     7,570     2,439
LIFO charge......................................      45        32         5
Inventory integration losses.....................      98        45        31
                                                  -------    ------    ------
Total cost of goods sold.........................   8,260     7,647     2,475
Selling, general, and administrative expenses....   1,811     1,669       573
Interest expense.................................     110       109        12
Acquisition amortization(1)......................     113       117        23
Other charges, net...............................     --        103       292
                                                  -------    ------    ------
Total costs and expenses.........................  10,294     9,645     3,375
                                                  -------    ------    ------
Income/(loss) before income taxes................      31        18      (228)
Income taxes.....................................      34        28       (83)
                                                  -------    ------    ------
Net loss......................................... $    (3)   $  (10)   $ (145)
                                                  =======    ======    ======

--------
(1) Includes minority interest of $15 million in 1997 and $17 million in 1996.


                See Notes to Eckerd Group Financial Statements.

                                     VII-12

                                  ECKERD GROUP

                                 BALANCE SHEETS

                                                                Jan.    Jan.
                                                                30,     31,
                                                                1999    1998
                                                               ------  ------
                                                                   ($ in
                                                                 millions)
                            Assets
Current assets
  Cash and short-term investments............................. $   64  $   11
  Receivables, net (bad debt reserves of $6 and $5)...........    466     354
  Merchandise inventory (including LIFO reserves of $180 and
   $143)......................................................  1,997   2,005
  Prepaid expenses............................................     17       9
                                                               ------  ------
    Total current assets......................................  2,544   2,379
Property, plant, and equipment
  Land and buildings..........................................    196     185
  Furniture and fixtures......................................  1,118     895
  Leasehold improvements......................................    379     360
  Accumulated depreciation....................................   (711)   (610)
                                                               ------  ------
Property, plant, and equipment, net...........................    982     830
Goodwill and intangible assets, net of accumulated
 amortization of $221 and $108................................  2,790   2,903
Other assets..................................................    162      69
                                                               ------  ------
    Total Assets.............................................. $6,478  $6,181
                                                               ======  ======
                 Liabilities and Group Equity
Current liabilities
  Accounts payable and accrued expenses....................... $1,097  $1,100
  Deferred taxes..............................................     14      20
                                                               ------  ------
    Total current liabilities.................................  1,111   1,120
Long-term debt................................................  1,525   1,525
Deferred taxes................................................    142      80
Other liabilities.............................................    183     188
                                                               ------  ------
    Total Liabilities.........................................  2,961   2,913
Group Equity..................................................  3,517   3,268
                                                               ------  ------
    Total Liabilities and Group Equity........................ $6,478  $6,181
                                                               ======  ======

                See Notes to Eckerd Group Financial Statements.

                                     VII-13

                                  ECKERD GROUP

                           STATEMENTS OF GROUP EQUITY

                                                                  Group Equity
                                                                 ---------------
                                                                 ($ in millions)
Balance at January 27, 1996.....................................     $  440
  Net loss......................................................       (145)
  Cash contribution by Penney Group.............................        399
  Other equity contribution.....................................        700
                                                                     ------
Balance at January 25, 1997.....................................      1,394
  Net loss......................................................        (10)
  Cash contribution by Penney Group.............................        608
  Other equity contribution.....................................      1,276
                                                                     ------
Balance at January 31, 1998.....................................      3,268
  Net loss......................................................         (3)
  Cash contribution by Penney Group.............................        252
                                                                     ------
Balance at January 30, 1999.....................................     $3,517
                                                                     ======


                See Notes to Eckerd Group Financial Statements.

                                     VII-14

                                 ECKERD GROUP

                           STATEMENTS OF CASH FLOWS

                                                52 Weeks 53 Weeks 52 Weeks
                                                  1998     1997     1996
                                                -------- -------- --------
                                                     ($ in millions)
Operating Activities:
Net losses....................................    $ (3)    $(10)   $ (145)
Other charges, net............................     --       --        310 (/1/)
Depreciation and amortization, including
 intangible assets............................     251      214        47
Deferred taxes................................      56      114         7
Change in cash from:
  Receivables.................................    (113)     (41)      (86)
  Inventory, net of trade payables............     110     (573)       15
  Current taxes payable.......................       3        2       (77)
  Other assets and liabilities, net...........    (247)     (13)      (87)
                                                  ----     ----    ------
                                                    57     (307)      (16)
Investing Activities:
Capital expenditures..........................    (256)    (341)     (103)
Acquisitions..................................     --       --     (1,776)
                                                  ----     ----    ------
                                                  (256)    (341)   (1,879)
Financing Activities:
Changes in allocated debt.....................     --       --      1,525
Capital contributions from Penney Group.......     252      608       399
                                                  ----     ----    ------
                                                   252      608     1,924
Net Increase/(Decrease) in Cash and Short-Term
 Investments..................................      53      (40)       29
Cash and Short-Term Investments at Beginning
 of Year......................................      11       51        22
                                                  ----     ----    ------
Cash and Short-Term Investments at End of
 Year.........................................    $ 64     $ 11    $   51
                                                  ====     ====    ======

--------
(1) Includes a reserve of $31 million for inventory integration losses.

  Non-cash transactions: In 1997, the Company issued 23.2 million shares of existing common stock having a value of $1.3 billion to complete the acquisition of Eckerd. In 1996, the Company issued 5.2 million shares of existing common stock having a value of $278 million for the acquisition of Fay's Incorporated. The net assets acquired in these transactions, including intangible assets and goodwill, have been allocated to Eckerd Group.

                See Notes to Eckerd Group Financial Statements.

                                    VII-15

                                 ECKERD GROUP

                NOTES TO THE ECKERD GROUP FINANCIAL STATEMENTS

1) Basis of Presentation

  The board of directors of J. C. Penney Company, Inc. (the Company) has adopted a proposal which would provide for the restructuring of the existing common stock of the Company into two classes of common stock, of which shares initially would be designated as ["J. C. Penney Company, Inc.-Penney
Group Common Stock"], par value $.50 per share, and    shares initially would
be designated as ["J. C. Penney Company, Inc.-Eckerd Group Common Stock"] par
value    per share. This proposal is referred to herein as the "tracking stock proposal." Under the tracking stock proposal, each share of existing common stock would be reclassified as one share of Penney Group Common Stock. Penney Group Common Stock is intended to track separately the performance of the Penney Group which is generally comprised of: i) the Company's department stores and catalog operations, ii) an interest in the Eckerd Group, which excludes the interest represented by any outstanding shares of the Eckerd Group, as described below, and iii) Direct Marketing Services, and iv) all other businesses in which the Company or any of its subsidiaries may be engaged, excluding those comprising the Eckerd Group. The Eckerd Group Common Stock is intended to track separately the performance of the Eckerd Group, which is comprised of the Company's drugstore business. The accompanying group financial statements reflect the accounts of the Eckerd Group.

  Subject to the approval of the above proposal, the Company currently plans to offer shares of Eckerd Group Common Stock representing approximately 20 percent of the equity value of the Eckerd Group to the public for cash, subject to market and other conditions. The net proceeds of the initial public offering of the Eckerd Group Common Stock will be allocated to the Penney Group. The Company currently plans to use the net proceeds of the initial public offering primarily to buy back shares of Penney Group Common Stock in the open market, after the distribution of the remaining 80 percent of the equity value of the Eckerd Group to the holders of Penney Group Common Stock, as described below. Any remaining proceeds would be used for general corporate purposes. Pending any specific application of such proceeds, the Penney Group intends to invest the net proceeds in short-term, investment-grade instruments.

  The Penney Group will initially hold the remaining 80 percent of the equity value of the Eckerd Group. The interest held by the Penney Group cannot be voted by the Penney Group. The Penney Group currently intends to distribute (via a dividend) the remaining equity value of the Eckerd Group to the holders of Penney Group Common Stock approximately six to twelve months after the initial public offering of the Eckerd Group Common Stock, subject to market and other conditions.

  The Penney Group and the Eckerd Group financial statements comprise all of the accounts included in the consolidated financial statements of J. C. Penney Company, Inc. The separate group financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors, of which all material policies are described in Note 3 to the Eckerd Group financial statements. The Eckerd Group financial statements have been prepared in a manner which management believes is reasonable and appropriate. Such financial statements include i) the historical financial position, results of operations, and cash flows of the Eckerd Group and ii) an allocated portion of the Company's debt and the effects that such debt had on the related statements of operations and cash flows.

  Allocation and related party transaction policies adopted by the board of directors can be rescinded or amended at the sole discretion of the board of directors without approval by stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgment of the Company's best interest, taking into consideration the interests of all stockholders.

  If the tracking stock proposal is approved by stockholders and implemented by the board of directors, the Company will provide to the holders of both Penney Group Common Stock and Eckerd Group Common Stock separate financial statements, management's discussion and analysis of results of operations and financial

                                    VII-16

                                 ECKERD GROUP
condition, and other relevant information for the Penney Group and the Eckerd Group, as well as consolidated financial information for the Company. Although the Company's assets, liabilities, and stockholders' equity have been attributed to the separate groups for purposes of presenting group financial statements, holders of Penney Group and Eckerd Group Stock will be shareholders of the Company, and will continue to be subject to all of the risks and uncertainties associated with an investment in the Company. Assets attributed to one group are subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness attributed to the other group. Holders of Penney Group Common Stock and Eckerd Group Common Stock will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices of the respective groups at such time.

  Financial effects from one group that affect consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the tracking stock relating to the other group. In addition, net losses of either group and dividends and distributions on, or repurchases of, either class of tracking stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds payable on each class of tracking stock under Delaware law. Accordingly, the Eckerd Group financial statements should be read in conjunction with the Company's consolidated financial information, and that of the Penney Group.

2) Summary of Significant Accounting Policies

  Definition of fiscal year. The Eckerd Group's fiscal year ends on the last Saturday in January. Fiscal 1998 ended January 30, 1999; fiscal 1997 ended January 31, 1998; and fiscal 1996 ended January 25, 1997. Fiscal 1997 was a 53-week year; fiscal 1998 and 1996 were 52-week years.

  Retail Sales, net. Retail sales include merchandise and services, net of returns, and exclude all taxes.

  Earnings per common share. Historical earnings per share is omitted from the statements of operations since the Eckerd Group Common Stock was not part of the capital structure of the Company for the periods presented. Following implementation of the tracking stock proposal, the method of calculating earnings per share for the Eckerd Group will computed by dividing (i) the product of earnings of the Eckerd Group multiplied by the "Outstanding Eckerd Fraction" by (ii) the weighted average number of shares of Eckerd Group Common Stock and dilutive Eckerd Group Common Stock equivalents outstanding during the applicable period. The "Outstanding Eckerd Fraction" is a fraction, the numerator of which is such number of shares of Eckerd Group Common Stock outstanding and the denominator of which is the number of shares of Eckerd Group Common Stock that, if issued, would represent 100 percent of the equity of the Eckerd Group.

  Merchandise inventory. Inventories consist principally of merchandise held for resale and are based on physical inventories taken throughout the year. Inventories are stated at the lower of cost (last-in, first-out) or market.

  Depreciation and amortization. All long-lived assets are amortized on a straight-line basis over their respective useful lives. The primary useful lives are 30 and 40 years for store and warehouse facilities, respectively, up to 10 years for furniture and equipment, and up to eight years for transportation equipment. Improvements to leased premises are amortized over the expected term of the lease or their estimated useful lives ranging from two and 20 years, whichever is shorter. Goodwill is amortized over 40 years. Other intangible assets, whose fair value is determined at the date of acquisition, are amortized over periods ranging from five to seven years. Maintenance and repairs are charged to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.


                                    VII-17

                                 ECKERD GROUP

  Impairment of assets. The Eckerd Group assesses the recoverability of asset values, including goodwill and other intangibles, on a periodic basis by comparing expected cash flows to net book value. Impaired assets are written down to estimated fair value.

  Capitalized software costs. Costs associated with the acquisition or development of software for internal use are capitalized and amortized over the expected useful life of the software. The amortization period generally ranges from three to ten years.

  Advertising. Net advertising costs are expensed as incurred and were $54 million, $51 million, and $28 million in 1998, 1997, and 1996 respectively.

  Pre-opening expenses. Costs associated with the opening of new stores are expensed in the period incurred.

  Use of estimates. Certain amounts included in the Eckerd Group's financial statements are based on estimates. Actual results may differ from these estimates.

  New accounting rules. See Note 1, Summary of Accounting Policies, in the Notes to the Consolidated Financial Statements.

3) Corporate Activities

  The Eckerd Group financial statements reflect the application of the management and allocation policies adopted by the board of directors to various corporate activities, as described below:

    A) Financing Activities: The Company manages most financial activities on a centralized basis. Such financial activities include the investment of surplus cash and the issuance and repayment of short-term and long-term debt. Debt reflected on the Eckerd Group financial statements for the periods covered consists entirely of a portion of the Company's debt that is allocated between the groups (pooled debt). The Company may, if it so determines, allocate specific debt issuances to a particular group, for example in the case of specific acquisition financing. Interest expense allocated to the Eckerd Group for any period is based on the weighted average interest rate of the prior period applied to the balance of the Eckerd Group pooled debt allocation as of the beginning of the period. Amortization of debt issuance costs and the effects, if any, related to derivative financial instruments for pooled debt is reflected in the weighted average interest rate of such pooled debt as a whole. If the Company allocates debt for a particular financing in its entirety to one group, the debt will bear interest for group financial statement purposes at the rate applicable to such debt. Cash advances made by the Penney Group to the Eckerd Group on a historical basis are reflected as capital contributions in the accompanying financial statements.

    B) Shared Services and Support Activities: A portion of the cost of the Company's shared services including administrative expenses has been allocated to the Eckerd Group based upon the use of such services and activities and the good faith judgment of the board of directors or management. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of shared services, including support activities attributable to the Eckerd Group. Such allocated shared services, including support activities, represent, among other things, financial and accounting services, information systems services, auditing and tax services, benefits administration and corporate finance. Costs charged to the Eckerd Group for shared services totaled approximately $18.2 million for fiscal 1998, $5.6 million for fiscal 1997 and $0.4 million for fiscal 1996.

    C) Income Taxes: Income tax provisions of JCPenney and its subsidiaries which own assets allocated between the groups were determined on a consolidated basis. Consolidated income tax provisions and related tax payments or refunds between the groups were based principally on reported income, taxable income, and tax credits directly attributable to each group. These allocations reflect each group's

                                    VII-18

                                 ECKERD GROUP
  contribution, whether positive or negative, to JCPenney's consolidated taxable income and the consolidated tax liability and tax credit position. Credit for tax benefits that could not be used by the group generating those benefits but could be used on a consolidated basis were allocated to the group that generated such benefits. Inter-group transactions were treated and taxed as if each group were a stand-alone company.


    Current and deferred taxes and taxes payable or refundable allocated to each group in historical financial statements will differ from those that would have been allocated to each group they filed separate income tax returns.


    D) Retirement Plans: Prior to January 1, 1999 only Eckerd Group employees who had been employees of the Company's former Thrift Drug operation were participants in the Company's retirement plans. Beginning January 1, 1999 all former Eckerd retirement benefit plans were frozen and all Eckerd Group employees began to accrue benefits under the Company's retirement plans. The Company's retirement plans in which Eckerd Group employees participate are as follows: a noncontributory defined benefit Pension Plan, a noncontributory Supplemental Retirement Plan Program and a Benefits Restoration Plan for certain management employees, a Savings Plan including a 401K Plan and an Employee Stock Ownership Plan, and a nonqualified Mirror Savings Plan. Retirement plan costs allocated to the Eckerd Group are actuarially determined for certain plans in accordance with the requirements of Financial Accounting Standards Nos. 87 and 106. For the other plans, the allocation is based on benefits received under the plans by the employees comprising the Eckerd Group or other basis, as management believes to be an equitable and reasonable estimate of such costs.

4) Inter-Group Transactions

  The Eckerd Group currently engages in the following significant inter-group transactions:

    A) JCPenney Catalog Desks in Eckerd Drugstores: The Eckerd Group operates catalog desks in selected drugstores under an existing Catalog Merchant Program. Catalog desks in drugstores, similar to catalog desks in independent merchant facilities, provide catalog merchandise delivery and other customer services to their customers who shop JCPenney catalog.

    At the end of fiscal year 1998, the Penney Group had catalog desks in 139 Eckerd drugstore locations, up from 110 at the end of 1997 and 107 at the end of 1996. The Eckerd Group receives a commission on net sales generated from these locations at a rate commensurate with those paid to third-party merchants that have catalog locations. Commissions received from the Penney Group totaled $8.4 million, $8.7 million, and $9.1 million for 1998, 1997, and 1996, respectively.

    Additionally, in 1997 the Penney Group began selling catalogs in Eckerd drugstores that do not operate a catalog desk. Under this arrangement, the Eckerd Group purchases catalogs from the Penney Group for resale in its drugstores. The cost per catalog purchased by the Eckerd Group is based on a negotiated cost that is below the retail selling price of the catalog. Catalogs purchased by the Eckerd Group totaled $0.5 million and $0.3 million for 1998 and 1997, respectively. Revenues generated from the sale of catalogs in these stores is retained by the Eckerd Group. The sale of catalogs in Eckerd stores that have a catalog desk are covered under the Catalog Merchant Program, therefore, proceeds from such sales are remitted to the Penney Group.

    B) Telemarketing Services: The Penney Group provides telemarketing services to Eckerd Health Services/Express Pharmacy Services to support the mail order pharmacy business of the Eckerd Group. The rates charged to the Eckerd Group are updated annually and are based on usage. The amounts charged to the Eckerd Group for telemarketing services totaled $5.2 million, $5.9 million, and $4.5 million for 1998, 1997, and 1996, respectively.

    C) Proprietary Credit Card: In 1998 the Eckerd Group expanded the acceptance of the Company's proprietary credit card to all Eckerd stores as a payment alternative and convenience to its customers in making purchases. Under this arrangement, the Eckerd Group receives from the Penney Group an amount

                                    VII-19

                                 ECKERD GROUP
  equal to net customer charges less a discount fee. The amount of discount totaled $1.8 million, $1.4 million, and $2.0 million in 1998, 1997 and 1996, respectively. Settlements are generally made monthly.

5) Fair Value of Financial Instruments

  The Eckerd Group's financial instruments consist primarily of accounts receivable, accounts payable and long-term pooled debt. The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of the instruments. The fair value of long-term pooled debt is based on the interest rate environment and the Company's credit rating and approximates the carrying value. All Company long-term debt is fixed rate and therefore is not exposed to fluctuations in market rates except to the extent described in the following paragraph.

  The Company enters into non-leveraged, off-balance sheet derivative instruments on a selective basis in order to manage its market and interest rate risk, and does not hold derivative positions for trading purposes. The Eckerd Group is not a party to any derivative instruments. The net amount paid or received by the Company is included in interest expense and accordingly a portion is allocated to the Eckerd Group as a component of the average interest rate.

  The Eckerd Group has no significant concentrations of credit risk. Individual accounts comprising accounts receivable are widely dispersed.

6) Receivables, Net

                                                                       1998 1997
                                                                       ---- ----
                                                                         ($ in
                                                                       millions)
   Customer receivables............................................... $378 $238
   Other..............................................................   88  116
                                                                       ---- ----
     Total............................................................ $466 $354
                                                                       ==== ====

7) Goodwill and Intangible Assets

  Goodwill and intangible assets are comprised of tradenames ($369 million), favorable lease rights ($188 million), prescription files ($86 million), software and other ($20 million), all of which are recorded at fair value, and goodwill ($2,348 million) which represents the excess of the purchase price over the fair value of assets received in the Eckerd Group's chain drugstore acquisitions.

  Accumulated acquisition amortization was $221 million at the end of fiscal 1998 and $108 million at the end of fiscal 1997.


                                    VII-20

                                 ECKERD GROUP

8) Accounts Payable and Accrued Expenses

                                                                   1998   1997
                                                                  ------ ------
                                                                      ($ in
                                                                    millions)
   Trade payables................................................ $  633 $  536
   Accrued salaries, vacation and bonus..........................    110    109
   Taxes payable.................................................     31     28
   Accrued rent..................................................     55     72
   Other(1)......................................................    268    355
                                                                  ------ ------
     Total....................................................... $1,097 $1,100
                                                                  ====== ======

--------
(1) Includes $90 million and $106 million for 1998 and 1997, respectively, related to other charges, net, principally future lease obligation.

9) Pooled Debt

  The Company manages most financial activities on a centralized basis. Such financial activities include the issuance and repayment of short-term and long-term debt. Debt reflected on the Penney and Eckerd Group financial statements consists entirely of the portion of total consolidated debt (pooled debt) that has been allocated to the respective group. The following table reflects the allocation of the Company's pooled debt between the Penney Group and the Eckerd Group by debt component (see Notes 5 and 6 to the Consolidated financial statements for additional information regarding the Company's short-term and long-term debt):

                                                                  Allocation to
                                                                  -------------
                                                        Total     Penney Eckerd
                                                     Consolidated Group  Group
                                                     ------------ ------ ------
                                                          ($ in millions)
1998
Short-term obligations:
Commercial paper....................................    $1,924    $1,924 $  --
Current maturities of long-term debt................       438       438    --
Long-term debt......................................     7,143     5,618  1,525
                                                        ------    ------ ------
  Total pooled debt.................................    $9,505    $7,980 $1,525
                                                        ======    ====== ======
1997
Short-term obligations:
Commercial paper....................................    $1,417    $1,417 $  --
Current maturities of long-term debt................       449       449    --
Long-term debt......................................     6,986     5,461  1,525
                                                        ------    ------ ------
  Total pooled debt.................................    $8,852    $7,327 $1,525
                                                        ======    ====== ======

  Interest expense allocated by the Company to the Eckerd Group was $110 million in fiscal 1998, $109 million in fiscal 1997 and $12 million in fiscal 1996.

10) Equity Compensation

  The Company has an Equity Compensation Plan (1997 Equity Compensation Plan) which provides for grants of stock options and stock awards to approximately 2,000 selected management employees. Stock options

                                    VII-21

                                 ECKERD GROUP
are generally granted for a maximum term of 10 years with the exercise price set at the market price of the stock at the date of grant. See Note 8 to the Consolidated Financial Statements.

  If the tracking stock proposal is approved by the stockholders and implemented by the board of directors, outstanding awards under the 1997 Equity Compensation Plan, and all prior plans, will be adjusted to reflect the tracking stock proposal in accordance with adjustment provisions of such plans and in a manner that preserves the aggregate intrinsic value of the options to the holder in accordance with criteria prescribed by EITF 90-9. In addition, the vesting provisions and terms of the adjusted stock options will remain the same as the existing stock options.

11) Commitments

  Leases. The Eckerd Group conducts the major part of its retail operations from leased premises. Almost all leases will expire during the next 20 years; however, most leases will be renewed or replaced by leases on other premises. Rent expense for operating leases totaled $350 million in 1998, $299 million in 1997 and $83 million in 1996, including contingent rent based on sales of $35 million, $37 million and $12 million for the three years, respectively.

  Future minimum lease payments for noncancelable operating leases as of January 30, 1999 were:

                                                                         ($ in
                                                                       millions)
   1999...............................................................  $  282
   2000...............................................................     263
   2001...............................................................     247
   2002...............................................................     233
   2003...............................................................     220
   Thereafter.........................................................   2,078
                                                                        ------
   Total minimum lease payments.......................................  $3,323
                                                                        ======
   Present value......................................................  $1,712
   Weighted average interest rate.....................................    10.0%

  The minimum lease payments are shown net of estimated executory costs, principally real estate taxes, maintenance, and insurance.

  Other Commitments. In 1998, the Eckerd Group and IBM Global Services, a division of International Business Machines, entered into a Systems Operations Service Agreement which amended and restated a previously existing agreement between Eckerd and a wholly owned subsidiary of IBM. Under the Eckerd Group's supervision, IBM Global Services manages the entire information systems operation and is responsible for providing technology services to the Eckerd Group. The Systems Operations Services Agreement has a remaining term of four years. Total payments expected to be made under the service agreement are $485 million based on currently anticipated services.

                                    VII-22

                                 ECKERD GROUP

12) Income Taxes

  The major components of deferred tax (assets)/liabilities as of January 30, 1999 and January 31, 1998 were as follows:

Temporary Differences and Carryforwards

                                                                     1998  1997
                                                                     ----  ----
                                                                      ($ in
                                                                     millions)
   Depreciation and amortization.................................... $179  $150
   Reserves and other liabilities...................................  (50)  (48)
   Prepaid expenses.................................................   53    24
   Accrued vacation.................................................  (19)  (16)
   Other............................................................   (7)  (10)
                                                                     ----  ----
     Total.......................................................... $156  $100
                                                                     ====  ====

Income Tax Expense

                                                         1998    1997    1996
                                                         -----   -----   -----
                                                          ($ in millions)
   Current:
     Federal and Foreign................................ $ (17)  $  18   $  25
     State..............................................    (5)      3       2
                                                         -----   -----   -----
                                                           (22)     21      27
   Deferred:
     Federal and Foreign................................    46       6    (101)
     State..............................................    10       1      (9)
                                                         -----   -----   -----
                                                            56       7    (110)
                                                         -----   -----   -----
       Total............................................ $  34   $  28   $ (83)
                                                         =====   =====   =====
   Effective Tax Rate...................................   100+%   100+%  36.4%


Reconciliation of Tax Rates

                                                         1998    1997    1996
                                                         -----   -----   -----
                                                         (Percent of pre-
                                                            tax income)
   Federal income tax at statutory rate.................  35.0    35.0    35.0
   State taxes, net of federal income tax benefit.......  10.5    14.4     2.0
   Goodwill.............................................  64.2     100+    (.6)
                                                         -----   -----   -----
     Total..............................................   100+%   100+%  36.4%
                                                         =====   =====   =====

13) Retirement Plans

  The Company's retirement plans available to the Eckerd Group consist principally of a noncontributory Pension Plan, a noncontributory Supplemental Retirement Program and Benefit Restoration Plan for certain management associates, a contributory Medical and Dental Plan, a Savings Plan including a 401(k) Plan, Employee Stock Ownership Plan, and a nonqualified Mirror Savings Plan. Pension plan assets are invested in a balanced portfolio of equity, including international equities, and debt securities managed by third party investment managers.

  As of December 31, 1998, all former Eckerd retirement benefit plans were frozen and beginning January 1, 1999 all Eckerd Group employees began to accrue benefits under the Company's retirement plans. Prior to January 1, 1999 only Eckerd Group employees who had been employed by the Company's former Thrift Drug operation participated in the Company's retirement plans. Eckerd Group Pension Plan assets consist of the actual

                                    VII-23

                                 ECKERD GROUP
assets of all former Eckerd plans that have been frozen and a pro-rata portion of the Company's Pension Plan assets based on the projected benefit obligation attributable to Eckerd Group employees. Retirement plan costs are allocated to the Eckerd Group based on actuarial determinations or other basis that management believes to be an equitable and reasonable estimate of the cost of retirement benefits provided to the Eckerd Group employees.

  The cost of these programs and the December 31 balances of plan assets and obligations allocated to the Eckerd Group are shown below:

Expense

                                                               1998  1997  1996
                                                               ----  ----  ----
                                                                   ($ in
                                                                 millions)
Pension and health care:
  Service cost................................................ $ 10  $  9  $ 4
  Interest cost...............................................   11    10    4
  Projected return on assets..................................  (13)  (11)  (4)
  Net amortization and other..................................   (1)    1  --
                                                               ----  ----  ---
                                                                  7     9    4
Savings plan expense..........................................   15    16    5
                                                               ----  ----  ---
Total retirement plans........................................ $ 22  $ 25  $ 9
                                                               ====  ====  ===

Assumptions

                                                               1998  1997  1996
                                                               ----  ----  ----
Discount rate................................................. 6.75% 7.25% 8.0%
Expected return on plan assets................................  9.5%  9.5% 9.5%
Salary progression rate.......................................  4.0%  4.0% 4.0%
Health care trend rate........................................  7.0%  7.0% 7.0%

Assets and Obligations

 Pension Plans*

                                                                     1998  1997
                                                                     ----  ----
                                                                       ($ in
                                                                     millions)
   Projected benefit obligation
     Beginning of year.............................................. $143  $128
     Service and interest cost......................................   20    18
     Actuarial (gain)/loss..........................................   14     2
     Benefits paid..................................................   (5)   (5)
     Amendments and other...........................................   (7)  --
                                                                     ----  ----
       End of year..................................................  165   143
                                                                     ----  ----
   Fair value of plan assets
     Beginning of year..............................................  148   123
     Company contributions..........................................    2     6
     Net gains/(losses).............................................   26    24
     Benefits paid..................................................   (4)   (5)
                                                                     ----  ----
       End of year..................................................  172   148
                                                                     ----  ----
   Excess fair value over projected benefits........................    7     5
   Unrecognized gains and prior service cost........................   (9)   (3)
                                                                     ----  ----
   (Accrued)/prepaid pension cost................................... $ (2) $  2
                                                                     ====  ====

--------
*  Includes supplemental retirement plan.

                                    VII-24

                                 ECKERD GROUP

Medical and Dental

                                                                      1998 1997
                                                                      ---- ----
                                                                        ($ in
                                                                      millions)
   Accumulated benefit obligation.................................... $  9 $  9
   Net unrecognized losses...........................................  --   --
                                                                      ---- ----
   Net medical and dental liability.................................. $  9 $  9
                                                                      ==== ====

  A one percent change in the health care trend rate would change the accumulated benefit obligation and expense by approximately $0.8 million and $0.1 million, respectively.

14) Other Charges, Net

  During 1996 and 1997, the Company recorded other charges principally related to drugstore integration activities, department store closings, FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (FAS 121), impairments, and early retirement and reduction in force programs. All charges that were related to the drugstore operation were recorded by the Eckerd Group and are reflected as other charges, net in the Group's financial statements. The following tables provide a summary of the drugstore charges by year and by category as well as a rollforward of reserves that were established for certain of the charges.

1996 Charges

                                                           1996
                                              -------------------------------
                                                       Cash    Other    Y/E
                                              Expense Outlays Changes Reserve
                                              ------- ------- ------- -------
                                                      ($ in millions)
   FAS No. 121 impairments and loss on the
    divestiture of drugstore assets(1).......  $174    $ --    $(174)  $ --
   Future lease obligations and
    severance(2).............................    69      --      --       69
   Allowance for notes receivable(3).........   --       --       25      25
   Headquarters severance(2).................    17      --      --       17
   Other(2)..................................    32      (12)    (16)      4
                                               ----    -----   -----   -----
     Total...................................  $292    $ (12)  $(165)  $ 115
                                               ====    =====   =====   =====

                           1996            1997                    1998
                          ------- ----------------------- -----------------------
                            Y/E    Cash    Other    Y/E    Cash    Other    Y/E
                          Reserve Outlays Changes Reserve Outlays Changes Reserve
                          ------- ------- ------- ------- ------- ------- -------
                                              ($ in millions)
Future lease obligations
 and severance(2).......   $ 69    $ (3)   $ --     $66    $ (7)   $ --     $59
Allowance for notes
 receivable(3)..........     25     --       --      25     --       --      25
Headquarters
 severance(2)...........     17     (16)     --       1      (1)     --     --
Other(2)................      4     --       --       4     --       --       4
                           ----    ----    -----    ---    ----    -----    ---
  Total.................   $115    $(19)   $ --     $96    $ (8)   $ --     $88
                           ====    ====    =====    ===    ====    =====    ===

--------
(1) Charges related to FAS No. 121 impairments were recorded as a reduction of property, plant, and equipment balances.
(2) Reserve balances are included as a component of accounts payable and accrued expenses.
(3) The allowance for notes receivable is included as a reduction of other assets.

                                    VII-25

                                 ECKERD GROUP

  FAS 121 impairments. In the fourth quarter of 1996, the Eckerd Group recorded $174 million of charges associated with the Eckerd acquisition. This amount was comprised of the following components: 1) $53 million related to the closing of certain underperforming and/or overlapping drugstores; 2) $96 million related to the divestiture of certain Rite Aid and Kerr drugstores; and 3) $25 million related principally to the write-off of goodwill associated with previous acquisitions. Each of these items is discussed in more detail below:

  1) In October 1996, the Company acquired Fay's Incorporated (Fay's), a chain of approximately 270 drugstores. Also in October 1996, Thrift entered into an agreement to acquire substantially all of the assets of approximately 190 Rite Aid drugstores in North and South Carolina on behalf of the Eckerd Group. At the time of the acquisition, no significant changes to the operations of these stores were expected. In November 1996, the Company entered into an agreement to acquire Eckerd, a chain of 1,748 drugstores. Upon entering into the agreement to acquire Eckerd, the Eckerd Group began to plan for the integration of its approximately 1,100 existing drugstores into the Eckerd name and format. The integration plan provided for, among other things, the closing of 86 overlapping and/or under-performing Thrift and Fay's drugstores, all of which were leased facilities. These stores had a sales base of approximately $130 million and operating losses of approximately $9 million before non-cash operating expenses, such as depreciation. During 1997, 64 stores were closed. The remaining store closings were delayed into fiscal 1998 to facilitate a timely and orderly transition between the operations of the stores to be closed and the surrounding stores that were to remain open and operating. All stores were closed as of the end of fiscal 1998.

  A FAS 121 impairment charge of $53 million related to these stores was recorded by the Eckerd Group in 1996. Impaired assets consisted primarily of store fixtures and leasehold improvements. Since these assets could not readily be used at other store locations and no ready market existed outside the Eckerd Group, they were discarded at the time of closing. Accordingly, the impairment charge recorded for these assets represented their carrying value as of the end of fiscal 1996. Asset values were reduced to zero and as a result, depreciation was discontinued. The stores were operating at a loss and continued to do so subsequent to the FAS 121 impairment charge. Operating results for the individual stores were included in operations through the date of closing. There were no significant changes to the Eckerd Group's initial estimate of impairment.

  2) As a condition of its approval of the Eckerd acquisition, the Federal Trade Commission (FTC) required that the Company to divest itself of 164 stores (divested stores) in North and South Carolina (consisting of both Rite Aid and Kerr drugstores) to a single buyer to maintain adequate competition in the two states. Pursuant to the FTC agreement, the consummation of the acquisition of the Rite Aid stores was delayed until the Company entered into an agreement to sell the divested stores. Ultimately, the Company entered into an agreement with a former member of Thrift management and other parties to sell the divested stores for $75 million ($42 million in cash and $33 million in notes receivable). The Eckerd Group recognized a FAS 121 impairment charge of $75 million related to the Rite Aid stores. The impairment charge was necessary as the undiscounted cash flows for these units were not sufficient to support recorded asset values, including furniture and fixtures and other intangibles. The amount of the impairment charge was determined based on the difference between the fair value of the assets, as calculated through discounted expected cash flows, and the carrying amount for those assets. In addition, the Eckerd Group recorded a loss of $21 million related to the divestiture of the Kerr stores. These 34 Kerr stores had a sales base of approximately $59 million and operating income of approximately $3 million before non-cash operating expenses.

  3) As part of the acquisition of Eckerd, the decision was made to operate all drugstores under the Eckerd name and format. Consequently, goodwill in the amount of $10 million, which had been allocated under purchase accounting to the Fay's trade name, was determined to have no value. In addition, the Eckerd Group recorded an impairment charge of $15 million related to goodwill associated with unprofitable business units operated by the former drugstore operations.

                                    VII-26

                                 ECKERD GROUP

  Future lease obligations and severance. In connection with these drugstore closings and the sale of divested stores, the Eckerd Group established a $69 million reserve for the present value of future lease obligations. The store closing plan anticipated that the Eckerd Group would remain liable for all future lease payments. The present value of future lease obligations was calculated using a 6.7 per cent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred; the interest component related to lease payments is recorded as rent expense with no corresponding increase in the reserve. Payments during the next five years are expected to be approximately $2 million per year. These reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the end of 1998.

  Approximately 1,150 store employees, including store managers as well as salaried and non-salaried personnel, were terminated as a result of store closings.

  Allowance for notes receivable. A portion of the proceeds related to the sale of the divested stores was financed by the Eckerd Group through a note receivable of $33 million. The FTC agreement provided that the Company could not maintain a continuing interest in the divested stores. This placed significant constraints on the Eckerd Group's ability to collect on the note which remains uncertain. Consequently, a reserve for 75 per cent ($25 million) of the face value of the note receivable was established. This reserve is reviewed for adequacy on a periodic basis. No adjustments have been deemed necessary through the end of 1998.

  Headquarters severance. A reserve of $17 million was established for termination benefits related to the elimination of the Thrift headquarters and certain support facilities upon the acquisition of Eckerd. Approximately 400 employees were affected by the plan to eliminate these functions, which included all levels of Thrift management and administrative staff. Ultimately, 436 employees were terminated under this program, with the majority of the employees being terminated during 1997. Actual termination costs were charged against the reserve as incurred with $16 million being incurred and charged against the reserve in 1997. The program has been completed and no adjustments were required to the reserve.

  Other. The principal component of other integration charges was $15 million related to the change of the Thrift accounting policy for certain contractual vendor payments to a more preferable accounting method. This item was established as unearned income on the balance sheet as of year-end 1996 and is being recognized over the contract terms through the year 2002. The remaining $17 million, the majority of which was expensed as incurred, was related to integration activities for the Fay's stores and other activities such as contract terminations.

                                    VII-27

                                 ECKERD GROUP

1997 Charges

                                           1997
                              -------------------------------
                                       Cash    Other    Y/E
                              Expense Outlays Changes Reserve
                              ------- ------- ------- -------
                                      ($ in millions)
   Store integration.........    61     (61)    --      --
   Systems integration.......    26     (26)    --      --
   Advertising/grand
    reopening................    26     (26)    --      --
   Future obligations,
    primarily leases (1).....    37      (2)    --       35
   Gain on the sale of
    institutional pharmacy...   (47)     47     --      --
                               ----    ----    ----     ---
     Total...................  $103    $(68)   $--      $35
                               ====    ====    ====     ===

                              1997            1998
                            -------- -----------------------
                              Y/E     Cash    Other    Y/E
                            Reserves Outlays Changes Reserve
                            -------- ------- ------- -------
                                    ($ in millions)
   Future obligations,
    primarily leases (1)...   $35      $(8)   $--      $27
                              ===      ===    ====     ===

--------
(1) Reserve balances are included as a component of accounts payable and accrued expenses.

  The majority of charges recorded as other charges in 1997 relate to integration activities that were expensed as incurred in accordance with EITF 95-3. Such costs were comprised of the following:

  Store integration. Charges totaling $61 million related to the conversion of the former Thrift, Fay's, and Kerr stores and certain warehouse facilities to the Eckerd name and format, including training, overhead redundancies during the transition period, and other similar integration-related costs.

  Systems integration. Costs associated with the conversion of the previously owned drugstores to the Eckerd systems platform totaled $26 million.

  Advertising and grand re-opening. Costs associated with introducing the Eckerd name in converted regions as well as costs related to the grand re-opening of converted drugstores totaled $26 million.

  In addition, the Eckerd Group recorded the following drugstore items as other charges in 1997:

  Future obligations, primarily leases. In the second quarter of 1997, as part of the ongoing integration process, the Eckerd Group closed 26 additional drugstores. These stores were part of the portfolio of retained Rite Aid stores (see previous discussion). The Eckerd Group recorded a FAS 121 impairment charge for the store assets in 1996. These closings did not involve any termination benefits. The liability in 1997 was limited to future lease obligations on these stores. The reserve for future lease obligations for these stores is based on the present value of lease obligations through the year 2017. Additionally, in the fourth quarter of 1997, the Eckerd Group became obligated to make future lease payments for 27 stores that Fay's had sold prior to being acquired by the Company on which the buyer had defaulted and failed to make lease payments. Fay's, and therefore the Eckerd Group, was contractually obligated to make the lease payments. Accordingly, the Eckerd Group recorded a charge for future lease obligations on these stores at the time the liability became known. The reserve for future lease obligations on these stores is based on lease payments through the year 2009. A charge of $25 million related to all of these lease obligations was recorded. These events are not expected to have an effect on future sales, and other than future lease obligations, there will be no impact on future operating results as none of the stores operated as part of Thrift drugstores. In addition, an $8 million charge was recorded for liabilities established for pending litigation, and the remaining $4 million relates to other miscellaneous charges, each

                                    VII-28

                                  ECKERD GROUP

          NOTES TO THE ECKERD GROUP FINANCIAL STATEMENTS--(Concluded)

individually insignificant. As of the end of 1998, these combined reserves totaled $27 million. There have been no adjustments to these liabilities as of the end of 1998.

  Gain on the sale of institutional pharmacy. As part of the integration plan, the under performing institutional pharmacy operation was sold in the fourth quarter of 1997 and a gain of $47 million was recorded. This operation generated sales of $80 million in 1997.

                                     VII-29

                                 ECKERD GROUP

  The followin interim financial information is unaudited but, in the opinion of the Company, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. Operating results for the interim period are not necessarily indicative of the results that may be expected for a full year. The financial information should be read in conjunction with the Eckerd Group's audited consolidated financial statements included herein.

                             STATEMENTS OF INCOME
                                  (Unaudited)

                                                               13 Weeks Ended
                                                               ----------------
                                                               May 1,   May 2,
                                                                1999     1998
                                                               -------  -------
                                                               ($ in millions)
Retail sales, net.............................................   3,047    2,564
Costs and expenses
Cost of goods sold............................................   2,394    1,994
LIFO charge...................................................      12        9
                                                               -------  -------
  Total cost of goods sold....................................   2,406    2,003
  Selling, general and administrative expenses................     512      442
  Interest expense............................................      28       28
  Acquisition amortization....................................      37       35
                                                               -------  -------
    Total costs and expenses..................................   2,983    2,508
                                                               -------  -------
Income before income taxes....................................      64       56
Income taxes..................................................      33       30
                                                               -------  -------
Net income.................................................... $    31  $    26
                                                               =======  =======


            See Note to Interim Financial Information (Unaudited).

                                    VII-30

                                  ECKERD GROUP

                                 BALANCE SHEETS
                                  (Unaudited)

                                                              May 1,  Jan. 30,
                                                               1999     1999
                                                              ------  --------
                                                              ($ in millions)
                           Assets
Current assets
  Cash and short-term investments............................ $  120   $   64
  Receivables, net (bad debt of $7 and $6)...................    593      466
  Merchandise inventory (including LIFO reserves of $192 and
   $180).....................................................  2,110    1,997
  Prepaid expenses...........................................     18       17
                                                              ------   ------
    Total current assets.....................................  2,841    2,544
Property, plant, and equipment
  Land and buildings.........................................    191      196
  Furniture and fixtures.....................................  1,036    1,118
  Leasehold improvements.....................................    433      379
  Accumulated depreciation...................................   (597)    (711)
                                                              ------   ------
Property, plant, and equipment, net..........................  1,063      982
Goodwill and intangible assets, net of accumulated
 amortization of $258 and $221...............................  3,070    2,790
Other assets.................................................    179      162
                                                              ------   ------
    Total Assets............................................. $7,153   $6,478
                                                              ======   ======
                Liabilities and Group Equity
Current liabilities
  Accounts payable and accrued expenses...................... $1,222   $1,097
  Deferred taxes.............................................     (3)      14
                                                              ------   ------
    Total current liabilities................................  1,219    1,111
Long-term debt...............................................  1,585    1,525
Deferred taxes...............................................    174      142
Other liabilities............................................    212      183
                                                              ------   ------
    Total Liabilities........................................  3,190    2,961
Group Equity
  Balance at beginning of period.............................  3,517    3,268
  Net income/(loss)..........................................     31       (3)
  Cash contributions by Penney Group.........................      1      252
  Other equity contributions.................................    414      --
                                                              ------   ------
  Balance at end of period...................................  3,963    3,517
                                                              ------   ------
    Total Liabilities and Group Equity....................... $7,153   $6,478
                                                              ======   ======

             See Note to Interim Financial Information (Unaudited).

                                     VII-31

                                 ECKERD GROUP

                           STATEMENTS OF CASH FLOWS

                                  (Unaudited)

                                                           13 Weeks Ended
                                                           -----------------
                                                           May 1,    May 2,
                                                            1999      1998
                                                           -------   -------
                                                           ($ in millions)
Operating Activities:
Net income................................................  $    31   $    26
Depreciation and amortization, including intangible
 assets...................................................       77        65
Deferred taxes............................................       15        (4)
Change in cash from:
  Receivables.............................................     (105)      (14)
  Inventory, net of trade payables........................       86       (59)
  Current taxes payable...................................      --        --
  Other assets and liabilities, net.......................      (52)     (155)
                                                            -------   -------
                                                                 52      (141)
Investing Activities:
Capital expenditures......................................      (57)      (60)
                                                            -------   -------
                                                                (57)      (60)
Financing Activities:
Change in allocated debt..................................       60       --
Capital contributions from Penney Group...................        1       259
                                                            -------   -------
                                                                 61       259
Net Increase/(Decrease) in Cash and Short-Term
 Investments..............................................       56        58
Cash and Short-Term Investments at Beginning of Year......       64        11
                                                            -------   -------
Cash and Short-Term Investments at End of Year............  $   120   $    69
                                                            =======   =======

  Non-cash transaction: On March 1, 1999, the Company issued 9.6 million shares of common stock to complete the acquisition of Genovese Drugstores, Inc. The total value of the transaction, including debt assumed, was approximately $414 million. The net assets of Genovese acquired, including intangible assets and goodwill, have been allocated to the Eckerd Group.


            See Note to Interim Financial Information (Unaudited).

                                    VII-32

                                 ECKERD GROUP

                     NOTE TO INTERIM FINANCIAL INFORMATION

Other Charges, Net

  During 1996 and 1997, the Eckerd Group recorded other charges principally related to drugstore integration activities and FAS 121 impairments (collectively other charges, net). The following tables provide a rollforward of reserves that were established for certain categories of these charges. The schedules, and the accompanying discussion, provide the status of the reserves as of May 1, 1999.

1996 Charges

                                                                 1st Qtr 1999
                                                     1998             YTD
                                         1997   --------------- ---------------
                                          Y/E    Cash     Y/E    Cash   Ending
                                        Reserve Outlays Reserve Outlays Reserve
                                        ------- ------- ------- ------- -------
                                                    ($ in millions)
Future lease obligations (1)...........   $66     $(7)    $59     $(1)    $58
Allowance for notes receivable (2).....    25     --       25     --       25
Headquarters severance (1).............     1      (1)    --      --      --
Other (1)..............................     4     --        4     --        4
                                          ---     ---     ---     ---     ---
  Total................................   $96     $(8)    $88     $(1)    $87
                                          ===     ===     ===     ===     ===

--------
Amounts are reflected on the consolidated balance sheets as follows:

(1) Reserve balances are included as a component of accounts payable and accrued expenses.

(2) The allowance for notes receivable, which was established in connection with the drugstore divestiture discussed below, is included as a reduction of other assets.

  Background. In October 1996, the Eckerd Group acquired Fay's Incorporated (Fay's), a chain of 270 drugstores, and entered into an agreement to acquire substantially all of the assets of approximately 190 Rite Aid drugstores in North and South Carolina. In November 1996, the Eckerd Group entered into an agreement to acquire Eckerd Corporation (Eckerd), a chain of 1,748 drugstores. Upon entering into the agreement to acquire Eckerd, the group began to plan for the integration of its approximately 1,100 existing drugstores into the Eckerd name and format. The integration plan provided for, among other things, the closing of 86 overlap and/or underperforming Thrift and Fay's drugstores, all of which were leased facilities, having a sales base of approximately $130 million and operating losses of approximately $9 million before non-cash operating expenses such as depreciation. All such stores were closed by the end of fiscal 1998.

  As a condition of the Eckerd acquisition, the Federal Trade Commission (FTC) required that the Eckerd Group divest itself of 164 stores (divested stores) in the Carolinas (consisting of both Rite Aid and Kerr drugstores) to a single buyer to maintain adequate competition in the two states. Pursuant to the FTC agreement, the consummation of the acquisition of the Rite Aid stores was delayed until the Eckerd Group entered into an agreement to sell the divested stores. Ultimately, the group entered into an agreement with a former member of Thrift management and other parties to sell the divested stores for $75 million ($42 million in cash and $33 million in notes receivable).

  As of May 1, 1999, $87 million in reserves associated with the store closings and divestiture remained. The majority of the reserves, $58 million, were related to future lease obligations, and $25 million was related to the note receivable.

  Future lease obligations. In connection with the above store closings, the Eckerd Group established a reserve for the present value of future lease obligations. The store closing plan anticipated that Eckerd would

                                    VII-33

                                 ECKERD GROUP

              NOTES TO INTERIM FINANCIAL INFORMATION--(Concluded)

remain liable for all future lease payments. The present value of future lease obligations was calculated using a 6.7 per cent discount rate and anticipated no subleasing activity or lease buyouts. Costs are being charged against the reserve as incurred; the interest component related to lease payments is recorded as rent expense in the period incurred with no corresponding increase in the reserve. During both the first quarter of 1999 and 1998, approximately $0.5 million in lease payments were charged against the reserve. Payments during the next five years are expected to be approximately $2 million per year. Given the extended lease terms, the reserves will be assessed periodically to determine their adequacy. No changes have been deemed necessary through the first quarter of 1999.

  Allowance for notes receivable. As noted above, a portion of the proceeds related to the sale of the divested stores was financed by the Eckerd Group through a note receivable of $33 million. The FTC agreement provided that the Eckerd Group could not maintain a continuing interest in the divested stores. This placed significant constraints on the Eckerd Group's ability to collect on the note which remains uncertain. Consequently, a reserve for 75 percent of the face value of the note receivable was established. This reserve is reviewed for adequacy on a periodic basis. No adjustments have been deemed necessary through the first quarter of 1999.

  Other. The remaining charges, the majority of which have been expensed as incurred, were related to integration activities for the Fay's stores, and other activities such as contract terminations. There were no payments or other changes to these reserves in either the first quarter of 1999 or 1998.

1997 Charges

                                                                1st Qtr 1999
                                                    1998             YTD
                                        1997   --------------- ---------------
                                         Y/E    Cash     Y/E    Cash   Ending
                                       Reserve Outlays Reserve Outlays Reserve
                                       ------- ------- ------- ------- -------
                                                   ($ in millions)
Future obligations primarily leases
 (1)..................................   $35     $(8)    $27     $(1)    $26
                                         ===     ===     ===     ===     ===

--------
(1) Reserve balances are included as a component of accounts payable and accrued expenses.

  Background. In 1997, the Eckerd Group recorded $103 million of net charges related to additional drugstore integration activities ($103 million). As of the end of the first quarter of 1999, reserves totaling $26 million remained related to these charges. A description of the charges and a rollforward of the reserves by major category are provided below:

  Future obligations, primarily leases. In the second quarter of 1997 as part of the on-going drugstore integration process, the Eckerd Group closed 26 additional drugstores. The Eckerd Group recorded a FAS 121 impairment charge for the store assets in 1996. The liability in 1997 related to future lease obligations on these stores. The reserve for future lease obligations for these stores is based on the present value of lease obligations through the year 2017. Additionally, in the fourth quarter of 1997, the Eckerd Group became obligated to make future lease payments for 27 stores that Fay's had sold prior to being acquired by the Eckerd Group on which the buyer had defaulted and failed to make lease payments. Fay's, and therefore the Eckerd Group, was contractually obligated to make the lease payments. Accordingly, the Eckerd Group recorded a charge for future lease obligations on these stores at the time the liability became known. The reserve for future lease obligations on these stores is based on lease payments through the year 2009. These events are not expected to have an effect on future sales, and other than future lease obligations, there will be no impact on future operating results as none of the stores operated as part of Thrift drugstores. In addition, reserves were established for pending litigation and other miscellaneous charges, each individually insignificant. During the first quarter of 1999, $1 million in payments were charged against the reserve compared with $2 million in last year's period. As of the end of the first quarter of 1999, these combined reserves totaled $26 million. There have been no adjustments to these liabilities as of the end of the first quarter of 1999.

                                    VII-34